Filed Pursuant to Rule 424(b)(3)
Registration No. 333-172626

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

The boards of directors of Susquehanna Bancshares, Inc. and Abington Bancorp, Inc. have approved a merger agreement under which Susquehanna will acquire Abington. We believe that this transaction will create significant opportunities and value for our shareholders, customers, employees and communities.

Under the terms of the merger agreement, Abington shareholders will receive 1.32 shares of Susquehanna’s common stock, par value $2.00 per share, in exchange for each share of Abington common stock they own immediately prior to completion of the merger.

Abington is holding a Special Meeting of Shareholders to consider the following matters: (1) approval and adoption of the agreement and plan of merger entered into by Abington and Susquehanna, dated as of January 26, 2011; (2) approval of the adjournment of the Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement; and (3) any other business properly presented at the meeting, or any adjournments or postponements thereof.

Susquehanna is holding its 2011 Annual Meeting of Shareholders to consider the following matters: (1) the election to Susquehanna’s board of directors of the 16 nominees set forth in the enclosed Joint Proxy Statement/Prospectus for a one year term; (2) adoption of an amendment to Susquehanna’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock, par value $2.00 per share, to 400,000,000 shares; (3) approval and adoption of the 2011 Susquehanna Bancshares, Inc. Employee Stock Purchase Plan; (4) approval of the Susquehanna Bancshares, Inc. Short-Term Incentive Plan; (5) approval, in an advisory vote, of Susquehanna’s executive compensation; (6) approval, in an advisory vote, of the frequency of future advisory votes on Susquehanna’s executive compensation; (7) ratification of the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the fiscal year ending December 31, 2011; (8) approval and adoption of the agreement and plan of merger entered into by Abington and Susquehanna, dated January 26, 2011; (9) approval of the adjournment of the Annual Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement; and (10) any other business properly presented at the meeting, or any adjournments or postponements thereof.

Your vote is very important. Whether or not you plan to attend your shareholders’ meeting, please take the time to vote by completing and mailing the enclosed proxy card in accordance with the instructions on the proxy card. Susquehanna and Abington shareholders may also cast their votes over the Internet or by telephone in accordance with the instructions on the Susquehanna or Abington proxy card or voting instructions, as the case may be. We cannot complete the merger unless Abington and Susquehanna shareholders approve and adopt the merger agreement. Based on the reasons for the merger described in the accompanying document, each of our boards of directors believes that the merger is advisable and in the best interest of Abington and Susquehanna.

The dates, times and places of the meetings are as follows:

For Susquehanna Bancshares, Inc. Shareholders:	For Abington Bancorp, Inc. Shareholders:
May 6, 2011, at 10:00 a.m. Eastern time	May 6, 2011, at 10:00 a.m. Eastern time
Hershey Lodge and Convention Center, 325 University Drive, Hershey, Pennsylvania	Huntingdon Valley Country Club 2295 Country Club Drive, Huntingdon Valley, Pennsylvania

Susquehanna’s and Abington’s common stock are each listed on The Nasdaq Global Select Market under the symbols “SUSQ” and “ABBC,” respectively. The closing prices of Susquehanna’s common stock on March 9, 2011 and Abington’s common stock on March 11, 2011 were $9.65 and $11.97, respectively.

This document provides you with detailed information about these meetings and the proposed merger. You also can obtain information about our companies from publicly available documents filed with the Securities and Exchange Commission. We encourage you to carefully and thoughtfully read this entire document, including all its annexes, and we especially encourage you to read the section entitled “Risk Factors” beginning on page 21.

We strongly support this combination of our companies and join with the other members of our boards of directors in enthusiastically recommending that you vote in favor of the merger.

William J. Reuter	Robert W. White
Chairman and Chief Executive Officer Susquehanna Bancshares, Inc.	Chairman, President and Chief Executive Officer Abington Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved this document or these securities or determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities of Susquehanna being offered through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This Joint Proxy Statement/Prospectus is dated March 18, 2011, and we will first mail it on or about March 25, 2011.

This document incorporates important business and financial information about Susquehanna and Abington that is not included in or delivered with this document. This information is available without charge to shareholders upon written or oral request at the applicable company’s address and telephone number listed on pages 165 through 166. To obtain timely delivery, shareholders must request the information no later than May 1, 2011. Please see “Where You Can Find More Information” on pages 165 through 166 for instructions to request this and certain other information regarding Susquehanna and Abington.

ABINGTON BANCORP, INC.

180 Old York Road

Jenkintown, Pennsylvania 19046

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 6, 2011

On May 6, 2011, Abington Bancorp, Inc. will hold a Special Meeting of Shareholders at Huntingdon Valley Country Club, 2295 Country Club Drive, Huntingdon Valley, Pennsylvania. The meeting will begin at 10:00 a.m., Eastern time. Only shareholders of Abington, their proxies, and invited guests of Abington may attend Abington’s Special Meeting.

At the meeting Abington shareholders will consider the following matters:

(1)	Approval and adoption of the agreement and plan of merger entered into by Abington and Susquehanna, dated as of January 26, 2011;

(2)	Approval of the adjournment of the Abington Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement; and

(3)	Any other business properly presented at Abington’s Special Meeting, or any adjournments or postponements thereof.

The board of directors of Abington has carefully considered the terms of the merger agreement and believes that the merger is in the best interests of Abington. The board of directors of Abington has unanimously approved the merger agreement and unanimously recommends that shareholders vote “FOR” approval and adoption of the merger agreement.

Only shareholders of record of Abington common stock at the close of business on Friday, March 11, 2011, and their proxies, may vote at Abington’s Special Meeting. If Abington’s Special Meeting cannot be organized because a quorum is not present, in person or by proxy, the shareholders present may adjourn the meeting to such time and place as they may determine. If the Special Meeting or any other meeting of Abington shareholders is adjourned, notice of the adjourned meeting and of the business to be transacted at the adjourned meeting will be given by announcement at the meeting at which the adjournment is taken. If Abington’s board of directors fixes a new record date for the adjourned meeting, written notice of the new record date will be provided to Abington’s shareholders.

If the Special Meeting is adjourned for one or more periods aggregating at least 15 days because of an absence of a quorum, the Abington shareholders entitled to vote and present, in person or by proxy, at any subsequent adjournment of the Special Meeting, although less than a quorum, shall nevertheless constitute a quorum for the purpose of approving and adopting the merger agreement.

The approximate date of mailing the enclosed Joint Proxy Statement/Prospectus and proxy card is March 25, 2011.

By Order of the Board of Directors,

Frank Kovalcheck

Corporate Secretary

March 18, 2011

Your vote is important. Please complete, sign, date and return the enclosed proxy card immediately or vote by telephone or over the Internet.

You are cordially invited to attend Abington’s Special Meeting in person. Even if you plan to be present, you are urged to return the enclosed proxy card or vote by telephone or over the Internet at your earliest convenience. You may mark, date, sign and return the proxy card in the envelope provided, which requires no postage if mailed in the United States. You may also vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. If you attend Abington’s Special Meeting, you may vote either in person or by your proxy. At any time before the vote at the meeting, you can change your vote either by:

•	giving Abington’s Secretary a written notice revoking your proxy card;

•	signing, dating and returning a new proxy card or placing a second telephone or Internet vote; or

•	attending Abington’s Special Meeting and voting in person.

Abington will honor the proxy card or the telephone or Internet vote with the latest date. If you attend Abington’s Special Meeting and vote in person, Abington will honor the vote at the meeting.

If you fail to return your proxy card or vote by telephone or Internet, your shares will not be counted for the purposes of determining whether a quorum is present at Abington’s Special Meeting.

Please do not send in any Abington stock certificates with your proxy card(s). Stock certificates should be mailed in accordance with the instructions printed on the letter of transmittal that will be sent to you at a later date.

SUSQUEHANNA BANCSHARES, INC.

26 North Cedar Street

Lititz, Pennsylvania 17543

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 6, 2011

On Friday, May 6, 2011, Susquehanna Bancshares, Inc. will hold its 2011 Annual Meeting of Shareholders at the Hershey Lodge and Convention Center, 325 University Drive, Hershey, Pennsylvania. The meeting will begin at 10:00 a.m. Eastern time. Only shareholders of Susquehanna, their proxies and invited guests of Susquehanna may attend Susquehanna’s Annual Meeting.

At the meeting Susquehanna shareholders will consider the following matters:

1.	The election to Susquehanna’s board of directors of the 16 nominees set forth in the enclosed Joint Proxy Statement/Prospectus for a one-year term;

2.	Adoption of an amendment to Susquehanna’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock, par value $2.00 per share, to 400,000,000 shares;

3.	Approval and adoption of the 2011 Susquehanna Bancshares, Inc. Employee Stock Purchase Plan;

4.	Approval of the Susquehanna Bancshares, Inc. Short-Term Incentive Plan;

5.	Approval, in an advisory vote, of Susquehanna’s executive compensation;

6.	Approval, in an advisory vote, of the frequency of future advisory votes on Susquehanna’s executive compensation;

7.	Ratification of the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

8.	Approval and adoption of the agreement and plan of merger entered into by Abington and Susquehanna, dated as of January 26, 2011;

9.	Approval of the adjournment of the Susquehanna Annual Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement; and

10.	Any other business properly presented at the meeting, or any adjournments or postponements thereof.

Susquehanna’s board of directors recommends that you vote (1) “FOR” the election to Susquehanna’s board of directors of the sixteen (16) nominees set forth in the enclosed Joint Proxy Statement/Prospectus for a one-year term; (2) “FOR” adoption of the amendment to Susquehanna’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock to 400,000,000 shares; (3) “FOR” approval and adoption of the 2011 Susquehanna Bancshares, Inc. Employee Stock Purchase Plan; (4) “FOR” approval of the Susquehanna Bancshares, Inc. Short-Term Incentive Plan; (5) “FOR” approval, in an advisory vote, of Susquehanna’s executive compensation; (6) for approval, in an advisory vote, of an “ANNUAL” advisory vote on Susquehanna’s executive compensation; (7) “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and (8) “FOR” approval of the adjournment of the Susquehanna Annual Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement. In addition, the board of directors of Susquehanna has carefully considered the terms of the merger agreement and believes that the proposed merger is in the best interests of Susquehanna. The board of directors of Susquehanna has unanimously approved the merger agreement and recommends that shareholders vote “FOR” approval and adoption of the merger agreement.

Only shareholders of record of Susquehanna common stock at the close of business on Wednesday, March 9, 2011, and their proxies, may vote at Susquehanna’s Annual Meeting. If Susquehanna’s Annual Meeting cannot be organized because a quorum is not present, the Susquehanna shareholders present and entitled to vote at such meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine. If necessary, those shareholders who attend or participate at such adjourned meeting will constitute a quorum for the purpose of electing directors, even if they represent less than a majority of the outstanding Susquehanna shares.

If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because a quorum is not present, the Susquehanna shareholders entitled to vote and present, in person or by proxy, at any subsequent adjournment of the Annual Meeting will constitute a quorum for the following purposes, even if they represent less than a majority of the outstanding Susquehanna shares: (1) adopting the amendment to Susquehanna’s Amended and Restated Articles of Incorporation; (2) approving and adopting the 2011 Susquehanna Bancshares, Inc. Employee Stock Purchase Plan; (3) approving the Susquehanna Bancshares, Inc. Short-Term Incentive Plan; (4) approving, in an advisory vote, Susquehanna’s executive compensation; (5) approving, in an advisory vote, the frequency of future advisory votes on Susquehanna’s executive compensation; (6) ratifying the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the fiscal year ending December 31, 2011; (7) approving and adopting the merger agreement; and (8) approving the adjournment of the Susquehanna Annual Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

At the meeting Susquehanna will also report on Susquehanna’s 2010 business results and other matters of interest to shareholders.

A copy of Susquehanna’s 2010 Annual Report is also enclosed. The approximate date of mailing the enclosed Joint Proxy Statement/Prospectus and proxy card is March 25, 2011.

By Order of the Board of Directors,

Lisa M. Cavage, Secretary

Lititz, Pennsylvania

March 18, 2011

Your vote is important. Please complete, sign, date and return the enclosed proxy card immediately or vote by telephone or over the Internet.

You are cordially invited to attend Susquehanna’s Annual Meeting in person. Even if you plan to be present, you are urged to return the enclosed proxy card or vote by telephone or over the Internet at your earliest convenience. You may mark, date, sign and return the proxy card in the envelope provided, which requires no postage if mailed in the United States. You may also authorize the individual named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. If you attend Susquehanna’s Annual Meeting, you may vote either in person or by your proxy. At any time before the vote at the meeting, you can change your vote either by:

•	giving Susquehanna’s Secretary a written notice revoking your proxy card;

•	signing, dating and returning a new proxy card or placing a second telephone or Internet vote; or

•	attending Susquehanna’s Annual Meeting and voting in person.

Susquehanna will honor the proxy card or the telephone or Internet vote with the latest date. If you attend Susquehanna’s Annual Meeting and vote in person, Susquehanna will honor the vote at the meeting.

An admission ticket, which is required for entry into Susquehanna’s Annual Meeting, is attached to your proxy card or notice of instruction. If you plan to attend Susquehanna’s Annual Meeting, please vote your proxy but keep the admission ticket and bring it to Susquehanna’s Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you will need proof of ownership to attend the meeting. A recent bank or brokerage account statement indicating your Susquehanna holdings is an example of proof of ownership.

If you fail to return your proxy card or vote by telephone, Internet or in person, your shares will not be counted for the purpose of determining whether a quorum is present at Susquehanna’s Annual Meeting and will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement. In addition, your shares will have no effect on the votes for (1) the election of directors; (2) adoption of the amendment to Susquehanna’s Amended and Restated Articles of Incorporation; (3) approval and adoption of the 2011 Susquehanna Employee Stock Purchase Plan; (4) approval of the Susquehanna Bancshares, Inc. Short-Term Incentive Plan; (5) approval, in an advisory vote, of Susquehanna’s executive compensation; (6) approval, in an advisory vote, of an annual, biennial or triennial advisory vote to approve Susquehanna’s executive compensation; (7) ratification of the appointment of PricewaterhouseCoopers, LLP as Susquehanna’s independent registered public accounting firm; or (8) approval of the adjournment of the Susquehanna Annual Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This Joint Proxy Statement/Prospectus also constitutes a notice of meeting and a Joint Proxy Statement/Prospectus under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (1) with respect to the Susquehanna Annual Meeting, at which Susquehanna shareholders will be asked to consider and vote upon certain proposals, including the merger, and (2) with respect to the Abington Special Meeting, at which Abington shareholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement.

This Joint Proxy Statement/Prospectus, which forms a part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by Susquehanna, constitutes a prospectus of Susquehanna under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Susquehanna common stock to be issued to Abington shareholders in connection with the merger.

VOTING ELECTRONICALLY OR BY TELEPHONE

Abington shareholders of record on the close of business on Friday, March 11, 2011, the record date for the Abington Special Meeting, may submit their proxies by telephone or Internet by following the instructions on their proxy cards or voting instruction forms. If you have any questions regarding whether you are eligible to submit your proxy by telephone or by Internet, please contact contacting Abington Bancorp, Inc., 180 Old York Road, Jenkintown, Pennsylvania 19046, Attn: Frank Kovalcheck, Corporate Secretary, telephone (215) 886-8280.

Susquehanna shareholders of record on the close of business on Wednesday, March 9, 2011, the record date for the Susquehanna annual meeting, may authorize the voting of their shares by telephone or Internet by following the instructions on their proxy card or voting instruction form. If you have any questions regarding whether you are eligible to authorize the voting of your shares by telephone or by Internet, please contact Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania 17543, Attn: Abram G. Koser, Vice President—Investor Relations, telephone (717) 626-4721.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This Joint Proxy Statement/Prospectus incorporates by reference important business and financial information about Susquehanna and Abington from other documents that each company has filed with the SEC, but that have not been included in or delivered with this Joint Proxy Statement/Prospectus. We urge investors and shareholders to read carefully this Joint Proxy Statement/Prospectus and other documents filed with the SEC, including any amendments or supplements also filed with the SEC. Investors and shareholders will be able to obtain a free copy of the Joint Proxy Statement/Prospectus and other relevant materials (when they become available) at the SEC’s website at http://www.sec.gov. In addition, investors and shareholders may obtain free copies of the documents filed with the SEC by Abington by contacting Abington Bancorp, Inc., 180 Old York Road, Jenkintown, Pennsylvania 19046, Attn: Frank Kovalcheck, Corporate Secretary, telephone (215) 886-8280. Investors and shareholders may obtain free copies of the documents filed by Susquehanna with the SEC by contacting Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania 17543, Attn: Abram G. Koser, Vice President—Investor Relations, telephone (717) 626-4721.

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INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with the rules of the SEC, because this Joint Proxy Statement/Prospectus is being distributed in connection with a business combination transaction, all Susquehanna shareholders and Abington shareholders will receive paper copies of the Joint Proxy Statement/Prospectus and, with respect to Susquehanna’s shareholders, copies of Susquehanna’s Annual Report.

Abington shareholders:

In addition to the paper copies of the proxy materials that you have received, an Abington proxy card, and any amendments to the foregoing materials that are required to be furnished to shareholders, are available for you to review online at http://www.cfpproxy.com/6252sm.

This Joint Proxy Statement/Prospectus is also available at Abington’s website, www.abingtonbank.com under “Investor Relations.” The information on Abington’s website is not part of this Joint Proxy Statement/Prospectus. References to Abington’s website in this Joint Proxy Statement/Prospectus are intended to serve as textual references only.

Susquehanna shareholders:

In addition to the paper copies of the proxy materials that you have received, a Susquehanna proxy card, Susquehanna’s 2010 Annual Report, and any amendments to the foregoing materials that are required to be furnished to shareholders, are available for you to review online at http://materials.proxyvote.com/869099.

This Joint Proxy Statement/Prospectus and Susquehanna’s 2010 Annual Report also are available in the Investor Relations section of Susquehanna’s website at www.susquehanna.net. You may access this material by choosing the “Investor Relations” button at the top of the page, and then selecting “Filings and Reports” from the items listed in the Investor Relations section. The information on Susquehanna’s website is not part of this Joint Proxy Statement/Prospectus. References to Susquehanna’s website in this Joint Proxy Statement/Prospectus are intended to serve as textual references only.

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Nasdaq Listing	72

Expenses	72

Alternative Structure	73

Dissenters Rights	73

Accounting Treatment	73

Litigation Related to the Merger	73

THE SUSQUEHANNA ANNUAL SHAREHOLDERS’ MEETING	74

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND HOLDINGS OF SUSQUEHANNA MANAGEMENT	74

PROPOSAL NO. 1 ELECTION OF DIRECTORS	76

General	76

Nomination Criteria	76

Nominees	76

PROPOSAL NO. 2 AMEND SUSQUEHANNA’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, PAR VALUE $2.00 PER SHARE, TO 400,000,000	81

General	81

Text of the Amendment to Susquehanna’s Articles of Incorporation	81

Purposes and Effects of the Proposed Amendment	81

PROPOSAL NO. 3 APPROVAL AND ADOPTION OF THE 2011 SUSQUEHANNA BANCSHARES, INC. EMPLOYEE STOCK PURCHASE PLAN	83

General	83

Reasons for Susquehanna Shareholder Approval	83

Description of the 2011 Susquehanna Employee Stock Purchase Plan	83

Certain Tax Effects of Plan Participation	86

PROPOSAL NO. 4 APPROVAL OF THE SUSQUEHANNA BANCSHARES, INC. SHORT-TERM INCENTIVE PLAN	88

General	88

Material Features of Susquehanna’s Short-Term Incentive Plan	88

Federal Income Tax Consequences	92

New Plan Benefits	92

PROPOSAL NO. 5 ADVISORY NON-BINDING VOTE ON EXECUTIVE COMPENSATION	93

PROPOSAL NO. 6 ADVISORY NON-BINDING VOTE ON FREQUENCY OF NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION	94

PROPOSAL NO. 7 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	95

PROPOSAL NO. 8 APPROVAL AND ADOPTION OF THE MERGER AGREEMENT	96

JOINT PROXY STATEMENT/PROSPECTUS

March 18, 2011

On Friday, May 6, 2011, Abington Bancorp, Inc. will hold a Special Meeting of Shareholders (the “Special Meeting”) at Huntingdon Valley Country Club, 2295 Country Club Drive, Huntingdon Valley, Pennsylvania. The meeting will begin at 10:00 a.m. Eastern time. Instructions on how to obtain directions to Huntingdon Valley Country Club are printed on the Abington proxy card included with this Joint Proxy Statement/Prospectus.

On Friday, May 6, 2011, Susquehanna Bancshares, Inc. will hold its 2011 Annual Meeting of Shareholders (the “Annual Meeting”) at the Hershey Lodge and Convention Center, 325 University Drive, Hershey, Pennsylvania. The meeting will begin at 10:00 a.m. Eastern time. Instructions on how to obtain directions to the Hershey Lodge and Convention Center can be found on the website www.hersheylodge.com by clicking on the link “Location and Directions.” This information to access this website and these directions is also printed on the Susquehanna admission ticket included with this Joint Proxy Statement/Prospectus.

This Joint Proxy Statement/Prospectus, which contains information and a proxy card relating to each of Susquehanna’s Annual Meeting and Abington’s Special Meeting, was prepared under the direction of the boards of directors of Susquehanna and of Abington to solicit your proxy for use at Susquehanna’s Annual Meeting and Abington’s Special Meeting (or any postponement or adjournment of the meetings scheduled in accordance with Pennsylvania law) and will be mailed to Susquehanna’s and Abington’s shareholders on or about March 25, 2011.

INFORMATION ABOUT

SUSQUEHANNA’S ANNUAL MEETING AND ABINGTON’S SPECIAL MEETING

Who is entitled to vote?

Abington: Shareholders of record of Abington’s common stock at the close of business on Friday, March 11, 2011 are entitled to vote at Abington’s Special Meeting, or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law. As of Friday, March 11, 2011, 20,231,550 shares of Abington’s common stock, par value $0.01 per share, were issued and outstanding and entitled to vote at Abington’s Special Meeting.

Susquehanna: Shareholders of record of Susquehanna’s common stock at the close of business on Wednesday, March 9, 2011 are entitled to vote at Susquehanna’s Annual Meeting, or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law. As of March 9, 2011, 129,973,108 shares of Susquehanna’s common stock, par value $2.00 per share, were issued and outstanding and entitled to vote at Susquehanna’s Annual Meeting.

How may I gain entry to the Susquehanna Annual Meeting?

An admission ticket, which is required for entry into Susquehanna’s Annual Meeting, is attached to the Susquehanna proxy card included with this Joint Proxy Statement/Prospectus. If you plan to attend the meeting, please vote your proxy by mailing in your proxy card, or vote by telephone or Internet, but keep the admission ticket and bring it to Susquehanna’s Annual Meeting.

If your Susquehanna shares are held in the name of a bank, broker or other holder of record, you will need proof of Susquehanna share ownership to attend Susquehanna’s Annual Meeting. A recent bank or brokerage account statement indicating your Susquehanna holdings is an example of proof of ownership. If you arrive at the meeting without an admission ticket, Susquehanna will admit you only if Susquehanna is able to verify that you are a Susquehanna shareholder.

What am I voting on?

Abington shareholders:

At Abington’s Special Meeting, you will be asked to consider and vote on proposals to:

•	approve and adopt the agreement and plan of merger entered into by Abington and Susquehanna, dated January 26, 2011;

•	approve the adjournment of the Abington Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement; and

•	attend to any other business properly presented at the meeting, or any postponements or adjournments thereof.

As of March 18, 2011, Abington’s board did not know of any business to be presented at the Special Meeting other than the proposals described above. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting such proxies on any matters for which such proxies have authority to vote. Proxies voted “AGAINST” the merger proposal will not be used to vote for any adjournment under this authority.

Susquehanna shareholders:

At Susquehanna’s Annual Meeting, you will be asked to consider and vote on proposals to:

•	elect to Susquehanna’s board of directors the 16 nominees set forth in this Joint Proxy Statement/Prospectus

•	adopt the amendment to Susquehanna’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock, par value $2.00 per share, to 400,000,000 shares;

•	approve and adopt the 2011 Susquehanna Bancshares, Inc. Employee Stock Purchase Plan;

•	approve the Susquehanna Bancshares, Inc. Short-Term Incentive Plan;

•	approve, in an advisory vote, Susquehanna’s executive compensation;

•	approve, in an advisory vote, an annual, biannual or triennial advisory vote on Susquehanna’s executive compensation;

•	ratify the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm;

•	approve and adopt the agreement and plan of merger entered into by Abington and Susquehanna, dated as of January 26, 2011;

•	approve the adjournment of the Susquehanna Annual Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement; and

•	attend to any other business properly presented at the meeting, or any postponements or adjournments thereof.

As of March 18, 2011, Susquehanna’s board did not know of any business to be presented at the Annual Meeting other than the proposals described above. If any other matters should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting such proxies on any matters for which such proxies have authority to vote.

How does the board of directors recommend I vote on the proposals?

Abington: The Abington board recommends a vote “FOR” approval and adoption of the merger agreement and “FOR” approval of the adjournment of the Abington Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

Susquehanna: The Susquehanna board recommends that you vote (1) “FOR” the election to Susquehanna’s board of directors of the 16 nominees set forth in the enclosed Joint Proxy Statement/Prospectus for a one-year term; (2) “FOR” adoption of the amendment to Susquehanna’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock to 400,000,000 shares; (3) “FOR” approval and adoption of the 2011 Susquehanna Bancshares, Inc. Employee Stock Purchase Plan; (4) “FOR” approval of the Susquehanna Bancshares, Inc. Short-Term Incentive Plan; (5) “FOR” approval, in an advisory vote, of Susquehanna’s executive compensation; (6) for approval, in an advisory vote, of an “ANNUAL” advisory vote on Susquehanna’s executive compensation; (7) “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm; (8) “FOR” approval and adoption of the merger agreement; and (9) “FOR” approval of the adjournment of the Susquehanna Annual Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

If I do not attend the meeting, what methods may I use to vote?

Shareholders have the choice of voting over the Internet, by using a toll-free telephone number or by completing the proxy card and mailing it in the postage-paid envelope provided. Internet and telephone voting will provide proxy holders the same authority to vote your shares as if you had returned your proxy card by mail. The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to accurately record and count their proxies.

Please refer to your Susquehanna or Abington proxy card, as applicable, or the information forwarded by your broker or other holder of record to see which options are available to you.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Because many shareholders cannot attend Susquehanna’s Annual Meeting or the Abington Special Meeting, as applicable, in person, it is necessary that a large number be represented by proxy. Abington’s board of directors, with full power of substitution, has been designated as proxies for Abington’s Special Meeting. Samuel G. Reel, Jr. and Thomas R. Diehl or either of them with full power of substitution, have been designated as proxies for Susquehanna’s 2011 Annual Meeting.

All shares represented by valid proxies will be voted in the manner specified in those proxies.

How can I vote?

To vote using your proxy card, mark your selections, sign and return your proxy card using the postage-paid envelope provided with this Joint Proxy Statement/Prospectus. The proxies will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted as recommended by your company’s board of directors. You may also choose to vote by telephone or by using the Internet.

How do I vote using the Internet?

If your shares are held in the name of a broker, bank or other nominee: You may vote your shares over the Internet by following the voting instructions provided on the voting instruction form that you receive from such broker, bank or other nominee.

If your shares are registered in your name:

Abington shareholders: You may vote your Abington shares over the Internet by following the instructions on your proxy card.

Susquehanna shareholders: You may vote your Susquehanna shares over the Internet by directing your Internet browser to https://www.proxyvote.com and following the onscreen instructions. You will need the control number that appears on the voting instruction form to vote when using this webpage. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. Internet voting facilities for Susquehanna’s shareholders of record will close at 11:59 p.m. Eastern time on May 5, 2011. You may also choose to vote by telephone or by using your proxy card.

How do I vote by telephone?

If your shares are held in the name of a broker, bank or other nominee: You may vote your shares over the telephone by following the telephone voting instructions, if any, provided on the voting instruction form you receive from such broker, bank or other nominee.

If your shares are registered in your name:

Abington shareholders: You may vote your Abington shares by telephone by following the instructions on your proxy card.

Susquehanna shareholders: You may vote your shares over the telephone by accessing the telephone voting system toll-free at 1-800-690-6903 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your proxy card to vote when you call. Telephone voting facilities for Susquehanna’s shareholders of record will close at 11:59 p.m. Eastern time on May 5, 2011. You may also choose to vote by using the Internet or by using your proxy card.

How many votes may I cast?

Abington shareholders:

In connection with the approval and adoption of the merger agreement, you are entitled to cast one vote for each Abington share that you hold. Votes may be cast in favor of or against the proposal. You may choose to abstain from voting on the proposal by selecting the appropriate box.

In connection with the approval of the adjournment of the Abington Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement, you are entitled to cast one vote for each Abington share that you hold. Votes may be cast in favor of or against the proposal. You may choose to abstain from voting on the proposal by selecting the appropriate box.

Susquehanna shareholders:

In connection with the election of the directors, you are entitled to cast one vote for each Susquehanna share held by you for each of the 16 nominees, but you may not cumulate your votes in favor of a particular nominee. Votes may be cast in favor of or be withheld with respect to each of the 16 nominees.

In connection with the proposal to amend the Amended and Restated Articles of Incorporation, you are entitled to cast one vote for each Susquehanna share that you hold. Votes may be cast in favor of or against the proposal, or you may abstain from voting on the proposal by selecting the appropriate box.

In connection with the proposal to approve and adopt the 2011 Susquehanna Bancshares, Inc. Employee Stock Purchase Plan, you are entitled to cast one vote for each Susquehanna share that you hold. Votes may be cast in favor of or against the proposal. You may choose to abstain from voting on the proposal by selecting the appropriate box.

In connection with the proposal to approve the Susquehanna Bancshares, Inc. Short-Term Incentive Plan, you are entitled to cast one vote for each Susquehanna share that you hold. Votes may be cast in favor of or against the proposal. You may choose to abstain from voting on the proposal by selecting the appropriate box.

In connection with the proposal to approve, in an advisory vote, Susquehanna’s executive compensation, you are entitled to cast one vote for each Susquehanna share that you hold. Votes may be cast in favor of or against the proposal. You may choose to abstain from voting on the proposal by selecting the appropriate box.

In connection with the proposal to approve, in an advisory vote, the frequency of future advisory votes on Susquehanna’s executive compensation, you are entitled to cast one vote for each Susquehanna share that you hold. Votes may be cast in favor of holding an advisory vote to approve Susquehanna’s compensation on an annual, biennial or triennial basis. You may choose to abstain from voting on this proposal.

In connection with the ratification of the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm, you are entitled to cast one vote for each Susquehanna share that you hold. Votes may be cast in favor of or against the proposal. You may choose to abstain from voting on the proposal by selecting the appropriate box.

In connection with the approval and adoption of the merger agreement, you are entitled to cast one vote for each Susquehanna share that you hold. Votes may be cast in favor of or against the proposal. You may choose to abstain from voting on the proposal by selecting the appropriate box.

In connection with the approval of the adjournment of the Susquehanna Annual Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement, you are entitled to cast one vote for each Susquehanna share that you hold. Votes may be cast in favor of or against the proposal. You may choose to abstain from voting on the proposal by selecting the appropriate box.

What vote is required to approve each item on the agenda?

Abington:

•	The affirmative vote of a majority of the votes cast by all Abington shareholders entitled to vote on the merger proposal is required to approve and adopt the merger agreement.

•

The affirmative vote of a majority of the votes cast by all Abington shareholders entitled to vote on the merger proposal is required to approve the adjournment of the Abington Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

Susquehanna:

•	The director nominees will be elected by a plurality of the votes cast at Susquehanna’s Annual Meeting. In other words, the nominees receiving the highest number of votes will be elected.

•

The affirmative vote of the holders of a majority of Susquehanna’s stock having voting powers, present in person or represented by proxy at Susquehanna’s Annual Meeting, is required to adopt the amendment to Susquehanna’s Amended and Restated Articles of Incorporation.

•

The affirmative vote of the holders of a majority of Susquehanna’s stock having voting powers, present in person or represented by proxy at Susquehanna’s Annual Meeting, is required to approve and adopt the 2011 Susquehanna Bancshares, Inc. Employee Stock Purchase Plan.

•

The affirmative vote of the holders of a majority of Susquehanna’s stock having voting powers, present in person or represented by proxy at Susquehanna’s Annual Meeting, is required to approve the Susquehanna Bancshares, Inc. Short-Term Incentive Plan.

•

The affirmative vote of the holders of a majority of Susquehanna’s stock having voting powers, present in person or represented by proxy at Susquehanna’s Annual Meeting, is required to approve, in an advisory vote, whether advisory votes to approve Susquehanna’s executive compensation will occur on an annual, biennial or triennial basis.

•

The affirmative vote of the holders of a majority of Susquehanna’s stock having voting powers, present in person or represented by proxy at Susquehanna’s Annual Meeting, is required to ratify the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the fiscal year ended December 31, 2011.

•

The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes which all Susquehanna shareholders are entitled to cast on the merger proposal is required to approve and adopt the merger agreement.

•

The affirmative vote of the holders of a majority of Susquehanna’s stock having voting powers, present in person or represented by proxy at Susquehanna’s Annual Meeting, is required to approve the adjournment of the Susquehanna Annual Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

What is a quorum?

Abington: The presence at Abington’s Special Meeting, in person or by proxy, of the holders of a majority of votes that all Abington shareholders are entitled to cast on a particular matter will constitute a quorum. Proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present at the meeting.

Susquehanna: The presence at Susquehanna’s Annual Meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding Susquehanna shares entitled to vote on a particular matter will constitute a quorum for the purposes of that matter. Votes withheld in the election of directors are treated as present for the purposes of determining a quorum. If a proxy casts a vote “FOR” or “AGAINST” any non-procedural proposal considered at the meeting, the proxy will be treated as present for the purposes of determining a quorum for all matters considered at the meeting.

What if a quorum is not present at the meeting?

Abington: In the event Abington’s Special Meeting cannot be organized because a quorum is not present, in person or by proxy, the shareholders present may adjourn the meeting to such time and place as they may determine. If the Special Meeting or any other meeting of Abington shareholders is adjourned, notice of the adjourned meeting and of the business to be transacted at the adjourned meeting may be given by announcement at the meeting at which the adjournment is taken. If Abington’s board of directors fixes a new record date for the adjourned meeting, written notice of the new record date will be provided to Abington’s shareholders.

Susquehanna: If Susquehanna’s Annual Meeting cannot be organized because a quorum is not present, the Susquehanna shareholders present and entitled to vote at such meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine. If necessary, those shareholders who attend or participate at such adjourned meetings will constitute a quorum for the purpose of electing directors, even if they represent less than a majority of the outstanding Susquehanna shares.

If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because a quorum is not present, the Susquehanna shareholders entitled to vote and present, in person or by proxy, at any subsequent adjournment of the Annual Meeting will constitute a quorum for the following purposes, even if they represent less than a majority of the outstanding Susquehanna shares: (1) adopting the amendment to Susquehanna’s Amended and Restated Articles of Incorporation; (2) approving and adopting the 2011 Susquehanna Bancshares, Inc. Employee Stock Purchase Plan; (3) approving the Susquehanna Bancshares, Inc. Short-Term Incentive Plan; (4) approving, in an advisory vote, Susquehanna’s executive compensation; (5) approving, in an advisory vote, whether future advisory votes on Susquehanna’s executive compensation will occur on an annual, biennial or triennial basis; (6) ratifying the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the fiscal year ending December 31, 2011; (7) approving and adopting the merger agreement; and (8) approving the adjournment of the meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

What is a broker non-vote?

A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner. You should be aware that due to a change in applicable New York Stock Exchange (“NYSE”) rules, brokers are no longer entitled to exercise discretion to vote shares in an uncontested election of directors or on matters relating to executive compensation (each, a “non-routine” proposal) if the shareholder does not give the broker voting instructions for these matters. To the extent that brokers have not received voting instructions, brokers report such number of shares as “non-votes.” Accordingly, if you hold your shares in “street name” and wish your shares to be voted on “non-routine” matters, you must give your broker voting instructions for these proposals: (1) election of directors; (2) adoption of the amendment to Susquehanna’s Amended and Restated Articles of Incorporation; (3) approval and adoption of the 2011 Susquehanna Employee Stock Purchase Plan; (4) approval of the Susquehanna Bancshares, Inc. Short-Term Incentive Plan; (5) approval, in an advisory vote, of Susquehanna’s executive compensation; (6) approval, in an advisory vote, of the frequency of the advisory vote to approve Susquehanna’s executive compensation; (7) approval and adoption of the merger agreement; and (8) approval of the adjournment of the Susquehanna Annual Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement. Subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms, if your shares are held in “street name” and you do not give your broker voting instructions, your broker generally will have discretion to vote your shares for “routine” matters such as the proposal to ratify PricewaterhouseCoopers, LLP as Susquehanna’s independent registered public accounting firm.

How are broker non-votes and abstentions counted?

Abington: Under the Pennsylvania Business Corporation Law of 1988, as amended (the “Pennsylvania BCL”), neither a broker non-vote nor an abstention is counted as a vote cast, and accordingly, broker non-votes and abstentions will have no effect on the vote to (1) approve and adopt the merger agreement and (2) approve the adjournment of the Abington Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

Susquehanna: Broker non-votes will have no effect on the votes for (1) the election of directors; (2) adoption of the amendment to Susquehanna’s Amended and Restated Articles of Incorporation; (3) approval and adoption of the 2011 Susquehanna Employee Stock Purchase Plan; (4) approval of the Susquehanna Bancshares, Inc. Short-Term Incentive Plan; (5) approval, in an advisory vote, of Susquehanna’s executive compensation; (6) approval, in an advisory vote, of the frequency of the advisory vote to approve Susquehanna’s executive compensation; (7) ratification of the appointment of PricewaterhouseCoopers, LLP as Susquehanna’s independent registered public accounting firm; or (8) approval of the adjournment of the Susquehanna Annual Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement. Broker non-votes will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement.

Votes withheld will have no effect on the election of directors. Abstentions will have the same effect as a vote “AGAINST” the proposals for (1) adoption of the amendment to Susquehanna’s Amended and Restated Articles of Incorporation; (2) approval and adoption of the 2011 Susquehanna Employee Stock Purchase Plan; (3) approval of the Susquehanna Bancshares, Inc. Short-Term Incentive Plan; (4) approval, in an advisory vote, of Susquehanna’s executive compensation; (5) approval, in an advisory vote, of whether future advisory votes to approve Susquehanna’s executive compensation will be held on an annual, biennial or triennial basis; (6) approval, in an advisory vote, of the frequency of the advisory vote to approve Susquehanna’s executive compensation; (7) ratification of the appointment of PricewaterhouseCoopers, LLP as Susquehanna’s independent registered public accounting firm; and (8) approval of the adjournment of the Susquehanna Annual Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

May I change my mind after voting by proxy?

Proxies are voted at the shareholder meeting. You can revoke your proxy at any time before it is voted, and your last vote is the vote that will be counted. If you are a Susquehanna shareholder of record, you can write to Susquehanna’s Corporate Secretary, Attn: Lisa M. Cavage, P.O. Box 1000, 26 North Cedar Street, Lititz, Pennsylvania 17543-7000, stating that you wish to revoke your proxy and requesting another proxy card. If you are an Abington shareholder of record, you can write to Abington’s Corporate Secretary, Attn: Frank Kovalcheck, 180 Old York Road Jenkintown, Pennsylvania 19046, stating that you wish to revoke your proxy and requesting another proxy card. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. If you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone. If you attend the meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your appearance alone at the shareholder meeting will not of itself constitute a revocation of your proxy.

Who will count the vote?

Abington: Registrar & Transfer Company, Abington’s Transfer Agent and Inspector of Elections, will tabulate the votes cast by proxy or in person at Abington’s Special Meeting.

Susquehanna: Broadridge Financial Solutions, Inc., Susquehanna’s Tabulation Agent and the Judge of Elections, will tabulate the votes cast by proxy or in person at Susquehanna’s Annual Meeting.

Susquehanna and Abington will each report the results on a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days following their respective meetings.

What does it mean if I receive more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

What if I submit a proxy without specifying how to vote?

Abington: If you submit a properly executed proxy that is received before or at Abington’s Special Meeting and not revoked, unless you otherwise specify in the proxy, your proxy will be voted “FOR” approval and adoption of the merger agreement and “FOR” approval of the adjournment of the Abington Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

Where you have appropriately specified how your proxy is to be voted, it will be voted in accordance with the instruction indicated in your proxy.

Susquehanna: If you submit a properly executed proxy that is received before or at Susquehanna’s Annual Meeting and not revoked, unless you otherwise specify in the proxy, your proxy will be voted “FOR” each of the sixteen (16) director nominees presented in this Joint Proxy Statement; “FOR” the amendment to Susquehanna’s Amended and Restated Articles of Incorporation; “FOR” approval and adoption of the 2011 Susquehanna Employee Stock Purchase Plan; “FOR” approval of the Susquehanna Bancshares, Inc. Short-Term Incentive Plan; “FOR” approval, in an advisory vote, of Susquehanna’s executive compensation; for approval, in an advisory vote, of an “ANNUAL” vote to approve Susquehanna’s executive compensation; “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm; “FOR” approval and adoption of the merger agreement; and “FOR” the approval of the adjournment of the Susquehanna Annual Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

Where you have appropriately specified how your proxy is to be voted, it will be voted in accordance with the instruction indicated in your proxy.

What if I am a participant in a Susquehanna direct purchase plan?

If you are a participant in the Investors Choice, Dividend Reinvestment & Direct Stock Purchase and Sale Plan for Susquehanna’s common stock, Susquehanna shares held in your plan account will be voted in accordance with your instructions. The plan’s administrator is the shareholder of record for your plan Susquehanna shares and will not vote those Susquehanna shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail using the enclosed proxy card. If you are an employee participant in the 2006 Amended and Restated Employee Stock Purchase Plan, Susquehanna shares held in your plan account will be voted in accordance with your instructions. The plan’s custodian is the shareholder of record for your plan Susquehanna shares and will not vote those Susquehanna shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail.

Who may solicit proxies on Susquehanna’s or Abington’s behalf?

Abington: Abington will pay the costs of soliciting proxies from its shareholders. In addition to solicitation by mail, directors, officers and employees acting on behalf of Abington may solicit proxies for the Special Meeting in person or by telephone, facsimile or other means of communication. Abington will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses. Abington will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and Abington will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation. Abington previously had engaged Georgeson Inc., a professional proxy solicitation firm (“Georgeson”) with respect to matters anticipated in connection with its 2011 Annual Meeting of Shareholders and had paid Georgeson a retainer of $20,000. Georgeson has agreed to assist Abington in the solicitation of proxies at the Special Meeting and, after application of the retainer previously paid by Abington, has waived any additional transaction fee with respect to the Abington Special Meeting. Abington will reimburse Georgeson for its reasonable out-of-pocket costs and expenses.

Susquehanna: Susquehanna has engaged Phoenix Advisory Partners, a division of American Stock Transfer & Trust Company, LLC, to provide corporate governance advisory services and to solicit proxies on Susquehanna’s behalf in connection with Susquehanna’s Annual Meeting. Susquehanna has agreed to pay Phoenix Advisory Partners approximately $10,500 for its services, and has agreed to reimburse Phoenix Advisory Partners for all reasonable out-of-pocket expenses. Phoenix Advisory Partners has agreed to protect the security and confidentiality of non-public personal information concerning Susquehanna’s shareholders.

Additionally, Susquehanna’s directors, officers and employees may solicit proxies from Susquehanna’s shareholders. These persons will not receive any additional compensation for their efforts to this end. Susquehanna will also request that brokerage houses and other custodians, nominees and fiduciaries send these proxy materials to beneficial owners. Susquehanna will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in assisting with the solicitation of proxies. If necessary, Susquehanna may request that you return your proxy card(s) by personal interview, mail, telephone, facsimile or other means of electronic transmission. The extent to which this will be necessary depends entirely upon how quickly proxy cards are returned.

Will any business be conducted at the meeting other than as specified above?

As of March 18, 2011, neither the Susquehanna nor the Abington board of directors knew of any business to be presented for consideration at the respective meetings other than the matters described in this Joint Proxy Statement/Prospectus and those incidental to the conduct of the meeting. It is not anticipated that other matters will be brought before the respective meetings. If, however, other matters are properly brought before a meeting or any adjournments thereof, the persons named in the proxy for that company’s meeting will have the discretion to vote or act on such matters at such meeting according to their best judgment.

What is the deadline for Susquehanna shareholder proposals for next year’s Annual Meeting?

Susquehanna: Susquehanna shareholders may submit proposals on matters appropriate for Susquehanna shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission and the procedures set forth in Susquehanna’s Bylaws. All proposals and notifications should be addressed to the Corporate Secretary. Proposals intended for inclusion in next year’s proxy statement and proxy card must have been received by Susquehanna’s Corporate Secretary no later than November 17, 2011. Proposals to be considered at next year’s annual meeting, that will not be included in Susquehanna’s proxy statement and proxy card for such meeting, must be received by Susquehanna’s Corporate Secretary no later than January 7, 2012 and must comply with all applicable requirements of Susquehanna’s Bylaws.

ADDITIONAL INFORMATION ABOUT THE MERGER

When will Abington’s annual shareholder meeting be held if the merger does not occur?

Abington intends to hold a 2011 annual meeting of shareholders only if the merger agreement is terminated. In the event the merger does not occur, Abington will hold an annual meeting of shareholders during 2011 and will provide notice thereof in accordance with applicable law and regulations. For a shareholder proposal to be considered at Abington’s 2011 annual meeting of shareholders (in the event it is held), notice was required to be given to Abington of any such proposals by December 17, 2010. No notices were received by such date.

What will happen in the merger?

In the merger, Abington will merge with Susquehanna, and Susquehanna will be the resulting company. In addition, pursuant to the terms of a separate merger agreement, Abington Bank, a wholly owned subsidiary of Abington, will merge with Susquehanna Bank, a wholly owned subsidiary of Susquehanna, and Susquehanna Bank will be the resulting bank.

What form of consideration will Abington shareholders receive as a result of the merger?

As described in the following “Summary” and elsewhere in this document, Abington shareholders will receive 1.32 shares of Susquehanna common stock for each share of Abington common stock held by them immediately prior to completion of the merger. Cash will be paid in lieu of fractional shares.

When should Abington shareholders send in their stock certificates?

Abington shareholders are instructed NOT to send in their stock certificates with their proxy card. As soon as practicable, and in any event within three business days following completion of the merger, Abington shareholders will receive a letter of transmittal with instructions for sending in their stock certificates. Abington shareholders should follow the instructions in the letter of transmittal regarding how and when to surrender their stock certificates.

What do I need to do now?

After you have carefully read and considered the information contained in this document, complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible, so that your shares may be represented at the meeting. Shareholders may also cast their votes over the Internet or by telephone in accordance with the instructions on their proxy card. As discussed above, if you do not submit your proxy card and you do not otherwise vote by telephone, Internet or in person, your shares will be counted as a vote against the merger proposal. If your shares are held in street name by a broker, please contact your broker for instructions on how to vote. If you do not specifically instruct your broker on how to vote your shares, your shares will be counted as a vote against the merger proposal.

The boards of directors of Abington and Susquehanna each unanimously recommend that their respective shareholders vote “FOR” approval and adoption of the merger agreement and “FOR” approval of the adjournment of the Abington Special Meeting or the Susquehanna Annual Meeting, as applicable, if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

Your vote is very important. The merger cannot be completed unless the Abington and Susquehanna shareholders approve and adopt the merger agreement.

When do you expect the merger to be completed?

We expect to complete the merger as quickly as possible once all of the conditions to the merger are fulfilled, including obtaining the approvals of our shareholders and applicable regulatory agencies. We currently expect to complete the merger during the third quarter of 2011.

What if I have additional questions?

If you are an Abington shareholder and have any questions about the merger, or if you need additional copies of this document or the enclosed proxy card, you should contact:

Abington Bancorp, Inc.

180 Old York Road

Jenkintown, Pennsylvania 19046

Attention: Frank Kovalcheck, Corporate Secretary

Telephone: (215) 886-8280

To obtain additional copies of proxy materials or help in voting your shares of Abington common stock, please also feel free to contact Georgeson, Inc.:

Georgeson, Inc.

199 Water Street, 26th Floor

New York, New York 10038

Telephone:

Toll Free: (866) 295-3782

If you are a Susquehanna shareholder and have any questions about the merger, or if you need additional copies of this document or the enclosed proxy card, you should contact:

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

Attention: Abram G. Koser, Vice President—Investor Relations

Telephone: (717) 625-6305

To obtain additional copies of proxy materials or help in voting your shares of Susquehanna common stock, please also feel free to contact Phoenix Advisory Partners, Susquehanna’s proxy solicitor:

Phoenix Advisory Partners

110 Wall Street, 27th Floor

New York, New York 10005

Telephone:

Toll Free: (877) 478-5038

Direct: (212) 493-3910

SUMMARY

This summary highlights selected information in this document, which we refer to as a “Joint Proxy Statement/Prospectus,” and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers you in order to fully understand the merger and the proposals being submitted to shareholders. Please see “Where You Can Find More Information” beginning on page 165. Each item in this summary refers to the page or pages where that subject is discussed more fully. Unless otherwise stated, all references in this Joint Proxy Statement/Prospectus to Susquehanna are to Susquehanna Bancshares, Inc., all references to Abington are to Abington Bancorp, Inc. and all references to the merger agreement are to the Agreement and Plan of Merger, dated January 26, 2011, between Susquehanna and Abington, a copy of which is attached as Annex A and which is incorporated herein by reference. Any references to shares or shareholders refer to the shares or shareholders of Susquehanna, Abington, or both, as the context requires.

The Companies (see page 159 for Abington and page 160 for Susquehanna)

Abington:

Abington Bancorp, Inc.

180 Old York Road

Jenkintown, Pennsylvania 19046

Telephone: (215) 886-8280

Abington Bancorp Inc. is the holding company for Abington Savings Bank (“Abington Bank”), with assets of approximately $1.2 billion. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania, as well as 12 additional full-service branch offices and seven limited-service banking offices located in Montgomery, Bucks and Delaware counties, Pennsylvania.

Abington’s common stock is listed on The Nasdaq Global Select Market under the symbol “ABBC.”

Susquehanna:

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

Telephone: (717) 626-4721

Susquehanna is a financial holding company with assets of approximately $14 billion, headquartered in Lititz, Pennsylvania. Susquehanna provides banking and financial services in the mid-Atlantic region. Susquehanna’s commercial bank subsidiary, Susquehanna Bank, is a Pennsylvania-chartered bank that operates 221 banking offices in Pennsylvania, Maryland, New Jersey and West Virginia. Through Susquehanna Wealth Management, Susquehanna offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services. Susquehanna also operates a trust and investment company, an asset management company, a property and casualty insurance brokerage company and a vehicle leasing company.

Susquehanna’s common stock is listed on The Nasdaq Global Select Market under the symbol “SUSQ.”

The Shareholders’ Meetings; Proposals to be Considered (See page 145 for Abington and pages 76 through 97 for Susquehanna)

Abington:

A Special Meeting of Abington Shareholders will be held at 10:00 a.m., Eastern time, on May 6, 2011 at the Huntingdon Valley Country Club, 2295 Country Club Road, Huntingdon Valley, Pennsylvania. At the Abington Special Meeting, Abington shareholders will be asked to (1) approve and adopt the merger agreement and (2) approve the adjournment of the Abington Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

Abington shareholders can vote at Abington’s Special Meeting if they owned Abington common stock at the close of business on Friday, March 11, 2011. On that date, there were 20,231,550 shares of Abington common stock outstanding and entitled to vote. Abington shareholders can cast one vote for each share of Abington common stock owned on that date. Approval and adoption of the merger agreement requires the affirmative vote of a majority of the votes cast by all Abington shareholders entitled to vote on the merger proposal. Approval of the adjournment of the Abington Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement requires the affirmative vote of a majority of the votes cast by all Abington shareholders entitled to vote on the merger proposal.

Susquehanna:

Susquehanna’s Annual Meeting of Shareholders will be held at 10:00 a.m., Eastern time, on May 6, 2011 at Hershey Lodge and Convention Center, 325 University Drive, Hershey, Pennsylvania. At the Susquehanna Annual Meeting, Susquehanna shareholders will be asked (1) to elect to Susquehanna’s board of directors the 16 nominees set forth in this Joint Proxy Statement; (2) to adopt the amendment to Susquehanna’s Amended and Restated Articles of Incorporation (“Articles of Incorporation”) to increase the number of authorized shares of common stock, par value $2.00 per share, to 400,000,000 shares; (3) to approve and adopt the 2011 Susquehanna Bancshares, Inc. Employee Stock Purchase Plan (the “2011 Susquehanna Employee Stock Purchase Plan”); (4) to approve the Susquehanna Bancshares, Inc. Short-Term Incentive Plan (the “Susquehanna Short-Term Incentive Plan”); (5) to approve, in an advisory vote, Susquehanna’s executive compensation; (6) to approve, in an advisory vote, whether future advisory votes approving Susquehanna’s executive compensation will be held on an annual, biennial or triennial basis; (7) to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as Susquehanna’s independent registered public accounting firm; (8) to approve and adopt the merger agreement; and (9) to approve the adjournment of the Susquehanna Annual Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

Susquehanna shareholders can vote at the Susquehanna Annual Meeting if they owned Susquehanna common stock at the close of business on Wednesday, March 9, 2011. On that date, there were 129,973,108 shares of Susquehanna common stock outstanding and entitled to vote. Susquehanna shareholders can cast one vote for each share of Susquehanna common stock owned on that date. In order for a proposal to be voted on, there must be a quorum present. The presence at Susquehanna’s Annual Meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding Susquehanna shares entitled to vote on a particular proposal will constitute a quorum for the purposes of that particular proposal. The nominees to the Susquehanna board of directors will be elected by a plurality of the votes cast at Susquehanna’s Annual Meeting. In other words, the nominees receiving the highest number of votes are elected. The affirmative vote of the holders of a majority of the stock having voting powers, present in person or represented by proxy at Susquehanna’s Annual Meeting, is required to adopt the amendment to Susquehanna’s Articles of Incorporation; to approve and adopt the 2011 Susquehanna Employee Stock Purchase Plan; to approve the Susquehanna Short-Term Incentive Plan; to approve, in an advisory vote, Susquehanna’s executive compensation; to approve an advisory vote on whether future advisory votes approving Susquehanna’s executive compensation will be held on an annual, biennial or triennial basis; to ratify the appointment of PwC as Susquehanna’s independent registered public accounting firm; and to approve the adjournment of the Susquehanna Annual Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes which all Susquehanna shareholders are entitled to cast on the merger proposal is required to approve and adopt the merger agreement.

The Merger (See pages 31 through 73)

A complete copy of the merger agreement is attached as Annex A to this document. Please carefully read the merger agreement. The merger agreement is the legal document that governs the merger.

What Abington Shareholders will Receive in the Merger (See pages 51 through 52)

Abington shareholders will receive 1.32 shares of Susquehanna common stock for each share of Abington common stock they own immediately prior to the merger. Except in the limited circumstances under which Abington is entitled to terminate the merger agreement as a result of a drop in the price of Susquehanna’s common stock as described in this document, the exchange ratio of 1.32 will not change as a result of changes in Susquehanna’s share price. As a result, the value of the Susquehanna shares that Abington shareholders will receive in the merger will change, and we cannot predict what the value will be at the effective time of the merger.

In deciding how to vote, you should be aware that at the time of the merger the value of shares of Susquehanna common stock to be received in exchange for each share of Abington common stock may be more or less than $9.88, the closing price of Susquehanna’s common stock quoted on The Nasdaq Global Select Market on January 25, 2011, the last full trading day before the public announcement of the signing of the merger agreement.

Susquehanna will not issue any fractional shares to Abington shareholders. Instead, such shareholders will receive cash in lieu of a fractional share of Susquehanna common stock.

The table below shows the last sale price of Susquehanna common stock and Abington common stock, and the value of Susquehanna common stock received per share of Abington common stock based upon the exchange ratio on January 25, 2011 (the last full trading day prior to announcement of the execution of the merger agreement) and March 17, 2011 (the last full day prior to the date of these materials).

	January 25, 2011	March 17, 2011
Susquehanna	$9.88	$8.88
Abington	11.46	11.60
Value of Susquehanna common stock received per share of Abington common stock based upon the exchange ratio	13.04	11.72

Because the exchange ratio is fixed and will be adjusted only in limited circumstances, including if Susquehanna declares any stock dividends or effects a stock split or reverse stock split, and the market price of Susquehanna common stock will fluctuate prior to the merger, the pro forma equivalent price per share of Abington common stock will also fluctuate prior to the merger. Abington shareholders will not know the final equivalent price per share of Abington common stock when they vote on the merger. This information relates to the value of shares of Abington common stock that will be converted into shares of Susquehanna common stock in the merger.

Ownership of Susquehanna After the Merger

Upon completion of the merger, Susquehanna shareholders will own approximately 83.0% of the combined company and Abington shareholders will own approximately 17.0% of the combined company.

Abington Stock Options (See page 55)

Each holder of an unexercised Abington option that remains outstanding under an Abington stock option plan as of the effective time of the merger and each Abington option plan will be assumed by Susquehanna. Susquehanna will not grant any new options or awards under the Abington option plans after the merger. Each Abington option assumed by Susquehanna will continue to have, and be subject to, the same terms and conditions of such Abington option immediately prior to the effective date of the merger, except that (1) each Abington option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Susquehanna common stock equal to the product of the number of shares of Abington common stock that were issuable upon exercise of such Abington option immediately prior to the effective date of the merger multiplied by 1.32, rounded down to the nearest whole number of shares of Susquehanna common stock, and (2) the per share exercise price for the shares of Susquehanna common stock issuable upon the exercise of such assumed Abington option will be equal to the quotient determined by dividing the exercise price per share of Abington common stock at which such Abington option was exercisable immediately prior to the effective date of the merger by 1.32, rounded up to the nearest whole cent.

Our Recommendations to Shareholders (See pages 37 through 38)

Abington shareholders. The board of directors of Abington believes that the merger is fair to, and in the best interests of, Abington and its shareholders and unanimously recommends that Abington shareholders vote “FOR” approval and adoption of the merger agreement.

Susquehanna shareholders. The Susquehanna board of directors believes that the merger is fair to, and in the best interests of, Susquehanna and unanimously recommends that Susquehanna shareholders vote “FOR” approval and adoption of the merger agreement.

Opinion of Abington’s Financial Advisor (See pages 38 through 44)

Abington’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), has provided its opinion to the Abington board of directors, dated January 25, 2011 (the date on which Abington’s board of directors approved the merger agreement), that, as of that date, and subject to and based on the considerations referred to in its opinion, the exchange ratio of 1.32 Susquehanna shares to be received for each Abington share was fair, from a financial point of view, to holders of Abington common stock. The full text of KBW’s opinion is attached as Annex B to this document. The opinion of KBW is not a recommendation to any Abington shareholder as to how to vote on the merger agreement. Abington urges its shareholders to read that opinion in its entirety. The opinion of KBW will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Abington does not currently expect that it will request an updated opinion from KBW.

Opinion of Susquehanna’s Financial Advisor (See pages 44 through 51)

On January 26, 2011, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered its oral opinion to the board of directors of Susquehanna, subsequently confirmed in writing, that as of such date, and based upon and subject to the factors and assumptions set forth in its written opinion, the exchange ratio in the proposed merger of 1.32 shares of Susquehanna common stock for each outstanding share of Abington common stock was fair, from a financial point of view, to Susquehanna. The full text of J.P. Morgan’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex C. Susquehanna’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the board of directors of

Susquehanna and is directed only to the exchange ratio in the merger and does not constitute a recommendation as to how any holder of Susquehanna common stock should vote with respect to the merger or any other matter.

Conditions to Completion of the Merger (See page 62)

Completion of the merger is subject to a number of conditions, including:

•	the approval and adoption of the merger agreement by Abington and Susquehanna shareholders;

•	the receipt of regulatory consents and approvals that are necessary to permit completion of the merger; and

•

receipt by Abington and Susquehanna of tax opinions from their respective counsel that the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Certain conditions to the merger may be waived by Susquehanna or Abington, as applicable.

Approval by Susquehanna shareholders of the proposal to amend Susquehanna’s Articles of Incorporation to increase the number of authorized shares of Susquehanna common stock is not a condition to completion of the merger.

We May Not Complete the Merger Without All Required Regulatory Approvals (See page 71)

The merger requires regulatory approvals which may include approval of the Board of Governors of the Federal Reserve System, the Pennsylvania Department of Banking, and under the securities or “Blue Sky” laws of various states. We will submit filings and notifications for these purposes with these regulatory agencies. We expect to obtain all necessary regulatory approvals, although we cannot be certain if or when we will obtain them.

Termination of the Merger Agreement (See pages 68 through 71)

The merger agreement contains customary termination provisions for a transaction of this type that may apply even if Abington’s and Susquehanna’s shareholders approve the merger. In addition, either Abington or Susquehanna may decide, without the consent of the other, to terminate the merger agreement if the merger is not completed by October 31, 2011.

Abington may terminate the merger agreement, without the consent of Susquehanna, for the following reason, among others which are more fully described in this document:

•

the average closing stock price of Susquehanna’s common stock for the 20 consecutive trading days prior to the fifth day prior to the merger is less than $7.90 and (2) Susquehanna’s stock price has underperformed the Nasdaq Bank Index by 20% or more since January 26, 2011, measured as of the fifth calendar day before the merger. This is subject to Susquehanna’s right to increase the exchange ratio to the extent necessary to cause either of these two conditions to be deemed not to exist. Please see “The Merger—Termination of the Merger Agreement.” for more information.

Susquehanna may terminate the merger agreement, without the consent of Abington, for the following reason, among others which are more fully described in this document:

•

if the Abington board of directors withdraws or modifies, in a manner adverse to Susquehanna, its recommendation to its shareholders in order to accept a proposal or offer for a competing business combination between Abington and a third party that is financially superior to the merger with Susquehanna.

Termination Fee (See page 70)

Abington must pay Susquehanna an $11 million termination fee if the merger agreement terminates as a result of any of the events described in detail on page 70 of this document, and generally relating to the following:

•

Abington’s (1) initiation, facilitation, approval or recommendation of an acquisition proposal from a third party, (2) execution of a letter of intent or similar agreement relating to an acquisition proposal or (3) failure to recommend to its shareholders approval of the merger with Susquehanna; or

•

Abington receives an acquisition proposal from a third party prior to termination of the merger agreement or for failure to consummate the merger by October 31, 2011, and any of the following events occurs within 12 months following such termination:

•	Abington merges with a third party;

•	a third party directly or indirectly acquires more than 50% of the total assets or outstanding common stock of Abington; or

•

Abington institutes a plan of liquidation, recapitalization or share repurchase relating to more than 50% of its outstanding common stock or pays an extraordinary dividend relating to more than 50% of its outstanding common stock.

Material Federal Income Tax Consequences (See pages 52 through 54)

The merger is intended to constitute a reorganization for United States federal income tax purposes. If so treated, the exchange of your shares of Abington common stock for shares of Susquehanna common stock generally will not cause you to recognize gain or loss for federal income tax purposes. However, you will recognize income or gain with respect to cash received in lieu of any fractional shares of Susquehanna common stock. This tax treatment may not apply to all Abington shareholders. See the section of this Joint Proxy Statement/prospectus titled “The Merger—Material Federal Income Tax Consequences” for a summary discussion of material U.S. federal income tax consequences of the merger to Abington shareholders.

Abington shareholders should consult their own tax advisors for a full understanding of the tax consequences of the merger to them.

Each of Susquehanna’s and Abington’s obligations to complete the merger is conditioned on the receipt of a legal opinion about the federal income tax treatment of the merger. This opinion will not bind the Internal Revenue Service (the “IRS”), which could take a different view.

Accounting of the Merger (See page 73)

The merger will be accounted for as a business combination, as such term is defined under the accounting principles generally accepted in the United States of America (“GAAP”).

Interests of Abington Officers and Directors in the Merger that are Different Than or in Addition to Their Interests as Abington Shareholders (See pages 55 through 62)

In addition to their interests as Abington shareholders, the directors and executive officers of Abington may have interests in the merger that are different from or in addition to interests of other Abington shareholders. These interests relate to or arise from, among other things:

•

the continued indemnification of current directors and officers of Abington and its subsidiaries pursuant to the terms of the merger agreement and providing these individuals with director’s and officer’s liability insurance;

•

the retention of Robert W. White, the Chairman of the Boards of Abington and Abington Bank, as a director of Susquehanna and a director and member of executive management of Susquehanna Bank, and payment of compensation to Mr. White pursuant to an employment agreement between Susquehanna and Mr. White that will become effective at the closing of the merger;

•

the retention of Thomas J. Wasekanes, the Senior Vice President of Abington and Chief Lending Officer of Abington Bank, as a Senior Vice President of Susquehanna Bank and payment of compensation to Mr. Wasekanes pursuant to an employment agreement between Susquehanna and Mr. Wasekanes that will become effective at the closing of the merger;

•

the acceleration of vesting of unvested Abington options held by Abington directors and officers, and the conversion of Abington options held by directors and officers into stock options to purchase shares of Susquehanna common stock;

•	payment of certain amounts to certain officers of Abington in consideration for the termination of their existing employment agreements with Abington; and

•	payment of certain amounts to non-employee directors of Abington in connection with the termination of Abington Bank’s Director Retirement Plan.

Abington’s board of directors was aware of these interests and took them into account in its decision to approve the merger agreement. For information concerning the dollar amounts associated with these interests, please see “The Merger—Interests of Certain Persons in the Merger” on pages 55 through 62 for more information. Certain officers of Abington and Abington Bank are expected to be appointed as officers of Susquehanna Bank upon completion of the merger and receipt of all required approvals. As employees of these surviving entities, they will be eligible for certain employee benefits. Please see “The Merger— Employee Benefit Plans.” on page 54 for more information.

As of the record date relating to Abington’s Special Meeting, the directors and executive officers of Abington and their affiliates owned and were entitled to vote 1,162,503 shares of Abington common stock, which represents approximately 5.7% of the outstanding shares of Abington common stock. As of the record date relating to Susquehanna’s Annual Meeting, the directors and executive officers of Susquehanna and their affiliates owned and were entitled to vote 1,560,618 shares of Susquehanna common stock, which represents approximately 1.2% of the outstanding shares of Susquehanna common stock. Each of the directors and executive officers of Abington and Susquehanna and their known affiliates has indicated to us that they intend to vote “FOR” the approval and adoption of the merger agreement. As of the respective record dates, directors and executive officers of Susquehanna and their affiliates held no shares of Abington common stock, and directors and executive officers of Abington held no shares of Susquehanna common stock. The affirmative vote of a majority of the votes cast by all Abington shareholders entitled to vote on the merger proposal is required to approve and adopt the merger agreement. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes which all Susquehanna shareholders are entitled to cast on the merger proposal is required to approve and adopt the merger agreement.

No Dissenters Rights (See page 73)

Neither Susquehanna nor Abington shareholders are entitled to dissenters’ rights in connection with the merger.

Effect of the Merger on Rights of Abington Shareholders (See pages 149 through 158)

The rights of Abington shareholders are governed by Pennsylvania law, as well as Abington’s Articles of Incorporation and Bylaws. After completion of the merger, the rights of the former Abington shareholders who receive Susquehanna common stock in the merger also will be governed by Pennsylvania law, as well as

Susquehanna’s Articles of Incorporation and Amended and Restated Bylaws (“Bylaws”). Although Susquehanna’s Articles of Incorporation and Bylaws are similar in many ways to Abington’s Articles of Incorporation and Bylaws, there are some substantive and procedural differences that will affect the rights of Abington shareholders. A description of some of these important differences is discussed on pages 149 through 153 under the caption “Shareholder Rights—Selected Provisions of the Articles of Incorporation of Susquehanna,” and pages 153 through 158 under the caption “Shareholder Rights—Comparison of Shareholders’ Rights.”

Where You Can Find More Information (See pages 165 through 166)

If you would like more information about Susquehanna or Abington, you should refer to documents filed by us with the SEC. We have identified these documents and instructions on how you can obtain copies of these documents beginning on page 165 under the section entitled “Where You Can Find More Information.”

RISK FACTORS

In considering whether to vote in favor of the proposal to approve the merger agreement, you should consider all of the information included in this document and its annexes and all of the information included in the documents we have incorporated by reference. In particular, you should consider the following risk factors.

Risks Relating to Abington and Susquehanna Shareholders in Connection with the Merger

Changes in the price of Susquehanna’s common stock prior to completion of the merger may require Susquehanna to adjust the “exchange ratio,” which would have an incremental dilutive effect on the ownership interests of each Susquehanna shareholder in the combined company following the merger.

Under the terms of the merger agreement, each share of Abington common stock outstanding immediately prior to the merger will be converted into the right to receive a number of shares of Susquehanna common stock equal to an “Exchange Ratio.” At the time the merger agreement was signed, the Exchange Ratio was set at 1.32.

If the average closing price of Susquehanna common stock for the 20 consecutive trading days ending on the fifth day immediately prior to the closing date is less than $7.90 (representing a 20% decline from a starting price of $9.88) and if the decline on a percentage basis in the average closing price of Susquehanna common stock from $9.88 is at least 20% more than the change in the Nasdaq Bank Index (as measured by comparing its closing price on January 26, 2011, the date of the merger agreement, to the closing price on the date of measurement), referred to herein as a threshold decline in the Susquehanna stock price, Abington will have the right to terminate the merger agreement. If Abington provides notice that it has elected to exercise this termination right, Susquehanna may increase the Exchange Ratio so that the aforementioned conditions would not be triggered, and the merger agreement will remain in effect.

Any such adjustment to the Exchange Ratio would increase the total number of shares of Susquehanna common stock issued to Abington shareholders, which would have a dilutive effect on the relative ownership interest of each Susquehanna shareholder in the combined company. Accordingly, at the time of Susquehanna’s Annual Meeting, Susquehanna shareholders will not be able to assess whether and to what extent Susquehanna common stock issued in the merger will impact their relative holdings in the combined company following the merger.

Abington shareholders cannot be sure of the market value of the Susquehanna common stock that they will receive in the merger.

If Susquehanna’s stock price declines prior to the completion of the merger, Susquehanna will not be required to adjust the Exchange Ratio. As a result, the market price of shares of Susquehanna common stock that an Abington shareholder receives in the merger may decline from the date when the merger agreement was signed to the closing of the merger, even if Abington exercises its right to terminate the merger agreement because of a threshold decline in the Susquehanna stock price and Susquehanna decides to increase the Exchange Ratio.

In addition, relative prices of Susquehanna common stock and Abington common stock are likely to change between the date of this Joint Proxy Statement/Prospectus and the date that the merger is completed. The market prices of Susquehanna and Abington common stock may change as a result of a variety of factors, including general market and economic conditions, changes in business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Susquehanna and Abington. As Susquehanna and Abington market share prices fluctuate, the value of the shares of Susquehanna common stock that an Abington shareholder will receive will correspondingly fluctuate. It is impossible to predict accurately the market price of Susquehanna common stock upon, or after completion of, the merger. Accordingly, it is also impossible to predict accurately the market value of the consideration to be received by shareholders of Abington in the merger upon their exchange of shares of Abington common stock for shares of Susquehanna common stock.

The market price of Susquehanna common stock may be affected by factors different from those affecting Abington common stock.

Upon completion of the merger, Abington shareholders will own approximately 17.0% of the combined company. Some of Susquehanna’s current businesses and markets differ from those of Abington and, accordingly, the results of operations of Susquehanna after the merger may be affected by factors different from those currently affecting the results of operations of Abington. For a discussion of the businesses of Susquehanna and Abington and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” beginning on page 165.

The required regulatory approvals and filings may not be obtained or completed, may delay the date of completion of the merger or may contain materially burdensome conditions.

Susquehanna and Abington will be required to complete and obtain regulatory approval with respect to certain filings and/or applications regarding the merger. These approvals and filings may include, among other items, applications and notices filed with the Board of Governors of the Federal Reserve System, filings and approvals under the securities or “Blue Sky” laws of various states, approval of the listing of Susquehanna’s common stock on The Nasdaq Global Select Market, approval of the merger by the Pennsylvania Department of Banking and/or related filings pursuant to the Pennsylvania Banking Code, as amended, and such other relevant filings, registrations, authorizations or approvals as may be required by a governmental or regulatory entity. Such filings and approvals must be completed prior to effecting the merger. Susquehanna and Abington have agreed to use their reasonable best efforts to complete these filings and obtain these approvals; however, satisfying any requirements of regulatory agencies may delay the date of completion of the merger or such approval may not be obtained at all. In addition, you should be aware that, as in any transaction, it is possible that, among other things, restrictions on Susquehanna after the merger may be sought by governmental agencies as a condition to obtaining the required regulatory approvals and these conditions could be materially burdensome to Susquehanna following the closing of the merger. We cannot assure you as to whether these regulatory approvals will be received, the timing of the approvals or whether any conditions will be imposed.

Failure to complete the merger could negatively affect the market price of Susquehanna’s and Abington’s common stock.

If the merger is not completed for any reason, Susquehanna and Abington will be subject to a number of material risks, including the following:

•	the market price of their common stock may decline to the extent that the current market prices of their shares reflect a market assumption that the merger will be completed;

•	costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed; and

•

the diversion of management’s attention from the day-to-day business operations and the potential disruption to our employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur.

Susquehanna and Abington will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainties about the effect of the merger on their businesses may have an adverse effect on Susquehanna and Abington. These uncertainties may also impair Abington’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause their customers and others that deal with Abington to seek to change their existing business relationship, which could negatively impact Susquehanna upon consummation of the merger. In addition, the merger agreement restricts Susquehanna and Abington from taking certain specified actions without the other’s consent until the merger is consummated. These restrictions may prevent Susquehanna and Abington from pursuing or taking advantage of attractive business opportunities that may arise prior to the completion of the merger.

The merger agreement limits Abington’s ability to pursue alternatives to the merger with Susquehanna.

The merger agreement contains terms and conditions that make it more difficult for Abington to engage in a business combination with a party other than Susquehanna. Subject to limited exceptions, Abington is required to convene a special meeting and Abington’s board of directors is required to recommend approval of the merger agreement. If the Abington board of directors determines to accept a superior acquisition proposal from a competing third party, Abington will be obligated to pay an $11 million termination fee to Susquehanna. A competing third party may be discouraged from considering or proposing an acquisition of Abington, including an acquisition on better terms than those offered by Susquehanna, due to the termination fee and Abington’s obligations under the merger agreement. Further, the termination fee might result in a potential competing third party acquiror proposing a lower per share price than it might otherwise have proposed to acquire Abington. See “The Merger—Termination of the Merger Agreement—Termination Fee” beginning on page 70.

Risks Relating to Combined Operations Following the Merger

Susquehanna may fail to realize the cost savings estimated for the merger.

The success of the merger will depend, in part, on Susquehanna’s ability to realize the estimated cost-savings from combining the businesses of Susquehanna and Abington. Susquehanna’s management estimated at the time the proposed merger was announced that it expects to achieve total cost-savings of approximately $8.1 million, 50% of which is expected to be achieved in 2011 through the reduction of administrative and operational redundancies. While Susquehanna and Abington continue to believe these cost-savings estimates are achievable as of the date of this document, it is possible that the potential cost-savings could turn out to be more difficult to achieve than originally anticipated. The cost-savings estimates also depend on the ability to combine the businesses of Susquehanna and Abington in a manner that permits those cost-savings to be realized. If the estimates of Susquehanna and Abington turn out to be incorrect or Susquehanna and Abington are not able to successfully combine their two companies, the anticipated cost-savings may not be realized fully or at all, or may take longer than expected to realize.

Unanticipated costs relating to the merger could reduce Susquehanna’s future earnings per share.

We believe that we have reasonably estimated the likely incremental costs of the combined operations of Susquehanna and Abington following the merger. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as unanticipated costs to integrate the two businesses, increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of Susquehanna following the merger. In addition, if actual costs are materially different than expected costs, the merger could have a significant dilutive effect on Susquehanna’s earnings per share.

Susquehanna may incur increased costs and may not realize fully the expected cost-savings from the merger if the merger of Susquehanna Bank and Abington Bank is not completed.

Susquehanna may, upon agreement of Abington, choose not to complete the merger of Susquehanna Bank and Abington Bank (referred to herein as the bank merger), and instead transfer assets between the two banks in order to mitigate FDIC-insurance-related costs. Although as of the date of this Joint Proxy Statement/Prospectus, Susquehanna intends to complete the bank merger, if the bank merger is not completed, the anticipated cost-savings may not be realized fully or may take longer than expected to realize. In addition, Susquehanna may incur additional costs to effect an asset transfer between the two banks and to maintain the separate operations of the two banks. Furthermore, if Susquehanna does not complete the bank merger, it may negatively impact the quality of the customer experience that Susquehanna desires to provide to its customers.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF ABINGTON BANCORP, INC. AND SUSQUEHANNA BANCSHARES, INC.

Selected Historical Consolidated Financial and Operating Data of Abington Bancorp, Inc.

The following selected financial information for the fiscal years ended December 31, 2010, 2009, 2008, 2007 and 2006 is derived from audited consolidated financial statements of Abington Bancorp, Inc. You should read this information in conjunction with Abington’s consolidated financial statements and related notes included in Abington’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference herein and from which this information is derived. Please see “Where You Can Find More Information” beginning on page 165.

	(Amounts in thousands, except per share data)
Years ended December 31,	2010	2009	2008	2007(1)	2006
Total interest income	$51,318	$53,745	$56,262	$56,811	$49,818
Total interest expense	18,009	22,936	26,498	31,064	27,268
Net interest income	33,309	30,809	29,764	25,747	22,550
Provision for loan losses	977	18,737	9,760	457	186
Net interest income after provision for loan losses	32,332	12,072	20,004	25,290	22,364
Total non-interest income (loss)	2,640	(1,495)	3,055	3,177	2,876
Total non-interest expense	24,737	23,069	21,218	18,685	15,746
Income (loss) before income taxes	10,235	(12,492)	1,841	9,782	9,494
Income taxes (benefit)	2,545	(5,299)	(278)	2,715	2,692
Net income (loss)	7,690	(7,193)	2,119	7,067	6,802

Per Common Share Amounts(1)
Net income:
Basic	$0.41	$(0.36)	$0.10	$0.31	$0.29
Diluted	0.39	(0.36)	0.09	0.30	0.28
Cash dividends per share	0.21	0.20	0.20	0.17	0.14
Dividend payout ratio

Financial Ratios
Return on average total assets	0.61%	(0.59)%	0.19%	0.70%	0.77%
Return on average shareholders’ equity	3.60	(3.15)	0.86	3.79	5.94
Average equity to average assets	17.00	18.85	21.86	18.56	12.94
Net interest margin	2.95	2.81	2.87	2.73	2.68
Efficiency ratio	68.81	78.70	64.65	64.60	61.93

Capital Ratios
Leverage	13.84%	13.14%	14.20%	15.45%	10.54%
Tier 1 risk-based capital	23.31	20.04	22.06	24.22	16.49
Total risk-based capital	23.89	21.16	24.49	24.49	16.77

Credit Quality
Net charge-offs/Average loans and leases	0.81%	2.81%	0.00%	0.04%	0.01%
Non-performing assets/Loans and leases plus foreclosed real estate	4.50	7.21	3.28	0.45	0.42%
ALLL/Nonaccrual loans and leases	47.27	26.28	49.35	116.84	62.69
ALLL/Total loans and leases	0.61	1.17	1.51	0.26	0.26

Year-End Balances
Total assets	$1,247,098	$1,238,112	$1,189,753	$1,079,669	$925,186
Investment securities	384,211	335,091	339,043	271,147	240,290
Loans, net of unearned income	696,444	764,560	756,552	682,038	605,063
Deposits	900,059	850,200	664,950	609,613	587,002
Total borrowings	125,756	163,412	274,661	207,011	214,074
Shareholders’ equity	211,910	214,182	238,101	249,915	114,102

Selected Share Data
Common shares outstanding (period end)	20,166,742	21,049,025	23,369,916	24,449,526	24,461,046	(2)
Average common shares outstanding:
Basic	18,684,819	19,805,868	21,899,094	22,866,089	23,592,677	(2)
Diluted	19,929,404	19,805,868	22,630,136	23,348,529	23,994,168	(2)
Common shareholders of record	4,551	4,401	2,810	2,420	1,508
At December 31:
Book value per common share	$10.51	$10.18	$10.19	$10.22	$7.46
Tangible book value per common share	$10.51	$10.18	$10.19	$10.22	$7.46
Market price per common share	$11.93	$6.89	$9.25	$9.40	$11.99	(2)

(1)

Earnings per share and cash dividends per share for the prior periods have been adjusted to reflect the impact of the second-step conversion and reorganization of Abington, which occurred on June 27, 2007.

(2)	2006 balance adjusted for second-step conversion.

Selected Historical Consolidated Financial and Operating Data of Susquehanna Bancshares, Inc.

The following selected financial information for the fiscal years ended December 31, 2010, 2009, 2008, 2007 and 2006 is derived from audited consolidated financial statements of Susquehanna Bancshares, Inc. You should read this information in conjunction with Susquehanna’s consolidated financial statements and related notes included in Susquehanna’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference herein and from which this information is derived. Please see “Where You Can Find More Information” beginning on page 165.

Years ended December 31,	2010	2009	2008	2007(1)	2006(2)
	(Amounts in thousands, except per share data)
Interest income	$613,695	$643,824	$697,070	$526,157	$462,791
Interest expense	187,189	235,008	298,768	250,254	206,021
Net interest income	426,506	408,816	398,302	275,903	256,770
Provision for loan and lease losses	163,000	188,000	63,831	21,844	8,680
Non-interest income	152,148	163,699	142,309	120,659	136,313
Non-interest expenses	382,650	382,472	367,201	276,955	262,836
Income before taxes	33,004	2,043	109,579	97,763	121,567
Net income	31,847	12,675	82,606	69,093	83,638
Preferred stock dividends and accretion	15,572	16,659	792	0	0
Net income (loss) applicable to common shareholders	16,275	(3,984)	81,814	69,093	83,638
Cash dividends declared on common stock	4,757	31,898	89,462	52,686	49,067

Per Common Share Amounts
Net income:
Basic	$0.13	$(0.05)	$0.95	$1.23	$1.66
Diluted	0.13	(0.05)	0.95	1.23	1.66
Cash dividends declared on common stock	0.04	0.37	1.04	1.01	0.97
Dividend payout ratio	29.2%	n/m (3)	109.3%	76.3%	58.7%

Financial Ratios
Return on average total assets	0.23%	0.09%	0.62%	0.78%	1.05%
Return on average shareholders’ equity	1.53	0.65	4.80	6.66	9.56
Return on average tangible shareholders’ equity(4)	3.69	2.19	13.35	11.56	15.42
Average equity to average assets	15.00	14.31	12.92	11.66	11.00
Net interest margin	3.67	3.58	3.62	3.67	3.77
Efficiency ratio	64.62	65.28	66.46	69.10	66.43

Capital Ratios
Leverage	10.27%	9.73%	9.92%	10.24%	8.68%
Tier 1 risk-based capital	12.65	11.17	11.17	9.23	9.48
Total risk-based capital	14.72	13.48	13.52	11.31	12.48

Credit Quality
Net charge-offs/Average loans and leases	1.46%	1.32%	0.42%	0.25%	0.10%
Non-performing assets/Loans and leases plus foreclosed real estate	2.23	2.48	1.20	0.78	0.57
ALLL/Nonaccrual loans and leases	97	79	108	156	207
ALLL/Total loans and leases	1.99	1.75	1.18	1.01	1.13

Year-End Balances
Total assets	$13,954,085	$13,689,262	$13,682,988	$13,077,994	$8,225,134
Investment securities	2,417,611	1,875,267	1,879,891	2,063,952	1,403,566
Loans and leases, net of unearned income	9,633,197	9,827,279	9,653,873	8,751,590	5,560,997
Deposits	9,191,207	8,974,363	9,066,493	8,945,119	5,877,589
Total borrowings	2,371,161	2,512,894	2,428,085	2,131,156	1,152,932
Shareholders’ equity	1,984,802	1,981,081	1,945,918	1,729,014	936,286

Selected Share Data
Common shares outstanding (period end)	129,966	86,474	86,174	85,935	52,080
Average common shares outstanding:
Basic	121,031	86,257	85,987	56,297	50,340
Diluted	121,069	86,257	86,037	56,366	50,507
Common shareholders of record	11,301	11,668	12,035	11,144	6,694
At December 31:
Book value per common share	$15.27	$19.53	$19.21	$20.12	$17.98
Tangible book value per common share	7.18	7.25	6.77	8.44	11.18
Market price per common share	9.68	5.89	15.91	18.44	26.88

(1)	On November 16, 2007, Susquehanna completed its acquisition of Community Banks, Inc. All transactions since the acquisition date are included in Susquehanna’s consolidated financial statements.
(2)	On April 21, 2006, Susquehanna completed its acquisition of Minotola National Bank. All transactions since the acquisition date are included in Susquehanna’s consolidated financial statements.
(3)	Not meaningful.
(4)	Supplemental Reporting of Non-GAAP-based Financial Measures.

Return on average tangible equity is a non-GAAP-based financial measure calculated using non-GAAP amounts. The most directly comparable measure is return on average equity, which is calculated using GAAP-based amounts. Susquehanna calculates return on average tangible equity by excluding the balance of intangible assets and their related amortization expense from Susquehanna’s calculation of return on average equity. Susquehanna management uses the return on average tangible equity in order to review its core operating results. Susquehanna management believes that this is a better measure of performance. In addition, this is consistent with the treatment by bank regulatory agencies which excludes goodwill and other intangible assets from the calculation of risk-based capital ratios. A reconciliation of return on average equity to return on average tangible equity is set forth below.

	2010	2009	2008	2007	2006
Return on average equity (GAAP basis)	1.53%	0.65%	4.80%	6.66%	9.56%
Effect of excluding average intangible assets and related amortization	2.16	1.54	8.55	4.90	5.86
Return on average tangible equity	3.69	2.19	13.35	11.56	15.42

COMPARATIVE PER SHARE DATA

The following table sets forth certain historical Abington and Susquehanna per share data. This data should be read together with Abington’s and Susquehanna’s separate historical financial statements and notes thereto, incorporated by reference in this document. Please see “Where You Can Find More Information” beginning on page 165. The per share data is not necessarily indicative of the operating results that Susquehanna would have achieved had it completed the merger as of the beginning of the periods presented and should not be considered as representative of future operations

As of and for the Fiscal Year ended December 31, 2010
(dollars)
Comparative Per Share Data

Basic net income per share
Susquehanna historical	0.13
Abington historical	0.41
Pro forma combined(1)(2)	0.16
Equivalent pro forma for one share of Abington common stock(3)	0.22

Diluted net income per share
Susquehanna historical	0.13
Abington historical	0.39
Pro forma combined(1)(2)	0.16
Equivalent pro forma for one share of Abington common stock(3)	0.22

Cash dividends declared per share
Susquehanna historical	0.04
Abington historical	0.24
Pro forma combined(1)(2)	0.04
Equivalent pro forma for one share of Abington common stock(3)	0.05

Book value per share
Susquehanna historical	15.27
Abington historical	10.51
Pro forma combined(1)(2)	14.32
Equivalent pro forma for one share of Abington common stock(3)	18.90

(1)

The pro forma combined basic earnings and diluted earnings of Susquehanna common stock is based on the pro forma combined net income for Susquehanna and Abington divided by total pro forma common shares or diluted common shares of the combined entities. The pro forma information includes adjustments related to the fair value of assets and liabilities and is subject to adjustment as additional information becomes available and as additional analyses are performed. The pro forma information does not include transactional costs or anticipated cost savings.

(2)

The pro forma combined book value of Susquehanna common stock is based on the pro forma combined common stockholders’ equity of Susquehanna and Abington divided by total pro forma common shares of the combined entities. The pro forma information does not include transactional costs or anticipated cost savings.

(3)	Pro forma equivalent per share amount is calculated by multiplying the pro forma combined per share amount by an assumed exchange ratio of 1.32 in accordance with the merger agreement.

MARKET PRICES AND DIVIDEND INFORMATION

Susquehanna common stock and Abington common stock trade on The Nasdaq Global Select Market under the symbols “SUSQ” and “ABBC,” respectively.

The following table lists trading information for Susquehanna common stock and Abington common stock on The Nasdaq Global Select Market on January 25, 2011 and March 17, 2011. January 25, 2011 was the last full day of trading of common stock of Susquehanna and Abington, respectively, before the public announcement of the signing of the merger agreement. March 17, 2011 was the last full trading day prior to the printing of this document.

	Susquehanna			Abington (historical basis)			Abington (equivalent per share basis)(1)
	High	Low	Close	High	Low	Close	High	Low	Close
January 25, 2011	$10.05	$9.79	$9.88	$11.48	$11.21	$11.46	$13.27	$12.92	$13.04
March 17, 2011	9.02	8.77	8.88	11.76	11.46	11.60	11.91	11.58	11.72

(1)

The equivalent per share amounts are calculated by multiplying the applicable price per share of Susquehanna common stock as reported on The Nasdaq Global Select Market by an assumed exchange ratio of 1.32 in accordance with the merger agreement.

Based on the closing price of Susquehanna common stock on March 17, 2011, and the exchange ratio of 1.32 shares of Susquehanna common stock for each share of Abington common stock, an Abington shareholder receiving Susquehanna common stock would have received Susquehanna shares having a value of $11.72 for each share of Abington common stock he or she owned had the merger occurred on that date.

The table below lists the high and low quarterly sales price for the common stock of Susquehanna and the common stock of Abington as reported in published financial sources for each fiscal quarter during the last two years.

	Susquehanna		Abington
	High	Low	High	Low
Fiscal year 2010:
Fourth Quarter	$10.20	$7.38	$12.41	$10.32
Third Quarter	9.44	7.70	10.59	8.63
Second Quarter	12.03	7.59	10.20	7.90
First Quarter	9.94	5.85	8.50	6.60

Fiscal Year 2009:
Fourth Quarter	6.10	5.05	8.00	6.28
Third Quarter	6.79	3.78	9.00	7.50
Second Quarter	10.60	4.52	9.40	7.52
First Quarter	15.95	6.63	9.33	5.88

During the two most recent fiscal years, cash dividends on Susquehanna common stock have been declared quarterly in the amount per share of $0.01 for each quarter in the year ended December 31, 2010 and $0.26, $0.05, $0.05 and $0.01 for the first through fourth quarters, respectively, of the year ended December 31, 2009. Dividends are paid by Susquehanna as and when declared by Susquehanna’s board of directors.

During the two most recent fiscal years, cash dividends on Abington common stock have been declared quarterly. Abington’s cash dividend was increased to $0.06 per share in the fourth quarter of 2010. For the first three quarters in 2010 and during 2009, Abington’s quarterly cash dividend was $0.05 per share. Dividends are paid by Abington as and when declared by Abington’s board of directors.

As of Wednesday, March 9, 2011, the record date for the Susquehanna Annual Meeting, the record number of Susquehanna shareholders was approximately 11,203. As of Friday, March 11, 2011, the record date for the Abington Special Meeting, the record number of Abington’s shareholders was approximately 2,100.

Following the merger, Susquehanna’s common stock will continue to be listed on The Nasdaq Global Select Market, and there will be no further market for Abington common stock.

FORWARD-LOOKING STATEMENTS

This document and the documents incorporated by reference contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the merger and the financial condition, results of operations, future performance and business of Susquehanna, Abington and the combined company after completion of the merger. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. You should understand that various factors, in addition to those discussed elsewhere in this document and in the documents referred to or incorporated by reference in this document, could affect the future results of the combined company following the merger and could cause results to differ materially from those expressed in these forward-looking statements, including:

•	whether the transactions contemplated by the merger agreement will be approved by shareholders of Susquehanna and Abington and applicable federal, state and local regulatory authorities;

•	the ability to complete the merger, and the merger of Susquehanna Bank and Abington Bank, within our anticipated time frame, or at all;

•

Susquehanna’s ability to successfully integrate any assets, liabilities, customers, systems, employees and management personnel acquired into its operations in connection with the merger, and its ability to realize related revenue synergies and cost savings within the expected time frame, or at all;

•	the adequacy of loss reserves;

•	the loss of certain key officers, including the loss of officers of Abington after the merger, which could adversely impact Susquehanna’s business;

•	Susquehanna’s ability to continue to grow its business, internally and through acquisition and successful integration of bank and non-bank entities while controlling costs;

•	impairment of goodwill or other assets;

•	continued relationships with major customers;

•	adverse national and regional economic and business conditions;

•	compliance with laws and regulatory requirements of federal and state agencies;

•	competition from other financial institutions in originating loans, attracting deposits, and providing various financial services that may affect Susquehanna’s profitability;

•	the ability to hedge certain risks economically;

•	Susquehanna’s ability to effectively implement technology driven products and services;

•	changes in consumer confidence, spending and savings habits relative to the bank and non-bank financial services Susquehanna provides;

•	changes in legal or regulatory requirements or the results of regulatory examinations that could adversely impact Susquehanna’s business and financial condition and restrict growth;

•	the impact of federal laws and related rules and regulations on Susquehanna’s business operations and competitiveness;

•	the effects of and changes in trade, monetary and fiscal policies, and laws, including interest rate policies of the Federal Reserve Board;

•	the effects of and changes in the rate of Federal Deposit Insurance Corporation premiums; and

•	Susquehanna’s success in managing the risks involved in the foregoing.

Susquehanna and Abington shareholders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the dates of those documents.

All subsequent written and oral forward-looking statements attributable to Susquehanna or Abington or any person acting on their behalf in connection with the solicitation of proxies or otherwise in connection with the proposed merger are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Susquehanna nor Abington undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events. We urge readers to carefully review and consider the various disclosures in Susquehanna’s and Abington’s SEC filings, including, but not limited to, each of Susquehanna’s and Abington’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2010.

THE MERGER

Background and Negotiation of the Merger

The primary strategies of Susquehanna’s long-term strategic plan to create shareholder value include internal growth through expansion of its customer base in existing markets and external growth through acquisitions in selected markets. The four major growth corridors that Susquehanna has focused on are as follows:

•	the Lancaster/York/Baltimore corridor, comprised of Lancaster and York counties in Pennsylvania, the city of Baltimore, and Baltimore, Harford, Howard, Carroll and Anne Arundel counties in Maryland;

•

the Greater Delaware Valley corridor, comprised of Chester, Montgomery, Delaware and Bucks counties in Pennsylvania, the City of Philadelphia and Gloucester, Camden, Burlington and Mercer counties in New Jersey;

•

the Interstate 81 corridor, comprised of Franklin, Cumberland and Adams counties in Pennsylvania, Washington and Frederick counties in Maryland, and Berkeley and Jefferson counties in West Virginia; and

•	the market areas that would fill gaps in the markets currently served by Susquehanna Bank and markets that would be contiguous to those markets.

Susquehanna routinely evaluates possible acquisitions of banks and businesses closely related to banking in these market areas and has completed a number of acquisitions in recent years, including the acquisitions of Community Banks, Inc. in 2007, Minotola National Bank in 2006 and Patriot Bank Corp. in 2004.

From time to time over the past several years, the Abington board of directors has periodically discussed and reviewed Abington’s business, performance and prospects and has considered various strategic alternatives. In the context of such reviews, the strategic alternatives considered by Abington’s board of directors have included continuing its ongoing operations as an independent institution, acquiring other depository institutions, branch offices or other financial services firms engaged in complementary lines of business and entering into a strategic merger with a similarly sized or larger institution. The Abington board of directors also periodically reviewed, often with input from KBW, a nationally recognized investment banking firm, the competitive environment in Abington’s market area as well as merger and acquisition activity in the financial services industry in general and in the Philadelphia market area in particular. KBW, which has provided Abington with investment banking services since 2003, has substantial merger advisory experience for banks similar to Abington.

In recent periods, as the Abington board of directors considered various strategic options for Abington, it focused on the impact of Abington’s non-performing assets on its earnings and the perceived impact of its portfolio of construction loans on its current and long-term performance as well as the trading price for Abington’s common stock both in the near term and over time. The Abington board of directors also considered the potential impact of recent regulatory changes on its future operating results, the increased competitive challenges facing a depository institution such as Abington and the potential disruptive effects should a significant shareholder of Abington engage in a proxy contest or other actions intended to encourage a possible sale of Abington.

During late August 2010, the Abington board of directors decided to retain the services of an investment banking firm in order to further assist it in undertaking an in-depth analysis of the various strategic options available to it. During the first week of September 2010, the Abington board of directors invited KBW and another investment banking firm to address the board with respect to such firm’s qualifications and abilities to assist the Abington board of directors in analyzing its strategic options, including a possible merger or combination transaction with another institution. After considering the two firms, the Abington board of directors decided to retain KBW in October 2010. The Abington board of directors directed KBW to prepare a list of institutions that might be interested in a business combination transaction with Abington if Abington decided not to remain independent. After discussing the companies set forth on the list with KBW, the Abington board of directors authorized KBW to commence a process of contacting potential business combination partners in order to assess their level of interest in discussing a possible transaction with Abington. During the weeks of October 24th and October 31st, 2010, KBW contacted 15 institutions on Abington’s behalf. As a result of such inquiries, seven institutions, including Susquehanna, executed confidentiality agreements and received information relating to Abington’s operations and financial performance. In early November 2010, six of the seven institutions, including Susquehanna, were provided with access to confidential information regarding Abington in order for such parties to undertake their preliminary due diligence reviews. Abington requested that the parties submit specific, written indications of interest by November 18, 2010.

On November 5, 2010, Susquehanna commenced its preliminary due diligence review of Abington in order to determine whether to deliver a non-binding indication of interest. On November 5, 2010, Susquehanna also began working with J.P. Morgan as its financial advisor.

On November 18, 2010, two of the parties that had entered into confidentiality agreements with Abington, including Susquehanna, submitted non-binding indications of interest to Abington. Susquehanna’s November 18th non-binding indication of interest proposed an all stock transaction at a fixed exchange ratio in the range of 1.40 shares to 1.55 shares of Susquehanna common stock for each share of Abington common stock, which implied a value of $11.44 to $12.66 in Susquehanna common stock for each share of Abington common stock, based on Susquehanna’s November 18th closing trading price of $8.17. The other party (“Company B”) which submitted a non-binding indication of interest on November 18th proposed a transaction consisting of 70% of Company B common stock and 30% cash with an implied value indicated to be in the range of $11.00 to $13.00 per share of Abington common stock. Both of the non-binding indications of interest were preliminary and subject to, among other things, additional due diligence review.

The Abington board of directors met on November 23, 2010, to consider the two non-binding indications of interest that Abington had received. Upon such review, the Abington board of directors determined to continue discussions with Susquehanna and Company B and to permit each to conduct additional due diligence, including an onsite review of Abington loan information, as both parties had requested.

On December 7, 2010, representatives of Susquehanna conducted their review of Abington’s loan portfolio at an on-site due diligence session at Abington’s headquarters in Jenkintown, Pennsylvania. On December 8 and 9, 2010, representatives of Company B conducted their onsite due diligence review at Abington’s headquarters.

On December 13, 2010, representatives of J.P. Morgan, Susquehanna’s financial advisor, met with representatives of Susquehanna to discuss Susquehanna’s indication of interest and the proposed exchange ratio range. Later that day, Susquehanna submitted a revised non-binding indication of interest to Abington which narrowed the proposed range of the exchange ratio to 1.45 shares to 1.55 shares of Susquehanna common stock for each share of Abington common stock, again in an all stock transaction with a fixed exchange ratio. Based on Susquehanna’s closing price on December 13th of $8.57, the revised Susquehanna non-binding indication of interest implied a range of value of $12.43 to $13.28 in Susquehanna common stock for each share of Abington common stock. Also on December 13, 2010, Company B informed Abington that it could not reaffirm its initial indication of interest and that it was withdrawing from the process.

The Abington board of directors met on December 20, 2010 to consider the revised non-binding indication of interest from Susquehanna. Representatives of KBW and Elias, Matz, Tiernan & Herrick L.L.P., Abington’s legal counsel (“Elias”), were present at this meeting. The Abington board of directors considered the revised non-binding indication of interest from Susquehanna, and the results of the process conducted by KBW on Abington’s behalf and reviewed the strategic implications and potential benefits and risks of a merger with Susquehanna. Based on Susquehanna’s closing price of $8.94 per share on December 17, 2010 (the last trading day prior to the meeting date), Susquehanna’s revised non-binding indication of interest suggested an implied range of value of $12.96 to $13.86 in Susquehanna common stock for each share of Abington common stock. The Abington board of directors determined to adjourn and resume their consideration of the Susquehanna revised non-binding indication of interest at its regularly scheduled board meeting on December 22, 2010.

Prior to resuming its discussion at Abington’s regularly scheduled board meeting on December 22, 2010, representatives of J.P. Morgan contacted representatives of KBW to indicate that, given the recent increase in the trading price for Susquehanna’s common stock, the proposed exchange ratio would be in the range of 1.30 to 1.45. Upon its further consideration, the Abington board of directors determined to continue its discussions regarding a possible transaction with Susquehanna. The Abington board of directors also determined that it was advisable for representatives of Abington to conduct a further due diligence review of Susquehanna.

On December 23, 2010, Abington and Susquehanna entered into a confidentiality agreement in order for Abington to commence its due diligence review of certain non-public information regarding Susquehanna.

During a December 28, 2010 meeting of the Susquehanna board of directors via conference call, Messrs. Reuter and Hostetter informed the board of directors that management had been engaged in a dialogue with Abington regarding an acquisition and that Susquehanna had delivered a non-binding indication of intent. Messrs. Reuter and Hostetter reviewed the proposed terms of the transaction and advised the board of directors that Susquehanna remained in the process and would now be conducting an in-depth due diligence review of Abington.

On January 3, 2011, Susquehanna increased the size of its due diligence team and began an in-depth review of Abington.

On January 6, 2011, Mr. Hostetter met with Bruce Hepburn, Susquehanna’s independent lead director, and gave him an update on the transaction as of that date.

Commencing on January 11, 2011, representatives of Abington were provided access to, and reviewed, certain non-public information regarding Susquehanna. Abington, Susquehanna and their respective financial and legal advisors continued to discuss various matters related to the proposed combination of Abington and Susquehanna.

On January 12, 2011, Morgan, Lewis & Bockius LLP, outside counsel to Susquehanna for this transaction (“MLB”), provided an initial draft of the proposed merger agreement to Elias.

On January 14, 2011, Abington’s board of directors held a special meeting for the purpose of meeting with Susquehanna’s executive management team, including Messrs. Reuter, Hostetter, Quick and Lizza, Mr. Hepburn and J.P. Morgan in order to discuss Susquehanna’s business, results of operations and prospects as well as the potential benefits of the proposed combination of Abington and Susquehanna. Later that day, Mr. Hostetter called Mr. White to discuss the exchange ratio. Following this meeting and continuing over the next several days, representatives of Abington and Susquehanna continued to discuss various aspects related to the proposed merger, including the proposed exchange ratio.

On January 14 and 17, 2011, representatives of Abington and KBW informed representatives of Susquehanna and J.P. Morgan, respectively, that Abington was willing to proceed with negotiations based on an exchange ratio of 1.32 Susquehanna shares of common stock for each outstanding share of Abington common stock, provided that such exchange ratio equated to an implied value of $13.35 in Susquehanna common stock for each share of Abington common stock based upon the trading value of the Susquehanna common stock on the day before public announcement of the merger agreement.

On January 17, 2011, Elias provided comments on the proposed merger agreement to MLB. From January 17, 2011 to January 26, 2011, legal counsel for both Susquehanna and Abington, together with the parties and their representatives, continued to negotiate the terms of the definitive merger agreement and related documents.

At a regularly scheduled meeting of the board of directors of Susquehanna on January 19, 2011, Messrs. Reuter and Hostetter, together with representatives of J.P. Morgan, provided the board of directors with, among other items, a detailed update regarding the potential transaction with Abington and the related financial analysis. At the meeting, the Susquehanna board of directors approved a fixed exchange ratio of 1.32 subject to the resolution of all other terms of the transaction, completion of due diligence and, at an appropriate time, the delivery of J.P. Morgan’s fairness opinion and final board of directors’ approval of the merger agreement.

On January 20, 2011, representatives of Abington together with representatives of KBW, Elias and Abington’s independent registered public accounting firm, ParenteBeard LLC (“ParenteBeard”), conducted an onsite due diligence session at Susquehanna’s headquarters in Lititz, Pennsylvania, in order to review, among other items, non-public information regarding Susquehanna’s loan portfolio and other aspects of its operations. The due diligence session included meetings between Mr. Reuter and Mr. White, and Messrs. Hostetter, Quick and other members of Susquehanna’s management team with Messrs. Sandoski, Kovalcheck and Wasekanes and other members of Abington’s management team. Also on January 20, 2011, Mr. Reuter met with Mr. White and advised him that the Susquehanna board had approved a fixed exchange ratio of 1.32 and not an exchange ratio tied to Susquehanna’s stock price.

On January 25, 2011, Messrs. Reuter and Hostetter called Mr. White to inform him that Susquehanna was prepared to proceed based upon a fixed exchange ratio of 1.32 shares of Susquehanna common stock for each share of Abington common stock. Based upon the closing price of Susquehanna’s common stock on January 25, 2011, the 1.32 exchange ratio suggested an implied value of $13.04 per share. During the afternoon on January 25, 2011, Abington’s board of directors held a special meeting to review the merger proposal as set forth in the definitive merger agreement and related documents negotiated by Abington and Susquehanna and their respective financial and legal advisors. The Abington board received presentations regarding the merger from its financial advisor, KBW, and the merger agreement from its legal counsel, Elias. Management of Abington also briefed the board on the results of the due diligence review conducted on Susquehanna. Representatives of Elias and KBW responded to questions from Abington’s board. At the meeting, KBW provided its oral opinion that the exchange ratio was fair to the shareholders of Abington from a financial point of view (which opinion was subsequently confirmed in writing by KBW). After careful and deliberate consideration of these presentations as well as the interest of Abington’s shareholders, customers, employees and communities served by Abington, the Abington board unanimously approved the merger agreement and the related documents.

On January 26, 2011, the Susquehanna board of directors held a special meeting to consider the proposed transaction with Abington. Also attending the meeting were representatives of J.P. Morgan and MLB. At the meeting, Messrs. Reuter and Hostetter, together with representatives of J.P. Morgan, reviewed with the board a financial analysis of the proposed transaction with Abington. J.P. Morgan rendered an oral opinion (subsequently confirmed in writing) as to the fairness to Susquehanna, from a financial point of view, of the exchange ratio as of such date and based upon and subject to the factors and assumptions set forth in its written opinion. MLB also reviewed with the board of directors the terms of the proposed merger agreement and related documents, as well as fiduciary duties of the directors in connection with the transaction. After lengthy discussion, Susquehanna’s board of directors unanimously approved the merger agreement and related documents and agreed to recommend that the Susquehanna shareholders approve the merger agreement with a fixed exchange ratio of 1.32.

Following the meeting of Susquehanna’s board of directors on January 26, 2011, the merger agreement and related documents were executed, and the parties issued a press release announcing the proposed merger.

Abington’s Reasons for the Merger

After careful consideration, the Abington board of directors determined that it was advisable and in the best interests of Abington and its shareholders for Abington to enter into the merger agreement with Susquehanna. Accordingly, Abington’s board unanimously recommends that Abington’s shareholders vote “FOR” approval and adoption of the merger agreement.

The board of directors of Abington has considered the terms and provisions of the merger agreement and concluded that they are fair to the shareholders of Abington and that the merger is in the best interests of Abington and its shareholders.

The board of directors of Abington believes that the merger will provide the resulting institution with additional resources necessary to compete more effectively in the greater Philadelphia market. In addition, the Abington board of directors believes that the customers and communities served by Abington will benefit from the resulting institution’s enhanced abilities to meet their financial services needs.

In reaching its decision to approve the merger agreement, the Abington board of directors consulted with management, as well as with Abington’s financial and legal advisors, and considered a variety of factors, including the following:

•	The consideration being offered to Abington’s shareholders in relation to the market value, book value per share, earnings per share and projected earnings per share of Abington;

•

The results that could be expected to be obtained by Abington if it continued to operate independently and the potential future trading value of Abington common stock compared to the value of the merger consideration offered by Susquehanna and the potential future trading value of the Susquehanna common stock;

•	The process conducted by KBW, Abington’s financial advisor, to identify potential merger partners and to assist the Abington board of directors in structuring the proposed merger with Susquehanna;

•

The current and prospective environment in which Abington operates, including national, regional and local economic conditions, the competitive environment for financial institutions, the increased regulatory burdens on financial institutions, and the uncertainties in the regulatory climate going forward;

•

The form of merger consideration offered by Susquehanna, including the opportunity for Abington shareholders to receive shares of Susquehanna common stock on a tax-free basis for their shares of Abington common stock;

•	The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining Abington with Susquehanna;

•	The complementary geographic locations of the Abington and Susquehanna branch networks in southeastern Pennsylvania;

•	Susquehanna’s asset size and capital position, which would give the resulting institution over $15 billion in assets;

•	The earnings prospects of the combined companies;

•

The additional products offered by Susquehanna to its customers, particularly wealth management services, and the ability of the resulting institution to provide comprehensive financial services to its customers;

•	The potential for operating synergies and cross marketing of products in light of the fact that Abington and Susquehanna serve contiguous market areas with similar and complementary customer bases;

•	Abington’s and Susquehanna’s shared community banking philosophies; and

•

The presentation by KBW, Abington’s financial advisor, as to the fairness of the exchange ratio, from a financial point of view, to Abington’s shareholders. In this regard, Abington’s board of directors has received from KBW a written opinion dated January 25, 2011 that, as of such date, the exchange ratio in the merger was fair to Abington’s shareholders from a financial point of view. The opinion is attached as Annex B to this document. For a summary of the presentation of KBW, please see “Opinion of Abington’s Financial Advisor” below.

Other factors considered by Abington’s board of directors included:

•

The reports of Abington’s management and the financial presentation by KBW to Abington’s board of directors concerning the operations, financial condition and prospects of Susquehanna and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and capital ratios;

•	The proposed board arrangements of the combined company, including the inclusion of one of Abington’s directors on Susquehanna’s board;

•	The likelihood of successful integration and the successful operation of the combined company;

•	The likelihood that the regulatory approvals needed to complete the transaction will be obtained;

•	The potential cost-saving opportunities;

•	The effects of the merger on Abington’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided to Abington employees; and

•

The review by the Abington board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger, including the exchange ratio and the condition that the merger must qualify as a transaction that will permit Abington’s shareholders to receive Susquehanna shares in exchange for their Abington shares on a tax-free basis for federal income tax purposes.

The Abington board of directors also considered the potential risks associated with the merger during its deliberation of the proposed transaction, including the challenges of integrating Abington’s businesses, operations and employees with those of Susquehanna, the need to obtain approval by shareholders of both Abington and Susquehanna as well as regulatory approvals in order to complete the transaction, and the risks associated with the operations of the combined company, including the ability to achieve the anticipated cost savings. Abington’s board also considered that the fixed exchange ratio, by its nature, would not adjust upwards to compensate for declines, or downwards to compensate for increases, in Susquehanna’s stock price prior to completion of the merger. The board also considered the structural protections included in the merger agreement such as the ability of Abington to terminate the merger agreement in the event of any change or development affecting Susquehanna which has, or is reasonably likely to have, a material adverse effect on Susquehanna and which is not cured within 30 days after notice or cannot be cured prior to consummation of the merger.

The foregoing discussion of the information and factors considered by Abington’s board of directors is not exhaustive, but includes all material factors considered by Abington’s board. In view of the wide variety of factors considered by the Abington board of directors in connection with its evaluation of the merger and the complexity of these matters, the Abington board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Abington’s board of directors evaluated the factors described above, including asking questions of Abington’s management and Abington’s legal and financial advisors. In considering the factors described above, individual members of Abington’s board of directors may have given different weights to different factors. The Abington board of directors relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. See “Opinion of Abington’s Financial Advisor” below. It should also be noted that this explanation of the reasoning of Abington’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” on page 29.

Susquehanna’s Reasons for the Merger

At its meeting on January 26, 2011, Susquehanna’s board of directors determined that the terms of the merger agreement and the merger are in the best interests of Susquehanna. In making this determination, Susquehanna’s board of directors concluded, among other things, that the transaction with Abington provides a unique strategic fit that will significantly strengthen Susquehanna’s presence in the greater Philadelphia marketplace, a targeted growth corridor under Susquehanna’s strategic plan.

In the course of reaching its decision to approve the merger agreement, Susquehanna’s board of directors consulted with J.P. Morgan and MLB. In addition to the factors described above, the board considered, among other things, the following:

•

The board’s familiarity with and review of Abington’s business, operations, financial condition and earnings on an historical and a prospective basis, including, without limitation, its potential growth and profitability;

•	The current and prospective economic and competitive environment facing the financial services industry generally;

•	The fact that the transaction will significantly strengthen Susquehanna’s presence in Montgomery and Delaware counties and provide Susquehanna with an initial presence in Bucks County;

•

The fact that, based on deposit market share, this transaction will result in Susquehanna being ranked in the top ten of banks in Montgomery County, a market with one of the highest median household incomes in the U.S.;

•

The fact that the transaction is expected to add 100 basis points to Susquehanna’s tier 1 common capital ratio and be neutral to 2012 earnings, without taking into account any benefit from the increased capital ratio;

•	The fact that Abington, like Susquehanna, is focused on customer service and building relationships in local communities;

•

The opinion of J.P. Morgan to the board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Susquehanna; and

•	The fact that the internal rate of return for this transaction is 20%, which is well above Susquehanna’s hurdle rate of 15%.

The foregoing discussion of the information and factors considered by Susquehanna’s board of directors is not intended to be exhaustive, but includes the material facts considered by the Susquehanna board of directors. In reaching its determination to approve and recommend the merger agreement, Susquehanna’s board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

After deliberating with respect to the merger with Abington, considering, among other things, the matters discussed above and the opinion of J.P. Morgan referred to above, the Susquehanna board of directors approved the merger agreement and the merger with Abington and recommended that the merger agreement be submitted to the shareholders for adoption. All of the Susquehanna directors voted to approve and adopt the merger agreement and the merger.

Recommendation of Abington’s Board of Directors

Abington’s board of directors believes that the terms of the transaction are in the best interests of Abington and its shareholders and has approved the merger agreement. Accordingly, Abington’s board of directors unanimously recommends that Abington shareholders vote “FOR” approval and adoption of the merger agreement.

Recommendation of Susquehanna’s Board of Directors

Susquehanna’s board of directors believes that the terms of the transaction are in the best interests of Susquehanna and has approved the merger agreement. Accordingly, Susquehanna’s board of directors unanimously recommends that Susquehanna shareholders vote “FOR” approval and adoption of the merger agreement.

Opinion of Abington’s Financial Advisor

In October 2010, Abington engaged KBW to render financial advisory and investment banking services to Abington. KBW agreed to assist Abington in assessing the fairness, from a financial point of view, of the merger consideration to be provided to the shareholders of Abington. Abington selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Abington and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions.

As part of its engagement, a representative of KBW attended the meeting of the Abington board held on January 25, 2011, at which the Abington board evaluated the proposed merger with Susquehanna. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion that, as of such date, the exchange ratio offered to Abington shareholders in the merger was fair from a financial point of view. The Abington board approved the merger agreement at this meeting.

The full text of KBW’s written opinion is attached as Annex B to this document and is incorporated herein by reference. Abington shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to the Abington board and addresses only the fairness, from a financial point of view, of the consideration offered to the Abington shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Abington shareholder as to how the shareholder should vote at the Abington special meeting on the merger or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things,

•	the merger agreement;

•	Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ending December 31, 2009, 2008 and 2007 of Abington and Susquehanna;

•

certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Abington and Susquehanna and certain other communications from Abington and Susquehanna to their respective stockholders; and

•	other financial information concerning the businesses and operations of Abington and Susquehanna furnished to KBW by Abington and Susquehanna for purposes of KBW’s analysis.

•	held discussions with members of senior management of Abington and Susquehanna regarding

•	past and current business operations;

•	regulatory relations;

•	financial condition; and

•	future prospects of their respective companies.

•	compared certain financial and stock market information for Abington and Susquehanna with similar information for certain other companies the securities of which are publicly traded;

•	reviewed the financial terms of certain recent business combinations in the banking industry; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise publicly available. KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. KBW relied upon the management of Abington and Susquehanna as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to KBW. KBW assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. KBW assumed, without independent verification, that the aggregate allowance for loan and lease losses for Abington and Susquehanna are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of the property of Abington or Susquehanna, nor did it examine any individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by Abington’s and Susquehanna’s senior management teams. Abington and Susquehanna do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement with no additional payments or adjustments to the merger consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for using the acquisition method under GAAP, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Abington common stock or shares of Susquehanna common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Abington and Susquehanna. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Abington board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Abington board with respect to the fairness of the consideration.

The following is a summary of the material analyses presented by KBW to the Abington board on January 25, 2011 in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Abington board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal. Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.01 per share, of Abington will be converted into the right to receive 1.32 shares of common stock, par value $2.00 per share, of Susquehanna. Based on Susquehanna’s closing price on January 25, 2011, the day before the announcement of the transaction, of $9.88, the exchange ratio represented a value of $13.04 per share to Abington’s shareholders.

Selected Peer Group Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Abington and Susquehanna to the following depository institutions that KBW considered comparable to Abington and Susquehanna.

Companies included in Abington’s peer group were:

ESB Financial Corporation	Parkvale Financial Corporation
United Financial Bancorp, Inc.	Westfield Financial, Inc.
Fox Chase Bancorp, Inc.	ESSA Bancorp, Inc.
Beacon Federal Bancorp, Inc.	Cape Bancorp, Inc.
New Hampshire Thrift Bancshares, Inc.	Hingham Institution for Savings
Harleysville Savings Financial Corporation	Ocean Shore Holding Co.
TF Financial Corporation

Companies included in Susquehanna’s peer group were:

First Niagara Financial Group, Inc.	Astoria Financial Corporation
Fulton Financial Corporation	Valley National Bancorp
Signature Bank	National Penn Bancshares, Inc.
F.N.B. Corporation	Northwest Bancshares, Inc.

To perform this analysis, KBW used financial information as of the three-month period ended September 30, 2010 or December 31, 2010, if available. Market price information was as of January 25, 2011. 2011 and 2012 earnings estimates were taken from a nationally recognized earnings estimate consolidator for comparable companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Abington’s and Susquehanna’s historical financial statements, or to the data presented under the section “—Opinion of Susquehanna’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning Abington’s and Susquehanna’s financial condition:

	Abington	Abington Peer Group Minimum	Abington Peer Group Maximum
Core Return on Average Assets(1)	0.68%	(0.32%)	1.07%
Core Return on Average Equity(1)	4.07%	(1.66%)	14.85%
Net Interest Margin	2.97%	2.08%	4.00%
Efficiency Ratio	68.81%	40.63%	79.36%

	Susquehanna	Susquehanna Peer Group Minimum	Susquehanna Peer Group Maximum
Core Return on Average Assets(1)	0.21%	0.44%	1.04%
Core Return on Average Equity(1)	1.43%	4.94%	11.31%
Net Interest Margin	3.61%	2.30%	3.87%
Efficiency Ratio	65.15%	43.53%	58.60%

	Abington	Abington Peer Group Minimum	Abington Peer Group Maximum
Tangible Common Equity / Tangible Assets	16.92%	3.32%	19.09%
Total Capital Ratio	22.98%	11.07%	35.74%
Loan Loss Reserve / Loans	0.65%	0.49%	2.37%
Nonperforming Assets / Loans + OREO	4.41%	0.45%	6.74%
Last Twelve Months Net Charge-Offs / Average Loans	1.37%	0.02%	2.93%

	Susquehanna	Susquehanna Peer Group Minimum	Susquehanna Peer Group Maximum
Tangible Common Equity / Tangible Assets	7.30%	5.63%	14.3%
Total Capital Ratio	15.56%	12.58%	20.58%
Loan Loss Reserve / Loans	1.97%	0.93%	2.72%
Nonperforming Assets / Loans + OREO	3.76%	0.88%	3.47%
Last Twelve Months Net Charge-Offs /Average Loans	1.43%	0.27%	1.64%

(1)	Core income excludes extraordinary items, non-recurring items and gains/losses on sale of securities

KBW’s analysis showed the following concerning Abington’s and Susquehanna’s market performance:

	Abington		Abington Peer Group Minimum		Abington Peer Group Maximum
Stock Price / Book Value per Share	1.09	x	0.66	x	1.39	x
Stock Price / Tangible Book Value per Share	1.09	x	0.73	x	1.39	x
Dividend Yield	2.09%		0.0%		5.07%
2011 Dividend Payout Ratio	68.57%		0.0%		71.43%

	Susquehanna		Susquehanna Peer Group Minimum		Susquehanna Peer Group Maximum
Stock Price / Book Value per Share	0.64	x	1.01	x	2.40	x
Stock Price / Tangible Book Value per Share	1.35	x	1.17	x	2.41	x
Stock Price / 2011 EPS(1)	27.44	x	13.77	x	19.55	x
Dividend Yield	0.4%		0.0%		5.07%
2011 Dividend Payout Ratio	11.11%		0.0%		84.71%

(1)	Estimates per First Call consensus

Comparable Transaction Analysis. KBW reviewed publicly available information related to selected comparably sized acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies with headquarters in the New England region (CT, MA, ME, NH, RI, VT) and Mid-Atlantic region (DE, MD, NJ, NY, PA) announced after December 31, 2008, with aggregate transaction values greater than $50 million. The transactions included in the groups were:

Acquiror	Acquiree
People’s United Financial, Inc.	Danvers Bancorp, Inc.
Berkshire Hills Bancorp, Inc.	Legacy Bancorp, Inc.
Community Bank System, Inc.	Wilber Corporation
Berkshire Hills Bancorp, Inc.	Rome Bancorp, Inc.
First Niagara Financial Group, Inc.	New Alliance Bancshares, Inc.
F.N.B. Corporation	Comm Bancorp, Inc.
People’s United Financial, Inc.	LSB Corporation
Eastern Bank Corporation	Wainwright Bank & Trust Company
Kearny Financial Corp. (MHC)	Central Jersey Bancorp
Tower Bancorp, Inc.	First Chester County Corporation
First Niagara Financial Group, Inc.	Harleysville National Corporation
Danvers Bancorp, Inc.	Beverly National Corporation

Transaction multiples for the merger were derived from an offer price of $13.04 per share for Abington. For each precedent transaction, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

•	last 12 months earnings per share. For Abington, 2010 estimated earnings per share were utilized.

•

premium to core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

Transaction Price to:	Susquehanna / Abington Merger		Comparable Transactions Minimum		Comparable Transactions Maximum
Book Value	123.5%		50.6%		198.3%
Tangible Book Value	123.5%		90.2%		200.2%
Earnings per share	32.2	x	8.4	x	28.5	x
Core Deposit Premium	9.3%		(1.2%)		14.1%

No company or transaction used as a comparison in the above analysis is identical to Abington, Susquehanna or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Financial Impact Analysis. KBW performed pro forma merger analyses that combined projected income statement and balance sheet information of Abington and Susquehanna. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Susquehanna. In the course of this analysis, KBW used earnings estimates for Susquehanna for 2011 and 2012 from a nationally recognized earnings estimate consolidator and used earnings estimates for Abington for 2011 and 2012 from Abington management. This analysis indicated that the merger is expected to be slightly dilutive to Susquehanna’s estimated earnings per share in 2011 and 2012. The analysis also indicated that the merger is expected to be dilutive to book value per share and to tangible book value per share for Susquehanna and that Susquehanna would maintain well capitalized capital ratios. However, with the 100% stock consideration, the analysis demonstrated a stronger pro forma regulatory capital ratio for Susquehanna. The analysis did not take into consideration any utilization of that stronger capital ratio for shareholder enhancement activities or revenue enhancements due to new product introduction into Abington’s customer base. For all of the above analyses, the actual results achieved by Susquehanna following the merger will vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Abington could provide to equity holders through 2015 on a stand-alone basis. In performing this analysis, KBW used management’s earnings estimates for Abington for 2011 and applied a long-term tangible asset growth rate of 4.0% thereafter, and assumed discount rates ranging from 10.0% to 14.0%. The range of values was determined by adding (1) the present value of projected cash flows to Abington shareholders from 2011 to 2015 and (2) the present value of the terminal value of Abington’s common stock. In determining cash flows available to shareholders, KBW assumed that Abington would maintain a tangible common equity / tangible asset ratio of 7.50% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for Abington. In calculating the terminal value of Abington, KBW applied multiples ranging from 9.0 times to 15.0 times 2016 forecasted earnings. This resulted in a range of values of Abington from $9.58 to $12.65 per share.

KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Abington.

Other Analyses. KBW reviewed the relative financial and market performance of Abington and Susquehanna as compared to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Susquehanna.

The Abington board has retained KBW as an independent contractor to act as financial adviser to Abington regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Abington and Susquehanna. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Abington and Susquehanna for KBW’s own account and for the accounts of its customers.

Abington and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Abington has paid KBW a cash fee of $100,000 concurrently with the rendering of the Fairness Opinion relating to the Transaction. Additionally, Abington has agreed to pay to KBW at the time of closing of the Transaction a cash fee (“Contingent Fee”) equal to 1.00% of the aggregate consideration offered in exchange for the outstanding shares of common stock of Abington in the merger. The fees paid prior to the Contingent Fee payment will be credited against the Contingent Fee. Pursuant to the KBW engagement agreement, Abington also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

Opinion of Susquehanna’s Financial Advisor

At the special meeting of the board of directors of Susquehanna on January 26, 2011, J.P. Morgan rendered its oral opinion to the board of directors of Susquehanna that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the exchange ratio in the proposed merger of 1.32 shares of Susquehanna common stock for each outstanding share of Abington common stock was fair, from a financial point of view, to Susquehanna. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan.

The full text of the subsequently delivered written opinion of J.P. Morgan dated January 26, 2011, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this document and is incorporated herein by reference. Susquehanna’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the board of directors of Susquehanna, is directed only to the exchange ratio in the merger and does not constitute a recommendation as to how any holder of Susquehanna common stock should vote with respect to the merger or any other matter. The summary of the opinion of J.P. Morgan set forth in this document is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion and performing its related financial analyses, J.P. Morgan, among other things:

•	reviewed a draft of the merger agreement dated January 25, 2011;

•	reviewed certain publicly available business and financial information concerning Abington and Susquehanna and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of Abington and Susquehanna with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Abington common stock and Susquehanna common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared or approved by the managements of Abington and Susquehanna relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected by Susquehanna to result from the merger, which we refer to as “synergies”; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of Abington and Susquehanna with respect to certain aspects of the merger, and the past and current business operations of Abington and Susquehanna, the financial condition and future prospects and operations of Abington and Susquehanna, the effects of the merger on the financial condition and future prospects of Susquehanna and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Abington and Susquehanna or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify any such information or its accuracy or completeness. J.P. Morgan neither conducted nor was provided with any valuation or appraisal of any assets or liabilities, any review of any credit files of Susquehanna or Abington, or any assessment of the adequacy of any loan loss reserves, nor did J.P. Morgan evaluate the solvency of Abington or Susquehanna under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, including the synergies, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Abington and Susquehanna to which such analyses or forecasts relate. J.P. Morgan expressed no view as to any such analyses or forecasts (including the synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes and that the definitive merger agreement would not differ in any material respects from the draft furnished to it. J.P. Morgan also assumed that the representations and warranties made by Susquehanna and Abington in the merger agreement and the related agreements were and will be true and correct in all ways material to its analysis and that there will be no adjustment to the exchange ratio under Section 9.1(g) of the merger agreement. J.P. Morgan is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to Susquehanna with respect to such issues. J.P. Morgan has further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Abington or Susquehanna or on the contemplated benefits of the merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. It should be understood that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to Susquehanna of the exchange ratio in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Susquehanna or as to the underlying decision by Susquehanna to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the exchange ratio in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Abington common stock or Susquehanna common stock will trade at any future time.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by J.P. Morgan, nor does the order of analyses described represent relative importance or weight given to those analyses by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of J.P. Morgan’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by J.P. Morgan. The projections furnished to J.P. Morgan and used in J.P. Morgan’s financial analyses were prepared by the management of Susquehanna. Susquehanna does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

Implied Value and Historical Exchange Ratio Analysis. Based upon an assumed exchange ratio of 1.32 and the $9.88 closing market price of Susquehanna common stock on January 25, 2011, J.P. Morgan calculated that the implied value of the aggregate consideration was $13.04 per share of Abington common stock. J.P. Morgan reviewed the stock price trading history of Susquehanna common stock and Abington common stock over the period from January 1, 2008 through January 25, 2011 and calculated the implied exchange ratio indicated by the median historical trading prices of Susquehanna common stock and Abington common stock in each of 2008, 2009, 2010 and 2011 (year to date through January 25, 2011) as shown in the table below as well as the implied value per share of Abington common stock based upon the exchange ratio.

	2008		2009		2010		2011 year to date (through 1/25/11)
Implied Exchange Ratio	0.566	x	1.182	x	1.050	x	1.196	x
Implied Value per Share of Abington common stock	$5.59		$11.68		$10.38		$11.81

Abington Stand Alone Dividend Discount Analysis. J.P. Morgan calculated a range of implied values for the Abington common stock implied by discounting to present values estimates of Abington’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized the following assumptions, among others:

•	June 30, 2011 valuation date;

•	fully diluted shares of 20.7 million;

•

the following earnings assumptions for Abington provided to J.P. Morgan by Susquehanna management: 2011 earnings per share of $0.41, 2012 earnings per share of $0.46, 12% earnings growth rate for 2013 through 2016, 10% earnings growth rate for 2017 and 8% to 3% declining earnings growth rate for 2018 through 2022;

•

the following asset growth assumptions for Abington provided to J.P. Morgan by Susquehanna management: 4.3% asset growth rate in 2011 through 2016 and 4% to 1.5% declining asset growth rate for 2017 through 2021;

•	terminal value of Abington common stock at the end of 2021 based on a price to forward earnings multiple range of 11.0x to 13.0x;

•	discount rates from 9.0% to 11.0% to calculate the present value of the dividend stream and terminal values;

•	target tangible common equity to tangible asset ratio of 7.5%; and

•	35% marginal tax rate.

These calculations resulted in a range of implied values of $11.95 to $13.63 per share of Abington common stock, as illustrated by the following table:

	Terminal Multiple
Discount Rate (%)	11.0x	12.0x	13.0x
9.0%	$12.91	$13.27	$13.63
9.5%	$12.65	$13.00	$13.34
10.0%	$12.41	$12.73	$13.06
10.5%	$12.18	$12.49	$12.80
11.0%	$11.95	$12.25	$12.54

Abington Pro Forma Dividend Discount Analysis. In addition to the Abington stand-alone dividend discount analysis, J.P. Morgan also performed a further dividend discount analysis with respect to Abington that included certain potential cost synergies and balance sheet adjustments projected by Susquehanna’s management to result from the merger. J.P. Morgan performed this analysis by calculating a range of implied values for the Abington common stock implied by discounting to present values estimates of Abington’s future dividend stream and terminal value that included the impact of the management estimates with respect to cost synergies and balance sheet adjustments. In performing its analysis, J.P. Morgan utilized the following assumptions, among others, in addition to the assumptions utilized in performing the Abington stand alone dividend discount analysis that are described above:

•	residual credit losses post-fourth-quarter of 2010 of $31 million, representing 4.4% of the loan balance in the fourth quarter of 2010;

•	annual cost synergies of $8.1 million pre-tax, phased in 50% in 2011, 100% in 2012, with 3% perpetuity growth thereafter;

•	restructuring charge of $21.2 million pre-tax;

•	core deposit intangibles created of 1.5% of Abington’s core deposits with core deposit intangible amortized straight line over 10 years;

•	repricing of certificates of deposit as they mature at rates in line with Susquehanna cost and transfer of selected certificates of deposit to money market deposit accounts over time;

•	certain fee income improvements; and

•	tax rate of 28% on core earnings and 35% on synergies and purchase accounting adjustments.

These calculations resulted in a range of implied values of $15.69 to $18.22 per share of Abington common stock, as illustrated by the following table:

	Terminal Multiple
Discount Rate (%)	11.0x	12.0x	13.0x
9.0%	$17.36	$17.79	$18.22
9.5%	$16.91	$17.32	$17.73
10.0%	$16.49	$16.88	$17.27
10.5%	$16.08	$16.45	$16.83
11.0%	$15.69	$16.05	$16.41

Abington Selected Companies Analysis. J.P. Morgan compared selected financial and market data of Abington with similar data for the following companies:

Selected Companies

Provident New York Bancorp

Brookline Bancorp, Inc.

Danvers Bancorp, Inc.

OceanFirst Financial Corp.

Westfield Financial, Inc.

United Financial Bancorp, Inc.

J.P. Morgan calculated and compared various financial multiples and ratios based on publicly available financial information, publicly available market data, earnings per share information obtained from FactSet Research Systems Inc., and earnings estimates for Abington provided to J.P. Morgan by Susquehanna management (such financial data as of September 30, 2010 and market data as of January 25, 2011). With respect to the selected companies, the information J.P. Morgan presented included:

•	price as a percentage of the selected company’s 52-week high;

•	multiple of price to estimated earnings per share for 2012;

•	multiple of price to estimated earnings per share for 2012 adjusted to reflect the distribution of certain excess capital and to adjust for earnings on excess capital;

•	multiple of price to tangible book value per share;

•	multiple of price to tangible book value per share adjusted to reflect the distribution of certain excess capital and to adjust for earnings on excess capital;

•	net charge-offs as a percentage of average level of loans outstanding;

•	non-performing loans as a percentage of total loans; and

•	tangible common equity as a percentage of tangible assets.

Set forth below are observations that resulted from the comparison of the data related to the selected companies described above:

	Abington		All Selected Companies
			Median		Low/High Range
% of 52-Week High	92.3%		92.0%		84.6% – 98.8%
Price to 2012 EPS	25.6	x	16.9	x	11.6x – 45.0x
Price to 2012 Adjusted EPS	14.9	x	11.5	x	10.3x – 28.4x
Price to Tangible Book Value	1.1	x	1.2	x	1.0x – 1.5x
Price to Adjusted Tangible Book Value	1.2	x	1.3	x	1.1 – 2.0x
Net Charge-Offs/Avg. Loans	1.4%		0.2%		0.0% – 3.0%
Non-Performing Loans/Total Loans	1.7%		1.1%		0.5% – 2.8%
Tangible Common Equity/Tangible Assets	17.0%		12.0%		9.0% – 19.1%

Selected Transaction Analysis. Using publicly available information and earnings per share information obtained from FactSet Research Systems Inc., J.P. Morgan examined the following precedent financial institution transactions: the acquisition by People’s United Financial, Inc. of Danvers Bancorp, Inc. announced on January 20, 2011 and the acquisition by First Niagara Financial Group, Inc. of New Alliance Bancshares, Inc. announced on August 19, 2010.

For each of the selected transactions, J.P. Morgan examined, among other things:

•	the multiple of the implied transaction price to the next 12 months earnings per share;

•	the multiple of the implied transaction price to tangible book value; and

•	the premium to core deposits.

Set forth below are observations that resulted from the comparison of the data related to the selected transactions described above:

	People’s/Danvers		First Niagara/New Alliance
Price to Next Twelve Months EPS	24.0	x	20.0	x
Price to Tangible Book Value	1.9	x	1.6	x
Core Deposit Premium (%)	13.9%		14.0%

Susquehanna Stand Alone Dividend Discount Analysis. J.P. Morgan calculated a range of implied values for Susquehanna common stock implied by discounting to present values Susquehanna management estimates for Susquehanna’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized the following assumptions, among others:

•	June 30, 2011 valuation date;

•	fully diluted shares of 129.8 million;

•

earnings assumptions provided to J.P. Morgan by Susquehanna management: 2011 earnings per share of $0.36, 2012 earnings per share of $0.80, 6.5% earnings growth rate for 2013 through 2018 and 5.5% to 3.0% declining earnings growth rate for 2019 through 2022;

•

asset growth assumptions provided to J.P. Morgan by Susquehanna management: 0.0% asset growth rate in 2011, 2.0% asset growth rate in 2012 through 2018 and 1.5% to 1.0% declining asset growth rate for 2019 through 2021;

•	terminal value of Susquehanna common stock at the end of 2021 based on a price to forward earnings multiple range of 10.0x to 12.0x;

•	discount rates from 9.5% to 12.5% to calculate the present value of the dividend stream and terminal values;

•	target tangible common equity to tangible asset ratio of 7.5%; and

•	35% marginal tax rate.

These calculations resulted in a range of implied values of $8.40 to $11.29 per share of Susquehanna common stock, as illustrated by the following table:

	Terminal Multiple
Discount Rate (%)	10.0x	11.0x	12.0x
9.5%	$10.32	$10.80	$11.29
10.5%	$9.62	$10.06	$10.50
11.0%	$9.30	$9.72	$10.14
11.5%	$8.98	$9.38	$9.79
12.5%	$8.40	$8.77	$9.13

Susquehanna Selected Companies Analysis. J.P. Morgan compared selected financial and market data of Susquehanna with similar data for the following companies:

Selected Companies

First Niagara Financial Group, Inc.

Valley National Bancorp

Fulton Financial Corporation

FirstMerit Corporation

Webster Financial Corporation

National Penn Bancshares, Inc.

J.P. Morgan calculated and compared various financial multiples and ratios based on publicly available financial information, publicly available market data, earnings per share information obtained from FactSet Research Systems Inc., and earnings estimates for Susquehanna provided to J.P. Morgan by Susquehanna management (such financial data as of September 30, 2010 and market data as of January 25, 2011). With respect to the selected companies, the information J.P. Morgan presented included:

•	price as a percentage of the selected company’s 52-week high;

•	multiple of price to estimated earnings per share for 2011 and 2012 and for normalized earnings per share indicated in analyst equity research obtained through FactSet Research Systems, Inc.;

•	multiple of price to tangible book value per share;

•	long-term growth percentage; and

•	dividend yield percentage.

Set forth below are observations that resulted from the comparison of the data related to the selected companies described above:

	Susquehanna		Selected Companies
			Median		Low/High Range
% of 52-week high	82.1%		91.8%		77.6% – 99.6%
Price to 2011 EPS	27.4	x	16.1%		11.7x – 19.3x
Price to 2012 EPS	12.4	x	13.8	x	10.0x – 16.7x
Price to Normalized EPS	12.2	x	11.5	x	10.6 – 12.6x
Price to Tangible Book Value	1.4	x	1.9	x	1.6x – 2.4x
Long-term Growth %	6.5%		6.3%		6.0% – 14.8%
Dividend Yield %	0.4%		2.3%		0.2% – 5.1%

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Abington or Susquehanna, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Abington or Susquehanna, as applicable. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Abington or Susquehanna, as applicable and the transactions compared to the merger.

The merger consideration was determined through arm’s-length negotiations between Abington and Susquehanna and was approved by Susquehanna’s board of directors. Although J.P. Morgan provided advice to Susquehanna during these negotiations, J.P. Morgan did not recommend any specific amount of consideration to Susquehanna or its board of directors or that any specific amount of consideration constituted the appropriate consideration for the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Susquehanna with respect to the merger on the basis of such experience and its familiarity with Susquehanna.

Pursuant to an engagement letter dated January 21, 2011, Susquehanna retained J.P. Morgan as its financial advisor in connection with the proposed merger. For services rendered in connection with the merger, Susquehanna has agreed to pay J.P. Morgan a fee of $2 million, which is payable upon completion of the merger. In addition, Susquehanna has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Susquehanna for which it and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner of Susquehanna’s offerings of its common stock and trust preferred securities in March 2010. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Susquehanna or Abington for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Merger Consideration

The merger agreement provides that at the effective time of the merger each share of Abington common stock issued and outstanding immediately prior to the effective time will be exchanged for 1.32 shares of Susquehanna common stock. In the discussions below, we may refer to the shares of Susquehanna common stock to be issued for each share of Abington common stock as the stock consideration. Susquehanna currently anticipates issuing the stock consideration to Abington shareholders using American Stock Transfer’s Direct Registration program, which means that each Abington shareholder’s stock consideration will initially be recorded in book entry form only on the records of Susquehanna’s transfer agent, American Stock Transfer, as opposed to new certificates being issued. Abington shareholders who receive Susquehanna shares through the Direct Registration program may request a Susquehanna physical stock certificate at no charge.

Since the exchange ratio of 1.32 shares of Susquehanna common stock for each share of Abington common stock is fixed, no assurance can be given that the value of the stock consideration that is received in the merger will be substantially equivalent to the value of the stock consideration as it would be computed at the time of the vote to approve the merger. As the market value of Susquehanna common stock fluctuates, based on numerous factors, the value of the shares of Susquehanna common stock that an Abington shareholder will receive will correspondingly fluctuate.

The stock consideration is subject to adjustment by Susquehanna if Abington elects to terminate the merger agreement based on the following conditions existing shortly before the effective date of the merger:

•	the average closing stock price of Susquehanna common stock for the 20 days prior to the fifth day preceding the merger is less than $7.90; and

•	Susquehanna’s stock price has underperformed the Nasdaq Bank Index by 20% or more since January 26, 2011.

If Abington elects to terminate the merger agreement based on the existence of these conditions, Susquehanna has the right to increase the stock consideration to the extent necessary to cause either of these two conditions to be deemed not to exist. Please see “—Termination of the Merger Agreement” for more information. If this does not occur, the fixed exchange ratio of 1.32 shares of Susquehanna common stock for each share of Abington common stock will not change regardless of changes in Susquehanna’s stock price.

If, between the date of the merger agreement and the effective time of the merger, the shares of Susquehanna common stock are changed into a different number or class of shares by reason of reclassification, split-up, combination, exchange of shares or readjustment, or a stock dividend is declared with a record date within that period, appropriate adjustments will be made to the stock consideration.

No fractional shares of Susquehanna common stock will be issued to any Abington shareholders upon completion of the merger. For each fractional share that would otherwise be issued, Susquehanna will pay cash in an amount equal to the product of the number of fractional shares held by the Abington shareholder multiplied by the average closing price of Susquehanna common stock for the five trading days preceding the merger date. No interest will be paid or accrued on cash payable in lieu of fractional shares of Susquehanna common stock.

The terms of the merger were determined by Abington and Susquehanna on the basis of arm’s-length negotiations.

Material Federal Income Tax Consequences

The following discussion addresses the material United States federal income tax consequences of the merger to an Abington shareholder who holds shares of Abington common stock as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to Abington shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Abington shareholders subject to special treatment under the Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, Abington shareholders who hold their shares of Abington common stock as part of a hedge, straddle or conversion transaction, Abington shareholders who acquired their shares of Abington common stock pursuant to the exercise of employee stock options or otherwise as compensation, and holders who are not United States persons, within the meaning of Section 7701(a)(30) of the Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

Abington shareholders are urged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger to them.

The closing of the merger is conditioned upon the receipt by Abington of the opinion of Elias, Matz, Tiernan & Herrick L.L.P., counsel to Abington, and the receipt by Susquehanna of the opinion of Morgan, Lewis & Bockius LLP, counsel to Susquehanna, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in those opinions (including factual representations contained in certificates of officers of Abington and Susquehanna) which are consistent with the state of facts existing as of the effective date of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The tax opinions to be delivered in connection with the merger are not binding on the IRS or the courts, and neither Abington nor Susquehanna intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

Assuming that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, the discussion below sets forth the opinions of Morgan, Lewis & Bockius LLP and Elias, Matz, Tiernan & Herrick L.L.P. as to the material United States federal income tax consequences of the merger to Abington shareholders.

An Abington shareholder will not recognize gain or loss as a result of such shareholder’s shares of Abington common stock being exchanged in the merger for shares of Susquehanna common stock, except as described below with respect to the receipt of cash in lieu of a fractional share of Susquehanna common stock. An Abington shareholder’s aggregate tax basis in shares of Susquehanna common stock received in the merger, including any fractional share deemed received and exchanged as described below, will equal the aggregate tax basis of the shareholder’s Abington common shares surrendered in the merger. The holding period of the Susquehanna common stock will include the holding period of the shares of Abington common stock surrendered in the merger.

Cash received in lieu of a fractional share. Cash received by an Abington shareholder in lieu of a fractional share of Susquehanna common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis of the shares of Abington common stock surrendered that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Abington common stock is more than one year at the time of the merger.

Backup Withholding. Abington shareholders may be subject to information reporting and backup withholding on any cash payments they receive in the merger. Abington shareholders generally will not be subject to backup withholding, however, if they (1) timely furnish a correct taxpayer identification number, certify that they are not subject to backup withholding on an IRS Form W-9 or other acceptable form and otherwise comply with all the applicable requirements of the backup withholding rules; or (2) are a corporation or come within certain exempt categories and otherwise comply with applicable requirements of the backup withholding rules. Amounts withheld under the backup withholding rules may be allowed as a refund or credit against a shareholder’s United States federal income tax liability provided that the shareholder furnishes the required information to the IRS on a timely basis.

The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, the discussion does not address tax consequences that may vary with, or are contingent on, an Abington shareholder’s individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, Abington shareholders are strongly urged to consult with their tax advisors to determine the particular United States federal, state, local and foreign income and other tax consequences to them of the merger.

Employee Benefit Plans

Employee Benefit Plans. Employees of Abington and its subsidiaries who become employees of Susquehanna or its subsidiaries will be eligible to participate in those benefit plans of Susquehanna or its subsidiaries in which similarly situated employees of Susquehanna or its subsidiaries participate as soon as administratively practicable after the effective date of the merger, to the same extent that similarly situated employees of Susquehanna or its subsidiaries participate; provided, however, that until the first anniversary after the effective date of the merger, Susquehanna may instead provide that employees of Abington and its subsidiaries who become employees of Susquehanna or its subsidiaries will continue to participate in the employee benefit plans of Abington and its subsidiaries on a basis that is substantially similar in the aggregate to benefits provided to employees of Susquehanna or its subsidiaries generally. After the effective date of the merger, Susquehanna may elect not to provide to employees of Abington and its subsidiaries any benefits that are not then provided by Susquehanna or its subsidiaries to its own employees, notwithstanding that such benefits were provided to Abington employees immediately prior to the effective date of the merger.

With respect to each employee benefit plan of Susquehanna and its subsidiaries for which length of service is taken into account for any purpose, service with Abington or any of its subsidiaries will be treated as service with Susquehanna for purposes of determining eligibility to participate, vesting and entitlement to benefits, including severance benefits and vacation entitlements (but not for accrual of benefits under defined benefit pension plans); provided that such service will not be recognized to the extent that such recognition would result in a duplication of benefits. Such length of service will also be taken into account for purposes of satisfying waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations, if permitted by the plan. In addition, if permitted by the plan and subject to the requirements of applicable law, each plan of Susquehanna and its subsidiaries will waive pre-existing condition limitations to the extent such conditions are covered under the applicable Abington plan. Abington employees who become employees of Susquehanna and its subsidiaries will also be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the relevant plan of Susquehanna and its subsidiaries. In the event of a termination or consolidation of any Abington health plan, terminated Abington employees and qualified beneficiaries will have the right to continued coverage under the relevant Susquehanna health plan, in accordance with COBRA.

Benefit Agreements

Employee Stock Ownership Plan. Pursuant to its terms, the Abington Bank Employee Stock Ownership Plan (the “ESOP”) will terminate as of the effective time of the merger. The accounts of all participants and beneficiaries in the ESOP as of the effective time shall become fully vested as of the effective time. As of or immediately prior to the effective time, Abington and the trustees of the ESOP shall (a) use the cash plus the shares of Abington common stock held in the ESOP suspense account which are not committed to be released to repay the outstanding principal balance of the ESOP loan plus the accrued interest thereon to the fullest extent possible, with such shares to be converted into treasury stock of Abington, and (b) forgive any remaining outstanding balance of principal and accrued interest on the ESOP loan that is not covered by the fair market value of the shares serving as collateral for the ESOP loan. Any shares of Abington common stock remaining in the ESOP suspense account after giving effect to the repayment of the ESOP loan shall be converted into the right to receive the stock consideration, which shall be allocated as earnings to the accounts of ESOP participants who have account balances in the ESOP in accordance with the applicable provisions of the ESOP. The merger agreement also requires Abington to file all necessary documents with the IRS for a determination letter for termination of the ESOP as of the effective time. As soon as practicable following the later of the effective time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Susquehanna has agreed to permit Abington employees to roll over the cash portion of their account balances in the ESOP to the Susquehanna 401(k) Plan.

401(k) Plan. Pursuant to the terms of the merger agreement, Abington is required to terminate its 401(k) Plan, immediately prior to the effective time of the merger. The accounts of all participants and beneficiaries in the 401(k) Plan as of the effective time will become fully vested upon termination of the 401(k) Plan. Abington will file all necessary documents with the IRS for a determination letter for termination of the 401(k) Plan as of or immediately prior to the effective time. Upon the later of the effective time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the 401(k) Plan upon its termination, Abington will, at each employee’s option, either distribute the account balances to participants or transfer the balances to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Susquehanna agrees to permit rollovers to Susquehanna’s 401(k) Plan.

Dividend Reinvestment Program. Pursuant to the terms of the merger agreement, Abington is required to terminate its Dividend Reinvestment Program (“DRIP”). Upon the effective termination of the DRIP, each participant’s account will continue to be maintained with Abington’s transfer agent in accordance with the terms of the DRIP. At any time, a participant may request that the transfer agent distribute the shares held in the account. However, cash will be paid in lieu of any fractional shares held in the account upon distribution.

Outplacement Services for Abington Employees. After the effective time of the merger, Abington employees who are part of any reduction in force during the six months following the merger will be eligible to participate in Susquehanna’s outplacement services plan for employees of Susquehanna and its subsidiaries. These outplacement services will be provided for a period of not less than six months by an outplacement agency selected by Susquehanna.

Treatment of Abington Stock Options

Stock Options. Each unexercised Abington option that remains outstanding under an Abington option plan as of the effective time of the merger and each Abington option plan will be assumed by Susquehanna. Susquehanna will not grant any new options or awards under the Abington option plans after the merger. Each Abington option assumed by Susquehanna will continue to have, and be subject to, the same terms and conditions of such Abington option immediately prior to the effective date of the merger, except that (1) each Abington option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Susquehanna common stock equal to the product of the number of shares of Abington common stock that were issuable upon exercise of such Abington option immediately prior to the effective date of the merger multiplied by 1.32, rounded down to the nearest whole number of shares of Susquehanna common stock, and (2) the per share exercise price for the shares of Susquehanna common stock issuable upon the exercise of such assumed Abington option will be equal to the quotient determined by dividing the exercise price per share of Abington common stock at which such Abington option was exercisable immediately prior to the effective date of the merger by 1.32, rounded up to the nearest whole cent.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors of Abington that you vote to approve and adopt the merger agreement, you should be aware that Abington directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of Abington shareholders generally. The board of directors was aware of and considered these potential interests, among other matters, in the Abington board’s decision to approve the merger agreement.

As described in more detail below, these interests include certain payments and benefits that may be provided to the executive officers upon completion of the merger, including accelerated vesting of stock options and restricted stock awards, enhanced cash severance, enhanced supplemental executive retirement plan benefits and continued medical, life and disability insurance benefits. Additionally, for the non-employee directors, these interests include the accelerated vesting of stock options and restricted stock awards upon completion of the merger and the accelerated vesting of the directors’ accrued benefits under the Abington Bank Board of Directors’ Retirement Plan. Abington Bank intends to terminate the Board of Directors’ Retirement Plan in connection with the merger and pay a lump sum amount to each of the non-employee directors equal to the director’s accrued benefits under the plan.

The dates and share prices used below to quantify these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur and do not represent a projection about the future value of Abington common stock.

Summary of Payments and Benefits to Executive Officers in Connection with the Merger. Pursuant to their employment agreements discussed below, based on compensation and benefit levels as of March 11, 2011 and assuming that the merger is completed on June 30, 2011, Abington’s named executive officers will be entitled to receive the following cash severance payments and other benefits (excluding the value of unvested stock options and restricted stock awards, which are quantified in the table below under “Treatment of Equity Awards”). The discount rate used to evaluate present value amounts are subject to change.

Executive	Cash Severance(1)	Cash Payment in Lieu of Continued Medical, Disability and Life Benefits(2)	SERP Benefits(3)	Cash Payment in Lieu of Other Benefits(4)	Total Cash Payments and SERP Benefits
Robert W. White(5)	$1,896,381	$71,237	$—	$70,482	$2,038,100
Jack J. Sandoski	633,154	62,710	—	—	695,864
Frank Kovalcheck	379,328	79,517	164,000	—	622,845
Thomas J. Wasekanes(5)	622,500	79,517	63,200	—	765,217
Eric L. Golden	209,840	46,633	—	—	256,473

All executive officers as a group (5 persons)	$3,741,203	$339,614	$227,200	$70,482	$4,378,499

(1)

The employment agreement for Mr. White entitles him to receive a lump sum cash severance payment equal to 2.99 times his average taxable compensation for the five years ending immediately prior to the year in which the change in control occurs. The employment agreements for each of the other executives entitle the executive to receive a lump sum cash severance payment equal to three times (two times for Mr. Golden) the sum of the executive’s annual base salary and the bonus earned in the year preceding the year in which the date of termination occurs. The existing employment agreements for Messrs. Sandoski, Kovalcheck and Golden provide that if their payments constitute parachute payments under Section 280G of the Code, then such payments will be reduced by the minimum amount necessary to avoid such payments constituting parachute payments. The cash severance amounts for Messrs. Sandoski and Kovalcheck in the above table have been reduced by $34,097 and $203,629, respectively, so that their total payments do not constitute parachute payments.

(2)

Represents a lump sum cash payment equal to the projected cost of providing continued medical, life and disability insurance premiums for three years (two years for Mr. Golden) for each executive. The estimated costs assume the current premiums increase by 10% in each of 2012 and 2013. The amounts have been discounted to present value.

(3)

Represents the incremental increase in the present value of the benefits payable under Abington Bank’s Supplemental Executive Retirement Plan (the “SERP”). If a participant in the SERP has a separation from service on or after his normal retirement date of age 65, he is entitled to receive supplemental retirement benefits for 10 years. The annual supplemental retirement benefit is equal to 50% of the participant’s average base compensation for the highest three years during the 10 years preceding his separation from service. Upon a change in control, such as the merger, a participant becomes 100% vested in all amounts then accrued for his benefit under the SERP, and the vested benefits are paid in a lump sum on the first day of the month following the lapse of six months after the participant’s separation from service. The amounts shown in the table for Messrs. Kovalcheck and Wasekanes represent their estimated accrued benefits as of June 30, 2011, discounted to present value. Because Messrs. White and Sandoski have reached at least age 65 and are fully vested in their SERP benefits, there will be no increase in their benefits as a result of the merger. The present value of the vested SERP benefits for Messrs. White and Sandoski are projected to be approximately $1.3 million and $647,000, respectively, as of June 30, 2011. Mr. Golden does not participate in the SERP. Abington Bank intends to terminate the SERP in connection with the merger and pay a lump sum amount to each of the SERP participants equal to the discounted present value of each participant’s SERP benefits.

(4)

Represents a lump sum cash payment equal to the estimated costs of paying automobile leases and related expenses and club dues to Mr. White for 36 months, based on the amounts paid in 2010. The amounts have been discounted to present value.

(5)

A portion of these amounts will be paid in consideration of the non-compete provisions in the executive’s new employment agreement with Susquehanna and will be forfeitable by the executive in the event the non-competition provisions are breached. In addition, each of Messrs. White and Wasekanes has agreed that he will repay $50,000 of such amount if he voluntarily resigns from employment with Susquehanna within 12 months following completion of the merger. Under the terms of his current employment agreement with Abington and his new agreement with Susquehanna, Mr. White is also entitled to receive an additional tax indemnification payment (a “gross-up” payment) if his payments trigger liability under Sections 280G and 4999 of the Code for an excise tax on “excess parachute payments.” Abington and Susquehanna currently estimate that they will not be required to make any gross-up payments to Mr. White. If the payments made to Mr. Wasekanes in connection with the merger constitute parachute payments under Section 280G of the Code, then such payments will be reduced by the minimum amount necessary to avoid such payments constituting parachute payments.

Retention Bonuses. Under the terms of the merger agreement, Susquehanna and Abington have agreed that, prior to the effective time of the merger, Abington may pay retention bonuses to employees of Abington who remain employed through the effective time. Unless agreed to by Susquehanna in writing, the aggregate amount of the retention bonuses will not exceed $250,000.

Treatment of Abington Equity Awards. Abington’s executive officers and directors participate in Abington’s equity-based compensation plans and hold Abington stock options and restricted stock awards granted in accordance with the terms of such plans.

Abington Stock Options. Subject to continued service by the executives and directors, the Abington stock options vest ratably at 20% per year over a five-year period beginning on the one-year anniversary of the date of grant. Under the terms of the merger agreement and the respective equity-based compensation plan and award agreements, at the effective time of the merger, all outstanding Abington stock options that have not yet vested will immediately vest in full and be converted automatically into Susquehanna stock options, which shall remain exercisable for the remainder of the original ten-year term of the Abington stock option. As of March 11, 2011, the record date for Abington’s Special Meeting, Abington’s executive officers and directors (as a group) held vested and unvested options to acquire an aggregate of 1,496,360 shares of Abington common stock. Assuming the merger occurs on June 30, 2011, Abington’s executive officers and directors will hold unvested options to purchase 356,120 shares of Abington common stock that will automatically vest on that date.

Abington Restricted Stock Awards. Subject to continued service by the executives and directors, the Abington restricted stock awards vest ratably at 20% per year over a five-year period beginning on the one-year anniversary of the date of grant. Under the terms of the merger agreement and the respective equity-based compensation plan and award agreements, all unvested restricted stock awards will vest at the effective time of the merger. In addition, all cash dividends which have accrued on the unvested restricted stock awards shall be paid at the time the awards vest. Assuming the merger occurs on June 30, 2011, Abington’s executive officers and directors (as a group) will hold 144,400 shares of unvested restricted stock awards that will automatically vest on that date.

The following table summarizes the estimated value that the executive officers and directors would receive in the merger in exchange for the shares of Abington common stock received as a result of the accelerated vesting of the Abington stock options and restricted stock awards held by the executive officers and directors as of March 11, 2011, assuming that (1) the merger is completed on June 30, 2011 and (2) the value of Abington common stock at that time is $12.32 per share, which is the average closing price of Abington common stock for the five trading days ending March 11, 2011.

Executive/Director	Value of Unvested Options(1)	Value of Unvested Restricted Stock Awards and Accrued Dividends(2)	Total
Robert W. White	$398,040	$651,000	$1,049,040
Jack J. Sandoski	$134,820	$164,052	$298,872
Frank Kovalcheck	$134,820	$164,052	$298,872
Thomas J. Wasekanes	$58,595	$208,854	$267,449
Eric L. Golden	$18,245	$36,456	$54,701
All executive officers as a group (5 persons)	$744,520	$1,244,414	$1,968,934
All non-employee directors as a group (5 persons)	$387,939	$651,000	$1,038,939

(1)

Represents the amount (if any) by which $12.32, the average per share closing price of Abington common stock for the five trading days ending March 11, 2011, exceeds the exercise price of the unvested stock options.

(2)

The amounts shown in the table include cash dividends that have accrued or are expected to accrue (assuming payment of regular quarterly dividends of $0.06 per share) on the unvested restricted stock awards prior to vesting and that are paid at the time the awards vest. The amounts assume that vesting of restricted stock held by the executive officers and non-employee directors occurs on June 30, 2011, in connection with the completion of the merger.

For a more detailed explanation of the treatment of Abington stock options and restricted stock awards, please see “The Merger—Treatment of Abington Stock Options” beginning on page 55.

Abington Board of Directors’ Retirement Plan. Abington Bank maintains a Board of Directors’ Retirement Plan pursuant to which non-employee directors, upon retirement after reaching age 75, are entitled to receive an annual benefit equal to 75% of the director fees paid in the year of retirement for a period of 10 years. None of the current non-employee directors of Abington have reached age 75, except for Ms. Margraff Kieser. In connection with the merger, Abington Bank amended the plan to provide that if a director has a separation from service after a change in control but before reaching age 75, then the age 75 requirement will be waived with respect to the amount of the benefits accrued under GAAP on behalf of the director, with the accrued benefit to be payable in semi-annual installments over 10 years, absent a termination of the plan. Abington Bank intends to terminate the Board of Directors’ Retirement Plan in connection with the merger and pay a lump sum amount to each of the non-employee directors equal to the director’s accrued benefits under the plan. The estimated amount of accrued benefits for each of the current non-employee directors of Abington Bank as of June 30, 2011 are projected to be as follows: $19,000 for Mr. Callantine; $32,100 for Mr. Czerwonka; $177,800 for Ms. Kieser; $59,400 for Mr. Pannepacker; and $57,000 for Mr. Wilson. Messrs. White and Sandoski do not receive any benefits under the Board of Directors’ Retirement Plan.

Indemnification and Insurance. Susquehanna and Abington have agreed in the merger agreement that, from and after the effective time of the merger, and subject to limitations set forth therein, Susquehanna will indemnify and hold harmless each present and former director and officer of Abington or any of its subsidiaries against any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, pertaining or relating to the merger agreement or such person’s position as a former director or officer of Abington. Susquehanna has also agreed in the merger agreement that, for a period of six years after the effective time of the merger, it will cause the former directors and officers of Abington to be covered by the directors’ and officers’ insurance policy maintained by Abington or by a policy of at least the same coverage and containing terms no less advantageous to its beneficiaries than Abington’s policy.

Susquehanna and Susquehanna Bank Boards of Directors. Susquehanna has agreed in the merger agreement that Robert W. White, the current Chairman, President and Chief Executive Officer of Abington, will be appointed to serve on the boards of directors of Susquehanna and Susquehanna Bank, and will be a member of executive management of Susquehanna Bank, upon consummation of the merger. In the event Mr. White is not available to serve as a director, Abington and Susquehanna will mutually agree upon the addition to the boards of directors of Susquehanna and Susquehanna Bank of another director of Abington.

Existing Employment Agreements. Abington and Abington Bank previously entered into employment agreements with Robert W. White, Chairman of the Board, President and Chief Executive Officer of Abington and Abington Bank. In addition, Abington Bank previously entered into employment agreements with executive officers Frank Kovalcheck, Jack J. Sandoski, Thomas J. Wasekanes and Eric L. Golden. Pursuant to the terms of Mr. White’s employment agreements, upon termination of employment upon or within 12 months of a change in control, which includes the merger, Mr. White is entitled to receive a lump sum payment equal to 2.99 times his “base amount” as defined under Section 280G of the Code, plus the continuation of certain employee benefits for up to three years. Under his agreement with Abington, Abington is required to reimburse Mr. White for any excise tax liability incurred pursuant to Sections 280G and 4999 of the Code and for any additional taxes incurred as a result of such reimbursement. Abington Bank’s amended and restated employment agreements with Messrs. Kovalcheck, Sandoski, Wasekanes and Golden provide that in the event of termination of employment upon or within 12 months of a change in control, which includes the merger, the executive will be entitled to a lump sum payment equal to three times his current base salary (two times in the case of Mr. Golden) and bonus for the prior year plus continuation of certain employee benefits for up to three years (two years for Mr. Golden), subject to reduction in the event such payments or benefits would constitute a “parachute payment” under Section 280G of the Code. It is expected that the employment of Messrs. Kovalcheck, Sandoski and Golden will be terminated upon consummation of the merger and that they will receive the severance amounts described above. See “—Summary of Payments and Benefits to Executive Officers in Connection with the Merger.” While Messrs. White and Wasekanes have agreed to continue as employees of Susquehanna, pursuant to the terms of new employment agreements that each of Messrs. White and Wasekanes entered into in conjunction with the execution of the merger agreement, Messrs. White and Wasekanes also will receive the severance amounts described herein upon consummation of the merger. Please see “—New Employment Agreements” below for more information.

New Employment Agreements

New Employment Agreement with Robert W. White. In connection with the merger, Susquehanna, Susquehanna Bank, and Robert W. White, the current Chairman, President and Chief Executive Officer of Abington and Abington Bank, have entered into a new employment agreement, pursuant to which Mr. White will become a member of executive management of Susquehanna Bank, a member of the Susquehanna board of directors, and a member of the Susquehanna Bank board of directors, effective as of the effective date of the merger.

Under the terms of the new agreement, in consideration for the termination of his existing employment agreement with Abington and in consideration for his agreement to the non-compete and non-solicitation provisions, and based on certain assumptions and available information as of the date of this document, Mr. White will receive a payment equal to $2,038,199, subject to reasonable adjustments immediately prior to the effective date of the merger. If it is later determined that this payment is subject to an excise tax under Section 4999 of the Code as a result of the merger, then Mr. White will be entitled to receive a payment equal to the amount of such excise tax plus an additional amount equal to the federal, state and local income taxes and excise taxes or such reimbursement in order to place him in the same after-tax position he would have been in if the excise tax had not been imposed. If Mr. White voluntarily resigns from Susquehanna Bank within 12 months of the merger, then he must return $50,000 of such payment.

Pursuant to the terms of the new agreement, Mr. White will receive a base salary of $193,200 and may receive a bonus subject to the discretion of Susquehanna Bank. Mr. White will also be entitled to other benefits including life insurance and disability benefits, health benefits, an automobile allowance commensurate with his position, and other benefits generally available to employees of Susquehanna Bank. The new agreement will terminate on December 31, 2012.

If, after the effective date of the merger, Mr. White’s employment with Susquehanna is terminated by Susquehanna without Cause or by Mr. White due to an Adverse Change within 12 months following a change in control, the new employment agreement provides that Mr. White will be entitled to receive payment of his annual salary for the greater of the remaining term of the new agreement or one year. Under the agreement, an Adverse Change is defined as:

•

a reduction to a position of materially lesser authority, status or responsibility, provided that this will be inapplicable (except following a change in control) if Mr. White remains an officer in a position above vice president of Susquehanna Bank;

•	the requirement that Mr. White spend more than 20% of his work hours more than 60 miles beyond Susquehanna’s market area;

•	a material reduction in base salary; or

•	a material or willful breach of the agreement by Susquehanna.

In the event of a change in control of Susquehanna following the effective date of the merger, the new employment agreement provides that the non-competition and non-solicitation periods described below will extend for two years after termination of Mr. White’s employment.

Mr. White’s new employment agreement also includes a non-compete provision, which is applicable during the term of the agreement and for the one-year period following termination of Mr. White’s employment for any reason. The non-compete provision has a geographic limit of a 25-mile radius from any office of Susquehanna and its affiliates and will extend to any business engaged in by Susquehanna or any of its affiliates. In addition, for a period of one year following termination of Mr. White’s employment, Mr. White will be prohibited from soliciting employees and customers of Susquehanna and its affiliates within 100 miles of an office of Susquehanna and its affiliates. The new employment agreement also includes Susquehanna’s standard confidentiality, assignment of inventions and non-disparagement covenants. Pursuant to the new employment agreement, $313,000 of the initial $2,038,199 payment is in consideration for his agreement to comply with these non-compete and non-solicitation provisions.

Any amounts that may become payable to Mr. White by Susquehanna or Susquehanna Bank will be paid in a manner that complies with the applicable requirements of Section 409A of the Code. Mr. White will be responsible for any penalty tax imposed on him under Section 409A of the Code.

New Employment Agreement with Thomas J. Wasekanes. In connection with the merger, Susquehanna, Susquehanna Bank, and Thomas J. Wasekanes, the current Senior Vice President of Abington and Chief Lending Officer of Abington Bank, have entered into a new employment agreement pursuant to which Mr. Wasekanes will become a Senior Vice President of Susquehanna Bank, as of the effective date of the merger.

Under the terms of the new agreement, in consideration for the termination of his existing employment agreement with Abington and in consideration for his agreement to the non-compete and non-solicitation provisions, and based on certain assumptions and available information as of the date of this document,

Mr. Wasekanes will receive a payment equal to $702,065, subject to reasonable adjustments immediately prior to the effective date of the merger. If Mr. Wasekanes voluntarily resigns from Susquehanna Bank within 12 months of the merger, then he must return $50,000 of such payment.

Pursuant to the terms of the new agreement, Mr. Wasekanes will receive a base salary of $132,500 and may receive a bonus subject to the discretion of Susquehanna Bank. Mr. Wasekanes will also be entitled to other benefits including life insurance and disability benefits, health benefits, an automobile allowance commensurate with his position, and other benefits generally available to employees of Susquehanna Bank. The new agreement will have a term ending on the second anniversary of the effective date of the merger, and Susquehanna Bank will have the option to renew the agreement by providing 60 days advance written notice to Mr. Wasekanes.

If, after the effective date of the merger, Mr. Wasekanes’s employment with Susquehanna is terminated by Susquehanna without Cause, or by Mr. Wasekanes due to an Adverse Change within 12 months following a change in control, the new employment agreement provides that Mr. Wasekanes will be entitled to receive payment of his average annual salary for the greater of the remaining term of the new agreement or two years. Under the agreement, an Adverse Change is defined as:

•

a reduction to a position of materially lesser authority, status or responsibility, provided that this will be inapplicable (except following a change in control) if Mr. Wasekanes remains an officer in a position above vice president of Susquehanna Bank;

•	the requirement that Mr. Wasekanes spend more than 20% of his work hours more than 60 miles beyond Susquehanna Bank’s market area;

•	a material reduction in base salary; or

•	material or willful breach of the agreement by Susquehanna Bank.

In the event of a change of control of Susquehanna following the effective date of the merger, the new employment agreement will provide that the non-competition and non-solicitation periods described below will extend for three years after the termination of Mr. Wasekanes’s employment.

Mr. Wasekanes’s new employment agreement also includes a non-compete provision, which is applicable during the term of the agreement and for the two-year period following termination of Mr. Wasekanes’s employment for any reason. The non-compete provision has a geographic limit of a 25-mile radius from any office of Susquehanna and its affiliates and will extend to any business engaged in by Susquehanna or any of its affiliates. In addition, for a period of two years following termination of Mr. Wasekanes’s employment, Mr. Wasekanes will be prohibited from soliciting employees and customers of Susquehanna and its affiliates within 100 miles of an office of Susquehanna and its affiliates. The new employment agreement also includes Susquehanna’s standard confidentiality, assignment of inventions and non-disparagement covenants. Pursuant to the new employment agreement, $414,000 of the initial $702,065 payment is in consideration for his agreement to comply with these non-compete and non-solicitation provisions.

Any amounts that may become payable to Mr. Wasekanes by Susquehanna or Susquehanna Bank will be paid in a manner that complies with the applicable requirements of Section 409A of the Code. Mr. Wasekanes will be responsible for any penalty tax imposed on him under Section 409A of the Code.

Fractional Shares

Susquehanna will not issue fractional shares in the merger. Instead, a cash payment will be paid in an amount equal to the product of (1) the fractional part of a share of Susquehanna common stock multiplied by (2) the average closing price of Susquehanna common stock for the five trading days preceding the merger date.

Effective Time

The merger will become effective at such time as the later of the following has occurred: (1) articles of merger reflecting the merger are filed with the Department of State of the Commonwealth of Pennsylvania, or (2) at a later time as specified in the articles of merger.

We anticipate that the merger will be completed during the third quarter of 2011. However, completion of the merger could be delayed if there is a delay in satisfying any conditions to the merger. There can be no assurances as to whether, or when, Susquehanna and Abington will complete the merger. If the merger is not completed on or before October 31, 2011, either Susquehanna or Abington may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants in the merger agreement. Please see “—Conditions to the Completion of the Merger” and “—Regulatory Approvals Required for the Merger” for more information.

Conditions to the Completion of the Merger

Completion of the merger is subject to various conditions. While it is anticipated that all of the applicable conditions will be satisfied, there can be no assurance as to whether or when all of those conditions will be satisfied or, where permissible, waived.

The respective obligations of Susquehanna and Abington to complete the merger are subject to the following conditions:

•	approval and adoption of the merger agreement by Abington and Susquehanna shareholders;

•	receipt of all required regulatory approvals and expiration of all related statutory waiting periods;

•	absence of any order, decree or injunction of a court or agency of competent jurisdiction that prohibits the completion of the merger;

•	absence of any statute, rule or regulation that prohibits, restricts or makes illegal completion of the merger;

•	effectiveness of the Registration Statement of which this document is a part, and relating to the registration of the shares of Susquehanna common stock to be issued in the merger;

•	approval by The Nasdaq Global Select Market of listing of the shares of Susquehanna common stock to be issued in the merger;

•

accuracy of the other party’s representations and warranties contained in the merger agreement as of the dates specified in that agreement, except, in the case of most of those representations and warranties, where the failure to be so accurate would not have a “material adverse effect” on the party making those representations and warranties (see “—Representations and Warranties” below), and the performance by the other party of its obligations contained in the merger agreement in all material respects;

•

the receipt by each party of an opinion of its counsel substantially to the effect that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

•	the absence of any pending proceeding by any government entity seeking an injunction to prevent the merger.

Representations and Warranties

Each of Abington and Susquehanna has made representations and warranties to the other in the merger agreement as to, among other things:

•	corporate existence, good standing and qualification to conduct business;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	capital structure;

•	governmental and third-party consents necessary to complete the merger;

•	absence of any violation of agreements or law or regulation as a result of the merger;

•	compliance with laws;

•	SEC filings;

•	bank regulatory filings;

•	financial statements;

•	absence of material adverse changes;

•	agreements with regulatory agencies and regulatory approvals;

•	receipt of a fairness opinion from its financial advisor;

•	fees payable to financial advisors in connection with the merger;

•	absence of legal proceedings and regulatory actions;

•	employees and employee benefit matters; and

•	tax matters.

Susquehanna has also made representations and warranties to Abington with respect to non-ownership of Abington common stock. Abington has also made representations and warranties to Susquehanna with respect to:

•	environmental matters;

•	loan portfolio status;

•	properties;

•	material contracts;

•	effectiveness of insurance policies; and

•	the inapplicability of state anti-takeover laws and anti-takeover agreements or plans.

The term “material adverse effect” as used in the merger agreement means, with respect to Susquehanna or Abington, as the case may be, any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to be materially adverse to (1) the business, results of operations or financial condition of such party and its subsidiaries taken as a whole, or (2) the ability of such party and its subsidiaries to effect the transactions contemplated under the merger agreement. In determining whether a material adverse effect has occurred or is likely, the parties will disregard any effects resulting from any of the following:

•	the announcement or pendency of the transactions contemplated by the merger agreement;

•	legal claims asserted or other actions initiated by any holder of shares of Susquehanna or Abington related to the merger agreement;

•	changes in banking or similar laws, rules or regulations or interpretations thereof by courts or governmental authorities;

•	changes in GAAP or regulatory accounting principles that apply to banks, thrifts or their holding companies generally;

•	changes attributable to or resulting from general economic conditions, including changes in the prevailing level of interest rates;

•	any action or omission of either party or their subsidiaries taken in accordance with the terms of the merger agreement or with the prior consent of the other party; or

•	any expenses incurred by a party in connection with the merger agreement and the transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

Abington has agreed, during the period from the date of the merger agreement to the completion of the merger (except as expressly provided in the merger agreement and except as otherwise consented to by Susquehanna), to conduct its business in the ordinary course consistent with past practice.

In addition, each of the parties has agreed that it will not, and will not permit any of its subsidiaries to, without the prior consent of the other party:

•

take any action that is intended or may reasonably be expected to result in any of that party’s representations and warranties being or becoming untrue, or in any conditions to the merger not being satisfied;

•	take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any requisite regulatory approval; or

•	take or cause to be taken any action that would reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Abington has agreed to additional covenants that place restrictions on the conduct of business of Abington and its subsidiaries, including specific covenants providing that Abington and its subsidiaries will not, without the prior consent of Susquehanna:

•	amend its Articles of Incorporation, Bylaws or other similar governing documents;

•	declare or pay any dividends on, or make other distributions in respect of its capital stock, other than Abington’s normal quarterly dividend not in excess of $0.06 per share;

•

repurchase, redeem or otherwise acquire any shares of capital stock of Abington or any of its subsidiaries or securities convertible into such stock, except for the acquisition of certain shares held in trust accounts or for debts previously contracted;

•	except as required by GAAP or regulatory accounting principles, change its methods of accounting in effect as of December 31, 2010; or

•

split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, or in lieu of or in substitution for shares of its capital stock, or issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into, or any rights or options to acquire, any such shares, except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements;

•	enter into any new line of business;

•

other than in the ordinary course of business consistent with past practice, incur or assume any indebtedness for borrowed money, engage in any repurchase transactions, or guarantee or otherwise become responsible for the obligations of any third party;

•

acquire or agree to acquire any business or any corporation, partnership or other business organization or division of any of those organizations, or acquire any material assets, other than in connection with foreclosures, settlements in lieu of foreclosures or troubled loan or debt restructurings in the ordinary course of business consistent with past practice;

•	make any capital expenditures in excess of $500,000, other than in the ordinary course of business or as necessary to maintain existing assets in good repair;

•

except as specifically contemplated by the merger agreement or as required by applicable law or as required to maintain qualification pursuant to the Code of 1986, as amended, adopt, amend or terminate any employee benefit plan or any agreement, arrangement, plan or policy between Abington or any of its subsidiaries and any of its current or former directors, officers or employees (including, without limitation, any retention, stay bonus, severance or change of control agreement, arrangement, plan or policy) except for the payment of 2011 bonuses by Abington Bank bonuses to employees pursuant to the 2011 Bonus Plan which will be pro rated and paid in the amount consistent with Abington Bank’s past practices;

•

except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement in effect as of the date of the merger agreement;

•	sell, purchase, enter into a lease, relocate, open or close any banking office or file any application pertaining to such action with any regulatory agency;

•

change its existing deposit policy other than changes made in the ordinary course of business consistent with past practices with respect to interest rates paid on deposits, incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice, or accept any brokered deposit having a maturity longer than 365 days;

•	change any of its commercial or consumer loan policies, including credit underwriting criteria, or make any material exceptions thereto;

•	purchase any mortgage loan servicing rights;

•

other than in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements; or

•

create, renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for property or services other than the renewal in the ordinary course of business of any lease term which expires before the completion of the merger.

Additional Agreements

Susquehanna and Abington have agreed to the following additional agreements under the merger agreement:

•	to promptly prepare and file with the SEC this document and the Registration Statement on Form S-4 of which this document is a part;

•	to use their reasonable best efforts to have the registration statement on Form S-4 declared effective under the Securities Act as promptly as practicable after such filing;

•	to mail this document to their respective shareholders;

•	to have Susquehanna cause the shares of its common stock to be issued to Abington shareholders to be listed on The Nasdaq Global Select Market;

•

to furnish to each other upon request all information, including written communications received by Susquehanna or Abington, concerning Susquehanna and Abington, as applicable, and their respective subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this document or any other document to be delivered in connection with the merger agreement;

•

to make available to Susquehanna or Abington, as applicable, and to cause each of its respective subsidiaries to make available during normal business hours its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and any other information as such party may reasonably request;

•

to take all steps necessary to duly call, give notice of, convene and hold a meeting of its respective shareholders to be held as soon as is reasonably practicable after the date on which the Registration Statement of which this document is a part becomes effective for the purpose of voting upon the approval and adoption of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•

to recommend to its respective shareholders approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, subject to, in Abington’s case, the right of Abington and its board of directors to take action permitted under the merger agreement with respect to a superior proposal;

•

to take all actions necessary to comply with all legal requirements under the merger agreement and the transactions contemplated by the merger agreement, including obtaining appropriate governmental and third-party consents and other authorizations, and to cause each of its respective subsidiaries to do the same;

•

to have Susquehanna, or its successors and assigns, as applicable, indemnify Abington’s directors, officers, employees and subsidiaries, after the effective time of the merger with respect to actions against them for losses, claims, damages, liabilities, costs and expenses arising in whole or in part out of, or pertaining to, (1) the fact that such person was a director, officer or employee of Abington or its subsidiaries, or (2) the merger agreement or any of the transactions contemplated by the merger agreement; except that Susquehanna will not be required to indemnify such parties if the loss, claim, damage, liability, cost or expense arose out of, or resulted from, gross negligence, criminal activity, willful misconduct or recklessness of such party;

•

to coordinate with the other party regarding the declaration of any dividends in respect of Susquehanna common stock and Abington common stock and the record dates and payment dates relating to the same. Please see “Market Prices and Dividend Information” beginning on page 28 for more information;

•

to authorize and execute a merger agreement as soon as reasonably practicable following the signing of the merger agreement, under which Abington’s wholly owned subsidiary, Abington Bank, will merge with Susquehanna’s wholly owned subsidiary, Susquehanna Bank, and Susquehanna Bank will be the resulting company;

•	to appoint Robert W. White to the board of directors of Susquehanna and Susquehanna Bank upon the effectiveness of the merger;

•

to permit Abington employees who are terminated in connection with the merger, from and after the effective time of the merger, to participate in Susquehanna’s outplacement services plan for employees of Susquehanna and its subsidiaries for a period of not less than six months following termination of employment by an outplacement agency selected by Susquehanna;

•	to have Susquehanna honor the severance policy of Abington Bank with respect to all Abington employees who are terminated within one year of the effective date of the merger;

•	to have Abington terminate its 401(k) Plan and Employee Stock Ownership Plan immediately prior to the effective time of the merger; and

•	to permit Abington to pay retention bonuses to employees who remain employed through the effective time of the merger, in an amount not to exceed $250,000 in the aggregate.

No Solicitation by Abington

Abington has agreed that it will not, and it will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, affiliates or representatives to, directly or indirectly:

•	initiate, solicit, encourage or facilitate any inquiries;

•

enter into or participate in any discussions or negotiations with, furnish information relating to Abington or any of its subsidiaries, afford access to the business, properties, assets, books or records of Abington or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate, or encourage any effort by a third party;

•	make any approval, recommendation or endorsement; or

•	enter into a letter of intent or similar document or any contract, agreement or commitment;

in any case, relating to the following:

•	a tender offer, exchange offer, or proposal for a merger, acquisition of all of the stock or assets of, or other business combination, involving Abington or its subsidiaries; or

•	the acquisition of a substantial equity interest in, or substantial portion of the assets of, Abington or any of its subsidiaries.

In this discussion, any offer or proposal of the type described in any of the above points is referred to as an “acquisition proposal.”

In addition, Abington has agreed that it will not, and it will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, affiliates or representatives to, directly or indirectly:

•

fail to make, withdraw or modify in a manner adverse to Susquehanna, its recommendation to its shareholders to approve the merger agreement, except to the extent otherwise permitted and described below; or

•	grant any waiver or release under any standstill agreement with respect to any class of equity securities of Abington.

The board of directors of Abington may:

•

comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act (relating to recommendation or solicitation of tender offers) with regard to an acquisition proposal, provided that the Abington board does not withdraw or modify in a manner adverse to Susquehanna its recommendation to its shareholders to approve the merger agreement (except as noted below); and

•	provide confidential information to, or enter into discussion or negotiations with, a third party in connection with a superior proposal (as defined below).

The term “superior proposal,” as defined under the merger agreement, means any bona fide, unsolicited written acquisition proposal made by a person other than Susquehanna, which the Abington board of directors in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all fees, expense reimbursement provisions, conditions and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal:

•

is more favorable to shareholders (in their capacities as shareholders) than the transactions contemplated by the merger agreement with Susquehanna and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Abington board; and

•	is reasonably capable of being completed.

However, prior to providing confidential information to, or entering into discussions or negotiations with, the other party in connection with a superior proposal, the Abington board of directors must determine after consultation with counsel that failure to take such action would breach the directors’ duties under applicable law. In addition, Abington must execute a confidentiality agreement with the other party, with terms no less favorable than those under Abington’s confidentiality agreements with Susquehanna, and must advise Susquehanna of the requests for such information and the material terms and conditions relating to that other party’s superior proposal within at least 72 hours of providing such information or engaging in discussions or negotiations with the third party.

Abington also may, in order to accept a superior proposal, withdraw or modify in a manner adverse to Susquehanna its recommendation to its shareholders to approve the merger agreement.

Termination of the Merger Agreement

General. The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval of the merger by both the shareholders of Abington and of Susquehanna, in any of the following ways:

•	by mutual consent of Susquehanna and Abington;

•

by either Susquehanna or Abington, 30 days after the date on which any application for a required regulatory approval is denied or is withdrawn at the request of the governmental entity which must grant that approval, unless within the 30-day period following a denial or withdrawal a petition for rehearing or an amended application has been filed with that governmental entity; except that no party may so terminate the merger agreement if a denial or request for withdrawal is a result of the failure of that party to perform or observe its covenants contained in the merger agreement;

•	by either Susquehanna or Abington, if any governmental entity has issued a final non-appealable order enjoining or otherwise prohibiting the merger;

•

by either Susquehanna or Abington, if the merger is not completed on or before October 31, 2011, unless the failure of the closing to occur by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants and agreements contained in the merger agreement;

•

by either Susquehanna or Abington, provided the terminating party is not then in material breach of its obligations under the merger agreement through the board of directors to call a meeting of its shareholders to approve the merger agreement, including its obligations to recommend that its shareholders approve the merger agreement (except as otherwise permitted by Abington with respect to a superior proposal) if the approval of the shareholders of either Susquehanna or Abington required for completion of the merger is not obtained, after all reasonable efforts, at the shareholder meetings to be held by Susquehanna and Abington, or at any adjournment or postponement thereof;

•

by either Susquehanna or Abington, if (1) the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and (2) there has been a material breach of any of the representations or warranties of the other party in the merger agreement, which breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date of the merger, and which breach, individually or together with all other breaches, would, if occurring or continuing on the closing date, result in the failure of the condition relating to breaches of representations and warranties described above under “—Conditions to Completion of the Merger;”

•

by either Susquehanna or Abington if (1) the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, and (2) there has been a material breach of any of the covenants or agreements of the other party in the merger agreement, which breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date of the merger;

•

by Susquehanna if (1) the Abington board of directors, in order to accept a superior proposal, withdraws or modifies in a manner adverse to Susquehanna its recommendation to its shareholders to approve the merger agreement, or (2) prior to acceptance for payment of Abington common stock, any person or group becomes the beneficial owner of at least 20% of the outstanding Abington common stock; or

•	by Abington, if the price of Susquehanna common stock declines below certain levels established by formulas set forth in the merger agreement, and as described in the following paragraphs.

Price-based termination. According to the terms of the merger agreement, Abington has the right to terminate the merger if both of the following conditions are satisfied:

(1)	the average closing price of Susquehanna common stock as reported on The Nasdaq Global Select Market for the 20 consecutive trading days ending on the fifth calendar day immediately prior to the effective date of the merger is less than $7.90, and

(2)	the “Susquehanna Ratio” is less than the “Bank Index Ratio.”

•

“Susquehanna Ratio” is the amount obtained by dividing the average of the last reported sale prices per share of Susquehanna common stock as reported on The Nasdaq Global Select Market during the 20-day valuation period by $9.88.

•

“Bank Index Ratio” is the amount obtained by dividing the closing price of the Nasdaq Bank Index on the fifth calendar day immediately prior to the effective date of the merger by $1,847.34 (which was the closing price of the Nasdaq Bank Index on January 25, 2011), and subtracting 0.20 from that quotient.

In order to exercise this termination right, Abington would have to give prompt written notice to Susquehanna at any time during the three-day period ending on the day two days prior to the day that the merger would otherwise become effective. During the three-day period beginning with its receipt of Abington’s notice, Susquehanna will have the option to avoid termination by electing to increase the exchange ratio in a manner such that the conditions in either clause (1) or (2) immediately above will be deemed not to exist, as follows:

•

the condition set forth in clause (1) above will be deemed not to exist if the exchange ratio is increased so that the value of the exchange ratio multiplied by the average closing price per share of Susquehanna’s common stock referred to above is not less than 80% of the value of the initial exchange ratio multiplied by $9.88; and

•

the condition set forth in clause (2) above will be deemed not to exist if the exchange ratio is increased so that the Adjusted Susquehanna Ratio is not less than the Bank Index Ratio. The term “Adjusted Susquehanna Ratio” means the number obtained by dividing (x) the sum of (1) the average closing price as referred to above, plus (2) the quotient obtained by dividing the aggregate increase in transaction value resulting from an increase in the exchange ratio by the product of (A) the total number of shares of Abington common stock outstanding on the fifth calendar day immediately prior to the effective date, multiplied by (B) 1.32 (which is the initial exchange ratio), by (y) $9.88.

The description in this section of Abington’s right to terminate the merger agreement because of a decline of Susquehanna’s stock price is not complete and is qualified in its entirety by reference to the specific provisions of the merger agreement.

It is not possible to know whether the price-based termination right will be triggered until after the fifth calendar day immediately prior to the effective date of the merger. The Abington board has made no decision as to whether it would exercise its right to terminate the merger agreement if the termination right were triggered. In considering whether to exercise its termination right, the Abington board of directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at that time and would consult with its financial advisors and legal counsel. If Abington’s shareholders approve the merger agreement at Abington’s Special Meeting and afterward the price-based termination right is triggered, the Abington board of directors will have the authority, consistent with its fiduciary duties, to elect either to complete the merger, whether or not there is any increase in the total stock consideration and/or the total cash consideration and without any further action by or re-solicitation of the shareholders of Abington, or to terminate the merger agreement.

Termination Fee. Abington must pay Susquehanna a termination fee of $11 million if:

•

Susquehanna terminates the merger agreement because (1) Abington breaches its covenants relating to non-solicitation as described above under “— No Solicitation by Abington” or (2) Abington’s board of directors fails to recommend the merger to its shareholders;

•

Susquehanna terminates the merger agreement because (1) Abington’s board of directors, in order to accept a superior proposal, withdraws or adversely modifies its recommendation of the merger, or (2) a third party becomes the beneficial owner of at least 20% of the outstanding Abington common stock; or

•

Abington receives a third-party acquisition proposal prior to termination of the merger agreement, fails to consummate the merger by October 31, 2011, and any of the following events occurs within 12 months following such termination:

•	Abington merges with a third party;

•	a third party directly or indirectly acquires more than 50% of the total assets or outstanding common stock of Abington; or

•

Abington institutes a plan of liquidation, recapitalization or share repurchase relating to more than 50% of its outstanding common stock or pays an extraordinary dividend relating to more than 50% of its outstanding common stock.

Abington agreed to this termination fee arrangement in order to induce Susquehanna to enter into the merger agreement. This arrangement could have the effect of discouraging other companies from trying to acquire Abington.

Effect of Termination. If the merger agreement is terminated, it will become void and there will be no liability on the part of Susquehanna or Abington or their respective officers or directors, except that:

•	any termination will be without prejudice to the rights of any party arising out of the willful breach by the other party of any provision of the merger agreement;

•	certain provisions of the merger agreement relating to the payment of fees and expenses and the confidential treatment of information will survive the termination; and

•

except as otherwise provided by the merger agreement, Susquehanna and Abington each will bear its own expenses in connection with the merger agreement and the transactions contemplated by the merger agreement.

Extension, Waiver and Amendment of the Merger Agreement

Extension and Waiver. At any time prior to the completion of the merger, each of Susquehanna and Abington may, to the extent legally allowed:

•	extend the time for the performance of the obligations under the merger agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement; and

•	waive the other party’s compliance with any of its agreements contained in the merger agreement, or waive compliance with any conditions to its obligations to complete the merger.

Amendment. Subject to compliance with applicable law, Susquehanna and Abington may amend the merger agreement at any time before or after approval and adoption of the merger agreement by Abington shareholders. However, after approval and adoption of the merger agreement by Abington shareholders, there may not be, without their further approval, any amendment of the merger agreement that reduces the amount or changes the form of the consideration to be delivered to the Abington shareholders except as contemplated by the merger agreement.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to the prior receipt of all consents or approvals of, and the provision of, all notices to federal and state authorities required to complete the merger of Susquehanna and Abington and the subsequent merger of Abington Bank with and into Susquehanna Bank.

Susquehanna and Abington have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the merger. These approvals include approval from the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, and the Pennsylvania Department of Banking. The merger cannot proceed in the absence of these required regulatory approvals.

Susquehanna and Abington are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described below and compliance with the applicable corporation laws of Pennsylvania. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions.

Federal Reserve Board. Abington is a savings and loan holding company, and Abington Bank is a Pennsylvania state-chartered savings bank. Abington Bank owns several non-banking subsidiaries that are engaged in activities previously determined by the Federal Reserve Board to be closely related to banking and therefore permissible activities. The acquisition by Susquehanna of Abington Bank by merging with its holding company requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act (the “BHC Act”), and Susquehanna will also request the Federal Reserve Board’s approval to acquire indirectly the other non-banking subsidiaries of Abington Bank.

The BHC Act requires the Federal Reserve Board to determine that the proposed acquisition can reasonably be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. As part of its evaluation under these public interest factors, the Federal Reserve Board reviews the financial and managerial resources of the companies involved, the effect of the proposal on competition in the relevant markets, and the public benefits of the proposal. In acting on a notice to acquire a savings bank, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”). Applicable regulations require publication of a notice of the BHC Act proposal, affording interested persons an opportunity to submit comments and to request a hearing.

The parties intend to merge Abington Bank with and into Susquehanna Bank immediately after the merger. The merger of Susquehanna Bank and Abington Bank, referred to as the bank merger, is subject to the prior approval of the Federal Reserve Board, under the Bank Merger Act. The Federal Reserve Board may not approve the merger if:

•	it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	the effect of the merger, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade,

unless in each case the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In every case, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company or companies and the banks concerned and the convenience and needs of the communities to be served. Under the CRA, the Federal Reserve Board also must take into account the record of performance of each applicant bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such bank. In addition, the Federal Reserve Board must take into account the effectiveness of the bank holding companies and banks in combating money laundering activities. Applicable regulations require publication of notice of an application for approval of the bank merger and an opportunity for the public to comment on the application in writing and to request a hearing. Any transaction approved by the Federal Reserve Board generally may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

State Approval and Notices. The merger is subject to the prior approval of the Pennsylvania Department of Banking under Sections 115 and 1609 of the Pennsylvania Banking Code. In determining whether to approve the merger, the Pennsylvania Department of Banking will consider, among other things, whether the purposes and probable effects of the merger would be consistent with the purposes of the Pennsylvania Banking Code, as set forth in Sections 103 and 1609 thereof, and whether the merger would be prejudicial to the interests of the depositors, creditors, beneficiaries of fiduciary accounts or shareholders of the institutions involved. In determining whether to approve the merger and the bank merger, the Pennsylvania Department of Banking will consider, among other things, whether the merger and the bank merger would be consistent with adequate and sound banking and in the public interest.

There can be no assurance that all requisite approvals will be obtained or that such approvals will be received on a timely basis.

Nasdaq Listing

Susquehanna common stock is listed on The Nasdaq Global Select Market. Susquehanna has agreed to use its reasonable best efforts to cause the shares of Susquehanna common stock to be issued in the merger to be listed with The Nasdaq Global Select Market. It is a condition of the merger that those shares be listed with The Nasdaq Global Select Market.

Expenses

The merger agreement provides that each of Susquehanna and Abington will pay its own expenses in connection with the transactions contemplated by the merger agreement.

Alternative Structure

The merger agreement provides that Susquehanna may, with the consent of Abington, modify the structure of the merger and/or the merger of Abington Bank with and into Susquehanna Bank, provided that, as a result of such modification (1) the merger consideration to be paid to Abington shareholders is not changed in kind or reduced in amount, (2) there are no adverse tax consequences to Abington shareholders, (3) there are no adverse tax consequences to Susquehanna or Abington, and (4) the receipt of any required regulatory approvals will not be jeopardized or materially delayed and the consummation of the merger will not otherwise be impeded or materially delayed.

Dissenters’ Rights

Dissenters’ rights are statutory rights that enable shareholders who object to extraordinary transactions, such as mergers, to demand that the corporation pay such shareholders the fair value of their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances and exceptions to those rights are set forth in the Pennsylvania Business Corporation Law (the “BCL”).

Neither Susquehanna nor Abington shareholders are entitled to dissenters’ rights under Pennsylvania law in connection with the merger because their shares are listed on The Nasdaq Global Select Market. Pennsylvania law generally states that in connection with the consummation of a plan of merger, shareholders of a company whose stock is listed on a national securities exchange are not entitled to dissenters’ rights.

Accounting Treatment

For purposes of preparing Susquehanna’s consolidated financial statements, Susquehanna will establish a new accounting basis for Abington’s assets (including intangible assets) and liabilities based upon their fair values, recognize the merger consideration based upon stock value on the closing date of the transaction and expense the costs of the merger. A final determination of asset and liability values and required acquisition accounting adjustments has not yet been made. Susquehanna will determine the fair value of Abington’s assets and liabilities and will make appropriate acquisition accounting adjustments upon completion of that determination. However, for purposes of disclosing pro forma information in this document, Susquehanna has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger.

Litigation Related to the Merger

In connection with the merger, Abington initially received three letters from three separate alleged shareholders demanding that the Abington board remedy alleged breaches of fiduciary duties in connection with the merger (the “Demand Letters”). One of the shareholders subsequently withdrew his demands. The Demand Letters assert that Abington’s directors breached their fiduciary duties by causing Abington to enter into the merger agreement. Among other things, the Demand Letters allege that the merger is unfair to Abington’s shareholders. The Demand Letters request that Abington’s board take action to, among other things, ensure that the consideration paid to Abington’s shareholders is fair and to recover alleged damages on behalf of Abington. Abington’s board of directors intends to respond to the Demand Letters.

On March 17, 2011, RSD Capital, on behalf of itself and all others similarly situated, filed a shareholder class action complaint in the Court of Common Pleas of Montgomery County, Pennsylvania, naming as defendants Susquehanna and seven directors and officers of Abington. The complaint alleges claims for intentional interference with a contract and for intentional interference with prospective contractual economic advantage. The complaint challenges the sale of Abington to Susquehanna. The complaint seeks declaratory relief and unspecified compensatory and/or “rescissory damages.”

THE SUSQUEHANNA ANNUAL SHAREHOLDERS’ MEETING

Susquehanna will hold its 2011 Annual Meeting of Shareholders at 10:00 a.m. Eastern time, May 6, 2011, at Hershey Lodge and Convention Center, 325 University Drive, Hershey, Pennsylvania. Susquehanna’s board of directors is providing you with this document in order to solicit your proxy for use at the Annual Meeting. We mailed this document and accompanying form of proxy to you on or about March 25, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND HOLDINGS OF SUSQUEHANNA MANAGEMENT

The number of shares of Susquehanna’s common stock deemed to be beneficially owned by each person Susquehanna knows to be the beneficial owner of at least five percent of Susquehanna’s common stock, each director, each nominee for director and each executive officer named in Susquehanna’s Summary Compensation Table in this Joint Proxy Statement/Prospectus, and all of such directors, nominees and executive officers as a group as of February 17, 2011, is set forth in the following table.

Name of Beneficial Owner	Number of Shares Owned(1)	Options Exercisable Within 60 days	Total Beneficial Ownership of Susquehanna Common Stock	Percent of Shares Outstanding
5% Shareholders

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	10,425,090	—	10,425,090	8.0%

Dimensional Fund Advisors, LP 6300 Bee Cave Road Austin, TX 78746	7,733,311	—	7,733,311	5.9%

RS Investment Management Co., LLC 388 Market Street Suite 1700 San Francisco, CA 94111	7,207,839	—	7,207,839	5.6%

Directors, Nominees for Director and Named Executive Officers
Anthony J. Agnone, Sr.(3)	79,401	—	79,401	*
Wayne E. Alter, Jr.	52,000	17,250	69,250	*
Edward Balderston, Jr.(4)	63,466	57,719	121,185	*
Peter DeSoto	120,745	1,000	121,745	*
Eddie L. Dunklebarger(5)	330,613	8,333	338,946	*
Bernard A. Francis, Jr.	29,817	15,219	45,036	*
Henry R. Gibbel(2)(6)	622,657	—	622,657	*
Bruce A. Hepburn(7)	29,724	12,750	42,474	*
Donald L. Hoffman(8)	138,990	2,000	140,990	*
Drew K. Hostetter	44,088	69,469	113,557	*
Sara G. Kirkland(2)	1,005	—	1,005	*
Guy W. Miller, Jr.(9)	26,849	14,250	41,099	*
Michael A. Morello(10)	215,819	5,000	220,819	*
Scott J. Newkam	11,413	1,000	12,413	*
E. Susan Piersol	6,000	10,500	16,500	*
William J. Reuter	74,223	142,299	216,522	*
Christine Sears(11)	10,648	1,000	11,648	*
James A. Ulsh(12)	32,933	1,000	33,933	*
Roger V. Wiest, Sr.	57,000	16,500	73,500	*
All Directors and Executive Officers as a Group (26 individuals)	1,562,871	650,939	2,213,810	1.7%

*	Less than one percent.
(1)

Unless otherwise indicated, shares shown as beneficially owned are held individually by the person indicated or jointly with the spouse or children living in the same household; individually by the spouse or children living in the same household; or as trustee, custodian or guardian for minor children living in the same household. Shareholding information for BlackRock, Inc., Dimensional Fund Advisors, LP and RS Investment Management Co. LLC is based on information included in the Schedule 13G/A filed by it with the Securities and Exchange Commission. Shareholding information for Susquehanna’s directors and officers is based on information contained in its records and on information received from each director and officer.

(2)	Nominee to the board for a one-year term.
(3)	Mr. Agnone has sole beneficial ownership of 78,933 shares. Mr. Agnone’s wife has sole beneficial ownership of 468 shares.
(4)	Mr. Balderston has sole beneficial ownership of 47,601 shares and shares beneficial ownership with his wife of 15,516 shares. Mr. Balderston holds 349 shares as custodian for his nephew.
(5)

Mr. Dunklebarger has sole beneficial ownership of 239,985 shares and shares beneficial ownership with his wife of 1,826 shares. Mr. Dunklebarger’s wife has sole beneficial ownership of 47,314 shares and his daughter has sole beneficial ownership of 550 shares. Mr. Dunklebarger holds 8,977 shares as custodian for his daughter. In addition, Mr. Dunklebarger holds 31,960 shares in a 401(k) plan.

(6)

Mr. Gibbel has sole beneficial ownership of 7,754 shares and shares beneficial ownership of 1,279 shares as custodian for his children. Mr. Gibbel is an officer of Penn Charter Mutual Insurance Company and Lititz Mutual Insurance Company. These two organizations hold 28,125 shares and 585,499 shares respectively, to which Mr. Gibbel disclaims beneficial ownership.

(7)

Mr. Hepburn has sole beneficial ownership of 24,506 shares and shares beneficial ownership of 4,218 shares that are held in a family trust. In addition, Mr. Hepburn’s wife has sole beneficial ownership of 1,000 shares.

(8)

Mr. Hoffman has sole beneficial ownership of 5,477 shares. Mr. Hoffman shares beneficial ownership of 800 shares held as custodian for his grandchildren. Mr. Hoffman shares beneficial ownership of 92,040 shares held in a trust. In addition, 40,673 shares are held by Roy L. Hoffman & Sons, Inc. Profit Sharing Trust, of which Mr. Hoffman is trustee.

(9)	Mr. Miller has sole beneficial ownership of 26,464 shares. Mr. Miller’s wife has sole beneficial ownership of 385 shares.
(10)

Mr. Morello has sole beneficial ownership of 102,000 shares. Mr. Morello’s wife has sole beneficial ownership of 40,000 shares. Mr. Morello’s daughter has sole beneficial ownership of 33,643 shares held directly and 1,250 shares held in her IRA Account. Mr. Morello’s son has sole beneficial ownership of 33,676 shares held directly and 1,250 shares held in his IRA Account. In addition, 4,000 shares are held by Stardust Development Company, LLC, of which Mr. Morello is the owner.

(11)	Ms. Sears has sole beneficial ownership of 7,000 shares. Ms. Sears shares beneficial ownership with her husband of 3,400 shares and Ms. Sears’s husband has sole beneficial ownership of 248 shares.
(12)	Mr. Ulsh has sole beneficial ownership of 23,745 shares and holds 8,490 shares in a 401(k) plan. Mr. Ulsh’s wife has sole beneficial ownership of 698 shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

On February 27, 2008, the Susquehanna board amended and restated the Susquehanna Bylaws in order to declassify the board over a period of three years, commencing with the election of directors at Susquehanna’s 2008 Annual Meeting. At Susquehanna’s 2011 Annual Meeting and thereafter, Susquehanna’s board will no longer be classified, and all directors and nominees will be nominated for one-year terms.

Susquehanna’s board currently consists of fourteen (14) members, each of whom has been nominated for re-election at Susquehanna’s Annual Meeting. In addition, Henry R. Gibbel and Sara G. Kirkland, both current members of the Susquehanna Bank board, have been nominated for election at Susquehanna’s Annual Meeting. If elected, each nominee shall hold office until Susquehanna’s annual meeting next succeeding his or her election and until his or her successor shall be duly elected and shall qualify, or until his or her earlier death, resignation or removal from office. The candidates nominated who receive the highest number of votes among the nominees will be elected. You are entitled to cast one vote for each Susquehanna share held by you for each of the sixteen (16) nominees. You are not entitled to cumulate your votes. Each of the nominees has consented to serve, if elected.

Nomination Criteria

Susquehanna’s Nominating and Corporate Governance Committee has determined that no one single criterion should be given more weight than any other criterion when it considers the qualifications of a potential nominee to the board. Instead, it believes that it should consider the total “skills set” of an individual. In evaluating an individual’s “skills set,” the committee considers a variety of factors, including, but not limited to, the potential nominee’s background and education, his or her general business experience, and whether or not he or she has any experience in the banking industry. The Nominating and Corporate Governance Committee also considers whether a potential nominee resides or does business in the geographic areas in which Susquehanna operates, and whether or not a potential nominee has had any prior experience serving on one of Susquehanna’s subsidiary’s boards of directors. The Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of diversity in identifying director nominees. However, Susquehanna’s Corporate Governance Guidelines provide that the number and composition of the board should allow for a diversity of perspectives and backgrounds. The Nominating and Corporate Governance Committee may consider the diversity of the professional experience, education, geographic location, relevant technical skills and the extent to which the nominee would fill a present need on Susquehanna’s board when identifying director nominees.

Nominees

Upon the recommendation of Susquehanna’s Nominating and Corporate Governance Committee, Susquehanna’s board has nominated sixteen (16) persons to the board, fourteen (14) of whom are current members of the board and two (2) who are current members of Susquehanna’s subsidiary bank board.

The name and age, as of December 31, 2010, of the nominees to the Susquehanna board and their biographical summaries, including their business experience and qualifications, are as follows:

Anthony J. Agnone, Sr.

Age 57

Director Since 2008

Mr. Agnone is the owner and President of Eastern Athletic Services in Hunt Valley, Maryland, a full-service organization providing pre-draft counseling, contract negotiations, financial, budget and tax planning, marketing and endorsement opportunities to professional athletes and broadcasters, which Mr. Agnone founded in 1978.

He has been an adjunct member of the faculty of the University of Baltimore School of Law since 1998 as well as a member of the board of directors of the Sports Lawyers Association since 1984, where he is currently serving as president-elect. The board has determined that Mr. Agnone’s 30+ years as an investor, entrepreneur and business owner, which experience has included handling personnel issues, managing budgeting and accounting matters, and conducting risk assessments, as well as his prior years of service as a director of one of Susquehanna’s subsidiary banks, qualifies him to be a member of Susquehanna’s board.

Wayne E. Alter, Jr.

Age 58

Director Since 2001

Mr. Alter has been the Chairman and Chief Executive Officer of DynaCorp, Inc., a real estate development and management company located in Hagerstown, Maryland since 1988. He is also a Managing Member of each of the following real estate ownership and management companies: Fountain Vista, LLC, Kensington LLC, Collegiate Acres LLC, Black Rock Meadows LLC, and Kensington Commercial Center LLC. Mr. Alter is the Chairman of First Action Security Team, Inc., a nation-wide product distributor in the security industry based in Hagerstown, Maryland. The Susquehanna board has determined that Mr. Alter’s extensive business experience, service on numerous professional and civic organizations, specifically his service as past chairman of the audit committee for Hagerstown Community College and past chairman of the compensation committee for Washington County Health System, Inc., as well as his prior experience as a director of one of Susquehanna’s subsidiary banks, qualifies him to be a member of Susquehanna’s board.

Peter DeSoto

Age 71

Director Since 2007

Mr. DeSoto has served as the Chief Executive Officer of J.T. Walker Industries, Inc. and its parent holding company, M.I. Windows and Doors, Inc., a window and door manufacturer located in Gratz, Pennsylvania since 1997. The Susquehanna board has determined that Mr. DeSoto’s 45+ years of business experience in various management roles, his community service, and his prior experience as a director of one of Susquehanna’s subsidiary banks, qualifies him to be a member of Susquehanna’s board.

Eddie L. Dunklebarger

Age 56

Director Since 2007

Mr. Dunklebarger has served as the President and Chief Operating Officer of Susquehanna Bancshares, Inc. since June 2008. Mr. Dunklebarger also serves as the Vice Chairman of the board of Susquehanna Bank. Mr. Dunklebarger held the positions of President and Chief Executive Officer of Susquehanna Bank from April 2008 to May 2009. Prior to Susquehanna’s acquisition in 2007 of Community Banks, Inc. and its wholly-owned banking subsidiary, Community Banks, Mr. Dunklebarger served as the Chairman of the board, President and Chief Executive Officer of Community Banks, Inc. The board has determined that Mr. Dunklebarger’s 28+ years in the banking business and prior public accounting experience qualifies him to be a member of Susquehanna’s board.

Henry R. Gibbel

Age 51

Nominee

Mr. Gibbel has been the President and Chief Operating Officer of Lititz Mutual Insurance Company located in Lititz, Pennsylvania since 2008. He also serves as President and Chief Operating Officer of Penn Charter Mutual Insurance Company in Lititz, Pennsylvania, Farmers’ and Mechanics’ Mutual Insurance Company in Forksville, Pennsylvania, and Livingston Mutual Insurance Company in Dansville, New York. He has served in executive positions of each of these companies since 1987. The Susquehanna board has determined that Mr. Gibbel’s leadership roles, community service and prior experience as a director of one of Susquehanna’s subsidiary banks, qualifies him to be a member of Susquehanna’s board.

Bruce A. Hepburn

Age 68

Director Since 2002

Mr. Hepburn has been a certified public accountant since 1965 and has been self-employed as such since 1994, providing individuals and businesses in Lancaster County, Pennsylvania with financial management, individual income and estate tax planning, and individual retirement planning. Previously, Mr. Hepburn was the Chief Financial Officer of Woodstream Corporation, a publicly held company, and also the President and part owner of Tatco, Inc., a building products distributor. The Susquehanna board has determined that Mr. Hepburn’s expertise in accounting and financial statement preparation and review, his prior business experience, as well as his prior years of service as a director of one of Susquehanna’s subsidiary banks, qualifies him to be a member of Susquehanna’s board. Mr. Hepburn was appointed as the independent lead director of Susquehanna in January 2011.

Donald L. Hoffman

Age 68

Director Since 2007

Mr. Hoffman has been the President and Chief Executive Officer of Roy L. Hoffman & Sons, Inc., a meat processing, manufacturing, distribution and catering company located in Hagerstown, Maryland, since 1968. The board has determined that Mr. Hoffman’s extensive business experience as a small business owner in one of Susquehanna’s primary geographic regions, his civic service, and his prior experience as a director of one of Susquehanna’s subsidiary banks, qualifies him to be a member of Susquehanna’s board.

Sara G. Kirkland

Age 62

Nominee

Ms. Kirkland is the Executive Vice President for Administration & Planning at Susquehanna University in Selinsgrove, Pennsylvania. From July 2000 to February 2001, she served as Acting President of Susquehanna University. From 1985 to her appointment as Executive Vice President in 2001, she served as Vice President for University Relations. The Susquehanna board has determined that Ms. Kirkland’s knowledge of finance, facilities, human resources, risk management, and public communications as well as her prior experience as a director of one of Susquehanna’s subsidiary banks, qualifies her to be a member of Susquehanna’s board.

Guy W. Miller, Jr.

Age 65

Director Since 1999

Mr. Miller has been the President and Chief Executive Officer of Homes By Keystone, Inc., a modular homes manufacturer located in Waynesboro, Pennsylvania since 1968. He is also the senior principal member of Pen Mar Properties, LLC, a real estate holding and development holding company, as well as the senior principal member of Midvale Holdings, LLC, a transportation and material handling equipment company, both located in Waynesboro, Pennsylvania. The Susquehanna board has determined that Mr. Miller’s extensive business experience as a small business owner in one of Susquehanna’s primary geographic regions as well as his prior experience as a director of one of Susquehanna’s subsidiary banks qualifies him to be a member of Susquehanna’s board.

Michael A. Morello

Age 57

Director Since 2006

Mr. Morello is the owner of Stardust Development Company, LLC, a self-storage and real estate development company located in Marmora, New Jersey and Stagecoach Investors, LLC, and Nine &

Stagecoach, LLC, two real estate development companies also located in Marmora, New Jersey. Mr. Morello is the former owner and Chief Executive Officer of Minot Food Packers, Inc., a private-label food processing company located in Bridgeton, New Jersey. The Susquehanna board has determined that Mr. Morello’s entrepreneurial business skills and his prior experience as a director of one of Susquehanna’s subsidiary banks qualifies him to be a member of Susquehanna’s board.

Scott J. Newkam

Age 60

Director Since 2007

Mr. Newkam is the retired Chairman, President and Chief Executive Officer of Hershey Entertainment & Resorts Company, a private company that owns and operates resort and entertainment facilities in Hershey, Pennsylvania. Prior to his tenure as Chairman, President and Chief Executive Officer, Mr. Newkam served in various positions with Hershey from 1981 to 1999 where, as a certified public accountant, he supervised and was actively involved in the preparation of financial statements. From 2003 through 2007, Mr. Newkam served as a director of Community Banks, Inc., a public company that was acquired by Susquehanna in 2007. The Susquehanna board has determined that Mr. Newkam’s expertise in accounting and financial statement preparation and review, his prior employment as the controller of a financial institution, and his previous service as a director of one of Susquehanna’s subsidiary banks, qualifies him to be a member of Susquehanna’s board.

E. Susan Piersol

Age 56

Director Since 2004

Ms. Piersol founded Piersol Development in 1989, a real estate development and residential building company located in Mullica Hill, New Jersey. Previously, Ms. Piersol held management positions with Coca Cola USA and Ford Motor Company. The Susquehanna board has determined that Ms. Piersol’s public company and entrepreneurial business skills, which include expertise in marketing, as well as her community service and her prior experience as a director of one of Susquehanna’s subsidiary banks, qualify her to be a member of Susquehanna’s board.

William J. Reuter

Age 61

Director Since 1999

Mr. Reuter has served as the Chief Executive Officer of Susquehanna since 2001 and as the Chairman of the board since 2002. Mr. Reuter has been the Chairman of the board of Susquehanna Bank since 2001. The Susquehanna board has determined that Mr. Reuter’s 35+ years in leadership roles within the banking industry qualifies him to be a member of Susquehanna’s board.

Christine Sears

Age 55

Director Since 2007

Ms. Sears, a certified public accountant, is an Executive Vice President and the Chief Operating Officer of Penn National Insurance, an insurance company located in Harrisburg, Pennsylvania. From 2007 to April 2010, Ms. Sears was an Executive Vice President and the Chief Financial Officer of Penn National Insurance. Ms. Sears joined Penn National in 1980 and has held various management positions within the company since that time. The Susquehanna board has determined that Ms. Sears’s expertise in accounting and financial statement preparation, evaluation and controls, her responsibility for human resources issues including compensation and benefits, her oversight responsibilities for information technology, her extensive community and industry involvement, and her prior experience as a director of one of Susquehanna’s subsidiary banks, qualifies her to be a member of Susquehanna’s board.

James A. Ulsh

Age 64

Director Since 2007

Mr. Ulsh has been a practicing attorney and shareholder of Mette, Evans & Woodside, a law firm located in Harrisburg, Pennsylvania, since 1973. The Susquehanna board has determined that Mr. Ulsh’s 35+ years of legal experience representing business enterprises, professional entities, and banks and financial services providers, his civic service, as well as his prior experience as a director of one of Susquehanna’s subsidiary banks, qualifies him to be a member of Susquehanna’s board.

Roger V. Wiest, Sr.

Age 70

Director Since 1992

Mr. Wiest has been a practicing attorney in Pennsylvania since 1965. He is the managing partner of the law firm Wiest, Muolo, Noon & Swinehart in Sunbury, Pennsylvania. The Susquehanna board has determined that Mr. Wiest’s 45+ years of legal experience representing banks and savings and loan associations and his prior experience as a director of one of Susquehanna’s subsidiary banks, qualifies him to be a member of Susquehanna’s board.

SUSQUEHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

AMEND SUSQUEHANNA’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, PAR VALUE $2.00 PER SHARE, TO 400,000,000

General

Susquehanna’s board of directors has approved and is hereby soliciting shareholder adoption of an amendment to Susquehanna’s Articles of Incorporation to increase the number of shares of common stock that Susquehanna is authorized to issue from 200,000,000 to 400,000,000 shares. The full text of the proposed amendment to the Articles of Incorporation is set forth below. If the Susquehanna shareholders approve this proposal, the proposed amendment will become effective when Articles of Amendment are filed with the Secretary of State of the Commonwealth of Pennsylvania. Although Susquehanna anticipates the filing of Articles of Amendment promptly after Susquehanna’s Annual Meeting, the board of directors will have the discretion to make the filing at any time after Susquehanna’s Annual Meeting.

Currently, Susquehanna is authorized to issue up to 200,000,000 shares of common stock, $2.00 par value per share, and 5,000,000 shares of preferred stock, without par value per share. The proposed amendment would increase the number of authorized shares of common stock to 400,000,000, but would not affect the number of authorized shares of preferred stock. The additional 200,000,000 shares of common stock would become a part of the existing class of common stock and, if and when issued, would have the same rights, privileges and preferences as the shares of common stock currently issued and outstanding. On March 9, 2011, 129,973,108 shares of common stock were outstanding and held by Susquehanna’s shareholders. As of March 9, 2011, there were 1,309,188 shares available for issuance under Susquehanna’s Amended and Restated 2005 Equity Compensation Plan (the “2005 Equity Plan”) and 1,000,000 shares proposed to be reserved for issuance under the 2011 Susquehanna Employee Stock Purchase Plan (see Proposal No. 3).

Proposal No. 2 is being proposed because the Susquehanna board of directors believes that it is advisable to have a greater number of authorized but unissued shares of common stock available for general corporate purposes. Susquehanna may from time to time consider public or private financings to provide it with capital that may involve the issuance of additional shares of common stock or securities convertible into common stock, acquisitions, stock dividends or stock splits. Susquehanna’s board of directors believes that having the authority to issue additional shares of common stock will avoid the possible delay and significant expense of calling and holding a special meeting of shareholders to increase the authorized shares of common stock.

Text of the Amendment to Susquehanna’s Articles of Incorporation

If the proposed amendment is approved by the Susquehanna shareholders, Article 5 of Susquehanna’s Articles of Incorporation would read as follows:

“Article 5. The aggregate number of shares which the Corporation will have the authority to issue is four hundred five million (405,000,000) shares, divided into two classes consisting of five million (5,000,000) shares of Preferred Stock, without par value (“Preferred Stock”) and four hundred million (400,000,000) shares of Common Stock, par value $2.00 per share (“Common Stock”).”

Purposes and Effects of the Proposed Amendment

Susquehanna’s board of directors may issue authorized but unissued shares of common stock at such time or times, and for such corporate purpose or purposes, as it deem advisable, without any further action by Susquehanna’s shareholders, except as may be required by applicable law or the rules of The Nasdaq Global Select Market or other market on which the Susquehanna common stock is traded. Susquehanna’s board of directors does not intend to issue any shares of common stock except on the terms that it deems to be in the best interest of Susquehanna.

The proposed increase in the authorized shares of Susquehanna common stock will not, in itself, affect any of the rights, preferences, or privileges of any of Susquehanna’s shareholders. Nevertheless, the issuance of any of the additional authorized shares of Susquehanna common stock would dilute the existing shareholders’ proportionate ownership and voting rights in Susquehanna. In addition, the possible dilution caused by future issuances of shares of common stock could reduce Susquehanna’s net income per share in future periods and could reduce per share dividends, when and if declared by the Susquehanna board of directors out of funds legally available for that purpose.

The proposed increase in the authorized shares of Susquehanna common stock is not intended as an “anti-takeover device,” to inhibit or affect any possible change in control of Susquehanna. However, the availability for issuance of additional shares of Susquehanna common stock in a public or private sale, merger, or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest or increasing the cost to any person or persons attempting to obtain control of Susquehanna. Susquehanna is not aware of any pending or threatened efforts to acquire control of Susquehanna.

THE SUSQUEHANNA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO SUSQUEHANNA’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF SUSQUEHANNA COMMON STOCK TO 400,000,000.

PROPOSAL NO. 3

APPROVAL AND ADOPTION OF THE 2011 SUSQUEHANNA BANCSHARES, INC. EMPLOYEE STOCK PURCHASE PLAN

General

Susquehanna’s board of directors has determined that it is in the best interests of Susquehanna to offer an employee stock purchase plan to eligible employees because it believes that such a plan serves to align its employees’ interests with those of its shareholders.

Reasons for Susquehanna Shareholder Approval

Susquehanna’s board of directors seeks shareholder approval and adoption of the 2011 Susquehanna Employee Stock Purchase Plan in order to provide an investment vehicle for employees to acquire ownership in Susquehanna and to provide certain tax advantages to those employees who participate in the 2011 Susquehanna Employee Stock Purchase Plan (the “participants”).

If this Proposal No. 3 is not approved, no stock purchase plan will be available to eligible employees. Susquehanna’s 2006 Amended and Restated Employee Stock Purchase Plan terminated in June 2010 because Susquehanna had exhausted the number of shares reserved and registered for issuance pursuant to such plan.

Description of the 2011 Susquehanna Employee Stock Purchase Plan

The material terms of the 2011 Susquehanna Employee Stock Purchase Plan are summarized below. A copy of the 2011 Susquehanna Employee Stock Purchase Plan is attached as Annex D to this Joint Proxy Statement/Prospectus and incorporated herein by reference. The following summary of the 2011 Susquehanna Employee Stock Purchase Plan is not intended to be a complete description of such plan and is qualified in its entirety by reference to the text of the 2011 Susquehanna Employee Stock Purchase Plan attached as Annex D. All capitalized terms used in the summary of the 2011 Susquehanna Employee Stock Purchase Plan, and not otherwise defined elsewhere in this Joint Proxy Statement/Prospectus, shall have the same meanings as defined in the 2011 Susquehanna Employee Stock Purchase Plan.

Effective Date. Susquehanna’s board of directors approved the 2011 Susquehanna Employee Stock Purchase Plan on January 19, 2011 and approved an amendment to the plan on February 24, 2011, subject to the shareholders’ approval of this proposal. The 2011 Susquehanna Employee Stock Purchase Plan, as amended, was approved in substantially the form attached hereto as Annex D.

Susquehanna Shares Subject to the 2011 Susquehanna Employee Stock Purchase Plan. A maximum aggregate of 1,000,000 shares of Susquehanna’s common stock will be reserved for issuance under the 2011 Susquehanna Employee Stock Purchase Plan (subject to certain adjustments described in the 2011 Susquehanna Employee Stock Purchase Plan). The total number of Susquehanna shares reserved for issuance under the 2011 Susquehanna Employee Stock Purchase Plan is subject to adjustment upon the occurrence of stock splits, stock dividends, mergers, recapitalizations and other similar changes to the capitalization of Susquehanna. As of March 17, 2011, the closing price of Susquehanna common stock on The Nasdaq Global Select Market was $8.88.

Purpose. The purpose of the 2011 Susquehanna Employee Stock Purchase Plan is to provide employees of Susquehanna and certain of its subsidiaries with an opportunity to acquire a proprietary interest in Susquehanna through the purchase of Susquehanna shares. The 2011 Susquehanna Employee Stock Purchase Plan is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code.

Administration. The 2011 Susquehanna Employee Stock Purchase Plan is administered by a committee delegated by the Susquehanna board of directors (the “Benefits Committee”), which will in all cases be a committee consisting of two or more persons. The Benefits Committee is authorized to make, administer and interpret such rules and regulations as it deems necessary to operate the 2011 Susquehanna Employee Stock Purchase Plan. Any determination, decision or action of the Benefits Committee in connection with the construction, interpretation, administration or application of the 2011 Susquehanna Employee Stock Purchase Plan is final, conclusive and binding upon all participants. The Benefits Committee is vested with authority to make, administer, and interpret such rules and regulations as it deems necessary (consistent with the terms of the 2011 Susquehanna Employee Stock Purchase Plan), including but not limited to:

•	exercising discretion regarding the terms and conditions of offering periods and purchases made in connection therewith;

•

construing and interpreting the 2011 Susquehanna Employee Stock Purchase Plan and establishing, amending and revoking rules and regulations for the orderly administration of the 2011 Susquehanna Employee Stock Purchase Plan and correcting any defect, omission or inconsistency in the 2011 Susquehanna Employee Stock Purchase Plan, in a manner consistent with its intended purposes;

•

exercising such powers and permitting such acts as it deems necessary to promote the best interest of Susquehanna and its subsidiaries and to carry out the intent that the 2011 Susquehanna Employee Stock Purchase Plan be treated as an employee stock purchase plan that meets all of the requirements of Section 423 of the Code; and

•

taking any other actions, which may include modification of the terms and conditions of the 2011 Susquehanna Employee Stock Purchase Plan or of any offering period that the Benefits Committee deems to be necessary or appropriate in light of any and all facts and circumstances as the Benefits Committee determines to be relevant to the 2011 Susquehanna Employee Stock Purchase Plan.

Eligibility. Each employee of Susquehanna and each of its corporate subsidiaries, fifty percent (50%) or more of the voting stock of which is owned directly or indirectly by Susquehanna, that has been designated by the Benefits Committee as a participating employer is eligible to become a participant.

As of January 1, 2011, there were approximately 3,000 employees who met the eligibility requirements for participation in the 2011 Susquehanna Employee Stock Purchase Plan. An employee’s rights under the 2011 Susquehanna Employee Stock Purchase Plan may not be assigned, transferred, pledged or otherwise disposed of, except by will or the laws of descent and distribution.

Participation in the 2011 Susquehanna Employee Stock Purchase Plan. An employee electing to participate in the 2011 Susquehanna Employee Stock Purchase Plan may do so by authorizing deductions to be taken from his or her compensation during an “offering period” up to a maximum of five percent (5%) of his or her compensation. In addition, the Benefits Committee may, at its discretion, permit any employee who is eligible to participate in the 2011 Susquehanna Employee Stock Purchase Plan to make other arrangements to pay for his or her purchases of Susquehanna shares under the 2011 Susquehanna Employee Stock Purchase Plan, which may include a direct payment of a contribution by the employee to Susquehanna. In the event any such other arrangements are established, the opportunity to participate in that manner will be made available to all eligible employees and subject to rules and regulations the Benefits Committee establishes. An “offering period” under the 2011 Susquehanna Employee Stock Purchase Plan typically means each of four periods starting on the first business day coincident with or next following January 1, April 1, July 1 and October 1 of each plan year and ending on the last business day on or prior to the 15th day of March, June, September and December; provided, however that for the first plan year, the first offering period (“initial offering period”) shall commence on the first business day coincident with or next following March 1 and shall end on the last business day on or prior to June 15. The amount accumulated for each employee under the 2011 Susquehanna Employee Stock Purchase Plan during an “offering period” will be used to purchase Susquehanna shares on the last day of the offering period (i.e., the purchase date). Generally, purchases will be limited for each offering period to $6,250 worth of Susquehanna shares, although this limitation may be varied by the Benefits Committee. Overall, no eligible employee can become entitled to purchase more that $25,000 worth of Susquehanna shares under the 2011 Susquehanna Employee Stock Purchase Plan during any one calendar year. The Benefits Committee will also establish other rules and regulations as appropriate with respect to the offering periods and for the orderly administration of the 2011 Susquehanna Employee Stock Purchase Plan.

In general, each eligible employee will automatically be granted an option on the purchase date (last day of each “offering period”) to purchase as many whole and fractional Susquehanna shares as can be purchased during that offering period with the amounts then credited to the participant’s account based on the option price which is determined on the purchase date. The “option price” means an amount equal to ninety-five percent (95%) of the market price determined on the purchase date; except in the case of the “initial offering period” where the “option price” means eight-five percent (85%) of the market price determined on the first day of the initial offering period or on the purchase date, whichever is less. With regard to the initial offering period only, the option to purchase Susquehanna shares is considered to have been granted on the first day of that offering period rather than on the purchase date. In addition, for the initial offering period, the $6,250 limitation on purchases of Susquehanna shares by any one employee is determined as of the first day of that offering period.

On a purchase date, a participant will be deemed to have exercised his or her option to purchase a number of whole and fractional Susquehanna shares determined by dividing the amount then credited to that participant’s account by the option price applicable to that offering period. In no event, however, will all participants be permitted to purchase Susquehanna shares under the 2011 Susquehanna Employee Stock Purchase Plan in excess of the number of Susquehanna shares then available for purchase under the 2011 Susquehanna Employee Stock Purchase Plan (subject to adjustment from time to time to reflect changes in Susquehanna’s capitalization). In the event the aggregate number of Susquehanna shares that would be purchased on a purchase date by all participants would exceed the number of Susquehanna shares available for purchase under the 2011 Susquehanna Employee Stock Purchase Plan, the number of Susquehanna shares with respect to which each participant will be deemed to have exercised options will be reduced on a prorated basis, so that the total number of Susquehanna shares for which all participants will be deemed to have exercised options will approximate, as closely as possible, but will not exceed, the maximum number of Susquehanna shares then available for purchase under the 2011 Susquehanna Employee Stock Purchase Plan. Furthermore, no employee will be granted an option:

•

if immediately after the grant, the employee would own shares, and/or hold outstanding options to purchase shares, possessing 5% or more of the total combined voting power or value of all classes of stock of Susquehanna or any of its subsidiaries; or

•

that permits the employee to purchase Susquehanna shares under all employee stock purchase plans of Susquehanna and its subsidiaries that accrue at a rate in excess of $25,000 of fair market value of the Susquehanna shares (determined at the time the option is granted) in any calendar year, so that purchases by any one participant for any offering period shall be limited to $6,250 worth of Susquehanna shares (determined as of the purchase date).

The Susquehanna shares purchased for participants pursuant to the 2011 Susquehanna Employee Stock Purchase Plan will be registered in the name of a broker (the “Nominee”) as custodian for the participants. The share account for each participant will be credited with the whole and fractional Susquehanna shares for which options were exercised by that participant. Stock certificates will not be issued to participants for Susquehanna shares held in the Nominee account, but all rights accruing to the owner of record of the Susquehanna shares (including voting rights) will belong to the participant for whose account the Susquehanna shares are held. At any time, a participant may request to have some or all of the whole Susquehanna shares held in his or her Nominee account registered in the name of the participant. The Susquehanna shares purchased pursuant to the 2011 Susquehanna Employee Stock Purchase Plan are subject to a two year “holding period.” For purposes of the 2011 Susquehanna Employee Stock Purchase Plan, “holding period” means the two year period beginning on the date the option to purchase such Susquehanna shares is deemed to have been granted to the participant in compliance with Section 423(a)(1) of the Code. If a participant sells all or any portion of his or her Susquehanna shares acquired under the 2011 Susquehanna Employee Stock Purchase Plan before the expiration of the “holding period”, the participant has conducted a “disqualifying disposition” and the participant is obligated to notify Susquehanna that such a disqualifying disposition has occurred.

Payroll deductions will continue until modified or revoked by the participant, subject to any maximum and minimum limitations imposed by the 2011 Susquehanna Employee Stock Purchase Plan and any other rules and regulations as may be established by the Benefits Committee. A participant may elect to stop contributions on a prospective basis, but amounts already contributed or otherwise accumulated for the participant for purchases under the 2011 Susquehanna Employee Stock Purchase Plan will be used to purchase Susquehanna shares at the next purchase date as provided for under the 2011 Susquehanna Employee Stock Purchase Plan. If there is an unused balance in a participant’s account following a purchase date, the amount of that balance will be refunded to the participant.

No interest will be credited to any participant’s account regardless of whether the funds in the account are used to exercise options or are withdrawn. If the 2011 Susquehanna Employee Stock Purchase Plan is not approved by Susquehanna’s shareholders, each participant will receive a distribution of the amount credited to his or her account under the 2011 Susquehanna Employee Stock Purchase Plan as soon as practicable thereafter.

Termination of Participation in Plan or Withdrawal. If a participant’s employment is terminated for any reason (or if his participation is terminated as the result of a Leave of Absence), no payroll deduction will be made from any amounts owing to him or her after the time of termination and Susquehanna will pay to the participant (or to the participant’s estate as the case may be), the balance, if any, in his or her account within 45 days after such termination. Participation or failure to participate in an offering period will not bar an employee from participating in any subsequent offering period.

A participant may direct the Nominee to sell any or all Susquehanna shares in his or her account or instruct the Nominee to make arrangements to move the participant’s Susquehanna shares to another account or accounts of the participant. If the participant is credited with a fractional share as of the date of his or her termination of employment, the participant will receive a cash payment for such fractional share.

Amendment and Termination of the 2011 Susquehanna Employee Stock Purchase Plan. Susquehanna’s board of directors may at any time amend or terminate the 2011 Susquehanna Employee Stock Purchase Plan, except that no amendment may be made without the approval of the shareholders, if such amendment would (1) increase the maximum number of Susquehanna shares that may be issued under the 2011 Susquehanna Employee Stock Purchase Plan, or (2) amend the requirements as to the class of employees eligible to purchase stock under the 2011 Susquehanna Employee Stock Purchase Plan. If the 2011 Susquehanna Employee Stock Purchase Plan is terminated by the board prior to the scheduled end of any offering period, the Benefits Committee may, in its discretion, either: (1) cause all amounts then held in participant accounts to be distributed to participants, or (2) designate a special purchase date on which all amounts then held in participant accounts will be applied to one final purchase under the 2011 Susquehanna Employee Stock Purchase Plan.

Use of Funds. All payroll deductions received or held by Susquehanna under the 2011 Susquehanna Employee Stock Purchase Plan during an offering period may be used by Susquehanna for any general corporate purpose and Susquehanna will not be obligated to segregate any payroll deduction.

Certain Tax Effects of Plan Participation

The following summary is intended only as a guide to the current United States federal income tax consequences of participation under the 2011 Susquehanna Employee Stock Purchase Plan and does not purport to address all of the federal or other tax consequences that may be applicable to any particular participant.

The 2011 Susquehanna Employee Stock Purchase Plan is not subject to either the Employee Retirement Income Security Act of 1974 or Section 401(a) of the Code.

Amounts deducted from a participant’s pay under the 2011 Susquehanna Employee Stock Purchase Plan are part of a participant’s regular compensation and remain subject to federal, state and local income and employment taxes. A participant in the 2011 Susquehanna Employee Stock Purchase Plan will not be subject to federal income tax when the participant elects to participate in the 2011 Susquehanna Employee Stock Purchase Plan or when the participant purchases Susquehanna shares under the 2011 Susquehanna Employee Stock Purchase Plan. Instead, the participant will become subject to tax upon the earlier of the following: (1) the year in which the participant makes a sale or other disposition of the Susquehanna shares; or (2) the year of the participant’s death if he or she has not made a sale or other disposition of the Susquehanna shares. The rules for determining the amount of taxable ordinary income (as opposed to capital gain) to be reported in the participant’s federal income tax return for that year are summarized below.

Generally, in order to meet the requirements for beneficial tax treatment under Section 423 of the Code, a participant must not dispose of Susquehanna shares within two years after the date the option to acquire such Susquehanna shares is considered to have been granted, or within one year from the date Susquehanna’s common stock was transferred to the participant under the 2011 Susquehanna Employee Stock Purchase Plan. In general, the holding period will expire on the second anniversary of the date the Susquehanna share was purchased, as that is also the date the option to acquire the shares is considered as having been granted, except with respect to Susquehanna shares purchased in the initial offering period, the holding period for which will end March 1, 2013 (the second anniversary of the date the option to purchase the Susquehanna shares is considered to have been granted). If the participant disposes of the Susquehanna shares after the expiration of the holding period, he or she must generally include in ordinary taxable income at the time of disposition of the Susquehanna shares (or in the event of his or her death while still holding the Susquehanna shares, his or her estate must include) the lesser of (1) the amount of the discount on the purchase date, or (2) the amount, if any, by which the market value of the Susquehanna shares at the time of such disposition or death exceeds the Option Price; any balance is taxable as a long-term capital gain. With respect to the Susquehanna shares purchased in the initial offering period, the amount of the discount includible in income will be the amount of the 15% discount determined as of the first day of that offering period, rather than the actual discount on the purchase date. If the participant disposes of the Susquehanna shares before the expiration of the required holding period, he or she must include in taxable income at the time of disposition of the Susquehanna shares the amount by which the market value of the Susquehanna shares on the Purchase Date exceeds the Option Price of the Susquehanna shares. This amount must be reported as ordinary income even if the participant made no profit or realized a loss on the sale of the Susquehanna shares or gave them away as a gift. This same rule applies to the initial offering period as well as the later offering periods.

When the participant reports ordinary income as described above, the amount so reported is added to the Option Price of the Susquehanna shares and this sum becomes his or her “basis” for the Susquehanna shares for the purpose of determining capital gain or loss on a sale or exchange of the Susquehanna shares. There are special rules regarding the tax basis to a person who is given the Susquehanna shares by the participant and the tax basis to the participant’s estate of Susquehanna shares acquired by it as a result of his or her death. Susquehanna will not generally be entitled to a deduction with respect to Susquehanna shares under the 2011 Susquehanna Employee Stock Purchase Plan that are held until the end of the holding period. In the event there is a disqualifying disposition of Susquehanna shares (disposition before the end of the holding period), Susquehanna should be entitled to a federal tax deduction in an amount equal to the ordinary income the participant is required to report in his or her income tax return.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE APPROVAL AND ADOPTION OF THE 2011 SUSQUEHANNA BANCSHARES, INC.

EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL NO. 4

APPROVAL OF THE

SUSQUEHANNA BANCSHARES, INC. SHORT-TERM INCENTIVE PLAN

General

On February 24 2011, Susquehanna’s Compensation Committee adopted the Short-Term Incentive Plan, effective as of January 1, 2011. Susquehanna’s board has directed that this proposal to approve the Short-Term Incentive Plan be submitted to Susquehanna’s shareholders for their approval at the Annual Meeting.

Section 162(m) of the Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and the other named executive officers. Section 162(m) contains an exemption from this limit for “qualified performance-based compensation” awards that are made pursuant to a plan that has been approved by the public company’s shareholders. Shareholder approval is being sought so that commencing in 2012, awards granted by the Compensation Committee that comply with the Short-Term Incentive Plan will qualify for the “qualified performance-based compensation” exemption.

Awards under the Short-Term Incentive Plan that are made for 2011 will not be made pursuant to a plan that has been approved by Susquehanna’s shareholders, so they will be subject to the $1 million income tax deduction limitation under Section 162(m). If shareholder approval is obtained, awards made pursuant to the Short-Term Incentive Plan in 2012 and beyond will qualify for the exemption. If shareholder approval is not obtained, none of Susquehanna’s named executive officers or the executive officer group will be entitled to any awards under the Short-Term Incentive Plan for 2012 and beyond.

The Short-Term Incentive Plan, which provides cash awards to eligible employees, is designed to provide both an incentive to maximize individual and company performance and an incentive to remain employed by Susquehanna. The Short-Term Incentive Plan incentivizes eligible employees to maximize individual and company performance by conditioning the payment of awards and the amount of such payments on the achievement by the employee of individual goals and the achievement by Susquehanna of company-wide goals over an annual period. The Compensation Committee designed the Short-Term Incentive Plan to aid in the retention of eligible employees by requiring that such employees remain employed by Susquehanna both on the last day of the plan year and on the award payment date.

The Compensation Committee believes that the Short-Term Incentive Plan will further Susquehanna’s compensation philosophy and strategy and encourage results-oriented actions on the part of identified employees. Susquehanna’s ability to attract, retain and motivate top-quality employees is material to Susquehanna’s success, and the Compensation Committee believes that the interests of Susquehanna and its shareholders will be advanced by closely aligning financial rewards to employees with the achievement of specific performance objectives by such individuals and by Susquehanna.

The material terms of the Short-Term Incentive Plan are summarized below. A copy of the Short-Term Incentive Plan is attached as Annex E to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The following summary of the Short-Term Incentive Plan is not intended to be a complete description of such plan and is qualified in its entirety by reference to the text of the Short-Term Incentive Plan attached as Annex E.

Material Features of Susquehanna’s Short-Term Incentive Plan

Administration.

The Short-Term Incentive Plan will be administered by the Compensation Committee or its delegate. The Compensation Committee is and will be composed of at least two outside directors, each of whom is intended to qualify as an “outside director” within the meaning of Section 162(m) of the Code. The Compensation Committee may not delegate its authority to administer the Short-Term Incentive Plan with respect to executive officers.

The Compensation Committee will determine all awards to employees who are executive officers of Susquehanna. Senior management of Susquehanna will determine all awards for other eligible employees of Susquehanna. To the extent that the Compensation Committee or senior management administers the Short-Term Incentive Plan, all references to administrator herein will be deemed to refer to such Compensation Committee or senior management, as applicable.

The administrator has the authority to (i) interpret the Short-Term Incentive Plan, (ii) nullify any rules and procedures, as necessary, for proper administration of the Short-Term Incentive Plan, (iii) select eligible employees for the Short-Term Incentive Plan, (iv) determine each eligible employee’s target award, performance goals, and actual award, and, (v) make all final determinations regarding cash compensation paid to executive officers under the Short-Term Incentive Plan (except as required by applicable law, final determinations for other employees will be made by senior management). The determinations of the administrator are made in its sole discretion and are final, binding and conclusive.

Eligibility for Participation.

Selected full-time and part-time employees of Susquehanna who are employed by Susquehanna by October 31 of the applicable plan year are eligible to participate in the Short-Term Incentive Plan for the applicable plan year. The Compensation Committee will select the executive officers eligible to participate in the plan. Employees other than executive officers are nominated by senior management to be eligible to participate in the Short-Term Incentive Plan and are approved by the administrator for each plan year.

As of February 28, 2011, there were 1,858 employees eligible to participate in the Short-Term Incentive Plan.

Target Awards.

At the beginning of each plan year, each eligible employee’s cash incentive award will be set at a target amount (referred to herein as a “target award”) that will be defined as a percentage of the eligible employee’s base salary or earnings for the year. The target awards are determined by the Compensation Committee for executive officers and, except as required by applicable law, by senior management for all other eligible employees. Target awards are based on competitive practices and reflect the amount of the award to be paid for meeting predefined performance goals at the 100% level. Except with respect to awards to named executive officers that are structured to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code, the Compensation Committee or senior management, as applicable, may at any time prior to the final determination of awards change the target award of any eligible employee to reflect any change in the employee’s responsibility level or position during the course of the performance period.

Unless the administrator determines otherwise, each plan year will consist of an annual period beginning on the first day of the calendar year and ending on the last day of the calendar year. The administrator will also establish a maximum award that may be paid for the plan year, which will remain fixed for the entire plan year, for each eligible employee who is an executive officer of Susquehanna.

Actual awards can range from 0% to 200% of the target award depending on performance and may be based on the achievement of threshold (i.e., baseline), target or stretch (i.e., superior) performance, which will be determined by the administrator, or such other caps or limitations as the Compensation Committee may set for a plan year; provided that for awards intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, the maximum amount payable under the Plan to any employee is 200% of base earnings. Performance below the threshold level will result in no payment. As noted above, the Compensation Committee is authorized to reduce an award for a plan year based upon its assessment of personal performance or other factors, but not to increase the award beyond the amount determined based on achievement of the performance goals for that eligible employee.

In addition to awards that are designated as “qualified performance-based compensation” under Section 162(m) of the Code, as described above, the administrator may grant to eligible employees other incentive awards as it deems appropriate, which may be based on unit/individual goals, corporate/company goals or such other criteria as the administrator determines. Decisions with respect to such incentive awards will be made separate and apart from the awards intended to be “qualified performance-based compensation.”

Performance Goals.

Effective for plan years beginning on and after January 1, 2012, each eligible employee will have predefined objective performance goals (corporate/company goals and unit/individual goals) that must be met with respect to the awards earned by each eligible employee under the Short-Term Incentive Plan. Generally, prior to, but not more than 90 days after the beginning of the plan year or the date on which 25% of the plan year has been completed (whichever is earlier), the administrator will establish in writing (i) the performance goals that must be met, (ii) the amounts that may be paid if the applicable performance goals are met, and (iii) any other conditions that the administrator deems appropriate and consistent with the Short-Term Incentive Plan, and in the case of employees who are named executive officers of Susquehanna, in compliance with Section 162(m) of the Code. The performance goals for each eligible employee who is a named executive officer of Susquehanna for each plan year are intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

With respect to awards that are structured to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code, the Compensation Committee must set performance goals by the earlier to occur of 90 days after the beginning of the plan year or the date on which 25% of the plan year has been completed. In addition, the performance goals must be based on one or more of the following measures: earnings or earnings growth (including but not limited to earnings per share or net income); economic profit, stockholder value added or economic value added; return on equity, assets or investment; revenues; expenses; stock price or total stockholder return; regulatory compliance; satisfactory internal or external audits; improvement of financial or credit ratings; achievement of asset quality objectives; achievement of balance sheet or income statement objectives, including, without limitation, capital and expense management; efficiency ratio; non-interest income to total revenue ratio; net interest margin; credit quality measures (including non-performing asset ratio, net charge-off ratio, and reserve coverage of non-performing loans); net operating profit; loan growth; deposit growth; non-interest income growth; market share; productivity ratios; achievement of risk management objectives; or any other objective goals established by the administrator. The performance goals may be particular to an eligible employee or the division, department, branch, line of business, subsidiary or other unit in which the eligible employee works, or may be based on attaining a specified absolute level of the performance goal, or a percentage increase or decrease in the performance goal compared to a pre-established target, previous years’ results, or a designated market index or comparison group, as determined by the administrator.

Each eligible employee will earn an award for a plan year based on the level of achievement of the performance goals, as determined by the Compensation Committee with respect to the executive officers, and senior management with respect to other employees. The Compensation Committee may reduce (but not increase) an award below the level determined based on the level of achievement of the performance goals.

Payment of Awards.

For awards structured to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code and for other awards to executive officers, the administrator will certify the performance goals for the plan year and the awards that will be paid by Susquehanna following the final determination of Susquehanna’s financial results for the plan year.

Except as provided below, employees who terminate employment during the plan year will not be eligible to receive an award for that plan year. Further, to encourage employees to remain in the employment of Susquehanna, except as set forth herein, an employee must be an active employee of Susquehanna on the date the applicable portion of the award is paid in accordance with the payment schedule set forth below. Except as required by applicable law, all other awards will be approved by senior management based on the level of achievement of the performance goals.

Unless the Compensation Committee determines otherwise, awards made to exempt employees will be paid out in three installments following the end of the plan year; provided that the exempt employee remains employed through the applicable payment date as follows: (i) 50% of the Award will be paid out within two and one half months following the end of the plan year (i.e., no later than March 15) (such actual date referred to herein as the “payment date”), (ii) 25% of the award will be paid out on the first anniversary of the payment date and (iii) the remaining 25% of the award will be paid out on the second anniversary of the payment date. All awards to non-exempt employees will be paid as a single lump sum cash payment on the payment date.

If an eligible employee ceases to be employed by Susquehanna prior to the last day of the plan year for which an award may be earned due to death, disability or on account of an early of normal retirement (as defined by the Susquehanna Bancshares, Inc. Cash Balance Pension Plan), a pro rata portion of the eligible employee’s award will be paid, based on the portion of the plan year they were employed and the actual performance achieved for the plan year. The pro rata amount will be paid to the eligible employee or the eligible employee’s estate, as applicable, in a lump sum not later than March 15 of the plan year following the plan year for which the award was earned.

If an exempt employee (who otherwise would receive payment of an award in installments, as described above) ceases to be employed by Susquehanna due to death, disability or on account of an early or normal retirement, at any time following the initial payment date but prior to one or both of the subsequent payment dates on the first or second anniversary of the initial payment date, the remaining amount of the award not yet paid will be paid in full within 30 days following the date of the exempt employee’s death, termination due to disability or early or normal retirement, as applicable. Whether an employee is exempt or non-exempt shall be determined by Susquehanna’s Human Resources Department based on the employee’s status as of the end of the plan year for which an award is earned.

Clawback.

All awards under the Short-Term Incentive Plan are subject to compensation, clawback and recoupment policies that may be applicable to employees of Susquehanna, as approved by the Susquehanna board of directors, whether or not approved before or after the effective date of the Short-Term Incentive Plan.

Adjustment Provisions.

At any time prior to the final determination of awards for eligible employees and to the extent consistent with the requirements of Section 162(m) of the Code, the administrator may adjust the performance goals to reflect a change in corporate capitalization, such as a stock split or stock dividend, or a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation, or to equitably reflect the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in Susquehanna’s method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in Susquehanna’s corporate structure or shares, or any other change of a similar nature.

Amendment and Termination of the Susquehanna Short-Term Incentive Plan.

The Compensation Committee may add to, amend, modify or discontinue the Short-Term Incentive Plan, or any terms thereof, at any time, subject to shareholder approval if such approval is required. With respect to named executive officers, the Short-Term Incentive Plan must be re-approved by Susquehanna’s shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which the shareholders previously approved the Short-Term Incentive Plan, or at such other times, if any, if required by Section 162(m) of the Code.

Restrictions on Awards and Transfers; No Right of Employment.

Except upon death, an eligible employee’s right and interest under the Short-Term Incentive Plan may not be assigned or transferred. The granting of any award does not create any rights in the eligible employee with respect to the eligible employee’s continued employment with Susquehanna.

Federal Income Tax Consequences

The following provides only a general description of the application of federal income tax laws to awards under the Susquehanna Short-Term Incentive Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to eligible employees in the Susquehanna Short-Term Incentive Plan, as the consequences may vary among the eligible employees. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

From the eligible employees’ standpoint, as a general rule, the granting of an award will not result in taxable income to the eligible employee. The eligible employee will generally recognize ordinary income upon payment of the award, provided, however, that grants subject to additional vesting or performance requirements will not generally be taxable until earned. Assuming as expected that compensation paid under the Susquehanna Short-Term Incentive Plan is “qualified performance-based compensation” under Section 162(m) of the Code, Susquehanna will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the eligible employee.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or any of its four other most highly compensated officers in excess of $1 million in any year. Compensation that qualifies as “qualified performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the corporation that pays it. Susquehanna intends that incentive awards granted under the Susquehanna Short-Term Incentive Plan will qualify as “qualified performance-based compensation” and the administrator will condition such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.

While it is intended that the incentive awards will not be subject to Section 409A of the Code, an eligible employee’s award may be subject to a 20% excise tax in addition to ordinary income tax inclusion at the time the award becomes vested, plus interest, if the award constitutes “deferred compensation” under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied. Susquehanna may deduct from an eligible employee’s award any and all federal, state and local taxes or other amounts required by law to be withheld.

New Plan Benefits

The amounts of the actual benefits to be awarded to executive officers and other employees under the Susquehanna Short-Term Incentive Plan are indeterminable at this time because they are dependant on the performance goals that are set for each eligible employee. As of March 17, 2011, the plan administrator had not determined performance goals for any individual eligible to receive awards under the Susquehanna Short-Term Incentive Plan.

SUSQUEHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL OF THE SUSQUEHANNA BANCSHARES, INC. SHORT-TERM INCENTIVE PLAN.

PROPOSAL NO. 5

ADVISORY NON-BINDING VOTE ON EXECUTIVE COMPENSATION

Susquehanna’s executive compensation program is designed to be closely linked to corporate performance and return to shareholders. The Susquehanna Compensation Committee has a strong pay for performance philosophy and as a result, the compensation paid to Susquehanna’s named executive officers is generally aligned with Susquehanna’s performance on both a short-term and a long-term basis. For most of 2010 Susquehanna was subject to the Troubled Asset Relief Program (“TARP”) and the executive compensation restrictions of TARP. As a result, Susquehanna did not make any significant changes to Susquehanna’s 2010 compensation program.

However, Susquehanna’s business did show improved growth and stability in 2010 compared to 2009 as traditional capital markets became available again and Susquehanna saw signs of a gradual economic recovery. This growth and stability enabled Susquehanna to repay the $300 million in preferred shares that Susquehanna had sold to the U.S. Treasury (the “U.S. Treasury”) under TARP in December 2010. As a result, Susquehanna reevaluated Susquehanna’s executive compensation program for fiscal year 2011 and has made key changes as described in more detail under “Summary of Key Executive Compensation Changes for 2011.”

Please see the “Executive Compensation—Compensation Discussion and Analysis” beginning on page 109 of this Joint Proxy Statement/Prospectus for a more detailed discussion of the executive compensation programs in place for Susquehanna’s named executive officers in 2010 and the changes made for 2011.

Pursuant to the proxy rules under the Exchange Act and as required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), Susquehanna is required to provide its shareholders with a separate non-binding shareholder vote to approve the compensation of Susquehanna’s executives, including the “Compensation Discussion and Analysis,” the compensation tables, and any other narrative disclosure in this Joint Proxy Statement/Prospectus. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse Susquehanna’s executive compensation as described in this Joint Proxy Statement. Shareholders may also abstain from voting. Accordingly, Susquehanna shareholders are being asked to approve the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As provided by the Dodd-Frank Act, this vote will not be binding on the board of directors or the Compensation Committee and may not be construed as overruling a decision by the board of directors or the Compensation Committee or create or imply any additional fiduciary duty of the board. Further, it will not affect any compensation paid or awarded to any executive. The Susquehanna Compensation Committee and the board may, however, take into account the outcome of the vote when considering future executive compensation arrangements. The purpose of Susquehanna’s compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to Susquehanna’s long-term success and enhancement of shareholder value.

SUSQUEHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL, IN A NON-BINDING ADVISORY VOTE, OF SUSQUEHANNA’S EXECUTIVE COMPENSATION AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION, TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE, IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

PROPOSAL NO. 6

ADVISORY NON-BINDING VOTE ON FREQUENCY OF NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the proxy rules under the Exchange Act and as required by the Dodd-Frank Act, Susquehanna is required, not less frequently than once every six years, to provide its shareholders with an advisory non-binding shareholder vote on the frequency of the advisory vote on executive compensation (Proposal No. 5). Susquehanna shareholders may indicate whether they would prefer an advisory vote on executive compensation every one (annually), two (biennially) or three (triennially) years. Shareholders may also abstain from voting. Accordingly, Susquehanna shareholders are being asked to approve the following resolution:

“RESOLVED, that the shareholders’ advisory vote on executive compensation shall occur every one, two, or three years as approved by the shareholders at the Annual Meeting of Shareholders.”

As provided by the Dodd-Frank Act, this vote will not be binding on the Susquehanna board of directors or the Compensation Committee and may not be construed as overruling a decision by the board of directors or the Compensation Committee or create or imply any additional fiduciary duty of the board. However, the Compensation Committee and the board recognize the importance of receiving input from Susquehanna’s shareholders on important issues and expect to take into account the outcome of the vote when considering the frequency with which future say-on-pay votes will be held. Although the affirmative vote of the holders of a majority of Susquehanna’s stock having voting power present in person or represented by proxy at Susquehanna’s Annual Meeting is required to approve this proposal, Susquehanna expects to give weight to the option receiving the highest number of votes in determining the frequency of advisory votes on executive compensation in the future.

Susquehanna’s board of directors is recommending an annual non-binding advisory vote on executive compensation because the Compensation Committee reviews and considers executive compensation and Susquehanna’s compensation policies and procedures on an annual basis. As a result, the board of directors believes that input from shareholders on executive compensation annually, although not binding, would be beneficial to the Compensation Committee as it considers these matters. The accompanying form of proxy provides four choices (every one, two or three years, or abstain). Shareholders are voting on one of these frequencies, and are not voting to approve or disapprove Susquehanna’s recommendation.

SUSQUEHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” AN ANNUAL NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 7

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At Susquehanna’s Annual Meeting, a vote will be taken on a proposal to ratify the appointment of PwC as Susquehanna’s independent registered public accounting firm for the fiscal year ending December 31, 2011. PwC has audited Susquehanna’s financial statements since 1982.

The Audit Committee expects to appoint PwC as the independent registered public accounting firm of Susquehanna and Susquehanna’s subsidiaries for the year ending December 31, 2011. Although shareholder approval is not required, the board desires to obtain shareholder ratification of this appointment. If the appointment is not ratified at Susquehanna’s Annual Meeting, the board will review its future selection of independent registered public accounting firms. If the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Susquehanna and its shareholders. Representatives of PwC are expected to be present at Susquehanna’s Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

SUSQUEHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS SUSQUEHANNA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 8

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

At the Susquehanna Annual Meeting, Susquehanna shareholders will consider and vote on a proposal to approve and adopt the merger agreement between Abington and Susquehanna. Details about the merger, including Susquehanna’s reasons for the merger, the effect of approval and adoption of the merger agreement and the timing of effectiveness of the merger, are discussed above in the section entitled “The Merger” beginning on page 31 of this document.

SUSQUEHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER ENTERED INTO BY ABINGTON AND SUSQUEHANNA, DATED AS OF JANUARY 26, 2011.

PROPOSAL NO. 9

ADJOURNMENT OF THE ANNUAL MEETING

At the Susquehanna Annual Meeting, if there are insufficient proxies at the time of the Annual Meeting to approve and adopt the merger agreement, the Susquehanna shareholders may vote on a proposal to adjourn or postpone the Annual Meeting to a later date to allow extra time to solicit additional proxies. The Susquehanna board currently does not intend to propose adjournment at the Annual Meeting if there are sufficient votes to approve and adopt the merger agreement (Proposal No. 8).

SUSQUEHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING IF NECESSARY TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER BETWEEN SUSQUEHANNA AND ABINGTON.

CORPORATE GOVERNANCE

Susquehanna’s business is managed under the direction of the Susquehanna board. As part of its duties, the board oversees Susquehanna’s corporate governance for the purpose of creating long-term value for shareholders and safeguarding Susquehanna’s relationships with Susquehanna’s employees, customers, suppliers, creditors and the communities in which Susquehanna does business. The Susquehanna board considers the interests of all such parties when, together with Susquehanna’s management, it sets Susquehanna’s strategies and objectives. The board also evaluates management’s performance in pursuing and achieving those strategies and objectives.

The Susquehanna board has adopted a Code of Ethics that outlines the principles, policies and laws that govern all of Susquehanna’s activities and establishes guidelines for workplace conduct. The Code of Ethics applies to all of Susquehanna’s directors, officers and employees, including senior officers, and every director, officer and employee is required to read and comply with the Code of Ethics. You can find a copy of the Code of Ethics by visiting Susquehanna’s website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Code of Ethics of Susquehanna Bancshares, Inc.” A copy of the Code of Ethics may also be obtained, free of charge, by written request to Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania 17543, Attention: Corporate Secretary. Susquehanna intends to disclose amendments to, or director and executive officer waivers from, the Code of Ethics, if any, on Susquehanna’s website, or by filing a Form 8-K with the SEC to the extent required by the listing standards for The Nasdaq Global Select Market.

Susquehanna’s board has also adopted Corporate Governance Guidelines applicable to each member of the board. You can find a copy of the Corporate Governance Guidelines by visiting Susquehanna’s website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Corporate Governance Guidelines.”

Composition of the Board of Directors

Susquehanna’s board currently consists of 14 directors, 12 of whom are independent. Mr. Reuter, Susquehanna’s Chief Executive Officer, also serves as the Chairman of the Susquehanna board. At the board’s January 2011 meeting, the board amended Susquehanna’s Bylaws to add Section 4.18 which establishes the position of independent lead director of the board. Susquehanna’s board appointed Bruce A. Hepburn to serve as the independent lead director. The duties, responsibilities and authorities of the independent lead director are:

•	general leadership of the affairs of the independent directors;

•	preside at all executive sessions of the board and at any board meetings when the Chairman is not present;

•	serve as the non-exclusive liaison between the Chairman/Chief Executive Officer and the independent directors;

•	serve as a member of each board committee;

•	provide advice and consultation to the Chairman/Chief Executive Officer;

•	monitor information delivered by the management team to the board and provide input as to the quantity, quality and timeliness of such information;

•	organize the board’s evaluation of the Chief Executive Officer;

•	interview board nominees in consultation with the Nominating and Corporate Governance Committee;

•	oversee board and director evaluations with counsel and Nominating and Corporate Governance Committee Chairman.

Mr. Hepburn, as independent lead director, was appointed as a member of all board committees. At the time he was appointed independent lead director, Mr. Hepburn resigned as chairman of the Audit Committee and was appointed to the Nominating and Corporate Governance Committee. Susquehanna’s board believes that this structure is appropriate for Susquehanna because it provides proper independent oversight by the board. Susquehanna’s board, its Audit Committee and its Compensation Committee regularly consult with Susquehanna’s Chief Risk Officer to review the various types of risk that affect Susquehanna as a financial holding company and the company’s strategies to mitigate such risks. Susquehanna’s board believes that the addition of an independent lead director enhances the effectiveness of this structure.

Susquehanna Shareholder Communications with the Board

A Susquehanna shareholder who wishes to communicate with the Susquehanna board may do so by sending his or her correspondence to Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania 17543, Attention: Board of Directors.

Board Meetings

Susquehanna’s board met 15 times during 2010. Each of the directors attended at least 75% of the board’s meetings in 2010 and of the board’s committee meetings in 2010 on which he or she served, during the period that he or she served as a director.

Susquehanna’s independent directors met twice in executive session in 2010, without any management directors or non-independent directors in attendance.

All of Susquehanna’s directors, with the exception of Mr. Weaver who was excused, attended last year’s annual shareholders’ meeting. Susquehanna’s board requires all of its members to attend all regularly scheduled board meetings, as well as the annual shareholders’ meeting. Exceptions are permitted for extenuating circumstances on a case-by-case basis. A director’s attendance record is considered by the Nominating and Corporate Governance Committee in its nominating process.

Board Independence

Susquehanna’s board has determined that except for Messrs. Reuter and Dunklebarger, all of its members are “independent” as defined under the listing standards for The Nasdaq Global Select Market. Mr. Reuter is Susquehanna’s Chairman and Chief Executive Officer. Mr. Dunklebarger is Susquehanna’s Vice Chairman and President. Susquehanna’s board believes that the Nasdaq independence requirements contained in the listing standards provide the appropriate standard for assessing director independence and thus uses these requirements in assessing the independence of each of its members. In making its determination with respect to the independence of each director, the board did not consider any transactions by Susquehanna’s directors that are approved under Susquehanna’s written statement of policy with respect to related-party transactions as more fully described under “Certain Relationships and Related Person Transactions,” unless such transaction resulted in a per se independence disqualification under the Nasdaq independence rules.

Board Committees

In 2010 the board maintained the following four standing committees: Audit, Compensation, Executive, and Nominating and Corporate Governance Committees. As of December 31, 2010, the members of each committee were as follows:

2010 Board Committee Composition

Director	Director Since	Audit	Compensation	Executive	Nominating and Corporate Governance
Agnone	2008		Ö
Alter	2001		Chairman	Ö	Ö
DeSoto	2007
Dunklebarger	2007
Hepburn	2002	Chairman	Ö	Ö
Hoffman	2007				Ö
Miller	1999	Ö
Morello	2006		Ö	Ö	Ö
Newkam	2007	Ö
Piersol	2004				Ö
Reuter	1999			Ö
Sears	2007	Ö
Ulsh	2007			Ö
Wiest	1992			Ö	Chairman

When Mr. Hepburn was appointed independent lead director, he was appointed to the Nominating and Corporate Governance Committee and resigned as Chairman of the Audit Committee. The Audit Committee then appointed Mr. Newkam to serve as its Chairman.

Audit Committee

The Audit Committee held nine meetings in 2010. Each director who serves on the Audit Committee is “independent” for purposes of Rule 10A-3 promulgated under the Exchange Act and Rule 4200(a)(15) of the listing standards for The Nasdaq Global Select Market. Susquehanna’s board has determined that Bruce A. Hepburn, Scott J. Newkam and Christine Sears each are an “audit committee financial expert” as defined in Item 407(d)(5)(2) of Regulation S-K. The functions performed by the Audit Committee are:

•	meeting with Susquehanna’s independent registered public accounting firm and reviewing the scope and results of Susquehanna’s annual audit;

•	reviewing information pertaining to internal audits;

•

overseeing that Susquehanna’s management has maintained the reliability and integrity of accounting policies, financial reporting and disclosure practices; established and maintained processes to assure an adequate system of internal control; and established and maintained processes to assure compliance with applicable laws, regulations and corporate practices;

•	meeting with the board on a regular basis to report the results of its reviews;

•	selecting the independent registered public accounting firm and reviewing periodically its performance and independence from management;

•	reviewing and approving Susquehanna’s Internal Audit Plan;

•	periodically meeting privately with Susquehanna’s independent registered public accounting firm, senior management and Susquehanna’s General Auditor; and

•	reviewing and approving transactions between Susquehanna and related parties.

The Audit Committee reviews its Charter annually. You can find a copy of Susquehanna’s current Audit Committee Charter by visiting Susquehanna’s website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Audit Committee of Susquehanna Bancshares, Inc.”

Compensation Committee

The Compensation Committee held 10 meetings in 2010. Each director who serves on the Compensation Committee is “independent” for purposes of the listing standards for The Nasdaq Global Select Market and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The functions performed by the Compensation Committee are:

•	reviewing and approving key executive salaries and salary policy;

•	determining the salary and criteria for Susquehanna’s Chief Executive Officer;

•	administering Susquehanna’s equity compensation plans;

•	approving participants in Susquehanna’s Executive Deferred Income Plan;

•	reviewing and approving the design of any new supplemental compensation programs applicable to executive compensation; and

•

evaluating and reviewing with Susquehanna’s Chief Risk Officer, Susquehanna’s incentive compensation arrangements to ensure that such arrangements do not encourage unnecessary or excessive risk taking.

Please refer to the “Compensation Discussion and Analysis” section below for greater detail regarding the scope of authority of the Compensation Committee and the role of others in Susquehanna’s organization, such as Susquehanna’s management, in determining compensation levels.

The Compensation Committee reviews its Charter annually. You can find a copy of Susquehanna’s current Compensation Committee Charter by visiting Susquehanna’s website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Compensation Committee of Susquehanna Bancshares, Inc.”

Compensation Committee Interlocks and Insider Participation

The members of Susquehanna’s Compensation Committee for fiscal year 2010 were Anthony J. Agnone, Sr., Wayne E. Alter, Jr., Bruce A. Hepburn and Michael A. Morello. None of the members of the Compensation Committee were officers or employees of Susquehanna during fiscal year 2010. At December 31, 2010, Mr. Alter was indebted to Susquehanna’s banking subsidiary as described in the section “Certain Relationships and Related Person Transactions.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held three meetings in 2010. Each director who serves on the Nominating and Corporate Governance Committee is “independent” for purposes of the listing standards for The Nasdaq Global Select Market. The functions performed by the Nominating and Corporate Governance Committee are:

•	develop qualification criteria for board members;

•	identify individuals qualified to become board members;

•	recommend director nominees to the board for each annual meeting of shareholders; and

•	develop and recommend to the board corporate governance policies and procedures applicable to Susquehanna.

The Nominating and Corporate Governance Committee reviews its Charter annually. You can find a current copy of Susquehanna’s Nominating and Corporate Governance Committee Charter by visiting Susquehanna’s website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Nominating and Corporate Governance Committee of Susquehanna Bancshares, Inc.”

Executive Committee

The Executive Committee held four meetings in 2010. Each director who serves on the Executive Committee is “independent” for purposes of the listing standards for The Nasdaq Global Select Market, except for Mr. Reuter, Susquehanna’s Chief Executive Officer. The functions performed by the Executive Committee are:

•

discussing, analyzing and consulting with the Chief Executive Officer on issues related to the business affairs of Susquehanna, including, without limitation, strategic planning, mergers and acquisitions, human resources and banking/regulatory matters.

The Executive Committee does not have a formal charter and functions as an informal sounding board for Susquehanna’s Chief Executive Officer.

Risk Committee

At the Susquehanna board’s January 2011 meeting, the board established a Risk Committee and appointed Eddie L. Dunklebarger to serve as Chairman of the committee with Scott J. Newkam, Christine Sears, James A. Ulsh and Bruce A Hepburn as the other members. Except for Mr. Dunklebarger, each director who serves on the Risk Committee is “independent” for purposes of the listing standards for The Nasdaq Global Select Market. The functions performed by the Risk Committee are:

•

reviewing and understanding the significant risk exposures facing Susquehanna and the steps management has taken to mitigate, manage and monitor such exposures including, without limitation, strategic, reputation, legal and regulatory, credit, financial (including liquidity and market), operational, technology and financial reporting risks;

•	understanding and reviewing the activities that management has in place to manage and monitor the significant risks to Susquehanna;

•

reviewing and approving designated enterprise policies and practices with respect to risk assessment, and annually presenting a report to the board summarizing the committee’s review of Susquehanna’s methods for identifying and managing risks;

•	reviewing and understanding Susquehanna’s corporate risk profile and considering the impact of risk-taking incentives on the risk profile;

•	evaluating the overall levels of risk exposure and reviewing and approving high-level risk appetite (tolerance) statements for each risk category;

•	periodically receiving and reviewing a report containing the details of all litigation facing Susquehanna;

•

reviewing significant findings and management responses contained in reports of the Risk and Control Assessment Services unit, Susquehanna’s Corporate Audit department, Susquehanna’s Credit Review department, and regulatory agencies related to risk management issues, except to the extent subject to the jurisdiction of another committee of the board pursuant to that committee’s charter;

•	annually reviewing the Community Reinvestment Act activities of Susquehanna and related Fair Lending Act monitoring results;

•	reviewing and approving the Bank Secrecy Act Program;

•	annually, or as required, reviewing the insurance programs and policies in place within Susquehanna, including coverages, limits, risk retention, claims, loss histories and related matters;

•	reviewing management’s reports on Susquehanna’s compliance with laws and regulations; and

•

reviewing management’s reports on the adequacy of Susquehanna’s business recovery and contingency planning activities, information security program including risks related to customer information, and significant third party outsourcing, vendor, and operational outsourcing arrangements.

The Risk Committee’s Charter can be found by visiting Susquehanna’s website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Risk Committee of Susquehanna Bancshares, Inc.”

Stock Ownership Guidelines

On February 24, 2011, the Compensation Committee recommended, and the board approved, stock ownership guidelines for Susquehanna’s directors and corporate management team (which includes Susquehanna’s named executive officers). Under these guidelines, each director and member of Susquehanna’s corporate management team is expected to obtain within five years a set number of shares of company common stock, as set forth in the table below. Methods for acquiring stock include company grants of options or restricted shares, individual purchases, and, for employees, participation in the Employee Stock Purchase Plan through payroll deductions, in amounts not to exceed the maximum amount permitted under the Internal Revenue Code.

Effective as of February 24, 2011, Susquehanna’s stock ownership guidelines are as set forth in the following table:

Position	Stock Ownership Guidelines
Susquehanna Directors
Board Member	Lesser of five times board retainer or 6,000 shares
Newly Elected Board Member	Lesser of $20,000 or 2,000 shares within a year

Susquehanna Executives / Corporate Management
Chief Executive Officer	Lesser of three times base salary or 120,000 shares
Other Executive Officers	Lesser of two times base salary or 40,000 shares
Member of Corporate Management	Lesser of two times base salary or 25,000 shares

Nominations by Susquehanna Shareholders

Susquehanna’s Bylaws provide that at each annual meeting, any holder of Susquehanna’s common stock may make additional nominations for election to the board. Each nomination must be made in accordance with Susquehanna’s Bylaws and preceded by a notification made in writing and delivered or mailed to Susquehanna’s secretary not less than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting. For each person the shareholder proposes to nominate as a director, the notification must contain the information which is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to the rules promulgated by the SEC. The notice must also include certain information about the shareholder, including the shareholder’s name, address and telephone number, the number and class of shares owned by the shareholder, and a description of all agreements or arrangements entered into by the shareholder with respect to Susquehanna shares.

The Nominating and Corporation Governance Committee will evaluate and consider shareholder nominations using the same criteria as used for nominations submitted by company management or board members, as described above. In making the evaluation, the committee may seek additional information on the nominee from either the nominee or the Susquehanna shareholder making the nomination.

DIRECTOR COMPENSATION

In 2010, each of Susquehanna’s non-employee directors was compensated in accordance with the following fee schedule:

Annual Retainer – Board Member	$25,000
Annual Retainer – Chairperson – Audit Committee	$10,000
Annual Retainer – Chairperson – Compensation Committee	$7,000
Annual Retainer – Chairperson – Nominating and Corporate Governance Committee	$5,000
Board Meeting	$1,500
Committee Meeting	$1,200

Telephonic Board/Committee Meeting(1)	60% of the in-person meeting fee

(1)	Single-topic teleconference meetings are not compensated.

Susquehanna’s board has set the same director fee schedule for 2011; however, director compensation will be paid in quarterly installments rather than semi-annually. The members of the newly established Risk Committee will also be compensated based upon this schedule, except for Mr. Dunklebarger, who will not receive an annual retainer as Chairperson of the committee because he is an employee director. Further, Mr. Hepburn, who was appointed as independent lead director in 2011, will receive a $15,000 annual retainer in addition to his annual board member retainer and any board and committee fees.

Susquehanna’s non-employee directors received the following compensation from Susquehanna for their service on Susquehanna’s board and its committees in 2010:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
Anthony J. Agnone, Sr.	$50,620	$8,280	$5,550	$2,829	$67,279
Wayne E. Alter, Jr.	59,060	8,280	5,550	2,829	75,719
Peter DeSoto	37,300	8,280	5,550	2,829	53,959
Bruce A. Hepburn	74,060	8,280	5,550	2,829	90,719
Donald L. Hoffman	43,900	8,280	5,550	2,829	60,559
Guy W. Miller, Jr.	51,100	8,280	5,550	2,829	67,759
Michael A. Morello	54,760	8,280	5,550	2,829	71,419
Scott J. Newkam	51,100	8,280	5,550	2,829	67,759
E. Susan Piersol	41,200	8,280	5,550	2,829	57,859
M. Zev Rose(5)	19,400	—	—	2,796	22,196
Christine Sears	49,600	8,280	5,550	2,829	66,259
James A. Ulsh	41,740	8,280	5,550	2,829	58,399
Dale M. Weaver(6)	16,400	—	—	2,796	19,196
Roger V. Wiest, Sr.	51,540	8,280	5,550	2,829	68,199

(1)	Includes the following fees received by each non-employee director for his or her service on the board in 2010, as well as fees received for service on any committee of the board in 2010:

Name	Susquehanna Board Fees and Annual Retainer*	Susquehanna Committee Fees**
Anthony J. Agnone, Sr.	$40,300	$10,320
Wayne E. Alter, Jr.	40,300	18,760
Peter DeSoto	37,300	—
Bruce A. Hepburn	40,300	33,760
Donald L. Hoffman	40,300	3,600
Guy W. Miller	40,300	10,800
Michael A. Morello	39,400	15,360
Scott J. Newkam	40,300	10,800
E. Susan Piersol	38,800	2,400
M. Zev Rose(5)	19,400	—
Christine Sears	38,800	10,800
James A. Ulsh	40,300	1,440
Dale M. Weaver(6)	16,400	—
Roger V. Wiest, Sr.	40,300	11,240

*	Includes an annual retainer in the amount of $25,000, which was paid in two installments, in January and July, of $12,500. Also includes payment for attendance at the board’s strategic planning meeting.
**	Includes fees paid for any service on the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee, as well as any fees paid for being the Chairperson of any such committee.

Several of Susquehanna’s directors also serve on the board of directors of one or more of Susquehanna’s subsidiaries and received compensation from that subsidiary for his/her service to that company in 2010, as follows: Mr. Agnone: $8,160; Mr. Alter: $15,760; Mr. Hepburn: $24,760; Mr. Hoffman: $53,416 (including the amount Mr. Hoffman received under an executive supplemental income plan assumed by Susquehanna Bank pursuant to an acquisition); Mr. Miller: $8,160; Mr. Morello: $8,160; Mr. Newkam: $7,440; Ms. Piersol $6,960; Mr. Rose, who attained the age of 72 prior to the 2010 Annual Meeting and therefore was not a nominee: $28,520; Mr. Ulsh: $21,540; and Mr. Wiest: $24,760.

(2)	On July 20, 2010, each non-employee member of the board was granted 1,000 shares of restricted stock, vesting one-third on July 20, 2011, one-third on July 20, 2012, and one-third on July 20, 2013.
(3)

The amounts shown in this column reflect the grant date fair value of the award granted during the year, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of this amount are included in footnote 17 to Susquehanna’s audited financial statements included in Susquehanna’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Specifically, on July 20, 2010, the board of directors approved 3,000 share discretionary grants of non-qualified stock options, vesting one-third on July 20, 2013, one-third on July 20, 2014, and one-third on July 20, 2015, to each non-employee member of the board. The option grants were issued at the closing market price of Susquehanna’s common stock on the date of grant, which was $8.28 as reported on The Nasdaq Global Select Market.

The grant date fair value of each such option award granted, calculated in accordance with FASB ASC Topic 718, was $1.85.

As of December 31, 2010, Susquehanna’s non-employee directors had the following aggregate number of outstanding option and restricted stock awards:

Director	Aggregate Number of Outstanding Option Awards	Aggregate Number of Outstanding Restricted Stock Awards
Anthony J. Agnone, Sr.	9,000	1,667
Wayne E. Alter, Jr.	26,250	1,667
Peter DeSoto	9,000	1,667
Bruce A. Hepburn	21,750	1,667
Donald L. Hoffman	12,000	1,667
Guy W. Miller, Jr.	23,250	1,667
Michael A. Morello	15,000	1,667
Scott J. Newkam	9,000	1,667
E. Susan Piersol	19,500	1,667
Christine Sears	9,000	1,667
James A. Ulsh	9,000	1,667
Roger V. Wiest, Sr.	25,500	1,667

(4)	Represents the dollar value of dividends paid on the restricted stock during 2010 and the value of 333 restricted shares that vested in 2010.
(5)	Mr. Rose attained the age of 72 prior to the 2010 Annual Meeting and therefore was no longer eligible to serve on the board after the 2010 Annual Meeting.
(6)	Mr. Weaver chose not to be renominated to the board at the 2010 Annual Meeting.

ANNUAL AUDIT INFORMATION

Report of the Susquehanna Audit Committee

On February 23, 2011, Susquehanna’s Audit Committee reviewed Susquehanna’s audited financial statements and met with both management and PwC, Susquehanna’s independent registered public accounting firm, to review and discuss those financial statements. Management has the primary responsibility for Susquehanna’s financial statements and the overall reporting process, including Susquehanna’s system of internal controls. Susquehanna management has represented to the Audit Committee that the financial statements were prepared in accordance with GAAP.

The Susquehanna Audit Committee received from and discussed with PwC the written disclosure and the letter required by Public Company Accounting Oversight Board (“PCAOB”) Rule 3526 (Communications with Audit Committees Concerning Independence). These items relate to that firm’s independence from Susquehanna. The Audit Committee also considered whether the provision of non-audit services by PwC was compatible with the maintenance of PwC’s independence. The Audit Committee also discussed with PwC any matters required to be discussed by PCAOB Auditing Standard AU 380 (Communication with Audit Committees).

Based on these reviews and discussions, the Susquehanna Audit Committee recommended to the board that Susquehanna’s audited financial statements be included in Susquehanna’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Susquehanna Bancshares, Inc. Audit Committee:	Scott J. Newkam, Chairman Bruce A. Hepburn Guy W. Miller, Jr. Christine Sears

Summary of Pre-Approval Policy for Audit and Non-Audit Services

Susquehanna’s Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. This responsibility includes, but is not limited to, evaluating the independence of the independent registered public accounting firm in the performance of audit and non-audit related services to Susquehanna and pre-approving the audit and non-audit services performed by the independent registered public accounting firm in order to assure that they do not impair the auditor’s independence from Susquehanna. Accordingly, the Audit Committee has adopted, and the board has ratified, a Pre-Approval Policy for Audit and Non-Audit Services (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed for performance by the independent registered public accounting firm may be pre-approved.

Certain services are pre-approved by the Audit Committee on a general basis, without case-by-case consideration (“general pre-approval”); other services require the specific pre-approval of the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches results in an effective and efficient procedure to pre-approve services performed by the independent registered public accounting firm. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee.

The Audit Committee takes additional measures on an annual basis to meet its responsibility to oversee the work of the independent registered public accounting firm and to assure the registered public accounting firm’s independence from Susquehanna, such as reviewing a formal written statement from the independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and Susquehanna, consistent with applicable independence standards, and discussing with the independent registered public accounting firm its methods and procedures for ensuring independence.

Fees Billed by Independent Registered Public Accounting Firm to Susquehanna

The aggregate fees billed to Susquehanna by PwC for each of the fiscal years ended December 31, 2010 and 2009, respectively (all of which were approved by the Audit Committee), are set forth in the table below:

	For the Fiscal Year Ended December 31, 2010	For the Fiscal Year Ended December 31, 2009
Audit Fees(1)	$1,315,000	$1,150,000
Audit-Related Fees(2)	607,200	327,000
Tax Fees(3)	219,900	247,770
All Other Fees	—	—

(1)	Includes the following aggregate fees billed by PwC for the services and time periods indicated:

	2010	2009
• Audits of Financial Statements	$775,000	$710,000
• Audits of Financial Statements (Section 404)	300,000	300,000
• Statutory Audits	55,000	55,000
• Consents	10,000	10,000
• Assistance with and Review of Documents Filed with the SEC	175,000	75,000

(2)	Includes the following aggregate fees billed by PwC for the services and time periods indicated:

	2010	2009
• Accounting Consultations and Audits in Connection with Acquisitions	$188,000	$—
• Attest Services Not Required by Statute or Regulation (primarily securitization related)	74,200	62,000
• Attest Services Required by Statute or Regulation	75,000	—
• Consultation Concerning Financial Accounting and Reporting	270,000	265,000

(3)	Includes the following aggregate fees billed by PwC for the services and time periods indicated:

	2010	2009
• Tax Compliance	$141,000	$141,150
• Tax Planning	45,000	73,500
• Tax Advice	33,900	33,120

The Susquehanna Audit Committee has considered, and has determined that, the provision of the non-audit services described above is compatible with maintaining the independence of PwC.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion provides an overview and analysis of the Susquehanna Compensation Committee’s philosophy and objectives in designing compensation programs as well as the compensation determinations and the rationale for those determinations relating to Susquehanna’s Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers, whom Susquehanna refers to collectively as the “named executive officers.”

This discussion should be read together with the compensation tables for Susquehanna’s named executive officers that can be found in this Joint Proxy Statement/Prospectus following this discussion. Unless otherwise indicated, any references to a particular year in the following discussion means the fiscal year ended December 31 of such year.

Executive Summary

During 2010, Susquehanna’s business showed improved growth and stability compared to 2009 as traditional capital markets became available again and Susquehanna saw signs of a gradual economic recovery. This growth and stability enabled Susquehanna to repay the $300 million in preferred shares that Susquehanna had sold to the U.S. Treasury under TARP. On April 21, 2010, Susquehanna repaid $200 million of the TARP funds and on December 22, 2010, Susquehanna repaid the remaining $100 million of the TARP funds. Susquehanna also repurchased the warrants Susquehanna issued to the U.S. Treasury in connection with TARP on January 19, 2011. After seeing two consecutive quarters of improvement in key credit markets, Susquehanna felt it was the appropriate time to conclude its participation in TARP.

Susquehanna’s improved capitalization and stability in 2010 also allowed it to look at strategic growth opportunities. For example, on January 26, 2011 Susquehanna announced that it had entered into an agreement to acquire Abington which, upon closing, will increase Susquehanna’s footprint and lending capabilities in the greater Philadelphia area, and provide additional capital to pursue other growth opportunities. The transaction is expected to close in the third quarter of 2011. Combined with Abington, Susquehanna expects to have an asset base of approximately $15 billion.

As a result of Susquehanna’s repayment of the TARP funds, Susquehanna is no longer subject to the executive compensation restrictions of TARP established under the Emergency Economic Stabilization Act of 2008 (“EESA”) and later amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”) and the interim final rule issued by the U.S. Treasury on June 15, 2009 (the “Final Rule”, collectively with ARRA, the “TARP Regulations”). However, because Susquehanna was subject to these restrictions for most of fiscal year 2010, the Compensation Committee did not award any cash bonuses to Susquehanna’s named executive officers in 2010. As a result, Susquehanna’s named executive officers have not received any cash bonuses since 2007. During 2010, the Compensation Committee did increase the base salaries of Susquehanna’s named executive officers other than Mr. Balderston. This was the first base salary increase for Susquehanna’s named executive officers since March 2008. Mr. Balderston did not receive a base salary increase in 2010 because he received a base salary increase in 2009 when he was not yet a Susquehanna named executive officer. The Compensation Committee awarded a long-term restricted stock unit award designed to meet the requirements for such awards under the TARP Regulations to Mr. Balderston. The Compensation Committee determined that the base salary increases and long-term awards were essential in order to provide a continued incentive to the named executive officers to remain in Susquehanna’s employ. Specifically, Susquehanna’s named executive officers played an integral role in Susquehanna’s improved growth and stability in 2010 following the 2009 restructuring of Susquehanna’s overall corporate goals, direction and strategy. This improved growth and stability enabled Susquehanna to, among other things, repay the TARP funds and pursue the Abington acquisition.

In December 2010, Susquehanna’s Compensation Committee approved restricted stock grants to Susquehanna’s named executive officers. These December 2010 grants were provided to Susquehanna’s named executive officers as a retention incentive and also were intended to assist Susquehanna’s named executive officers in meeting Susquehanna’s stock ownership guidelines that were discussed in the fourth quarter of 2010 and ultimately adopted by the Compensation Committee on February 24, 2011. These stock ownership guidelines are discussed in more detail below but generally require Susquehanna’s Chief Executive Officer to beneficially own shares of common stock equal to the lesser of 3x his base salary or 120,000 shares and other named executive officers to beneficially own the lesser of 2x base salary or 40,000 shares. Other than the base salary increases and the long-term awards, the Compensation Committee took no further action regarding Susquehanna’s named executive officer compensation for 2010.

Details about these decisions, including the specific factors behind them, are described in this Compensation Discussion and Analysis under the sections entitled “—Base Salaries” and “—Equity Awards.”

Susquehanna’s Named Executive Officers

Susquehanna’s named executive officers for 2010 were Messrs. Reuter, Hostetter, Dunklebarger, Francis and Balderston. The compensation of Messrs. Reuter, Hostetter, Dunklebarger and Balderston, each an executive officer of Susquehanna, is determined by Susquehanna’s Compensation Committee with input from Mr. Reuter regarding the individual performance of Messrs. Hostetter, Dunklebarger and Balderston. The compensation of Mr. Francis, President and Chief Executive Officer of Valley Forge Asset Management Corp. (“Valley Forge”), Susquehanna’s wholly-owned subsidiary, is also determined by Susquehanna’s Compensation Committee but based largely on the recommendations of the board of directors of Valley Forge with specific input from Mr. Reuter and Mr. Hostetter. The Valley Forge board of directors is composed of nine individuals, including Messrs. Reuter, Dunklebarger and Francis. Mr. Francis does not play a role in the determination of his own compensation.

On December 28, 2010, Susquehanna entered into an employment agreement with Gregory A. Duncan that became effective January 28, 2011. Mr. Duncan serves as Susquehanna’s Executive Vice President and Chief Operating Officer. In connection with Mr. Duncan becoming Chief Operating Officer, Mr. Dunklebarger ceased to serve as President and Chief Operating Officer and became President and Vice Chairman of Susquehanna.

Compensation Philosophy and Components of Executive Compensation

Susquehanna’s executive compensation program is designed to be closely linked to corporate performance and returns to shareholders. Valley Forge’s executive compensation program is designed to be closely linked to Valley Forge’s profitability and investment performance. Annually, the Compensation Committee conducts a review of Susquehanna’s executive compensation program and Valley Forge’s compensation program to the extent applicable.

The key components of Susquehanna’s executive compensation consist of base salary and cash and equity incentives. While each element of compensation described below is considered separately, the Compensation Committee takes into account the aggregate present value of the compensation package for each of Susquehanna’s named executive officers, including pension benefits, severance benefits, insurance and other benefits and compares that package to those in place for the named executive officers at comparable companies, as described in more detail under “—Benchmarking and Other Analysis” below. In considering how the aggregate compensation package for each of Susquehanna’s named executive officers compares to that of the named executive officers of comparable companies, the Compensation Committee considers the overall performance of those comparable companies vis-à-vis Susquehanna’s overall performance for the period in question. For 2010, the Compensation Committee’s overall goals were to retain and motivate Susquehanna’s named executive officers and to incent Susquehanna’s named executive officers to improve Susquehanna’s growth and stability following the deteriorated global economic conditions of 2009, while balancing a fair return to shareholders.

Notwithstanding Susquehanna’s compensation philosophy, Susquehanna’s participation in TARP required Susquehanna to structure its compensation program differently to comply with the executive compensation restrictions set forth in the TARP Regulations. Thus, certain components of Susquehanna’s compensation program, such as annual cash incentive awards which are prohibited under the TARP Regulations, were not paid in 2010. Additionally, as required by TARP, Susquehanna provided shareholders with a non-binding shareholder vote to approve the compensation of Susquehanna’s named executive officers, including the “—Compensation Discussion and Analysis,” the compensation tables and all other narrative disclosure in Susquehanna’s proxy statement for the fiscal years ended December 31, 2008 and 2009. In both years, Susquehanna’s shareholders approved Susquehanna’s named executive officer compensation. Because of the significant restrictions on executive compensation under the TARP Regulations, Susquehanna did not make any significant changes to Susquehanna’s executive compensation program in 2010 for named executive officers or other executives. Susquehanna continually evaluates and monitors Susquehanna’s executive compensation program, and following the repayment of the TARP funds in December 2010, Susquehanna reevaluated Susquehanna’s executive compensation program for fiscal year 2011 and made key changes as described in more detail under “—Summary of Key Executive Compensation Changes for 2011.”

Benchmarking and Other Analysis

The Compensation Committee oversees several analyses relating to Susquehanna’s compensation practices for named executive officers and considers these analyses in making decisions related to executive compensation and in designing potential compensation programs for named executive officers. Analyses may include, but are not limited to annual benchmarking reviews, pay-for-performance analyses and assessment of incentive compensation to ensure that it does not encourage excessive or unnecessary risk-taking.

Role of the Compensation Consultant

The Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Compensation Committee has direct access to outside advisors and consultants throughout the year.

During 2010, the Compensation Committee retained the services of Pearl Meyer & Partners (“PM&P”), an independent outside consulting firm specializing in executive and board compensation. PM&P’s services include conducting benchmarking studies, establishing compensation guidelines, designing incentive programs and providing insight on emerging regulations and best practices. PM&P was engaged directly by the Chairman of the Compensation Committee after consultation with the other members of the committee, and reports directly to the Compensation Committee. The Compensation Committee has reviewed all services provided by the Compensation Consultant in 2010, and has determined that PM&P is independent under SEC regulations as well as Susquehanna policy.

The Compensation Committee engaged PM&P to provide an updated comprehensive assessment of the competitiveness and effectiveness of Susquehanna’s total executive compensation and board compensation programs. The scope of PM&P’s assignment included:

•	gathering and reviewing up-to-date compensation information relating to executive and board compensation;

•

conducting a detailed competitive assessment comparing Susquehanna’s executive total compensation programs and board total compensation to the competitive market of peer banks (by component and in the aggregate);

•	preparing a comprehensive report of findings and recommendations to be presented to the Compensation Committee; and

•	meeting with the Compensation Committee to present findings and discuss issues, questions and concerns.

In 2010, PM&P did not provide Susquehanna management any services separate from the Compensation Committee matters.

Competitive Benchmark Analysis

The Compensation Committee understands the importance of ensuring a competitive total compensation package that enables Susquehanna to attract and retain a strong leadership team. The Compensation Committee believes that Susquehanna’s most direct competitors for executive talent are not necessarily only the companies that would be included in a peer group established for comparing shareholder returns. Successful executives in the banking industry have a broad range of opportunities in the financial services industry generally, either with larger or smaller institutions, or with related industry groups or unrelated industry groups in some instances (a chief financial officer, for example). The Compensation Committee’s annual compensation reviews permit an ongoing evaluation of the link between Susquehanna’s performance and executive compensation in this greater context. A key source of information used by the Compensation Committee is a comprehensive benchmarking analysis of all elements of total executive compensation, by component and in the aggregate, prepared for the Compensation Committee by PM&P.

The Compensation Committee reviews the “competitive market” using a number of data sources reflecting industry practices of other banks similar in asset size. A primary data source used in setting the competitive market for the named executive officers is the information publicly disclosed by a peer group of other publicly traded financial institutions. This peer group is reviewed annually and updated as appropriate to take into account changes in the size, scope and business focus of Susquehanna and the peer institutions. The peer group approved by the Compensation Committee for 2010 consisted of the following companies:

Associated Banc-Corp (ASBC)	BancorpSouth, Inc. (BXS)
BOK Financial Corporation (BOKF)	Valley National Bancorp (VLY)
Webster Financial Corporation (WBS)	Sterling Financial Corporation (STSA)
Commerce Bancshares, Inc. (CBSH)	National Penn Bancshares, Inc. (NPBC)
First Citizens Bancshares, Inc. (FCNCA)	Wilmington Trust Corporation (WL)
TCF Financial Corporation (TCB)	Whitney Holding Corporation (WTNY)
Fulton Financial Corporation (FULT)	FirstMerit Corporation (FMER)
Citizens Republic Bancorp, Inc. (CRBC)	South Financial Group, Inc. (TSFG)
Cullen/Frost Bankers, Inc. (CFR)

In addition to the proxy peer group, PM&P includes several other sources of data related to compensation practices. Data is provided from national banking surveys as well as a database of national banking compensation data. In all cases, data reflects banks of similar asset size. Further, as part of its competitive review, the Compensation Committee assesses Susquehanna’s compensation practices in relation to internal goals and industry/peer practices. The Compensation Committee periodically reviews emerging and best practices related to executive compensation through its consultant and other association or educational sources.

Risk Assessment for Named Executive Officers

The Compensation Committee evaluated and reviewed with Susquehanna’s Chief Risk Officer, the incentive compensation arrangements in place for Susquehanna’s named executive officers. Based on the Compensation Committee’s evaluation with Susquehanna’s Chief Risk Officer, the Compensation Committee concluded that the overall structure of Susquehanna’s incentive compensation arrangements, including short-term (annual cash incentive) and long-term (restricted stock and non-qualified stock options) components, does not encourage the taking of unnecessary or excessive risks by Susquehanna’s named executive officers. To reach this conclusion, the Compensation Committee reviewed and considered the risks inherent in Susquehanna’s executive compensation program and the following features and characteristics that control or mitigate those risks:

•	Susquehanna’s executive compensation program represents a balance of short-term and long-term incentive based compensation;

•	Susquehanna’s long-term incentive awards vest over two or more years;

•

Susquehanna’s new stock ownership guidelines require Susquehanna’s named executive officers to own equity representing a significant multiple of their base salary and to retain this equity throughout their tenure;

•

Susquehanna has a recoupment policy (the “Recoupment Policy”) that allows Susquehanna to “clawback” incentive compensation paid to Susquehanna’s named executive officers upon certain recoupment events determined by the Compensation Committee tied generally to financial restatements; and

•

Susquehanna has an excessive and luxury expenditure policy (the “Excessive and Luxury Expenditure Policy”) that prohibits excessive or luxury expenditures on entertainment and events, office or facility renovations, aviation or other transportation services or other activities or events that are not reasonable.

The Recoupment Policy was adopted to comply with the TARP Regulations and allows Susquehanna to recoup or “clawback” certain incentive compensation paid to the named executive officers and other key officers and employees in the event that a recoupment event as determined by the Compensation Committee has occurred. Susquehanna’s board, upon the recommendation of the Compensation Committee, adopted and approved an amendment to the various incentive award plans and programs maintained by Susquehanna so that the provisions regarding the Recoupment Policy are included in each of Susquehanna’s incentive plans. As discussed above, Susquehanna repaid the TARP funds on December 22, 2010. Susquehanna’s Compensation Committee has discretion under the Recoupment Policy to designate employees, including Susquehanna’s named executive officers who will be subject to the Recoupment Policy and Susquehanna’s Compensation Committee intends to apply the Recoupment Policy to incentive awards made to the named executive officers. The full text of the Recoupment Policy is attached as Exhibit 10.19 to Susquehanna’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The Excessive and Luxury Expenditure Policy was also adopted to comply with the TARP Regulations and prohibits excessive or luxury expenditures on entertainment and events, office or facility renovations, aviation or other transportation services or other activities or events that are not reasonable expenditures for conferences, staff development, reasonable performance incentives or other similar measures conducted in the normal course of business operations. The full text of the policy is available on Susquehanna’s website at www.susquehanna.net by following the links to “Investor Relations,” “Governance Documents,” and “Excessive and Luxury Expenditure Policy.”

Base Salaries

Base salaries for Susquehanna’s named executive officers are typically set pursuant to their employment agreements but may be increased annually if so determined by the Compensation Committee. As discussed previously, other than Mr. Balderston, Susquehanna’s named executive officers had not received a base salary increase since March 2008. As a result, the Compensation Committee took action to increase the base salaries of Susquehanna’s other named executive officers in 2010. The Compensation Committee believed these salary increases were imperative to retain and further incent Susquehanna’s named executive officers and to better align their compensation with comparable executives within Susquehanna’s peer group based on analysis provided by PM&P. These base salary increases were made to align Susquehanna’s named executive officers with comparable executives within Susquehanna’s peer group based on the benchmarking analysis provided by PM&P.

The Compensation Committee determined that a more significant base salary increase was appropriate for Mr. Francis to provide an effective incentive for him to remain with Susquehanna and continue to grow Susquehanna’s wealth management business. Specifically, the Compensation Committee compared Mr. Francis’s base salary to the base salaries of Susquehanna’s other named executive officers, as well as to the base salaries paid to comparable executives in Susquehanna’s peer group, and determined that a significant base salary increase was warranted to bring his base salary in line with the base salaries of Susquehanna’s other named executive officers and to comparable executives in Susquehanna’s peer group, taking into account the fact that there was a wide divergence of the compensation paid to comparable executives in the peer group depending upon whether the company is bank-owned.

During 2010, the Compensation Committee approved the following base salary increases for Susquehanna’s named executive officers. These base salaries were effective on July 26, 2010.

Name	2009 Base Salary	2010 Base Salary
William J. Reuter	$750,000	$800,000
Drew K. Hostetter	384,641	425,000
Eddie L. Dunklebarger	500,000	525,000
Bernard A. Francis, Jr.	325,000	600,000

Equity Awards

On December 29, 2010, the Compensation Committee approved the following discretionary grants of restricted shares to Susquehanna’s named executive officers under Susquehanna’s 2005 Equity Plan.

Name	Restricted Susquehanna Shares
William J. Reuter	25,000
Drew K. Hostetter	15,000
Eddie L. Dunklebarger	15,000
Bernard A. Francis, Jr.	15,000
Edward Balderston, Jr.	5,000

The Compensation Committee believed these restricted share grants were necessary to provide a meaningful retention incentive to Susquehanna’s named executive officers to remain with Susquehanna. Specifically, the Compensation Committee considered these restricted share grants necessary for the following reasons:

•	retaining Susquehanna’s named executive officers creates stability and fosters growth opportunities which are critical as Susquehanna continues to increase its footprint; and

•	assisting Susquehanna’s named executive officers in meeting the stock ownership guidelines that were discussed in the fourth quarter of 2010 and adopted on February 24, 2011.

In addition to the above restricted share grants, on August 19, 2010, Mr. Balderston received a restricted share grant for 10,000 shares of Susquehanna’s common stock. Susquehanna’s other named executive officers did not receive a restricted share grant in August 2010 because they had been granted long-term restricted stock unit awards in December 2009. Combining the August 2010 restricted share grant for 10,000 shares of Susquehanna’s common stock with the 5,000 restricted share grant Mr. Balderston received on December 29, 2010, Mr. Balderston received an aggregate grant of 15,000 shares of common stock, which equaled the 2010 equity grants to all of Susquehanna’s named executive officers, other than Mr. Reuter.

Susquehanna granted Mr. Reuter more restricted shares than Susquehanna’s other named executive officers because of his role as Susquehanna’s Chief Executive Officer and the higher stock ownership requirement to which he is subject under the stock ownership guidelines. Susquehanna set the number of restricted shares for all other named executive officers at the same level, which Susquehanna believes is in line with their respective roles and the lower stock ownership requirement to which they are subject under the stock ownership guidelines.

Awards to Susquehanna’s named executive officers are generally subject to the “clawback” provisions required by the TARP Regulations which are set forth in the Recoupment Policy. The awards are detailed in the “—Grants of Plan-Based Awards” table below.

Valley Forge Incentive Plan

Valley Forge maintains two bonus programs in which Mr. Francis is eligible to participate. Under the first bonus program, employees of Valley Forge may receive a bonus paid in semi-annual installments. The amount of Mr. Francis’s bonus under this program is recommended by Mr. Reuter, in consultation with Mr. Hostetter, within established guidelines. Under a second bonus program offered by Valley Forge, certain Valley Forge employees, including Mr. Francis, may be paid in each fiscal year a share of Valley Forge’s adjusted pre-tax profit. The share of the adjusted pre-tax profit paid to the employees is a percentage, not greater than 50% of the excess, which leaves Valley Forge with an adjusted pre-tax profit after payment of the bonus that is at least 10% more than the highest comparable adjusted pre-tax target profit for any prior year. In 2010 Mr. Francis did not receive a bonus under any program as required to comply with the TARP Regulations.

Summary of Key Executive Compensation Changes for 2011

In light of Susquehanna’s improved growth and stability in 2010, which included Susquehanna’s ability to repay the TARP funds, Susquehanna’s Compensation Committee began preliminary discussions with Susquehanna’s compensation consultant PM&P regarding short-term and long-term incentive programs for 2011. Based on these discussions and recommendations from PM&P, Susquehanna’s Compensation Committee adopted a Long-Term Incentive Plan and a Short-Term Incentive Plan on February 24, 2011. The Long-Term Incentive Plan and Short-Term Incentive Plan are two separate programs and are each effective as of January 1, 2011.

All awards under the Long-Term Incentive Plan will be granted under Susquehanna’s 2005 Equity Plan , and all awards under the Short-Term Incentive Plan will be paid in cash. The combined goal of the Short-Term Incentive Plan and the Long-Term Incentive Plan is to provide a balance of performance based-compensation that rewards performance over both a one-year and three-year time horizon and supports sound risk management practices.

Long-Term Incentive Plan. The primary objectives of the Long-Term Incentive Plan as it relates to Susquehanna’s named executive officers include:

•	aligning the interests of the named executive officers with those of Susquehanna’s shareholders;

•	increasing named executive officer stock ownership consistent with Susquehanna’s stock ownership guidelines; and

•	ensuring sound risk management by rewarding sustained performance over a longer time horizon.

Awards under the Long-Term Incentive Plan may consist of restricted stock units, stock options or other equity awards available under the 2005 Equity Plan. For 2011, the Compensation Committee expects that 65% of the shares subject to awards will take the form of restricted stock unit grants and 35% will be made as stock option grants. The number of shares underlying actual awards to Susquehanna’s named executive officers pursuant to the Long-Term Incentive Plan will vary based on individual and company performance compared to a range of performance levels. The Long-Term Incentive Plan is administered by the Compensation Committee. As of the date of filing of this Joint Proxy/Registration Statement, no awards have been made pursuant to the Long-Term Incentive Plan.

In connection with its adoption of the Long-Term Incentive Plan, the Compensation Committee also approved forms of a Restricted Stock Unit Grant Agreement and Nonqualified Stock Option Grant Agreement to be used for future awards made pursuant to the Long-Term Incentive Plan. Restricted stock units awarded pursuant to the Long-Term Incentive Plan will vest upon the first to occur of the following, subject to continued employment with Susquehanna through the applicable date: (i) the third anniversary of the date of grant; (ii) death; (iii) disability; (iv) the effective date of a permissible change in control event under Section 409A of the Code; (v) normal or early retirement; or (vi) the date determined in accordance with the terms and conditions set forth in the named executive officer’s employment agreement. Upon vesting of these restricted stock units, shares generally will be issued within 30 days of the applicable vesting date, subject to applicable tax withholding requirements and certain requirements of Section 409A of the Code regarding vesting pursuant to early or normal retirement or upon a change of control.

Stock options awarded pursuant to the Long-Term Incentive Plan will vest one third on each of the first, second and third anniversaries of the date of grant. All stock options are subject to accelerated vesting in accordance with the terms of any applicable employment agreement in place between Susquehanna and a named executive officer, or upon a change of control of Susquehanna as defined in the 2005 Equity Plan.

Short-Term Incentive Plan. The primary objectives of the Short-Term Incentive Plan as it relates to Susquehanna’s named executive officers include:

•	aligning the interests of the named executive officers with Susquehanna’s performance goals;

•	providing competitive total compensation opportunities;

•	ensuring annual compensation incentives appropriately balance risk (i.e., do not unintentionally reward inappropriate short-term risk taking).

Under the Short-Term Incentive Plan, Susquehanna’s named executive officers will be eligible to receive cash incentive awards based on annual performance. Each named executive officer’s cash incentive award will be set at a target amount (referred to herein as a “target award”) that will be determined by the Compensation Committee and defined as a percentage of the individual’s base salary for the year. Actual awards can range from 0% to 200% of the target awards depending on performance. For 2011, the performance goals will be weighted for all named executive officers so that company performance represents 80% of the target awards and individual performance represents 20% of the target awards. Susquehanna believes this weighting will reinforce the importance of both company and individual performance as drivers of Susquehanna’s success, while emphasizing company performance for Susquehanna’s named executive officers. For 2011, the Compensation Committee approved the following company performance objectives: pre-tax, pre-provision income as a percentage of risk weighted assets and net charge offs as a percentage of average loans and leases. With respect to each of the foregoing company performance objectives, Susquehanna’s performance for 2011 will be measured relative to the KBW Index, an industry comparator group. Threshold performance is Susquehanna being in the 35th percentile against the index, target performance is Susquehanna being in the 50th percentile against the index and stretch performance is Susquehanna being in the 75th percentile against the index. Pre-tax, pre-provision income as a percentage of risk weighted assets will be weighted 70% of the 80% company performance component of a named executive officer’s target award and net charge offs as a percentage of average loans and leases will be weighted 30% of the 80% company performance component of a named executive officer’s target award. Individual performance objectives have not yet been set for the named executive officers for 2011. For 2011, the Compensation Committee has determined that the aggregate total payments to all participants in the Short-Term Incentive Plan cannot exceed 5% of Susquehanna’s pre-tax earnings (as measured before any payments under the Short-Term Incentive Plan are paid), so payouts to any of the named executive officers (as well as other plan participants) in 2012 after performance is determined will be proportionately adjusted downward if the total payout would exceed that amount. The Short-Term Incentive Plan is administered by the Compensation Committee.

The following table sets forth the target awards amounts for each named executive officer of Susquehanna for 2011. Actual awards can range from 0% to the percentage amounts set forth in the “Stretch” column of the table, depending on the named executive officer’s performance as determined by the Compensation Committee.

	2011 Plan Year (% of base salary)
Name	Threshold	Target Bonus	Stretch
Named Executive Officers
William J. Reuter	50	100	200
Drew K. Hostetter	30	60	120
Eddie L. Dunklebarger	30	60	120
Bernard A. Francis, Jr.	30	60	120
Edward Balderston, Jr.	30	60	120

Section 162(m) of the Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and the other named executive officers. Section 162(m) contains an exemption from this limit for “qualified performance-based compensation” awards that are made pursuant to a plan that has been approved by the public company’s shareholders. Shareholder approval is being sought so that commencing in 2012, awards granted by the Compensation Committee that comply with the Short-Term Incentive Plan will qualify for the “qualified performance-based compensation” exemption.

As of the date of this Joint Proxy Statement/Prospectus, no individual performance goals for 2011 have been set and no awards have been made pursuant to the Short-Term Incentive Plan. Any awards that are made in 2011 will not be made pursuant to a plan that has been approved by Susquehanna’s shareholders, so they will be subject to the $1 million income tax deduction limitation under Section 162(m). If shareholder approval is obtained, awards made pursuant to the Short-Term Incentive Plan in 2012 and beyond will qualify for the exemption. If shareholder approval is not obtained, none of Susquehanna’s named executive officers or the executive officer group will be entitled to any awards under the Short-Term Incentive Plan for 2012 and beyond.

Recoupment Policy. Awards under the Short-Term Incentive Plan and Long-Term Incentive Plan are subject to a “clawback” pursuant to Susquehanna’s Recoupment Policy, or such other compensation, clawback or recoupment policy in effect from time to time.

Stock Ownership Guidelines. In addition to the above-mentioned Long-Term Incentive Plan and Short-Term Incentive Plan changes for 2011, Susquehanna adopted stock ownership guidelines for Susquehanna’s named executive officers, members of Susquehanna’s board and other corporate management on February 24, 2011. These stock ownership guidelines require Susquehanna’s named executive officers to beneficially own shares of Susquehanna’s common stock as follows:

Position	Guideline
Chief Executive Officer	Lesser of three times base salary or 120,000 shares
All Other Named Executive Officers	Lesser of two times base salary or 40,000 shares

Susquehanna’s named executive officers have five years from the later of their hire or election date, or January 1, 2011, to comply with the stock ownership guidelines. Beneficially owned shares include shares held by a named executive officer, directly or indirectly, but do not include unvested restricted stock or unexercised stock options. Until the stock ownership guidelines are achieved, the sale of shares of Susquehanna’s common stock is restricted.

Retirement and Other Benefits

Supplemental Executive Retirement Plan

Susquehanna’s named executive officers participate in Susquehanna’s Supplemental Executive Retirement Plan (the “SERP”), which will provide for benefits lost under Susquehanna’s Cash Balance Pension Plan due to

Code provisions which limit the compensation that may be taken into account, and the benefits that may be accrued under, a qualified pension plan. Selected participants of the Cash Balance Pension Plan, including each of Susquehanna’s named executive officers, are eligible for benefits under Susquehanna’s SERP.

Susquehanna’s SERP was amended in 2004 to permit certain individuals designated by the board, including Messrs. Reuter and Balderston, to receive a minimum benefit equal to (1) 75% of the benefit the individual would have received under the terms of the Retirement Income Plan in effect prior to January 1, 1998, but based on the individual’s service and compensation as of his retirement date, (2) reduced by his accrued benefit under Susquehanna’s Cash Balance Pension Plan. None of Susquehanna’s other named executive officers receive this minimum benefit.

The number of years of credited service, the present value of accumulated benefits and the payments made in 2010 for Messrs. Reuter, Hostetter, Dunklebarger, Francis and Balderston under the Cash Balance Pension Plan and Susquehanna’s SERP are set forth below in the Pension Benefits table.

Future accruals under the Cash Balance Pension Plan for employees who are not age 50 or have 15 years of service credited to them (as calculated under the Cash Balance Pension Plan) as of June 30, 2009, were frozen. None of Susquehanna’s named executive officers will be affected by this freeze as they are all older than age 50 or have 15 years of credited service. In addition, the freezing of future accruals under the Cash Balance Pension Plan does not affect the accrual of benefits under Susquehanna’s SERP.

Executive Deferred Income Plan

Susquehanna’s Executive Deferred Income Plan is a non-qualified deferred compensation plan maintained for the convenience of Susquehanna’s directors and a select group of Susquehanna’s executives, including its named executive officers (and Susquehanna’s subsidiaries’ executives) designated by the Compensation Committee. The amounts credited under this plan are solely elective deferrals of previously earned employee and director compensation. Susquehanna makes no contribution to the amounts credited under this plan. The amount deferred by each of Susquehanna’s named executive officers is set forth below in the “Non-qualified Deferred Compensation” table.

Executive Life Insurance Program

Susquehanna provides an executive life insurance program in which Messrs. Reuter, Hostetter and Balderston participate. This program provides a death benefit to the officer’s beneficiary if the officer dies on or before attaining age 70, in an amount equal to two times base salary (less any amounts provided by Susquehanna’s group term life insurance policy) or, if the named executive officer dies after attaining the age of 70, in an amount equal to one times his base salary (less any amounts provided by Susquehanna’s group term life insurance policy). The life insurance policies were originally purchased in 1998 by certain of Susquehanna’s wholly owned subsidiaries and were supplemented in 2004, with aggregate premiums paid for this life insurance program for all participating employees totaling $15,875,442, of which $684,727, $359,174 and $341,439 were paid for Messrs. Reuter’s, Hostetter’s and Balderston’s policy premiums, respectively. Under this program, a grantor trust, acting on Susquehanna’s behalf, is the direct beneficiary of any death proceeds remaining after a named executive officer’s death benefit is paid to his or her beneficiary. Susquehanna also pays the premium on a term life insurance policy for Mr. Dunklebarger. The face amount of this policy is $100,000, and the premium paid in 2010 for the policy was $303. Valley Forge pays the premium on a term life insurance policy for Mr. Francis. The face amount of this policy is $750,000 and the premium paid for this insurance in 2010 was $4,350.

Executive Supplemental Long-Term Disability (“LTD”) Program

Susquehanna provides executive supplemental long-term disability insurance for certain of Susquehanna’s named executive officers, namely Messrs. Reuter, Hostetter, Francis and Balderston. As explained below, Valley Forge also provides similar insurance for Mr. Francis. The individual policies are a supplement to Susquehanna’s group long-term disability plan. The premiums paid for this insurance in 2010 were $8,249; $4,679; $5,285; and $6,164 for Messrs. Reuter, Hostetter, Francis, and Balderston, respectively.

Valley Forge provides supplemental long-term disability insurance for Mr. Francis. Valley Forge pays the annual premiums on two policies that supplement Susquehanna’s group long-term disability plan. The aggregate annual premium paid for this additional insurance in 2010 was $4,388.

Salary Continuation and Survivor Income Arrangements with Eddie Dunklebarger

Susquehanna assumed certain contractual obligations in place between Mr. Dunklebarger and Community Banks, Inc. These agreements are the Survivor Income Agreement, dated February 5, 1999, and the Amended and Restated Salary Continuation Agreement dated January 1, 2004, both between Mr. Dunklebarger and Community Banks, Inc.

The Salary Continuation Agreement provides a supplemental retirement benefit to Mr. Dunklebarger. As a result of the merger with Community Banks, Inc., a change in control occurred under the Salary Continuation Agreement, and Mr. Dunklebarger is entitled to certain change in control benefits in the full annual amount of $180,000. These change in control benefits commence following Mr. Dunklebarger’s normal retirement age (defined as age 62) and are paid in consecutive equal monthly installments on the first day of each month, beginning with the month following Mr. Dunklebarger’s normal retirement date and continuing for a total period of 20 years. In the event Mr. Dunklebarger is terminated for cause (as defined in the Salary Continuation Agreement), Susquehanna shall have no obligation to pay his change in control benefits.

The Survivor Income Agreement provides a death benefit to Mr. Dunklebarger’s beneficiary equal to the proceeds of a life insurance policy based upon Mr. Dunklebarger’s life, divided between Susquehanna and the beneficiary. Susquehanna is the owner of the policy and makes all payments of premiums and holds all rights of ownership for the policy. In the event of Mr. Dunklebarger’s death, his beneficiary will receive the lesser of the following:

•	three times Mr. Dunklebarger’s base salary in effect for the year in which his death occurs; or

•	the amount by which the proceeds of the life insurance policy exceed the cash surrender value of the policy on the day before death.

The death benefit is increased by the projected federal tax rate for the year in which Mr. Dunklebarger dies. Further details concerning the Salary Continuation Agreement and the Survivor Income Agreement are described under the heading “—Potential Payments upon Termination or Change in Control.”

Perquisites and Other Compensation

Perquisites. Susquehanna provides company cars to certain of Susquehanna’s named executive officers, namely Messrs. Reuter and Dunklebarger, because they generally travel extensively for business. Mr. Francis receives a monthly automobile allowance, from Valley Forge, of $1,000. Susquehanna also pays the travel expenses of Susquehanna’s named executive officers to conventions and seminars which are primarily business related. Susquehanna pays these costs because they are primarily business related, although they may occasionally result in a personal benefit to the named executive officer. The cost of these perquisites that, in the aggregate, exceeds $10,000 for each of Susquehanna’s named executive officers, is disclosed in the Summary Compensation Table set forth below.

Additional Benefits. Each of Susquehanna’s named executive officers participates in other employee benefit plans generally available to all employees (e.g., major medical and health insurance, Cash Balance Pension Plan, 401(k) Plan, Employee Stock Purchase Plan) on the same terms as all other employees.

Severance and Change in Control Arrangements

Employment Agreement Severance and Change in Control Provisions. In connection with Susquehanna’s participation in TARP, Susquehanna was prohibited from making any golden parachute payments to

Susquehanna’s named executive officers and any of the next five most highly compensated employees while the U.S. Treasury holds an equity or debt position in Susquehanna. A “golden parachute payment” is any payment for departure from a company for any reason, except for payments for services performed or benefits accrued. As discussed above, Susquehanna repaid the TARP funds on December 22, 2010 and as a result is no longer subject to the TARP Regulations but has included a reference to the executive compensation restrictions because they were in effect for the majority of Susquehanna’s 2010 executive compensation program. The Compensation Committee approved the change in control provisions in these agreements because the Compensation Committee desired to alleviate the financial hardships which may be experienced by named executive officers if their employment is terminated under specified circumstances and to reinforce and encourage the continued attention and dedication of the named executive officers to their assigned duties, notwithstanding the potential impact a change in control transaction could have on their respective careers or positions.

On December 30, 2010, Susquehanna entered into an amended and restated employment agreement with Mr. Reuter to reduce the enhanced severance payable to Mr. Reuter upon a termination without Cause or resignation due to an Adverse Change in connection with a change in control. Prior to the adoption of the amended employment agreement, the severance multiplier increased from two to five years for both cash severance and enhanced vested benefits under Susquehanna’s benefit plans upon a termination without Cause or resignation due to an Adverse Change in connection with a change in control. The amended employment agreement reduced the severance multiplier from five to three years in the foregoing circumstances. In addition, the amended employment agreement revised the payment of health benefit severance amounts, so Mr. Reuter is entitled to receive a reimbursement of monthly COBRA costs, including monthly life, accidental death and dismemberment, disability benefits, based on the amount Susquehanna would have paid for such benefits if Mr. Reuter had remained employed during the applicable severance period.

For a more detailed description of the change in control arrangements applicable to Messrs. Reuter, Hostetter, Dunklebarger, Francis and Balderston, including a termination for cause or resignation due to adverse change, see the discussion set forth in each of their respective employment agreements, as discussed in detail below under the heading “Potential Payments upon Termination or Change in Control.”

Miscellaneous Change in Control Provisions. Additionally, each of Susquehanna’s equity compensation plans and Susquehanna’s executive life insurance program contain change in control provisions.

In the event of a “change in control” as defined under the 2005 Equity Compensation Plan, the Compensation Committee has the discretion to accelerate the vesting of any or all outstanding grants; to the extent not exercised in connection with a transaction where Susquehanna is not the survivor, all vested options will terminate upon the closing of that change in control transaction. In the event of a “change in control” as defined under the 1996 Equity Compensation Plan, all options outstanding under the plan will become immediately exercisable. Individual employment agreements and grant letters may contain additional provisions regarding the impact of a change in control on outstanding equity incentives, as further described below under the heading “—Potential Payments upon Termination or Change in Control.”

The arrangements under Susquehanna’s executive life insurance program will generally terminate automatically if a named executive officer terminates his employment prior to his normal retirement date (i.e., the earlier of the attainment of age 65 or the attainment of age 55 with 15 years of service). However, in the event of a termination prior to normal retirement age and within 12 months following a change in control, the arrangement will remain in effect until benefits are paid thereunder to the named executive officer’s designated beneficiary.

Stock Option Pricing and Timing

The Compensation Committee has no formal policy on the pricing or timing of stock option or restricted stock grants. Exercise prices for stock options are set at the closing price of the underlying common stock on the grant date. In connection with the hiring of a new named executive officer of Susquehanna or one of

Susquehanna’s subsidiaries, management may recommend to the Compensation Committee that the named executive officer receive equity compensation.

Impact of Tax Deductibility on Equity Incentive Program

Section 162(m) of the Code generally provides that a publicly held company such as Susquehanna may not deduct compensation paid to any named executive officer in excess of $1 million per year, unless certain requirements are met. Compensation attributable to options granted under Susquehanna’s 2005 Equity Plan is expected to qualify for an exemption from the $1 million limit of Section 162(m).

The Compensation Committee monitors, and will continue to monitor, the effect of Section 162(m) on the deductibility of such compensation and intends to optimize the deductibility of such compensation to the extent deductibility is consistent with the objectives of Susquehanna’s executive compensation program. The Compensation Committee weighs the benefits of full deductibility with the other objectives of the executive compensation program and, accordingly, may from time to time pay compensation subject to the deductibility limitations of Section 162(m).

Compensation Committee Report

Susquehanna’s Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee has recommended to the board that the Compensation Discussion and Analysis be included in this Joint Proxy Statement/Prospectus and in Susquehanna’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Susquehanna Bancshares, Inc. Compensation Committee:	Wayne E. Alter, Jr., Chairman Anthony J. Agnone, Sr. Bruce A. Hepburn Michael A. Morello

Risk Assessment

In addition to the risk assessment conducted for Susquehanna’s named executive officers, the Compensation Committee also conducted a general company-wide risk assessment of incentive compensation plans and programs in place for all employees. Based on this assessment, the Compensation Committee believes Susquehanna’s approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk taking that could harm Susquehanna’s value or reward poor judgment by Susquehanna’s employees. Several features of Susquehanna’s programs reflect sound risk-management practices. Specifically, Susquehanna allocates Susquehanna’s compensation among base salary and short and long-term compensation target opportunities in such a way as not to encourage excessive risk taking. Further, although the corporate performance metrics that determine payouts for certain business segment leaders are based in part on the achievement of business-segment metrics, a significant portion of the metrics that determine payouts for Susquehanna’s employees are based on company-wide metrics. This is based upon Susquehanna’s belief that applying company-wide metrics encourages decision-making that is in the best long-term interests of Susquehanna and Susquehanna’s shareholders as a whole. The mix of equity award instruments used under Susquehanna’s Long-Term Incentive Plan also mitigates risk as awards have multi-year vesting that properly account for the time horizon of risk based on Susquehanna’s business objectives. In addition, Susquehanna maintains a Recoupment Policy that allows Susquehanna to “clawback” incentive compensation paid to employees designated by the Compensation Committee upon certain recoupment events tied generally to financial restatements and also enacted the Excessive and Luxury Expenditure Policy which applies to all of its employees.

Susquehanna’s Chief Risk Officer also discussed with the Compensation Committee, in general, the risks facing Susquehanna as identified through Susquehanna’s corporate risk assessment process. While Susquehanna faces significant credit and interest rate risk, none of the risks were considered unnecessary or excessive, or attributable to the acts of any of Susquehanna’s employees, but rather the result of the tumultuous economic times facing all financial institutions.

The Compensation Committee certifies that it has reviewed with Susquehanna’s Chief Risk Officer the incentive compensation arrangements for Susquehanna’s employees and has made reasonable efforts to ensure that such arrangements do not encourage employees to take unnecessary or excessive risks that threaten the value of Susquehanna. In accordance with the applicable requirements of the TARP Regulations, Susquehanna provided written certifications of Susquehanna’s compliance with the requirements of the TARP Regulations to the U.S. Treasury.

Summary Compensation Table

The following table sets forth the compensation earned by Susquehanna’s named executive officers in 2010, 2009 and 2008:

Name and Principal Position	Year	Salary(1)	Bonus		Stock Awards(2)	Option Awards(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
William J. Reuter Chairman of the Board and Chief Executive Officer (“Principal Executive Officer”)	2010	$771,154	$—		$249,750	$—	$430,959	$27,897	$1,479,760
	2009	750,000	—		146,500	—	287,001	28,228	1,211,729
	2008	742,308	—		130,920	138,775	304,595	36,061	1,352,659

Drew K. Hostetter Executive Vice President, Treasurer and Chief Financial Officer (“Principal Financial Officer”)	2010	$401,716	$—		$149,850	$—	$90,431	$9,932	$651,929
	2009	384,641	—		87,900	—	49,127	11,502	533,170
	2008	381,564	—		65,460	69,388	43,357	12,044	571,813

Eddie L. Dunklebarger President and Chief Operating Officer	2010	$510,577	$—		$149,850	$—	$202,950	$10,952	$874,329
	2009	500,000	—		87,900	—	123,766	10,952	722,618
	2008	500,000	—		—	69,388	459,473	25,611	1,054,472

Bernard A. Francis, Jr. Senior Vice President and Group Executive	2010	$487,500	$—		$149,850	$—	$92,104	$36,975	$766,429
	2009	325,000	—		87,900	—	50,754	36,759	500,413
	2008	321,154	100,000	(6)	—	13,878	58,014	33,985	527,031

Edward Balderston, Jr. Executive Vice President and Chief Administrative Officer	2010	$388,000	$—		$132,250	$—	$262,345	$10,032	$792,627
	2009	388,000	—		—	—	153,452	11,505	552,957
	2008	295,771	—		21,820	69,388	116,986	12,076	516,041

(1)

Includes salary deferred by the named executive officer under Susquehanna’s Executive Deferred Income Plan. Payment of such salary is deferred until retirement, or in some instances, until a specified date prior to retirement. The sums in participants’ accounts are fully vested and may be withdrawn in accordance with the plan.

(2)	The amounts shown in this column reflect the aggregate fair value of the awards granted during the fiscal year ended December 31, in accordance with FASB ASC Topic 718.
(3)

The amounts shown in this column reflect the aggregate fair value of the awards granted during the fiscal year ended December 31, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in note 17 to Susquehanna’s audited financial statements for the fiscal year ended December 31, 2010 included in Susquehanna’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(4)

Amounts in this column represent the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit in Susquehanna’s Cash Balance Pension Plan and the SERP as described above in the “Compensation Discussion and Analysis” section.

(5)	Includes the following additional compensation:

Name	Year	401(k) Match	Restricted Susquehanna Share Dividend	Group Term Life	Employment Agreement Payments	Perquisites*
William J. Reuter	2010	$9,800	$120	$72	—	$17,905
	2009	9,800	3,260	72	—	15,096
	2008	6,900	10,346	70	—	18,745

Drew K. Hostetter	2010	$9,800	$60	$72	—	—
	2009	9,800	1,630	72	—	—
	2008	6,900	5,074	70	—	—

Eddie L. Dunklebarger	2010	$9,800	$—	$1,152	—	—
	2009	9,800	—	1,152	—	—
	2008	6,900	—	1,123	—	$17,588

Bernard A. Francis, Jr.	2010	$9,800	$—	$1,152	—	$26,023
	2009	9,800	—	936	—	26,023
	2008	6,900	149	913	—	26,023

Edward Balderston, Jr.	2010	$9,800	$160	$72	—	—
	2009	9,800	1,633	72	—	—
	2008	6,900	5,106	70	—	—

*	Includes the following perquisites, which, in the aggregate, exceed $10,000 per annum:

Name	Year	Executive Suppl. LTD(a)	Executive Life Insurance Program(b)	Life Insurance(c)	Car(d)	Country Club(e)	Personal Expenses(f)
William J. Reuter	2010	$8,249	$3,348	—	$615	$2,674	$3,019
	2009	8,249	2,822	—	475	2,497	1,053
	2008	8,249	2,548	—	602	2,298	5,048

Eddie L. Dunklebarger	2010	—	—	—	—	—	—
	2009	—	—	—	—	—	—
	2008	—	—	$303	$4,507	$11,028	$1,750

Bernard A. Francis, Jr.	2010	$9,673	—	$4,350	$12,000	—	—
	2009	9,673	—	4,350	12,000	—	—
	2008	9,673	—	4,350	12,000	—	—

(a)	Includes the premiums paid for Susquehanna’s Executive Supplemental Long-Term Disability plans, discussed above in the “Compensation Discussion and Analysis” section.
(b)	Includes the imputed income for Susquehanna’s Executive Life Insurance Program, discussed above in the “Compensation Discussion and Analysis” section.
(c)	Includes the premiums paid for each of Messrs. Dunklebarger’s and Francis’s life insurance policy discussed above in the “Compensation Discussion and Analysis” section.
(d)

Includes the personal benefits associated with the use of a car paid for by Susquehanna in the case of each of Messrs. Reuter and Dunklebarger. In calculating these benefits, Susquehanna took the annual cost of the car to Susquehanna (which included its insurance premiums, maintenance and repair and fuel costs) and multiplied it by the percentage of personal use claimed by the executive. Includes a $1,000 per month car allowance in the case of Mr. Francis.

(e)

Includes the personal benefits associated with the use of country club memberships paid for by Susquehanna. In calculating this benefit, Susquehanna took the annual cost of the applicable country club membership and multiplied it by the percentage of personal use claimed by the executive.

(f)

Includes the personal benefits associated with spousal attendance at business related conventions paid for by Susquehanna. In calculating these benefits, Susquehanna took the total amount of the registration fee, travel, lodging and meals associated with the convention and multiplied it by 50% to derive the amount attributable to the spouse’s attendance at the convention.

(6)	This bonus was earned by Mr. Francis under Valley Forge’s bonus program, discussed above in the “Compensation Discussion and Analysis” section.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards to Susquehanna’s named executive officers during fiscal 2010:

Grants of Plan-Based Awards
Name	Grant Date	All Other Stock Awards; Number of Susquehanna shares of Stock or Units (#)		All Other Option Awards; Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
William J. Reuter	12/29/10	25,000	(1)	—	—	$249,750

Drew K. Hostetter	12/29/10	15,000	(1)	—	—	$149,850

Eddie L. Dunklebarger	12/29/10	15,000	(1)	—	—	$149,850

Bernard A. Francis, Jr.	12/29/10	15,000	(1)	—	—	$149,850

Edward Balderston, Jr.	8/19/10	10,000	(2)	—	—	$82,300
	12/29/10	5,000	(1)	—	—	$49,950

(1)	12/29/10 Restricted Stock Awards

The terms of each Restricted Stock Award are set forth in a Restricted Stock Agreement between Susquehanna and each named executive officer (the “RSA Agreement”). Capitalized terms used within these notes shall have the meanings ascribed to them in the RSA Agreement. One third of the Susquehanna shares will vest and become nonforfeitable on each of the first, second and third anniversaries of the Effective Date; provided in each case that the Grantee is employed by, or providing services to, Susquehanna through the applicable anniversary.

If the Grantee ceases to be employed by, or provide services to, Susquehanna for any reason other than due to the Grantee’s death, Disability or Early or Normal Retirement (as defined by the Susquehanna Bancshares, Inc. Cash Balance Pension Plan), any Susquehanna shares which have not yet become vested and nonforfeitable as of the effective date of such termination will immediately and automatically be forfeited.

If the Grantee ceases to be employed by, or provide services to, Susquehanna due to the Grantee’s death or Disability, any Susquehanna shares which have not yet become vested and nonforfeitable as of the effective date of the Grantee’s termination due to death or Disability will immediately and automatically, without any action on the part of Susquehanna, become vested and nonforfeitable.

If the Grantee ceases to be employed by, or provide services to, Susquehanna due to the Grantee’s Early or Normal Retirement (as defined by the Susquehanna Bancshares, Inc. Cash Balance Pension Plan), any Susquehanna shares which have not yet become vested and nonforfeitable as of the effective date of such termination due to Early or Normal Retirement will continue to vest pursuant to the schedule set forth in the RSA Agreement so long as the Restrictive Covenants Period is in effect; provided, however, that if the vesting schedule of the first, second and third anniversaries of the Effective Date would extend beyond the last day of the Restrictive Covenants Period, any shares will immediately and automatically, without any action on the part of Susquehanna, become vested and nonforfeitable as of the last day of the Restrictive Covenants Period.

Notwithstanding the foregoing schedule, if a Change of Control occurs while the Grantee is employed by, or providing services to, Susquehanna, then any Susquehanna shares which have not yet become vested and nonforfeitable will automatically become nonforfeitable as of the date of the Change of Control.

(2)	8/19/10 Restricted Stock Award

The terms of the Restricted Stock Award are set forth in a Restricted Stock Agreement between Susquehanna and Mr. Balderston. The shares vest in full on the first to occur of the following, subject to continued employment by or service to Susquehanna through the applicable date: (1) the second anniversary of the date of grant; (2) death; (3) disability; (4) the effective date of a change in control event; or (5) the date determined in accordance with certain terms and conditions set forth in the named executive officer’s employment agreement which may provide for certain accelerated vesting provisions. The RSA Agreement is structured to comply with the TARP Regulations and is subject in all respects to the requirements therein.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes equity awards granted to Susquehanna’s named executive officers that remain outstanding as of December 31, 2010. With respect to all option awards, all options have exercise prices that are significantly higher than $9.67, the adjusted closing price of Susquehanna’s common stock on December 31, 2010, and therefore are considerably under water.

Name	Option Awards(1)				Stock Awards(2)(3)
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Susquehanna Shares or Units That Have Not Vested (#)		Market Value of Susquehanna shares or Units That Have Not Vested ($)
	Exercisable	Unexercisable
William J. Reuter	—	50,000	$21.82	2/27/2018	2,000	(2)	$19,360
	16,666	33,334	24.26	2/28/2017	25,000	(2)	242,000
	17,866	8,934	24.34	1/18/2016	25,000	(3)	242,000
	7,400	—	24.95	3/1/2015	—		—
	7,400	—	25.14	1/21/2014	—		—
	22,200	—	22.42	5/21/2013	—		—
	15,000	—	23.87	5/29/2012	—		—
	13,500	—	17.25	5/29/2011	—		—

Drew K. Hostetter	—	25,000	$21.82	2/27/2018	1,000	(2)	$9,680
	8,333	16,667	24.26	2/28/2017	15,000	(2)	145,200
	7,146	3,574	24.34	1/18/2016	15,000	(3)	145,200
	3,400	—	24.95	3/1/2015	—		—
	3,400	—	25.14	1/21/2014	—		—
	10,200	—	22.42	5/21/2013	—		—
	10,000	—	23.87	5/29/2012	—		—
	6,750	—	17.25	5/29/2011	—		—

Eddie L. Dunklebarger	—	25,000	$21.82	2/27/2018	15,000	(2)	$145,200
	—	—	—	—	15,000	(3)	145,200

Bernard A. Francis, Jr.	—	5,000	$21.82	2/27/2018	15,000	(2)	$145,200
	1,666	3,334	24.26	2/28/2017	15,000	(3)	145,200
	2,680	1,340	24.34	1/18/2016	—		—
	1,200	—	24.95	3/1/2015	—		—
	500	—	25.14	1/21/2014	—		—
	1,500	—	22.42	5/21/2013	—		—
	1,500	—	23.87	5/29/2012	—		—
	1,500	—	17.25	5/29/2011	—		—

Edward Balderston, Jr.	—	25,000	$21.82	2/27/2018	1,000	(2)	$9,680
	8,333	16,667	24.26	2/28/2017	10,000	(2)	96,800
	7,146	3,574	24.34	1/18/2016	5,000	(2)	48,400
	3,400	—	24.95	3/1/2015	—		—
	3,400	—	25.14	1/21/2014	—		—
	10,200	—	22.42	5/21/2013	—		—
	5,000	—	23.87	5/29/2012	—		—

(1)	Option awards vest as follows:

a. Grants with expiration dates of May 29, 2011; May 29, 2012; May 21, 2013; January 21, 2014; and March 1, 2015 are fully vested and exercisable.

b. Grants with expiration dates of January 18, 2016; February 28, 2017; and February 27, 2018 all vest one-third on the third anniversary of the date of grant, one-third on the fourth anniversary of the date of grant, and one-third on the fifth anniversary of the date of grant.

All Option awards have a term of 10 years.

(2)

Restricted stock awards were issued on February 27, 2008. These restricted stock awards vest one-third on the first anniversary of the date of award, one-third on the second anniversary of the date of award, and one-third on the third anniversary of the date of award. Restricted stock awards were also issued on December 29, 2010 and August 19, 2010. For more details regarding the vesting and payment of the 12/29/10 and 8/19/10 restricted stock awards, please refer to footnote 1 and 2 to the Grants of Plan-Based Awards table above. Dividends are paid during the restricted period on all restricted shares.

(3)

Restricted stock units were issued on December 22, 2009. The restricted stock units vest in full on the first to occur of the following, subject to continued employment by or service to Susquehanna through the applicable date: (1) the second anniversary of the date of grant; (2) death; (3) disability; (4) the effective date of a change in control event; or (5) the date determined in accordance with certain terms and conditions set forth in the named executive officer’s employment agreement which may provide for certain accelerated vesting provisions.

Pursuant to the grant agreement, the holder of restricted stock units will not have any shareholder rights, including voting or dividend rights, with respect to the shares subject to the restricted stock unit until such shares are issued to the named executive officer. During the period of restriction, all dividends and other distributions paid on Susquehanna shares in cash, securities or other property will be credited to a special book account in the form of a phantom dividend equal to the dividend or distribution that would have been paid on the shares subject to the restricted stock units had the shares been issued.

Option Exercises and Stock Vested

No named executive officer exercised any options during 2010. The following table sets forth information concerning restricted stock grants to Susquehanna’s named executive officers that vested during 2010:

	Stock Awards(1)
Name	Number of Susquehanna Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William J. Reuter	4,000	$33,380
Drew K. Hostetter	2,000	$16,690
Eddie L. Dunklebarger	—	N/A
Bernard A. Francis, Jr.	—	N/A
Edward Balderston, Jr.	2,000	$16,690

(1)

Represents vesting of (a) the final one-third of the shares underlying restricted stock awards granted February 28, 2007, which vested on February 28, 2010 and (b) one-third of the shares underlying restricted stock awards granted February 27, 2008, which vested February 27, 2010. All remaining unvested shares underlying the awards granted on February 27, 2008 vested on February 27, 2011.

Pension Benefits

The following table sets forth pension or other benefits providing for payment at, following, or in connection with retirement, which were granted or which accrued to Susquehanna’s named executive officers in 2010:

Name	Plan Name(1)	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
William J. Reuter	Cash Balance	38		$621,167	—
	SERP	38		1,831,853	—

Drew K. Hostetter	Cash Balance	16		$257,210	—
	SERP	16		130,796	—

Eddie L. Dunklebarger	Cash Balance	3		$47,883	—
	SERP	3		173,861	—
	Salary Continuation	N/A		1,686,942	—
	Agreement

Bernard A. Francis, Jr.	Cash Balance	11	(2)	$200,677	—
	SERP	11	(2)	238,404	—

Edward Balderston, Jr.	Cash Balance	30		$510,508	—
	SERP	30		652,202	—

(1)	The Cash Balance Pension Plan, Susquehanna’s SERP, and the Salary Continuation Agreement are described above in the “Compensation Discussion and Analysis” section.
(2)

In addition to the years of credited service reported, Mr. Francis is credited with years of service for plan eligibility purposes earned prior to the date at which he became eligible to accrue benefits under the plans. Mr. Francis’s total years of service for eligibility purposes at December 31, 2010 is 19 years.

(3)

Present value of benefits for the Cash Balance Pension Plan and Susquehanna’s SERP were determined using a discount rate of 5.50%, the plan’s normal retirement age of 65, and the RP-2000 IRS PPA at 2010 Non-Annuitant for Males mortality table for post-retirement mortality only. For Mr. Dunklebarger’s Salary Continuation Agreement, a discount rate of 5.50% and the normal retirement age of 62 was used. No mortality is considered in valuing benefits under the Salary Continuation Agreement.

Non-Qualified Deferred Compensation

The following table sets forth information with regard to defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax qualified by Susquehanna’s named executive officers in 2010:

Name	Executive Contribution in Last Fiscal Year(1)	Contributions by Susquehanna in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(3)
William J. Reuter(4)	$—	$—	$—	$290,453	$297,982
Drew K. Hostetter	$80,343	$—	$124,737	$—	$1,476,027
Eddie L. Dunklebarger	$75,000	$—	$100,788	$—	$902,139
Bernard A. Francis, Jr.(4)	$—	$—	$—	$—	$—
Edward Balderston, Jr.(4)	$—	$—	$38,644	$—	$283,274

(1)	The amounts listed in this column were included in the 2010 salaries of the named executive officers in the Summary Compensation Table above.
(2)

Participants in Susquehanna’s Executive Deferred Income Plan are permitted to choose how their account balances are invested from among a variety of investment alternatives designated by Susquehanna. The amounts listed in this column reflect actual earnings on the investment alternatives selected by each executive.

(3)

The amounts listed in this column are entirely attributable to executive contributions and represent deferrals of salary and bonuses earned previously and disclosed in prior proxy statements (or, in the case of 2008, 2009 and 2010 contributions, disclosed in the Summary Compensation Table above). No portion of these amounts is attributable to Susquehanna’s contributions.

(4)	Participation in and contributions to Susquehanna’s Executive Deferred Income Plan are voluntary. Messrs. Reuter, Francis and Balderston opted not to participate in the plan in 2010.

Equity Compensation Plan Information

The following table sets forth information regarding Susquehanna’s 2005 Equity Plan and 1996 Equity Compensation Plan, Susquehanna’s only compensation plans under which equity securities are authorized for issuance, as of December 31, 2010:

Plan category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders:
2005 Equity Compensation Plan	1,587,240	$20.82	1,318,688	(2)
1996 Equity Compensation Plan	712,954	$22.58	—
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	2,300,194

(1)

The table does not include information for equity compensation plans assumed in mergers. As of December 31, 2010, the only such equity compensation plans remaining were the stock purchase options of Community Banks, Inc. (collectively, the “Community Option Plans”). A total of 20,850 shares of common stock were issuable upon exercise of options granted under the Community Option Plans. The weighted-average exercise price of all options outstanding under the Community Option Plans at December 31, 2010, was $18.28. Susquehanna cannot grant additional awards under these assumed plans.

(2)

219,019 shares were removed from the 2005 Equity Plan on January 12, 2011, in order to remedy the issuance of 219,019 shares issued in excess of plan shares available under the 2006 Employee Stock Purchase Plan. Had these 219,019 shares not been removed, 1,537,707 shares would have been available under the 2005 Equity Plan.

Potential Payments upon Termination or Change in Control

The following tables reflect the amount of compensation payable to each of the named executive officers upon (1) an involuntary termination with “cause”; (2) a voluntary resignation; (3) a termination due to death; (4) a termination due to disability; (5) retirement; (6) a non-renewal of the employment term (applicable only as to Mr. Francis); (7) an involuntary termination without “cause”; (8) a resignation due to an adverse change; (9) a voluntary termination without “cause” or resignation due to an adverse change following a change in control; and (10) a change in control with or without any termination of employment. The amounts shown assume that such termination was effective as of December 31, 2010, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time the events described above actually occur.

To comply with the TARP Regulations each of Susquehanna’s named executive officers entered into a letter agreement on December 12, 2008 (the “Letter Agreement”) in which they agreed to amend their compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) as required to comply with the TARP Regulations.

The requirements set forth in the Letter Agreement only apply during the period the U.S. Treasury held an equity or debt position in Susquehanna pursuant to TARP. As discussed above, Susquehanna completed Susquehanna’s repayment of the TARP funds on December 22, 2010 and as a result is no longer subject to the TARP Regulations but has included a reference to the executive compensation restrictions because they were in effect for the majority of Susquehanna’s 2010 fiscal year. For purposes of the following tables, because Susquehanna repaid the TARP funds prior to December 31, 2010, the Letter Agreement would not have any effect on the potential payments upon termination or change in control if such events had happened as of December 31, 2010.

William J. Reuter, Drew K. Hostetter and Edward Balderston, Jr.

Termination Without Cause or Resignation Due to an Adverse Change. Under the terms of their respective employment agreements, the executives may be terminated by Susquehanna without “cause” or may resign due to an “Adverse Change.”

The executive’s employment may be terminated by Susquehanna with “cause” upon the occurrence of any of the following: (1) the executive’s personal dishonesty; (2) the executive’s incompetence or willful misconduct; (3) a breach by the executive of fiduciary duty involving personal profit; (4) the executive’s intentional failure to perform stated duties; (5) the executive’s willful violation of any law, rule or regulation (other than traffic violations or similar offenses); (6) the issuance of a final cease-and-desist order by a state or federal agency to the extent such cease-and-desist order requires the executive’s termination; or (7) a material breach by the executive of any provision of his employment agreement.

The executive may terminate his employment due to an adverse change upon the occurrence of any of the following: (1) a significant change in the nature or scope of the executive’s duties or a material reduction in the executive’s authority, status or responsibility; (2) an increase by more than 20% of the time required to be spent by the executive 60 miles or more beyond Susquehanna’s geographic market area without the executive’s consent; (3) a material reduction in the executive’s base compensation; (4) any other material and willful breach by Susquehanna of any other provision of the executive’s employment agreement; or (5) delivery of notice of Susquehanna’s intent not to renew the executive’s employment agreement. However, none of the above events or conditions shall constitute an Adverse Change unless (1) the executive provides Susquehanna with a written objection to the event or condition within 60 days following the occurrence of the event or condition; (2) Susquehanna does not reverse or otherwise cure the event or condition within 30 days of receiving the written objection; and (3) the executive actually resigns within 60 days following the expiration of the 30-day cure period.

Upon a termination of employment without Cause or due to an Adverse Change, each executive will be entitled to the payments and/or benefits described below:

•	payment of all accrued and unpaid base salary through the date of termination;

•	payment for all accrued but unused vacation days;

•	payment of any bonus payable for the period ending prior to termination of employment;

•

bi-weekly payments for a period of one year in the case of Messrs. Hostetter and Balderston or two years in the case of Mr. Reuter, following termination of employment (in each case, such time period is hereinafter referred to as the “Severance Period”) equal to 1/26th of the “Average Annual Compensation,” defined as the average of the base compensation and annual bonuses received by the executive with respect to the three most recently completed calendar years;

•	the benefit accrued under all defined benefit pension plans had the executive remained employed for the Severance Period; and

•

continued coverage and participation in Susquehanna’s group term life insurance, disability insurance, accidental death and dismemberment insurance, and health insurance for the Severance Period for all named executive officers other than Mr. Reuter. Mr. Reuter is entitled to receive a reimbursement of monthly COBRA costs, including monthly life, accidental death and dismemberment, and disability benefits, based on the amount Susquehanna would have paid for such benefits if Mr. Reuter had remained employed during the applicable Severance Period.

Mr. Reuter is bound by certain non-competition and non-solicitation covenants which extend for a period of two years following termination of employment. Messrs. Hostetter and Balderston are bound by substantially similar covenants for a period of one year following termination of employment.

Death, Disability or Retirement. In the event of the executive’s termination of employment due to death, disability or retirement, any unvested stock options or restricted stock shall immediately vest; provided, however, that the December 2010 restricted share grants described in the “—Equity Awards” section will not immediately vest upon retirement but will continue to vest so long as the restrictive covenants are in effect, except that if the vesting would extend beyond the last day of the applicable restrictive covenant period, any shares will immediately and automatically vest on the last day of the restrictive covenants period. In addition, in the event of the executive’s termination of employment due to retirement, the executive may exercise his stock options any time during the remaining term of the option, regardless of employment status.

Termination Following a Change in Control. In the event the executive’s employment is terminated without Cause or due to an Adverse Change following a change in control, the executive will be entitled to receive the same benefits described above under “—Termination Without Cause or Resignation Due to an Adverse Change,” except that in the case of Mr. Reuter, the Severance Period will be extended from two years to three years, and in the case of Messrs. Hostetter and Balderston, the Severance Period will be extended from one year to three years.

In addition to the benefits described above, the executives will be entitled to the following:

•

an additional fully vested benefit under Susquehanna’s SERP equal to the difference between (A) the benefit that the executive would have accrued under all of Susquehanna’s defined benefit pension plans, assuming (1) the executive remained continuously employed by Susquehanna until the fifth anniversary, in the case of Mr. Reuter, or the third anniversary, in the case of Messrs. Hostetter and Balderston, of the change in control, (2) the executive’s compensation increased at a rate of 4% per year, and (3) the terms of all such pension plans remained identical to those in effect immediately prior to the change in control; and (B) the actual benefit due to the executive under all of Susquehanna’s defined benefit plans immediately prior to the change in control.

In order to receive any severance or termination payments or benefits described above, each executive is required to execute and deliver a general release and non-disparagement agreement in a form prescribed by Susquehanna.

In the event that it is determined that any payment by Susquehanna to or for the benefit of the executive would be a so-called “golden parachute payment” and, therefore, result in the imposition on the executive of an excise tax under Section 4999 of the Code, the executive shall receive a payment sufficient to place the executive in the same after-tax position as if no excise tax had been applicable (“Parachute Gross-Up Payment”). However, if the imposition of the excise tax could be avoided by the reduction of payments due to the executive by an amount of 10% or less, then the total of all such payments will be reduced to an amount $1.00 below the amount that would otherwise cause an excise tax to apply, and no Parachute Gross-Up Payment will be made.

In addition, upon a change in control, any incentive awards applicable to incentive program cycles in effect at the time of the change in control will become payable at target levels, without regard to whether the executive remains employed by Susquehanna and without regard to performance during the remainder of those incentive program cycles.

The “change in control” provisions of the executive’s employment agreements will be triggered upon the first to occur of any of the following:

•	any person becoming a beneficial owner of 25% or more of either the then outstanding shares of Susquehanna’s stock or the combined voting power of Susquehanna’s outstanding securities;

•	if, during any 24-month period, the individuals who, at the beginning of such period, constitute the board cease for any reason other than death to constitute at least a majority of the board;

•

the merger or consolidation of Susquehanna with another corporation other than (A) a merger or consolidation which results in Susquehanna’s voting securities outstanding immediately prior to such transaction continuing to represent at least 60% of the voting power of the voting securities of the surviving corporation, or (B) a merger or consolidation effected to implement a recapitalization (or similar transaction) in which no person becomes a beneficial owner of Susquehanna’s securities representing 40% or more of either the then outstanding shares of Susquehanna’s stock or the combined voting power of Susquehanna’s outstanding securities; or

•	a liquidation, dissolution or sale of substantially all of Susquehanna’s assets.

Upon a change in control, the length of the restricted covenant period described above will be extended from two years to three years in the case of Mr. Reuter and from one year to three years in the case of Messrs. Hostetter and Balderston.

Assuming that one of the following events occurred on December 31, 2010, Mr. Reuter’s payments and benefits would have the estimated values reflected in the table below.

	Severance/ Salary Continuation		Supplemental Executive Retirement Plan Benefit		Payment Under Executive Life Insurance Program		Payment Under Executive Supplemental LTD Program		Welfare Benefit Continuation		Payment of 2010 Target Cash Incentive Award		Value of Options Subject to Acceleration(1)	Value of Restricted Stock Subject to Acceleration(2)	Parachute Gross-up Payment
For Cause	—		$1,831,853	(3)	—		—		—		—		—	—	—
Voluntary Resignation (without Adverse Change)	—		1,831,853	(3)	—		—		—		—		—	—	—
Death	—		1,831,853	(3)	$1,550,000	(4)	—		—		—		—	$502,840	—
Disability	—		1,831,853	(3)	—		$444,249	(5)	—		—		—	502,840	—
Retirement	—		1,831,853	(3)	—		—		—		—		—	261,090	—
Without Cause or due to Adverse Change	$1,625,872	(6)	1,940,584	(7)	—		—		$42,009	(8)	—		—	—	—
Without Cause or due to Adverse Change after a Change in Control	2,438,808	(9)	2,009,825	(10)	—		—		63,013	(11)	—		—	—	—	(12)
Change in Control (with or without termination)	—		—		—		—		—		—	(13)	—	502,840	—

(1)

This amount represents the value of unvested stock options to purchase an aggregate of 92,268 shares of common stock, based on the difference between the exercise price of the options and $9.67, the closing price of Susquehanna’s common stock on December 31, 2010. The actual value realized will vary depending on the date the options are exercised but currently all options are significantly under water.

(2)

Except upon a termination due to retirement, this amount represents the value of unvested grants to receive an aggregate of 52,000 shares of common stock, based on $9.67, the closing price of Susquehanna’s common stock on December 31, 2010. Upon a termination due to retirement, this amount represents the value of unvested grants to receive only 27,000 shares of common stock. All amounts also include the value of the 25,000 Restricted Stock Units that were granted to Mr. Reuter on December 22, 2009 and that were structured to comply with the TARP Regulations.

(3)	This amount represents the present value of Mr. Reuter’s accrued SERP benefit as of December 31, 2010.
(4)

This amount represents the death benefit payable to Mr. Reuter under Susquehanna’s Executive Life Insurance Program calculated as follows: (1) twice his current base salary, such amount being $1,600,000, reduced by (2) the death benefit payable to Mr. Reuter under the life insurance program generally available to all of Susquehanna’s employees, such amount being $50,000.

(5)

This amount represents the actuarial present value of the benefits that would become payable to Mr. Reuter under Susquehanna’s Executive Supplemental LTD Program in the event of his termination due to disability on December 31, 2010.

(6)

This amount is equal to two times the average of the base compensation and annual bonuses received by Mr. Reuter with respect to the three most recently completed calendar years (i.e., the years 2008–2010). For purposes of this calculation the value of the 25,000 Restricted Stock Units that were granted on December 22, 2009 and were structured to comply with the TARP Regulations are included in the severance calculations taking into account the value of the Restricted Stock Units on the date of grant based on the closing price per share on such date.

(7)

This amount represents the sum of (1) the present value of Mr. Reuter’s accrued SERP benefit as of December 31, 2010 including two additional years of service, such amount being $1,889,026; plus (2) the present value of the benefit enhancement Mr. Reuter would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $51,558.

(8)	This amount represents Susquehanna’s portion of the premium payments for 24 months of COBRA costs, including life, accidental death and dismemberment, and disability coverage.
(9)

This amount is equal to three times the average of the base compensation and annual bonuses received by Mr. Reuter with respect to the three most recently completed calendar years (i.e., the years 2008–2010). For purposes of this calculation the value of the 25,000 Restricted Stock Units that were granted on December 22, 2009 and were structured to comply with the TARP Regulations are included in the severance calculations taking into account the value of the Restricted Stock Units on the date of grant based on the closing price per share on such date.

(10)

This amount represents the sum of (1) the present value of Mr. Reuter’s accrued SERP benefit as of December 31, 2010 including three additional years of service and assuming that his annual compensation had increased at a rate of 5.5% per year, such amount being $1,930,017; plus (2) the present value of the benefit enhancement Mr. Reuter would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $79,808.

(11)	This amount represents Susquehanna’s portion of the premium payments for 36 months of health, life, accidental death and dismemberment, and disability coverage.
(12)

Susquehanna’s parachute gross-up analysis includes an assumption that Mr. Reuter’s non-compete commitments have a fair market value equal to $2,400,000, an amount determined by an independent appraisal in 2004. While Susquehanna had not commissioned an updated appraisal since that time, Susquehanna believes that in light of Susquehanna’s growth and the growth of Mr. Reuter’s responsibilities and experience, an updated appraisal would yield an equal or greater value for those non-compete commitments.

(13)

No cash incentive awards were paid for the fiscal year ending December 31, 2010. As required by the TARP Regulations, Susquehanna was prohibited from paying or accruing any bonus, retention award, or incentive compensation to Susquehanna’s named executive officers and at least the next 10 most highly compensated employees.

Assuming that one of the following events occurred on December 31, 2010, Mr. Hostetter’s payments and benefits would have the estimated values reflected in the table below.

	Severance/ Salary Continuation		Supplemental Executive Retirement Plan Benefit		Payment Under Executive Life Insurance Program		Payment Under Executive Supplemental LTD Program		Welfare Benefit Continuation		Payment of 2010 Target Cash Incentive Award		Value of Options Subject to Acceleration(1)	Value of Restricted Stock Subject to Acceleration(2)	Parachute Gross-up Payment
For Cause	—		$130,796	(3)	—		—		—		—		—	—	—
Resignation (without Adverse Change)	—		130,796	(3)	—		—		—		—		—	—	—
Death	—		130,796	(3)	$800,000	(4)	—		—		—		—	$299,770	—
Disability	—		130,796	(3)	—		$546,707	(5)	—		—		—	299,770	—
Retirement	—		130,796	(3)	—		—		—		—		—	154,720	—
Without Cause or due to Adverse Change	$426,368	(6)	162,003	(7)	—		—		$11,488	(8)	—		—	—	—
Without Cause or due to Adverse Change after a Change in Control	1,279,104	(9)	223,530	(10)	—		—		34,464	(11)	—		—	—	—	(12)
Change in Control (with or without termination)	—		—		—		—		—		—	(13)	—	299,770	—

(1)

This amount represents the value of unvested stock options to purchase an aggregate of 45,241 shares of common stock, based on the difference between the exercise price of the options and $9.67, the closing price of Susquehanna’s common stock on December 31, 2010. The actual value realized will vary depending on the date the options are exercised but currently all options are significantly under water.

(2)

Except upon a termination due to retirement, this amount represents the value of unvested grants to receive an aggregate of 31,000 shares of common stock, based on $9.67, the closing price of Susquehanna’s common stock on December 31, 2010. Upon a termination due to retirement, this amount represents the value of unvested grants to receive only 16,000 shares of common stock. All amounts also include the value of the

15,000 Restricted Stock Units that were granted to Mr. Hostetter on December 22, 2009 and that were structured to comply with the TARP Regulations.
(3)	This amount represents the present value of Mr. Hostetter’s accrued SERP benefit as of December 31, 2010.
(4)

This amount represents the death benefit payable to Mr. Hostetter under Susquehanna’s Executive Life Insurance Program calculated as follows: (1) twice his current base salary, such amount being $850,000, reduced by (2) the death benefit payable to Mr. Hostetter under the life insurance program generally available to all of Susquehanna’s employees, such amount being $50,000.

(5)

This amount represents the actuarial present value of the benefits that would become payable to Mr. Hostetter under Susquehanna’s Executive Supplemental LTD Program in the event of his termination due to disability on December 31, 2010.

(6)

This amount is equal to one times the average of the base compensation and annual bonuses received by Mr. Hostetter with respect to the three most recently completed calendar years (i.e., the years 2008–2010). For purposes of this calculation the value of the 15,000 Restricted Stock Units that were granted on December 22, 2009 and were structured to comply with the TARP Regulations are included in the severance calculations taking into account the value of the Restricted Stock Units on the date of grant based on the closing price per share on such date.

(7)

This amount represents the sum of (1) the present value of Mr. Hostetter’s accrued SERP benefit as of December 31, 2010 including one additional year of service, such amount being $142,364; plus (2) the present value of the benefit enhancement Mr. Hostetter would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $19,639.

(8)	This amount represents Susquehanna’s portion for the premium payments for 12 months of health, life, accidental death and dismemberment, and disability coverage.
(9)

This amount is equal to three times the average of the base compensation and annual bonuses received by Mr. Hostetter with respect to the three most recently completed calendar years (i.e., the years 2008–2010). For purposes of this calculation the value of the 15,000 Restricted Stock Units that were granted on December 22, 2009 and were structured to comply with the TARP Regulations are included in the severance calculations taking into account the value of the Restricted Stock Units on the date of grant based on the closing price per share on such date.

(10)

This amount represents the sum of (1) the present value of Mr. Hostetter’s accrued SERP benefit as of December 31, 2010 including three additional years of service and assuming that his annual compensation had increased at a rate of 5.5% per year, such amount being $165,155; plus (2) the present value of the benefit enhancement Mr. Hostetter would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $58,375.

(11)	This amount represents Susquehanna’s portion of the premium payments for 36 months of health, life, accidental death and dismemberment, and disability coverage.
(12)

Susquehanna’s parachute gross-up analysis includes an assumption that Mr. Hostetter’s non-compete commitments have a fair market value equal to $900,000, an amount determined by an independent appraisal in 2004. While Susquehanna had not commissioned an updated appraisal since that time, Susquehanna believes that in light of Susquehanna’s growth and the growth of Mr. Hostetter’s responsibilities and experience, an updated appraisal would yield an equal or greater value for those non-compete commitments.

(13)

No cash incentive awards were paid for the fiscal year ending December 31, 2010. As required by the TARP Regulations, Susquehanna was prohibited from paying or accruing any bonus, retention award, or incentive compensation to Susquehanna’s named executive officers and at least the next 10 most highly compensated employees.

Assuming that one of the following events occurred on December 31, 2010, Mr. Balderston’s payments and benefits would have the estimated values reflected in the table below.

	Severance/ Salary Continuation		Supplemental Executive Retirement Plan Benefit		Payment Under Executive Life Insurance Program		Payment Under Executive Supplemental LTD Program		Welfare Benefit Continuation		Payment of 2010 Target Cash Incentive Award		Value of Options Subject to Acceleration(1)	Value of Restricted Stock Subject to Acceleration(2)	Parachute Gross-up Payment
For Cause	—		$652,202	(3)	—		—		—		—		—	—	—
Resignation (without Adverse Change)	—		652,202	(3)	—		—		—		—		—	—	—
Death	—		652,202	(3)	$726,000	(4)	—		—		—		—	$154,720	—
Disability	—		652,202	(3)	—		55,416	(5)	—		—		—	154,720	—
Retirement	—		652,202	(3)	—		—		—		—		—	106,370	—
Without Cause or due to Adverse Change	$358,667	(6)	729,794	(7)	—		—		$15,188	(8)	—		—	—	—
Without Cause or due to Adverse Change after a Change in Control	1,076,001	(9)	878,245	(10)	—		—		45,564	(11)	—		—	—	—	(12)
Change in Control (with or without termination)	—		—		—		—		—		—	(13)	—	154,720	—

(1)

This amount represents the value of unvested stock options to purchase an aggregate of 45,241 shares of common stock, based on the difference between the exercise price of the options and $9.67, the closing price of Susquehanna’s common stock on December 31, 2010. The actual value realized will vary depending on the date the options are exercised but currently all options are significantly under water.

(2)

Except upon a termination due to retirement, this amount represents the value of unvested grants to receive an aggregate of 16,000 shares of common stock, based on $9.67, the closing price of Susquehanna’s common stock on December 31, 2010. Upon a termination due to retirement, this amount represents the value of unvested grants to receive only 11,000 shares of common stock. All amounts also include the value of the 10,000 Restricted Stock Units that were granted to Mr. Balderston on August 19, 2010 and that were structured to comply with the TARP Regulations.

(3)	This amount represents the present value of Mr. Balderston’s accrued SERP benefit as of December 31, 2010.
(4)

This amount represents the death benefit payable to Mr. Balderston under Susquehanna’s Executive Life Insurance Program calculated as follows: (1) twice his current base salary, such amount being $776,000, reduced by (2) the death benefit payable to Mr. Balderston under the life insurance program generally available to all of Susquehanna’s employees, such amount being $50,000.

(5)

This amount represents the actuarial present value of the benefits that would become payable to Mr. Balderston under Susquehanna’s Executive Supplemental LTD Program in the event of his termination due to disability on December 31, 2010.

(6)

This amount is equal to one times the average of the base compensation and annual bonuses received by Mr. Balderston with respect to the three most recently completed calendar years (i.e., the years 2008–2010).

(7)

This amount represents the sum of (1) the present value of Mr. Balderston’s accrued SERP benefit as of December 31, 2010 including one additional year of service, such amount being $704,395; plus (2) the present value of the benefit enhancement Mr. Balderston would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $25,399.

(8)	This amount represents Susquehanna’s portion for the premium payments for 12 months of health, life, accidental death and dismemberment, and disability coverage.
(9)

This amount is equal to three times the average of the base compensation and annual bonuses received by Mr. Balderston with respect to the three most recently completed calendar years (i.e., the years 2008–2010).

(10)

This amount represents the sum of (1) the present value of Mr. Balderston’s accrued SERP benefit as of December 31, 2010 including three additional years of service and assuming that his annual compensation had increased at a rate of 5.5% per year, such amount being $763,361; plus (2) the present value of the benefit enhancement Mr. Balderston would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $114,884.

(11)	This amount represents Susquehanna’s portion of the premium payments for 36 months of health, life, accidental death and dismemberment, and disability coverage.
(12)

This amount assumes that the fair market value of any non-compete commitment by Mr. Balderston is at least equal to $900,000, the amount determined by an independent appraisal in 2004 for our other named executive officers with similar non-compete commitments. While Susquehanna has not commissioned an appraisal for Mr. Balderston, Susquehanna believes that in light of Susquehanna’s growth and the growth of Mr. Balderston’s responsibilities and experience, an appraisal would yield an equal or greater value for those non-compete commitments.

(13)

No cash incentive awards were paid for the fiscal year ending December 31, 2010. As required by the TARP Regulations, Susquehanna was prohibited from paying or accruing any bonus, retention award, or incentive compensation to Susquehanna’s named executive officers and at least the next 10 most highly compensated employees.

Eddie L. Dunklebarger

Termination Without Cause or Resignation Due to an Adverse Change. Mr. Dunklebarger’s employment may be terminated by Susquehanna at any time without Cause or he may resign due to an Adverse Change, each defined substantially as described above with respect to Messrs. Reuter, Hostetter and Balderston. Under either circumstance, Mr. Dunklebarger will be entitled to receive the following payments and/or benefits:

•	a $169,000 holdback payment related to Mr. Dunklebarger’s agreement to be bound by the restrictive covenants in his employment agreement;

•

bi-weekly compensation continuation payments for a period equal to the remainder of the term of employment in effect at the time of termination, equal to 1/26th of the “Base Salary,” currently defined as $525,000;

•

if applicable, the benefit accrued under all defined benefit plans, taking into account the $169,000 holdback payment as compensation for purposes of the applicable plan and increasing his years of benefit service under the applicable plan by one year;

•

continued coverage under Susquehanna’s applicable health plan for Mr. Dunklebarger, his spouse and eligible dependents for a period of 18 months following termination of employment, subject to the requirement that Mr. Dunklebarger remit the employee portion of the premium cost associated with the coverage;

•	a lump-sum payment in an amount equal to 100% of the premium costs of COBRA continuation coverage for Mr. Dunklebarger, his spouse and eligible dependents, for a period commencing on the first day after the 18-month period and continuing until his attainment of age 65 (or the date Mr. Dunklebarger would have attained age 65 if he dies prior), at the COBRA rate in effect as of the expiration of the 18-month period and assuming a 10% increase in the amount of such COBRA coverage for the period (for purposes of this payment, dependents will only be taken into account until the earlier of the date they cease to be a dependent or Mr. Dunklebarger’s attainment of age 65);

•

a lump sum payment in an amount equal to 150% of Susquehanna’s actual premium cost of providing group term life insurance coverage to Mr. Dunklebarger for the three-year period following the termination; and

•	payment for all accrued but unused vacation days.

Mr. Dunklebarger is bound by certain non-competition and non-solicitation covenants which extend for a period of three years following termination of employment.

Termination Due to Death, Disability, Retirement or Cause. In the event Mr. Dunklebarger terminates employment due to death, disability, retirement, or Cause, he will receive payment for his accrued and unpaid Base Salary through the date of the termination and, except in the case of his death, the continued health plan and COBRA coverage described above. In addition, except in the event of termination for Cause, Susquehanna will pay Mr. Dunklebarger the $169,000 holdback payment.

Termination Following a Change in Control. In the event Mr. Dunklebarger’s employment is terminated without Cause or due to an Adverse Change following a change in control, in addition to the benefits described above, Mr. Dunklebarger will be entitled to the following:

•

payment of an amount equal to three times his Average Annual Compensation (defined substantially as described above with respect to Messrs. Reuter, Hostetter and Balderston), payable in regular payroll installments over the three-year period following his termination; and

•

an additional benefit under the SERP (defined substantially as described above with respect to Messrs. Hostetter and Balderston) assuming Mr. Dunklebarger remained continuously employed by Susquehanna until the third anniversary of the change in control.

In order to receive any severance or termination payments or benefits described above, Mr. Dunklebarger is required to execute and deliver a general release and non-disparagement agreement in a form prescribed by Susquehanna.

Mr. Dunklebarger, as applicable, will receive a Parachute Gross-Up Payment which is defined substantially as described above with respect to Messrs. Reuter, Hostetter and Balderston. In addition, upon a change in control, any incentive awards applicable to incentive program cycles in effect at the time of the change in control will become fully vested and payable at target levels, without regard to whether Mr. Dunklebarger remains employed by Susquehanna and without regard to performance during the remainder of those incentive program cycles.

The “change in control” provisions of Mr. Dunklebarger’s employment agreements will be triggered upon the same events as described above with respect to Messrs. Reuter, Hostetter and Balderston.

Salary Continuation Agreement

The Salary Continuation Agreement provides a supplemental retirement benefit to Mr. Dunklebarger as described in the section “—Salary Continuation and Survivor Income Arrangements with Eddie Dunklebarger.”

As a result of the merger with Community Banks, Inc., a change in control occurred under the Salary Continuation Agreement and Mr. Dunklebarger is entitled to the full annual retirement benefit of $180,000, paid in consecutive equal monthly installments on the first day of each month beginning with the month following the month Mr. Dunklebarger reaches age 62 and continuing for a total period of 20 years. In the event Mr. Dunklebarger dies while employed with Susquehanna, he will be entitled to have the full annual retirement benefit paid to his beneficiary in consecutive equal monthly installments for a total period of 20 years. In the event Mr. Dunklebarger dies after Susquehanna had begun to make payments under the Salary Continuation Agreement, his beneficiary will receive the remaining benefits at the same time and in the same manner as they would have been paid had Mr. Dunklebarger survived.

If Mr. Dunklebarger dies after termination of employment but prior to the commencement of benefit payments, his beneficiary will receive benefit payments in the same amount and in the same manner as they would have been paid had Mr. Dunklebarger survived. In the event Susquehanna terminates Mr. Dunklebarger for cause he will receive no benefits under the Salary Continuation Agreement.

Survivor Income Agreement

The Survivor Income Agreement provides a death benefit to Mr. Dunklebarger’s beneficiary as described in the section “Salary Continuation and Survivor Income Arrangements with Eddie Dunklebarger.”

As a result of the merger with Community Banks, Inc., a change in control occurred, and therefore, pursuant to the terms of the Survivor Income Agreement, Susquehanna had agreed to maintain the Salary Continuation Agreement. If Mr. Dunklebarger voluntarily terminates his employment after reaching age 65 and completion of 10 years of service, or terminates his employment due to a change in control, the Survivor Income Agreement will automatically convert to a split-dollar insurance agreement, unless Mr. Dunklebarger elects otherwise, in which case Mr. Dunklebarger and his beneficiary will retain the rights to the proceeds of the policy as described in the section “Salary Continuation and Survivor Income Arrangements with Eddie Dunklebarger.”

Assuming that one of the following events occurred on December 31, 2010, Mr. Dunklebarger’s payments and benefits would have the estimated values reflected in the table below.

	Severance/ Salary Continuation		Salary Continuation Agreement(1)	Survivor Income Agreement(2)	Group Term Life Insurance Payment		Supplemental Executive Retirement Plan Benefit(3)		Welfare Benefit Continuation		Value of Options Subject to Acceleration(4)	Value of Restricted Stock Subject to Acceleration(5)	Parachute Gross-up Payment(6)
For Cause	—		—	—	—		$173,861	(3)	—		—	—	—
Resignation (without Adverse Change)	$169,000	(7)	$1,686,942	—	—		173,861	(3)	—		—	—	—
Death	169,000	(7)	1,686,942	$433,561	—		173,861	(3)	—		—	$290,100	—
Disability	169,000	(7)	1,686,942	—	—		173,861	(3)	—		—	290,100	—
Retirement	169,000	(7)	1,686,942	—	—		173,861	(3)	—		—	145,050	—
Without Cause or due to Adverse Change	694,000	(8)	1,686,942	—	$5,184	(9)	221,698	(10)	$173,624	(11)	—	—	—
Without Cause or due to Adverse Change after a Change in Control	1,781,899	(12)	1,686,942	—	5,184	(9)	280,658	(13)	173,624	(11)	—	—	—
Change in Control (with or without termination)	169,000	(7)	1,686,942	—	—		—		—		—	290,100	—

(1)

Mr. Dunklebarger is entitled to this full annual retirement benefit of $180,000 paid in consecutive equal monthly installments on the first day of each month beginning with the month following the month Mr. Dunklebarger reaches age 62 and continuing for a total period of 20 years. This amount represents the present value of Mr. Dunklebarger’s full annual retirement benefits using a discount rate of 5.5%.

(2)	This amount is the value of the benefits as of December 31, 2010 under the Survivor Income Agreement that Susquehanna assumed in connection with the merger with Community Banks, Inc.

(3)	This amount represents the present value of Mr. Dunklebarger’s accrued SERP benefit as of December 31, 2010.
(4)

This amount represents the value of unvested stock options to purchase an aggregate of 25,000 shares of common stock, based on the difference between the exercise price of the options and $9.67, the closing price of Susquehanna’s common stock on December 31, 2010. The actual value realized will vary depending on the date the options are exercised but currently all options are significantly under water.

(5)

Except upon a termination due to retirement, this amount represents the value of unvested grants to receive an aggregate of 30,000 shares of common stock, based on $9.67, the closing price of Susquehanna’s common stock on December 31, 2010. Upon a termination due to retirement, this amount represents the value of unvested grants to receive only 15,000 shares of common stock. All amounts also include the value of the 15,000 Restricted Stock Units that were granted to Mr. Dunklebarger on December 22, 2009 and that were structured to comply with the TARP Regulations.

(6)

Susquehanna’s parachute gross-up analysis does not include an assumption of value for Mr. Dunklebarger’s non-compete commitments because as of December 31, 2010 no independent appraisal has been conducted.

(7)	This amount is the $169,000 holdback payment related to Mr. Dunklebarger’s agreement to be bound by the restrictive covenants in his employment agreement.
(8)	This amount is equal to the bi-weekly compensation continuation payments equal to 1/26th of Mr. Dunklebarger’s base salary, plus the holdback payment in the amount of $169,000.
(9)	This amount represents an amount equal to 150% of Susquehanna’s actual premium cost of providing group term life insurance coverage to Mr. Dunklebarger for a three-year period.
(10)

This amount represents the sum of (1) the present value of Mr. Dunklebarger’s accrued SERP benefit as of December 31, 2010 including one additional year of service, such amount being $204,452; plus (2) the present value of the benefit enhancement Mr. Dunklebarger would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $17,246.

(11)

This amount represents Susquehanna’s portion of the premium payments for 18 months of health coverage for Mr. Dunklebarger, his spouse and his dependents, such amount being $13,085, plus a lump-sum payment in an amount equal to 100% of the premium costs for COBRA continuation coverage for a period commencing on the first day after the 18-month period and continuing until Mr. Dunklebarger reaches age 65, such amount being $160,539.

(12)	This amount is equal to three times Mr. Dunklebarger’s average annual compensation, plus the holdback payment in the amount of $169,000.
(13)

This amount represents the sum of (1) the present value of Mr. Dunklebarger’s accrued SERP benefit as of December 31, 2010 including three additional years of service and assuming that his annual compensation had increased at a rate of 5.5% per year, such amount being $229,398; plus (2) the present value of the benefit enhancement Mr. Dunklebarger would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $51,260.

Bernard A. Francis, Jr.

Termination Without Cause. Mr. Francis’ employment with Susquehanna may be terminated by Susquehanna at any time without Cause, which is defined substantially as described above with respect to the other named executive officers. In such event, Mr. Francis shall be entitled to the following payments and/or benefits:

•

a lump-sum payment in an amount equal to Mr. Francis’s rate of “total compensation” (i.e., his base salary and annual bonus opportunity) in effect prior to any reduction which led to the termination, times the number of months otherwise remaining in the term of his employment agreement (Mr. Francis’s employment agreement contains an evergreen renewal provision that generally results in the remaining term of his employment agreement at any given time being at least 26 but not more than 38 months);

•	the pension benefits he would have accrued had he remained employed by Susquehanna for the remainder of the term of his employment agreement; and

•

continued coverage and participation in Susquehanna’s group term life insurance, disability insurance, accidental death and dismemberment insurance, and health insurance for the remainder of the term of his employment agreement.

Resignation (with Non-Compete Payments). In the event that Mr. Francis resigns his employment with Susquehanna and Susquehanna elects to make non-compete payments to Mr. Francis, then Susquehanna will make monthly payments to Mr. Francis for a period not to exceed 12 months following the date of his termination, with each monthly payment equal to 1/12th of Mr. Francis’s base salary and bonus for the 12-month period immediately prior to the date of his termination; provided, however, that the non-compete payments shall be reduced by any payments of salary, bonus or similar payments received by Mr. Francis from any new employment that relates to the time periods for which the non-compete payments are made. Susquehanna may elect to stop making non-compete payments to Mr. Francis at any time during the 12-month period.

Disability. If Mr. Francis becomes and continues to be permanently disabled, then Mr. Francis shall be entitled to:

•	payment of base salary for a period of not less than six months following the commencement of such permanent disability;

•

continued coverage and participation in Susquehanna’s group term life insurance, disability insurance, accidental death and dismemberment insurance, and health insurance for a period of not less than six months following the commencement of such permanent disability; and

•	accelerated vesting of unvested stock options and restricted stock.

Death or Retirement. In the event of Mr. Francis’s termination of employment due to death or retirement, any unvested stock options or restricted stock shall immediately vest; provided, however, that the December 2010 restricted share grant described in the “—Equity Awards” section will not immediately vest upon retirement but will continue to vest so long as the restrictive covenants are in effect, except that if the vesting would extend beyond the last day of the applicable restrictive covenant period, any shares will immediately and automatically vest on the last day of the restrictive covenants period. In addition, in the event of Mr. Francis’s termination of employment due to retirement, he may exercise his stock options any time during the full term of the option, regardless of employment status.

Non-Renewal. Susquehanna may elect not to renew the term of Mr. Francis’s employment. In the event that Susquehanna elects not to renew the term of Mr. Francis’s employment and, as a result, Mr. Francis elects to resign, then Mr. Francis may be required to continue to perform his duties under his employment agreement for a period of up to three months. Additionally, Susquehanna may elect, at Susquehanna’s discretion, to require Mr. Francis to remain reasonably available to Susquehanna for advice and consultation, for up to an additional nine months. In the event that Susquehanna requests Mr. Francis to remain available for advice and consultation, he will be entitled to all salary, bonus and benefits he would otherwise be entitled to receive for a commensurate period (reduced by any amounts he earns from other employment during that period). In the absence of Susquehanna’s election of the advice and consultation period, Mr. Francis will not be entitled to any further salary, bonus or benefits by virtue of his resignation.

Change in Control. Mr. Francis may elect to resign his employment with Susquehanna if, within the 12-month period following a change in control, there occurs an adverse change (defined substantially as described above with respect to the other named executive officers) in his circumstances.

In the event Mr. Francis terminates his employment under such circumstances, then Mr. Francis will be entitled to receive the same payments as described above in connection with a termination without Cause. In addition, Susquehanna may elect to bind Mr. Francis to a non-compete restriction by making payments to him, on the same basis as described under the heading “—Resignation (with Non-Compete Payments)” for a period not to exceed the then remaining term of his employment agreement.

A change in control shall be deemed to have occurred upon the happening of any one or more of the following occurrences if, prior thereto, such occurrence has not received the approval of a majority of the disinterested members of the board of directors of Valley Forge and/or the board:

•	a liquidation, dissolution or sale of substantially all the assets of Valley Forge and/or Susquehanna’s assets;

•

any person becoming a beneficial owner of securities of Valley Forge and/or Susquehanna’s securities representing more than 20% of the common stock of Valley Forge and/or Susquehanna’s common stock or the combined voting power of Valley Forge’s and/or Susquehanna’s then outstanding securities;

•

at least a majority of the board of Valley Forge and/or the board at any time does not consist of individuals who were elected, or nominated for election, by directors in office at the time of such election or nomination; or

•	Valley Forge and/or Susquehanna merges or consolidates with another corporation, and are not the surviving corporation.

Non-Solicitation. Additionally, Mr. Francis is bound by a non-solicitation covenant for a period of two years following any termination of his employment.

Parachute Gross-Up Payment. Pursuant to the February 26, 2007 amendment to Mr. Francis’s employment agreement, Mr. Francis will be entitled to a Parachute Gross-Up Payment on the same terms as described above for the other named executive officers.

Assuming that one of the following events occurred on December 31, 2010, Mr. Francis’s payments and benefits would have the estimated values reflected in the table below.

	Severance / Salary Continuation		Supplemental Executive Retirement Plan Benefit		Payment under Executive Life Insurance Program		Payment under Executive Supplemental LTD Program		Welfare Benefit Continuation		Value of Options Subject to Acceleration(1)	Value of Restricted Stock Subject to Acceleration(2)	Parachute Gross-up Payment
For Cause	—		$238,404	(3)	—		—		—		—	—	—
Resignation	—	(4)	238,404	(3)	—		—		—		—	—	—
Death	—		238,404	(3)	$750,000	(5)	—		—		—	$290,100	—
Disability			238,404	(3)	—		$264,003	(6)	$12,797	(7)	—	290,100	—
Retirement	—		238,404	(3)	—		—		—		—	145,050	—
Non-Renewal	—	(8)	238,404	(3)	—		—		—	(9)	—		—
Without Cause or due to Adverse Change	1,800,000	(10)	276,383	(11)	—		—		76,787	(12)	—	290,100	—	(13)
Without Cause or due to Adverse Change after a Change in Control	1,800,000	(14)(10)	351,261	(15)	—		—		76,787	(12)	—	—	—	(13)
Change in Control (with or without termination)	—		—		—		—		—		—	—	—

(1)

This amount represents the value of unvested stock options to purchase an aggregate of 9,647 shares of common stock, based on the difference between the exercise price of the options and $9.67, the closing price of Susquehanna’s common stock on December 31, 2010. The actual value realized will vary depending on the date the options are exercised but currently all options are significantly under water.

(2)

Except upon a termination due to retirement, this amount represents the value of unvested grants to receive an aggregate of 30,000 shares of common stock, based on $9.67, the closing price of Susquehanna’s common stock on December 31, 2010. Upon a termination due to retirement, this amount represents the value of unvested grants to receive only 15,000 shares of common stock. All amounts also include the value of the 15,000 Restricted Stock Units that were granted to Mr. Francis on December 22, 2009 and that were structured to comply with the TARP Regulations.

(3)	This amount represents the present value of Mr. Francis’s accrued SERP benefit as of December 31, 2010.
(4)

Mr. Francis has no entitlement to severance or salary continuation under this circumstance, but, as described above, Susquehanna may elect to purchase a non-compete commitment from him for a period not to exceed 12 months at a cost equal to his monthly total compensation of $50,000 (reduced by any amounts he earns from other employment during that month).

(5)	This amount represents the term life insurance proceeds payable upon the death of Mr. Francis under the life insurance policy provided by Valley Forge.
(6)

This amount represents the actuarial present value of the benefits that would become payable to Mr. Francis under the supplemental long-term disability policy provided by Valley Forge in the event of his termination due to disability on December 31, 2010.

(7)	This amount represents Susquehanna’s portion of the premium payments for six months of health, life, accidental death and dismemberment, and disability coverage.
(8)

Mr. Francis has no entitlement to severance or salary continuation under this circumstance, but, as described above, Susquehanna may elect to require Mr. Francis to remain reasonably available to Susquehanna to provide advice and consultation for a period not to exceed nine months at a monthly cost equal to his total compensation of $50,000 (reduced by any amounts he earns from other employment during that month).

(9)

Mr. Francis has no entitlement to welfare benefit continuation under this circumstance; however, as described above, in the event Susquehanna elects to require Mr. Francis to remain reasonably available to Susquehanna to provide advice and consultation, Mr. Francis is entitled to continue to receive health, life, accidental death and dismemberment, and disability coverage for the advice and consultation period, at an estimated monthly cost to Susquehanna of $2,132.
(10)	This amount is equal to three times Mr. Francis’s rate of base salary and annual bonus opportunity in effect prior to termination.
(11)

This amount represents the sum of (1) the present value of Mr. Francis’s accrued SERP benefit as of December 31, 2010 including one additional year of service, such amount being $256,335; plus (2) the present value of the benefit enhancement Mr. Francis would have accrued under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $20,048.

(12)	This amount represents Susquehanna’s portion of the premium payments for 36 months of health, life, accidental death and dismemberment, and disability coverage.
(13)

This amount assumes that the fair market value of any non-compete commitment by Mr. Francis is at least equal to the sum of the payments made in exchange for that commitment under his employment agreement. This amount also gives effect to the February 26, 2007 amendment to Mr. Francis’s employment agreement, which provides that in the event the imposition of the excise tax under Section 4999 of the Code could be avoided by the reduction of payments due to Mr. Francis by an amount of 10% or less, then the total of all such payments will be reduced to an amount $1.00 below the amount that would otherwise cause an excise tax to apply and no Parachute Gross-up Payment will be made.

(14)

This amount represents $1,800,000 as a severance payment. In addition (and as described above), Susquehanna may elect, in Susquehanna’s discretion, to purchase a non-compete commitment from him at a monthly cost equal to his monthly total compensation of $50,000 (reduced by any amounts he earns from other employment during that month) for a period not to exceed 36 months.

(15)

This amount represents the sum of (1) the present value of Mr. Francis’s accrued SERP benefit as of December 31, 2010 including three additional years of service, such amount being $291,671; plus (2) the present value of the benefit enhancement Mr. Francis would have accrued under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan, such amount being $59,590.

For All Named Executive Officers

Effect of Change in Control on Unvested Equity Awards. For each named executive officer, the occurrence of a Change in Control (as defined in the applicable equity plans) will cause the vesting of all otherwise unvested options and restricted stock to fully accelerate.

Death or Disability. In addition to the individual entitlements described above, upon death, Messrs. Reuter, Hostetter and Balderston would be entitled to benefits under Susquehanna’s Executive Life Insurance Program. Mr. Francis would be entitled to benefits under a separate life insurance program provided to him by Valley Forge. Mr. Dunklebarger would be entitled to benefits under a separate term life insurance program. Additionally, upon disability, each of Messrs. Reuter, Hostetter, Balderston and Francis would be entitled to benefits under Susquehanna’s Supplemental LTD Program. Mr. Francis would be entitled to benefits under a separate disability program provided to him by Valley Forge. Mr. Dunklebarger would be entitled to benefits under his Survivor Income Agreement. Each of these programs is discussed more fully above in the “Compensation Discussion and Analysis” section.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Exchange Act requires Susquehanna’s officers and directors, and persons who own more than 10% of a registered class of Susquehanna’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish Susquehanna with copies of all Section 16(a) forms they file.

Based solely on Susquehanna’s review of the copies of forms that Susquehanna had received, and written representations from certain reporting persons that they were not required to file Form 5s relating to Susquehanna’s stock, Susquehanna believes that in 2010, other than Michael A. Morello, who had one inadvertent late filing on Form 4, all filing requirements pursuant to Section 16(a) of the Exchange Act relating to Susquehanna’s officers, directors and principal shareholders were satisfied.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Susquehanna’s Policies Regarding Related Person Transactions

Susquehanna has adopted a written statement of policy (the “Policy”) with respect to Related Person Transactions, which is administered by Susquehanna’s Audit Committee. Under the Policy, a “Related Person Transaction” is any transaction between Susquehanna or any of Susquehanna’s subsidiaries and a Related Person, not including any transactions available to all employees generally, transactions related solely to executive compensation (which require approval by the Compensation Committee), transactions involving less than $5,000 when aggregated with all similar transactions, or transactions that have received pre-approval by the Audit Committee as described below. A “Related Person” is any of Susquehanna’s executive officers, directors or director nominees, any shareholder owning in excess of 5% of Susquehanna’s stock or any controlled affiliate of such shareholder, any immediate family member of any of Susquehanna’s executive officers or directors and any entity in which any of the foregoing has a substantial ownership interest or control.

Pursuant to the Policy, a Related Person Transaction may only be consummated or may only continue if:

•

the Audit Committee approves or ratifies such transaction in accordance with the Policy, and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or

•	the transaction is approved by the disinterested members of the board; and

•	the transaction, if it involves compensation, is also approved by Susquehanna’s Compensation Committee.

Transactions with Related Persons that are not classified as Related Person Transactions by the Policy and thus not subject to its review and approval requirements may still need to be disclosed if required by the applicable securities laws, rules and regulations.

Certain Types of Transactions Pre-Approved by the Audit Committee

Susquehanna is a diversified financial services institution that offers a variety of financial products to the public through Susquehanna’s subsidiaries. Susquehanna’s Audit Committee has determined that offering such financial products to Susquehanna’s Related Persons is beneficial and therefore has pre-approved the entrance by Susquehanna’s subsidiaries into certain depository, loan, trust, lease, broker/dealer and investment advisory, insurance and risk management relationships with Related Persons; provided that (1) the terms and conditions of any transaction must be substantially similar to those made available to the general public or any of Susquehanna’s other employees; and (2) the transaction is one that the subsidiary would typically enter into as part of its ordinary business.

In addition to the pre-approval of transactions involving financial products Susquehanna provides as part of Susquehanna’s business, Susquehanna’s Audit Committee also pre-approved (1) any compensation, work-related reimbursement or benefits paid or provided to any of Susquehanna’s employees or any of their affiliates who is a Related Person that is within Susquehanna’s normal pay scale and that complies with Susquehanna’s policies and procedures applicable to such compensation and benefits; (2) any economic relationship between any of Susquehanna’s directors (including his or her affiliated interests) and Susquehanna or one of Susquehanna’s subsidiaries that meets the de minimis exception set forth in Section IV.B.2 of Susquehanna’s Code of Ethics; (3) any legal representation provided by a law firm of which a member of Susquehanna’s or an affiliate’s board of directors is a member or partner, provided (a) the legal representation is provided in connection with matters arising in the ordinary course of Susquehanna’s or Susquehanna’s subsidiary’s business; (b) the fees charged to Susquehanna or Susquehanna’s subsidiary do not exceed any fees that such law firm would charge to other similarly situated clients with which no member or partner of such law firm is affiliated; and (c) that without the prior approval of the Audit Committee, the total amount paid to such law firm by Susquehanna or Susquehanna’s subsidiaries does not exceed $120,000 per annum (which amount may be changed by resolution of the Audit

Committee from time to time); and (4) any contributions made to any charitable organizations, provided such contributions (a) are made in accordance with Susquehanna’s policies and procedures regarding the same and (b) do not exceed $100,000 per annum (which amount may be changed by resolution of the Audit Committee from time to time).

Although the foregoing types of transactions have been pre-approved by Susquehanna’s Audit Committee and therefore may be entered into without review as set forth in the Policy, all transactions entered into with Related Persons are subject to disclosure if required by the applicable securities laws, rules and regulations.

Related Person Transactions During Fiscal Year 2010

Certain of Susquehanna’s directors and executive officers, including certain members of their immediate families and companies in which they are principal owners (more than 10%), entered into depository, trust, lease, broker/dealer and investment advisory, insurance and risk management services (“financial services arrangements”) with Susquehanna’s subsidiaries. In accordance with Susquehanna’s pre-approval policy described above, the terms and conditions of these transactions were substantially similar to those made available to the general public or any of Susquehanna’s other employees, and were the types of transactions that Susquehanna’s subsidiaries typically enter into as part of their ordinary business. At December 31, 2010, all of Susquehanna’s directors and executive officers, either directly or indirectly, had one or more financial services arrangements with at least one of Susquehanna’s subsidiaries.

Certain of Susquehanna’s directors and executive officers, including certain members of their immediate families and companies in which they are principal owners (more than 10%), were also indebted to Susquehanna’s banking subsidiary. In accordance with Susquehanna’s pre-approval policy, all of these transactions were made in the ordinary course of business; were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Susquehanna; and did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2010, Messrs. Alter, DeSoto, Miller, Ulsh and Wiest and Ms. Piersol either directly or indirectly each had outstanding loans (involving amounts in excess of $120,000). The total aggregate amount outstanding for these loans as of December 31, 2010 was $45,018,000. Each of these loans is performing in accordance with its terms.

Mr. Ulsh is a shareholder in the law firm of Mette, Evans & Woodside. During 2010, Mette, Evans & Woodside was paid by Susquehanna for legal services rendered in connection with the drafting of loan documents, loan closings and defense litigation which approximated $150,000.

Appointment of Robert W. White to the Boards of Directors of Susquehanna and Susquehanna Bank

Susquehanna has agreed in the merger agreement that Robert W. White will be appointed to serve on the boards of directors of Susquehanna and Susquehanna Bank and will be a member of executive management of Susquehanna Bank upon consummation of the merger. While serving in both of these director and employee capacities, Mr. White will not be deemed “independent” as defined under the listing standards for The Nasdaq Global Select Market. Please see “Corporate Governance — Board Independence” and “The Merger — Interests of Certain Persons in the Merger” for additional information.

Mr. White, age 66, has served as Chairman of the Board, President and Chief Executive Officer of Abington since June 2004, Chairman of the Board and Chief Executive Officer of Abington Bank since 1994 and President of Abington Bank since 1991. Mr. White has also served on Abington’s board of directors since 1977. Mr. White’s extensive experience in the banking industry has provided him with valuable insight and knowledge of the financial institutions industry, and his long-time service on Abington’s board has provided him with valuable business and management expertise, all of which qualify him to be a member of Susquehanna’s board.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Susquehanna engaged PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit Susquehanna’s financial statements for the fiscal year ended December 31, 2010. Susquehanna expects to engage PwC as Susquehanna’s independent registered public accounting firm for the year 2011, subject to review and approval by the Audit Committee. Representatives of PwC are expected to be present at Susquehanna’s Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from Susquehanna’s shareholders.

SHAREHOLDER PROPOSALS FOR SUSQUEHANNA’S 2012 ANNUAL MEETING

Susquehanna shareholder proposals for the 2012 Annual meeting of Shareholders must be received by Susquehanna’s Corporate Secretary at Susquehanna’s principal executive offices located at 26 North Cedar Street, Lititz, Pennsylvania 17543 no later than November 17, 2011 to be considered for inclusion in the proxy statement and form of proxy card relating to Susquehanna’s 2012 Annual Meeting.

Susquehanna shareholder proposals for the 2012 Annual Meeting of Shareholders, other than a proposal for inclusion in the proxy statement and proxy card pursuant to SEC regulations, must be delivered to Susquehanna’s Corporate Secretary at the address set forth in the preceding paragraph not less than 120 days prior to the first anniversary of the date of the 2011 Annual Meeting. As a result, any such notice must be received no later than January 7, 2012.

In order to be considered for the 2012 Annual Meeting, all shareholder proposals must comply in all respects with the applicable rules and regulations of the SEC and applicable provisions of Susquehanna’s Bylaws.

ANNUAL REPORT ON FORM 10-K

Upon written request to Susquehanna’s Corporate Secretary at the address set forth on page 165, Susquehanna will furnish, without charge to any shareholder whose proxy is solicited hereby, a copy of Susquehanna’s Annual Report on Form 10-K to the SEC, including the financial statements and schedules thereto. You may access electronic copies of Susquehanna’s Annual Report on the Internet by visiting Susquehanna’s website at www.susquehanna.net, or by visiting the SEC’s home page on the Internet at www.sec.gov.

THE ABINGTON SPECIAL SHAREHOLDERS’ MEETING

Abington will hold its Special Meeting at 10:00 a.m., Eastern time, on May 6, 2011, at Huntingdon Valley Country Club. Abington’s board of directors is providing you with this document in order to solicit your proxy for use at the Abington’s Special Meeting. This document and accompanying form of proxy was mailed to you on or about March 25, 2011.

PROPOSAL NO. 1

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

At the Abington Special Meeting of Shareholders, Abington shareholders will consider and vote on a proposal to approve and adopt the merger agreement. Details about the merger, including Abington’s reasons for the merger, the effect of approval and adoption of the merger agreement and the timing of effectiveness of the merger, are discussed above in the section entitled “The Merger” beginning on page 31 of this document.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Abington’s common stock entitled to vote on the proposal will constitute a quorum at the Abington special meeting. Approval of the merger proposal requires the presence of a quorum and the affirmative vote of a majority of the votes cast by all Abington shareholders voting on the proposal.

ABINGTON’S BOARD OF DIRECTORS RECOMMENDS THAT ABINGTON SHAREHOLDERS VOTE “FOR” APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER ENTERED INTO BY ABINGTON AND SUSQUEHANNA, DATED AS OF JANUARY 26, 2011.

PROPOSAL NO. 2

ADJOURNMENT OF THE SPECIAL MEETING

At the Abington Special Meeting, if there are insufficient proxies at the time of the Special Meeting to approve and adopt the merger agreement, the Abington shareholders may vote on a proposal to adjourn the Special Meeting to a later date to allow additional time to solicit additional proxies. The Abington board currently does not intend to propose adjournment at the Special Meeting if there are sufficient votes to approve and adopt the merger agreement (Proposal No. 1).

ABINGTON’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND HOLDINGS OF ABINGTON MANAGEMENT

The following table sets forth as of March 11, 2011 certain information as to the common stock beneficially owned by (a) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (b) the directors of Abington, (c) Abington’s executive officers and (d) all directors and executive officers of Abington as a group.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of March 11, 2011(1)		Percent of Common Stock(17)
5% Shareholders
Abington Bank Employee Stock Ownership Plan Trust	1,933,959	(2)	9.6%
180 York Road
Jenkintown, Pennsylvania 19046

Dimensional Fund Advisors LP	1,382,192	(3)	6.8%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

Wellington Management Company, LLP	1,030,206	(4)	5.1%
75 State Street
Boston, Massachusetts 02109

Directors, Nominees for Director and Named Executive Officers
Douglas S. Callantine	73,927	(5)(6)	*
Michael F. Czerwonka, III	159,120	(5)(7)	*
Jane Margraff Kieser	182,800	(5)(8)	*
Robert J. Pannepacker, Sr.	249,608	(5)(9)	1.2%
Jack J. Sandoski	321,456	(5)(10)	1.6%
Robert W. White	809,386	(5)(11)	3.9%
G. Price Wilson, Jr.	69,526	(5)(12)	*

Other Executive Officers
Frank Kovalcheck	260,222	(5)(13)	1.3%
Thomas J. Wasekanes	171,010	(5)(14)	*
Eric L. Golden	24,456	(5)(15)	*

All Directors and Executive Officers as a Group (10 individuals)	2,311,143	(5)	10.8%

*	Represents less than 1% of Abington’s outstanding common stock.
(1)

Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

Under applicable regulations, a person is deemed to have beneficial ownership of any shares of common stock which may be acquired within 60 days of the record date pursuant to the exercise of outstanding stock options. Shares of common stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.

(2)

Messrs. Robert W. White, Jack J. Sandoski and Frank Kovalcheck act as trustees of the Abington Bancorp, Inc. Employee Stock Ownership Plan Trust. As of March 11, 2011, 481,758 shares held in the plan trust were allocated to the accounts of participating employees and 1,452,201 shares were held, unallocated, for allocation in future years. In general, the allocated shares held in the plan trust, will be voted by the plan trustees in accordance with the instructions of the participants. Any unallocated shares are generally required to be voted by the plan trustees in the same manner that the majority of the shares which have been allocated to participants are directed to be voted, subject in each case to the fiduciary duties of the plan trustees and applicable law. The amount of Abington’s common stock beneficially owned by officers who serve as plan trustees and by all directors and executive officers as a group does not include the shares held by the plan trust other than shares specifically allocated to the individual officer’s account.

(3)

Based on a Schedule 13G, filed on February 11, 2011 with the SEC by Dimensional Fund Advisors LP, in its capacity as investment advisor, reporting sole voting power of 1,335,074 shares of common stock and sole dispositive power over the 1,382,192 shares of common stock.

(4)

Based on a Schedule 13G/A, filed February 14, 2011 with the SEC by Wellington Management Company, LLP. Wellington Management Company, LLP, in its capacity as investment advisor, reports shared dispositive power and shared voting power over 1,030,206 shares of common stock.

(5)

Includes shares over which the directors and officers may provide voting instructions which have been granted pursuant to the Abington Bancorp 2005 and 2007 Recognition and Retention Plans and are held in the associated trusts; and stock options granted pursuant to the Abington Bancorp 2005 and 2007 Stock Option Plans which are exercisable within 60 days.

Name	Recognition Plan Trust	Stock Option Plan
Douglas S. Callantine	10,000	36,000
Michael F. Czerwonka, III	10,000	84,000
Jane Margraff Kieser	10,000	84,000
Robert J. Pannepacker, Sr.	10,000	84,000
Jack J. Sandoski	12,600	156,600
Robert W. White	50,000	466,800
G. Price Wilson, Jr.	10,000	41,120
Frank Kovalcheck	12,600	156,600
Thomas J. Wasekanes	16,400	26,640
Eric L. Golden	3,800	12,880

All Directors and Executive Officers as a Group (10 individuals)	145,400	1,148,640

(6)	Includes 2,820 shares held jointly with Mr. Callantine’s spouse and 10,107 shares held in the Deferred Compensation Plan over which Mr. Callantine disclaims beneficial ownership.
(7)

Includes 14,400 shares held jointly with Mr. Czerwonka’s spouse, 25,600 shares held by Mr. Czerwonka’s spouse and 6,120 shares held in Mr. Czerwonka’s individual retirement account. An aggregate of 40,000 of such shares are pledged as security.

(8)	Includes 10,022 shares held in the Deferred Compensation Plan over which Ms. Margraff Kieser disclaims beneficial ownership and 3,555 shares held in the Abington Bank 401(k) Plan.
(9)

Includes 45,190 shares held by Mr. Pannepacker’s spouse, 38,501 shares held by Mr. Pannepacker’s mother for whom he has power of attorney, and over which he disclaims beneficial ownership and 4,196 shares held jointly with Mr. Pannepacker’s spouse. Include an aggregate of 82,752 shares pledged as security.

(10)	Includes 48,005 shares held in Abington Bank’s 401(k) Plan, 41,160 shares held in the Deferred Compensation Plan over which Mr. Sandoski disclaims beneficial ownership, 16,000 shares held by

Mr. Sandoski’s mother for whom he has power of attorney and over which he disclaims beneficial ownership and 14,106 shares allocated to Mr. Sandoski’s account in the employee stock ownership plan, over which Mr. Sandoski shares voting power.

(11)

Includes 25,307 shares held in the Abington Bank 401(k) Plan, 91,011 shares held in the Deferred Compensation Plan Trust over which Mr. White disclaims beneficial ownership and 21,547 shares allocated to Mr. White’s account in the employee stock ownership plan, over which Mr. White shares voting power.

(12)	Includes 1,677 shares held in Mr. Wilson’s individual retirement account.
(13)

Includes 12,288 shares held jointly with Mr. Kovalcheck’s spouse, 15,691 shares held by Mr. Kovalcheck’s spouse, 14,180 shares held in the Abington Bank 401(k) Plan, 9,948 shares held in the Deferred Compensation Plan Trust over which Mr. Kovalcheck disclaims beneficial ownership and 12,193 shares allocated to Mr. Kovalcheck’s account in the employee stock ownership plan over which Mr. Kovalcheck shares voting power. Includes an aggregate of 25,835 shares pledged as security.

(14)

Includes 40,000 shares held by Mr. Wasekanes’s spouse, 28,462 shares held in Abington Bank’s 401(k) Plan and 9,553 shares allocated to Mr. Wasekanes’s account in the employee stock ownership plan, over which Mr. Wasekanes shares voting power.

(15)	Includes 7,776 shares allocated to Mr. Golden’s account in the employee stock ownership plan, over which Mr. Golden shares voting power.
(17)

Each beneficial owner’s percentage ownership is determined by assuming that options held by such person (but not those held by any other person) and that are exercisable within 60 days of the voting record date have been exercised.

SHAREHOLDER RIGHTS

Selected Provisions of Susquehanna’s Articles of Incorporation

The following is a summary of certain material provisions of Susquehanna’s Articles of Incorporation. This summary is qualified in its entirety by reference to the complete Articles of Incorporation of Susquehanna, a copy of which has been filed with the SEC as an exhibit to the Registration Statement of which this document forms a part, and may be obtained in the manner described under “Where You Can Find More Information” beginning on page 165.

Evaluation of an Acquisition Transaction by Susquehanna’s Board of Directors

The Articles of Incorporation of Susquehanna provide that the board of directors may oppose, recommend, or remain neutral with respect to an “acquisition transaction,” as defined below, on the basis of the board of directors’ evaluation of what is in the best interests of Susquehanna. When considering whether to oppose, recommend or remain neutral with respect to an acquisition transaction, the board of directors may evaluate any or all of the following:

•

the adequacy of the consideration being offered, not only in relation to the then current market price of Susquehanna’s securities, but also in relation to (a) the historical and present operating results or financial position of Susquehanna, (b) whether equal or more favorable consideration could be obtained currently or in the future in a freely negotiated transaction with another party, and (c) the future value of Susquehanna as a continuing independent entity;

•	the economic or social effects that the acquisition transaction might have on the employees, depositors, and customers of Susquehanna or its subsidiaries and the communities they serve;

•

the reputations and business practices of an offeror and its management and affiliates and whether they might affect the business of Susquehanna and its subsidiaries, the future value of Susquehanna’s securities and the employees, depositors, customers and the communities served by Susquehanna and its subsidiaries; and

•	any antitrust or other legal, administrative or regulatory difficulties that might be created by the acquisition transaction.

If the Susquehanna board of directors determines that an acquisition transaction should be opposed, it may take any lawful action to accomplish its purpose, including the following:

•	advising shareholders not to accept the offer;

•	pursuing litigation against the offeror;

•	filing complaints with governmental and regulatory authorities;

•	causing Susquehanna to acquire its own securities;

•	selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto;

•

making an acquisition of another entity that the board of directors believes in good faith to be in the best interest of Susquehanna and that also creates an antitrust or other regulatory problem for the offeror; and

•	seeking a more favorable offer from another individual or entity.

Under Susquehanna’s Articles of Incorporation, the term “acquisition transaction” means any action, proposal, plan or attempt by any corporation or other business entity or any person or group to:

•	make any tender offer or exchange offer for any equity security of Susquehanna;

•	merge or consolidate Susquehanna, or any subsidiary of Susquehanna, with or into another corporation or entity; or

•	purchase or otherwise acquire all or substantially all of the assets of Susquehanna or of any of its subsidiaries;

•	and means any transaction or series of transactions similar in purpose, form or effect to any of the foregoing.

Votes Required to Approve Business Combinations

Susquehanna’s Articles of Incorporation include special voting requirements in connection with the approval of any business combination, as defined. A “business combination” includes any one or more of the following transactions:

•

any merger or consolidation of Susquehanna or any subsidiary with or into (1) a 20% shareholder, or (2) any other corporation (whether or not itself a 20% shareholder) which is, or after such merger or consolidation would be, an affiliate of a 20% shareholder; or

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or in a series of related transactions) to or with any 20% shareholder of assets, whether of Susquehanna or any subsidiary or subsidiaries of Susquehanna, or any combination thereof, the aggregate value of which is equal to or greater than 10% of Susquehanna’s consolidated shareholders equity; or

•

the issuance or transfer by Susquehanna or by any subsidiary (in one transaction or in a series of related transactions) of any securities of Susquehanna or any subsidiary to any 20% shareholder or affiliate of a 20% shareholder in exchange for cash, securities or other property or any combination thereof, having an aggregate fair market value equal to or greater than 10% of Susquehanna’s consolidated shareholders equity; or

•

any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of Susquehanna with any of its subsidiaries or any similar transaction (whether or not with, into or otherwise involving a 20% shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Susquehanna or any subsidiary, which is directly or indirectly owned by any 20% shareholder or any affiliate of a 20% shareholder;

provided, however, no transaction described above will constitute a business combination if the Susquehanna board of directors has by resolution authorized or ratified the execution and delivery of a written agreement in principle, memorandum of understanding or letter of interest respecting such transaction prior to the time the 20% shareholder involved in such transaction acquired, directly or indirectly, more than 10% of the outstanding capital stock of Susquehanna which would be entitled to vote on such transaction. By its terms, the merger will not constitute a business combination for these purposes.

Under the above-referenced special voting provisions of Susquehanna’s Articles of Incorporation, the following votes are required in connection with the approval of any business combination which is subject to such provisions:

•	the affirmative vote of the holders of the outstanding capital stock of Susquehanna entitled to cast at least 85% of the votes which all shareholders are entitled to cast on the matter;

•	the affirmative vote of the holders of at least 75% of the votes which all shareholders are entitled to cast on the matter, if and only if all of the following conditions are satisfied:

(1) the ratio of (a) the aggregate amount of cash and the fair market value of all other consideration to be received in such business combination by Susquehanna, a subsidiary, or the holders of common stock, as the case may be, divided by the number of shares of common stock issued and outstanding immediately prior to the first public announcement relating to such business combination, to (b) the market price of the common stock per share immediately prior to the first public announcement relating to such business combination, is at least as great as the ratio of (c) the highest per-share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) which the 20% shareholder has paid for any shares of common stock acquired by it within the three-year period prior to the record date for determining shareholders entitled to vote on such business combination, to (d) the market price of the common stock immediately prior to the initial acquisition by the 20% shareholder of any common stock;

(2) the aggregate amount of the cash and fair market value of other consideration to be received in such business combination by Susquehanna, a subsidiary or the holders of common stock, as the case may be, divided by the number of shares of common stock issued and outstanding immediately prior to the first public announcement relating to such business combination is not less than the highest per-share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the 20% shareholder for any block of common stock owned by it;

(3) the form of consideration to be received by holders of common stock in such business combination will be no less favorable than the consideration paid by the 20% shareholder in acquiring the largest block of common stock already owned by it;

(4) after the 20% shareholder has acquired ownership of not less than 20% of the then outstanding votes, referred to as a 20% interest, and prior to the consummation of the subject business combination:

(a) the 20% shareholder has taken all action necessary to ensure that Susquehanna’s board of directors included at all times representation by continuing director(s) proportionate to the ratio that the voting shares which from time to time are owned by persons who are neither 20% shareholders nor substantial shareholders, as defined below under “—Substantial Shareholder Status Implications,” bear to all voting shares outstanding at the respective times (with a continuing director to occupy any resulting fractional board position);

(b) the 20% shareholder has not acquired any newly issued shares of stock, directly or indirectly, from Susquehanna (except upon conversion of convertible securities acquired by it prior to obtaining a 20% interest or as a result of a pro rata stock dividend or stock split); and

(c) the 20% shareholder has not acquired any additional shares of Susquehanna’s outstanding common stock or securities convertible into or exchangeable for common stock, except as a part of the transaction which resulted in the 20% shareholder acquiring its 20% interest;

(5) prior to the consummation of the subject business combination, the 20% shareholder has not (a) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by Susquehanna, or (b) made any major change in Susquehanna’s business or equity capital structure without the unanimous approval of the whole board; and

(6) a proxy statement meeting the requirements of the Exchange Act has been mailed to all holders of voting shares for the purpose of soliciting shareholder approval of the business combination.

Any of the following business combinations, which are not otherwise subject to provisions set forth above, require the affirmative vote of the holders of at least 66 2/3% of the votes which all Susquehanna shareholders are entitled to cast on the matter:

(1) any merger or consolidation of Susquehanna with or into another corporation;

(2) any merger or consolidation of a subsidiary with or into another corporation if (1) the resulting, surviving or continuing corporation, as the case may be, would not be a subsidiary, or (2) the total number of common shares of Susquehanna issued or delivered in connection with such transaction, plus those initially issuable upon conversion of any other shares, securities or obligation to be issued in connection with such transaction, exceed 15% of the common shares of Susquehanna outstanding immediately prior to the date on which such transaction is consummated;

(3) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of Susquehanna;

(4) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of a subsidiary whose total assets exceed 20% of the total assets of Susquehanna as reflected on the most recent consolidated balance sheet of Susquehanna; or

(5) any sale of all or substantially all of the stock in a subsidiary whose total assets exceed 20% of the total assets of Susquehanna as reflected on the most recent consolidated balance sheet of Susquehanna.

Transactions involving Susquehanna or a subsidiary that are not business combinations or that are not described in (1) through (5) above require only such shareholder approval, if any, as may be required pursuant to the Pennsylvania BCL.

Votes Required to Approve Liquidation or Dissolution

Any plan or proposal for the liquidation or dissolution of Susquehanna, which would require or permit a distribution of any surplus remaining after paying off all debts and liabilities of Susquehanna to its shareholders in accordance with their respective rights and preferences, will require the affirmative vote of the holders of at least 66 2/3% of the votes which all Susquehanna shareholders are entitled to cast on the matter; except that the affirmative vote of the holders of at least 85% of the votes which all shareholders are entitled to cast on the matter will be required for any such plan or proposal which would permit such distribution to shareholders to be made other than in cash.

Substantial Shareholder Status Implications

The Susquehanna Articles of Incorporation also provide that from and after the date any person becomes a “substantial holder,” as defined below, and until such time as such person ceases to be a substantial shareholder, holders of issued and outstanding voting shares of any class or series beneficially owned by such substantial shareholder, as of any record date for the determination of shareholders entitled to vote on or consent to any matter, in excess of 10% of the then issued and outstanding shares of such class or series will, subject to certain provisions set forth below and in the Articles of Incorporation, be entitled to cast 1/10th of one vote per share for each such share in excess of 10% of the then issued and outstanding shares of such class or series.

Notwithstanding the foregoing, in the event a substantial shareholder, or an affiliate thereof, or any other person deemed to be the beneficial owner of voting shares also beneficially owned by such substantial shareholder, consummates a tender offer, the requirements of which are set forth in Susquehanna’s Articles of Incorporation, holders of all voting shares beneficially owned by the substantial shareholder will be entitled to cast one vote per share (or such greater or lesser number of votes per share as provided for each share of such class of stock under the Articles of Incorporation of Susquehanna) on each matter voted on or consented to by the shareholders of Susquehanna. The number of votes that may be cast by any record owner by virtue of the provisions in respect of voting shares of any class or series beneficially owned by a substantial shareholder will be a number equal to the total number of votes that a single record owner of all voting shares of such class or series beneficially owned by such substantial shareholder would be entitled to cast, multiplied by a fraction:

•	the numerator of which is the number of shares of such class or series beneficially owned by the substantial shareholder and owned of record by the record owner; and

•	the denominator of which is the total number of shares of such class or series beneficially owned by the substantial shareholder.

A substantial shareholder will not be permitted to cast, by virtue of his or her beneficial or record ownership of voting shares of any class or series beneficially owned by the substantial shareholder, votes in excess of 35% of the total number of votes that the holders of all then outstanding voting shares of such class or series would be entitled to cast until such time as the substantial shareholder consummates a tender offer, the requirements of which are set forth in Susquehanna’s Articles of Incorporation.

The term “substantial shareholder,” under Susquehanna’s Articles of Incorporation means any person, other than Susquehanna or any subsidiary, who or which is the beneficial owner, directly or indirectly, of more than 10% of the outstanding voting shares (determined solely on the basis of the total number of voting shares so beneficially owned and without giving effect to the number or percentage of votes entitled to be cast in respect of such shares) in relation to the total number of voting shares issued and outstanding. A person will not be deemed to be a substantial shareholder for any purposes hereof, if such person (or an affiliate thereof or any other person deemed to be the beneficial owner of voting shares also beneficially owned by such person), prior to the time such person becomes the beneficial owner, directly or indirectly, of more than 10% of the outstanding voting shares, commences and consummates a tender offer for any and all shares of common stock, the terms of which will be approved and recommended to shareholders, as in the best interests of Susquehanna and its shareholders, by two-thirds of the members of the whole board (but only if at least a majority of the members of the board of directors acting upon such matter are continuing directors (as defined in Susquehanna’s Articles of Incorporation)).

Comparison of Shareholder Rights

The rights of Abington shareholders are governed by Pennsylvania law, including the Pennsylvania BCL, and Abington’s Articles of Incorporation and Bylaws. The rights of Susquehanna shareholders are governed by Pennsylvania law, including the Pennsylvania BCL, and Susquehanna’s Articles of Incorporation and Bylaws.

Upon consummation of the merger, Abington shareholders will become Susquehanna shareholders. Consequently, after the merger, the rights of such shareholders will be governed by the Articles of Incorporation and Bylaws of Susquehanna and Pennsylvania law. Because both Abington and Susquehanna are Pennsylvania corporations, the differences in the rights of Abington and Susquehanna shareholders will generally consist of differences found in the companies’ respective Articles of Incorporation and Bylaws.

A comparison of the rights of Abington and Susquehanna shareholders follows. This summary is not intended to be a complete statement of all of such differences or a complete description of the specific provisions referred to in, and is qualified in its entirety by reference to, Pennsylvania law and the respective Articles of Incorporation and Bylaws of Abington and Susquehanna.

Authorized Capital

Abington. Abington is authorized to issue 80,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.

Susquehanna. Susquehanna is currently authorized to issue 200,000,000 shares of common stock, par value $2.00 per share, and 5,000,000 shares of preferred stock, without par value. If Susquehanna’s Proposal No. 2 in this Joint Proxy Statement/Prospectus is approved, Susquehanna will be authorized to issue 400,000,000 shares of common stock.

Annual Meetings of Shareholders

Abington. Abington’s Bylaws provide that an annual meeting will be held at such date and time as may be determined by its board of directors.

Susquehanna. Susquehanna’s Bylaws provide that an annual meeting will be held at such date or hour as the board of directors may from time to time determine.

Special Meetings of Shareholders

Abington. Abington’s Articles of Incorporation contain a provision pursuant to which, except as otherwise provided by law, special meetings of its shareholders may be called only by the board of directors pursuant to a resolution approved by a majority of the directors then in office.

Susquehanna. Special meetings of the Susquehanna shareholders can be called by Susquehanna’s chairman of the board, president, its board of directors or the holders of not less than 20% of all the shares issued and outstanding and entitled to vote at the particular meeting, in the manner provided in the Bylaws.

Cumulative Voting

Abington. Abington’s Articles of Incorporation prohibit cumulative voting in the election of directors.

Susquehanna. Susquehanna’s Articles of Incorporation prohibit cumulative voting in the election of directors.

Advance Notice of Nomination of Directors

Abington. Abington’s Bylaws provide that, subject to the rights of the holders of any class or series of preferred stock, any nomination of a candidate for election to the board of directors made by a shareholder must be made by a written notice, which must satisfy certain requirements in the Bylaws, to the secretary and delivered no later than 120 days prior to the anniversary date of the mailing of proxy materials by Abington in connection with the immediately preceding annual meeting of shareholders.

Susquehanna. Nominations of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of Susquehanna entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management, must be made in writing and delivered or mailed to the secretary of Susquehanna not less than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting. If Susquehanna did not hold an annual meeting in the preceding year or if the date of the annual meeting is changed by more than 30 days from the date of the preceding year’s annual meeting, notice must be delivered 120 days prior to the date the annual meeting, or (if later) no later than 10 days after the date the annual meeting is first publicly announced.

Number of Directors

Abington. The number of Abington directors shall be not less than five and not more than ten, as set from time to time by resolution of the board of directors. Abington’s board of directors has currently authorized seven as the number of directors.

Susquehanna. The number of Susquehanna directors will be as the Susquehanna board of directors may determine, but not less than five. Susquehanna’s board currently consists of 14 directors. Susquehanna’s board has nominated in this Joint Proxy Statement/Prospectus Sara G. Kirkland and Henry R. Gibbel to fill two vacancies on the Susquehanna board. In addition, Susquehanna has agreed in the merger agreement that as of the effective time of the merger, it will appoint Robert W. White to the Susquehanna board of directors.

Director Qualifications

Abington. Abington’s Bylaws contain an age limit which requires its directors to be no more than 75 years of age for election or reelection and provides that no director may serve beyond the annual meeting of shareholders immediately following the director’s 75th birthday. Abington’s directors do not need to be residents of Pennsylvania or shareholders of Abington.

Susquehanna. Each Susquehanna director must be under 72 years of age.

Director Classification

Abington. The Abington board of directors is divided into three classes, as nearly equal in number as possible, with each class being elected annually to a three-year term.

Susquehanna. The Susquehanna board of directors has been declassified, and at the 2011 Annual Meeting all directors will be elected annually for one-year terms.

Removal of Directors

Abington. Abington’s Articles of Incorporation provide that any director may be removed by shareholders only for cause at a duly constituted meeting of shareholders called expressly for that purpose upon the vote of the holders of not less than a majority of the total votes eligible to be cast by shareholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared incompetent by order of a court, convicted of a felony or an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director’s duties to Abington.

Susquehanna. Any Susquehanna director or the entire board may be removed from office, with or without Cause, but only by the affirmative vote of the holders of at least 75% of the outstanding shares of Susquehanna capital stock entitled to vote generally in the election of directors (considered for this purpose as one class), which is not applicable with respect to the director or directors elected by the holders of preferred stock who have the right, voting separately as a class, to elect one or more directors.

Pennsylvania Anti-Takeover Provisions

Under the Pennsylvania BCL, certain anti-takeover provisions apply to Pennsylvania registered corporations (e.g., publicly traded companies) including those relating to (1) control share acquisitions, (2) disgorgement of profits by certain controlling persons, (3) business combination transactions with interested shareholders, and (4) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows corporations to opt out of these anti-takeover sections. Except for the control share acquisitions provisions, which Abington has opted out of, neither Abington nor Susquehanna has opted out of any of these anti-takeover provisions. A general summary of these applicable anti-takeover provisions is set forth below.

Control Share Acquisitions. Pennsylvania law regarding control share acquisitions relates to the act of acquiring for the first time voting power over voting shares (other than shares owned since January 1, 1988 and any additional shares distributed with respect to such shares) equal to at least 20%, 33 1/3% and 50% of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power and shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the shareholders, described below, at a meeting or until they have been transferred to a person who does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the question of the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. As an alternative, a person proposing to make a control share acquisition may request prospective approval by the shareholders of the exercise of the voting rights of the shares proposed to be acquired. Two shareholders’ votes are required to approve the restoration of voting rights. First, the approval of an absolute majority of all voting power must be obtained. All voting shares are entitled to participate in this vote. Second, the approval of an absolute majority of all disinterested shareholders must be obtained.

For a period of 24 months after the later of (1) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (2) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (1) any person or group publicly discloses that the person or group may acquire control of the corporation, or (2) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

Business Combination Transactions with Interested Shareholders. Pennsylvania law regarding business combination transactions with interested shareholders provides that a person who acquires the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors becomes an “interested shareholder.” A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•

the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

•

the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (1) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (2) the merger is approved at a shareholders meeting and certain fair price requirements are met.

Rights of Shareholders to Demand Fair Value for Stock Following a Control Transaction. Pennsylvania law regarding the ability of shareholders to dispose of their stock following a control transaction provides, generally, that a person or group that acquires more than 20% of the voting power to elect directors of the corporation is a controlling person and must give prompt notice to each shareholder of record. The other shareholders are then entitled to demand that the controlling person pay them the fair value of their shares under specified procedures. Fair value may not be less than the highest price paid per share by the controlling person at any time during the 90-day period ending on and including the date on which the controlling person became such, plus any increment representing any value, such as a control premium, that is not reflected in such price.

Voting Rights

Amendment of Articles of Incorporation

Under Pennsylvania law, an amendment to a company’s articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class. Pennsylvania law also provides that shareholders of a registered corporation are not entitled by statute to propose amendments to the articles of incorporation.

Abington. Abington’s Articles of Incorporation generally provide that no amendment of the Articles of Incorporation may be made unless it is first approved by its board of directors and thereafter approved by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof; provided, however, any amendment which is inconsistent with Articles VI (directors), VII (meetings of shareholders, actions without a meeting), VIII (liability of directors and officers), IX (restrictions on offers and acquisitions), XI (shareholder approval of mergers and other actions) and XII (amendments to the Articles of Incorporation) must be approved by the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon unless approved by the affirmative vote of 80% of Abington’s directors then in office.

Susquehanna. Susquehanna’s Articles of Incorporation provide that, in addition to any affirmative vote required by law, amendments to Susquehanna’s Articles of Incorporation require the affirmative vote of the holders of a majority of the stock present in person or represented by proxy at the meeting where such action is taken. Furthermore, any amendment to Article 9 (Bylaw Amendments), Article 10 (Shareholder Action Without a Meeting), Article 11 (Board Action on Acquisition Transactions) or Article 13 (Articles of Incorporation Amendments) requires the affirmative vote of holders of at least 75% of the votes that all shareholders are entitled to cast thereon at a regular or special meeting of shareholders. Any amendment to Article 11 (Voting Requirements for Business Combinations) requires the affirmative vote of the holders of at least 85% of the votes that all shareholders are entitled to cast on the matter. This 85% vote is not required for any amendment, alteration, change or repeal recommended to the shareholders by 85% of the entire board, but only if all members of the entire board will continue to be directors after such amendment, alteration, change or repeal (referred to as “continuing directors”). If such amendment, alteration, change or repeal is recommended to the shareholders by 85% of the entire board, all members of which are continuing directors, a vote of 75% of the votes that all shareholders are entitled to cast at a regular or special meeting of shareholders will apply.

Amendment of Bylaws

Abington. Abington’s Bylaws may be amended by the majority vote of the full board of directors at a regular or special meeting of the board of directors or by a majority vote of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, provided, however, that the shareholder vote requirement for any amendment to the Bylaws which is inconsistent with Sections 2.10 (shareholder proposals), 3.1 (number of directors and powers), 3.2 (classifications and terms of directors), 3.3 (director vacancies), 3.4 (director removals) and 3.12 (director nominations) and Article VI (indemnification) is the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon.

Susquehanna. To the fullest extent permitted by law, Susquehanna’s board of directors is expressly vested with the authority to amend the Susquehanna Bylaws. This authority is subject to the statutory power of Susquehanna shareholders to change such action, but only upon the affirmative vote of shareholders entitled to cast at least 75% of the votes which all shareholders are entitled to cast.

Required Vote for Certain Business Combinations

Abington. Abington’s Articles of Incorporation provide that any merger, consolidation, share exchange, sale of assets, division or voluntary dissolution shall require approval of 75% of the eligible voting shares unless the transaction has been previously approved by at least two-thirds of the board of directors (in which case the majority vote standard would apply). In addition, if any class or series of shares is entitled to vote thereon as a class, the Pennsylvania BCL requires the affirmative vote of a majority of the votes cast in each class for any plan of merger or consolidation.

Susquehanna. As more fully described above, Susquehanna’s Articles of Incorporation contain special provisions regarding the required vote for certain business combinations. Please see “—Selected Provisions of Susquehanna’s Articles of Incorporation” beginning on page 149 for more information.

Limitations on Offers to Acquire or Acquisitions of Certain Beneficial Ownership Interests

Abington. Abington’s Articles of Incorporation provide that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (a) more than 10% of the issued and outstanding shares of any class of an equity security of Abington or (b) any securities convertible into, or exercisable for, any equity securities of Abington if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for such equity securities, such person would be the beneficial owner of more than 10% of any class of an equity security of Abington. The term “person” is broadly defined in Abington’s Articles of Incorporation to prevent circumvention of this restriction. The foregoing restrictions do not apply to (a) any offer with a view toward public resale made exclusively to Abington by underwriters or a selling group acting on its behalf, (b) any employee benefit plan established by Abington or Abington Bank or any trustees of such plan and (c) any other offer or acquisition approved in advance by the affirmative vote of 80% of Abington’s board of directors. In the event that shares are acquired in violation of this restriction, all shares beneficially owned by any person in excess of 10% will not be counted as shares entitled to vote and will not be voted by any person or counted as voting shares in connection with any matters submitted to shareholders for a vote, and Abington’s board of directors may cause the excess shares to be transferred to an independent trustee for sale.

Susquehanna. There is no similar limitation in Susquehanna’s Articles of Incorporation or Bylaws on offers to acquire or acquisitions of beneficial ownership of any amount of Susquehanna’s securities, other than the “substantial shareholder” provisions discussed above.

DESCRIPTION OF ABINGTON

Abington is a Pennsylvania corporation which was organized to be the stock holding company for Abington Bank in connection with its second-step conversion and reorganization completed on June 27, 2007. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank, which conducts business under the name “Abington Bank.” As a result of Abington Bank’s election pursuant to Section 10(l) of the Home Owners’ Loan Act, Abington is a savings and loan holding company regulated by the Office of Thrift Supervision (the “OTS”). Abington Bank is a wholly owned subsidiary of Abington. Abington’s results of operations are primarily dependent on the results of Abington Bank. As of December 31, 2010, Abington had total assets of $1.2 billion, total deposits of $900.1 million, and total stockholders’ equity of $211.9 million.

Abington Bank is a community-oriented savings bank, which was originally organized in 1867 and is headquartered in Jenkintown, Pennsylvania, approximately eight miles north of center city Philadelphia. Abington’s banking office network currently consists of its headquarters and main office, 12 other full-service branch offices and seven limited service branch offices. In addition, Abington maintains a loan processing office in Jenkintown, Pennsylvania. Thirteen of Abington’s offices are located in Montgomery County, Pennsylvania, four are in neighboring Bucks County, Pennsylvania and one is in Delaware County, Pennsylvania. Abington’s limited service offices have limited hours of operation and/or are limited to serving customers who live or work in the community in which the limited service office is located. Four of Abington’s limited service offices are located in retirement or age restricted communities. Abington maintains ATMs at all of its banking offices and it also has two off-site ATMs, located at a local grocery store and a local college. Abington also provides on-line banking and telephone banking services.

Abington is primarily engaged in attracting deposits from the general public and using those funds to invest in loans and securities. Abington’s principal sources of funds are deposits, repayments of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and funds borrowed from outside sources such as the Federal Home Loan Bank (“FHLB”) of Pittsburgh. These funds are primarily used for the origination of various loan types in Abington’s market area including single-family residential mortgage loans, construction loans, non-residential or commercial real estate mortgage loans, home equity loans, commercial business loans and consumer loans. In addition to offering loans and deposits, Abington also offers securities and annuities to its customers through an affiliation with a third-party broker-dealer.

Abington’s executive offices are located at 180 Old York Road, Jenkintown, Pennsylvania 19046. Abington’s telephone number is (215) 886-8280, and its website address is www.abingtonbank.com. Abington’s common stock is traded on The Nasdaq Global Select Market under the symbol ABBC. Abington’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed by Abington with the SEC are available free of charge on Abington’s website under the Investor Relations menu. Such documents are available on Abington’s website as soon as reasonably practicable after they have been filed electronically with the SEC.

DESCRIPTION OF SUSQUEHANNA

Susquehanna Bancshares, Inc. is a financial holding company that provides a wide range of retail and commercial banking and financial services through its subsidiaries in the mid-Atlantic region. In addition to a commercial bank, Susquehanna operates a trust and investment company, an asset management company (which provides investment advisory, asset management, brokerage and retirement planning services), a property and casualty insurance brokerage company and a vehicle leasing company. As of December 31, 2010, Susquehanna had total assets of approximately $14 billion, consolidated net loans and leases of $9.6 billion, deposits of $9.2 billion, and shareholders’ equity of $2.0 billion.

Susquehanna was incorporated in Pennsylvania in 1982. Its executive offices are located at 26 North Cedar Street, Lititz, Pennsylvania 17543. Susquehanna’s telephone number is (717) 626-4721, and its website address is www.susquehanna.net. Susquehanna’s stock is traded on The Nasdaq Global Select Market under the symbol SUSQ. Susquehanna makes available free of charge, through the Investor Relations section of its website, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC.

Susquehanna manages its bank subsidiary’s operations through divisions based on geographic market, which allows each division to retain flexibility with regard to loan approvals and product pricing, while enjoying the economies of scale and cost savings realized as a result of consolidated support functions. Susquehanna believes that this approach differentiates it from other large competitors because it gives Susquehanna’s subsidiaries greater flexibility to better serve their markets and increase responsiveness to the needs of local customers. Susquehanna also provides its bank subsidiary guidance in the areas of credit policy and administration, risk assessment, investment advisory administration, strategic planning, investment portfolio management, asset liability management, liquidity management and other financial, administrative and control services.

Bank Subsidiary. Susquehanna Bank’s operations are divided into three regional divisions. The PA Division includes 110 banking offices operating primarily in the central Pennsylvania market area, including Adams, Berks, Chester, Cumberland, Dauphin, Lancaster, Luzerne, Lycoming, Northumberland, Schuylkill, Snyder, Union, and York counties. The MD Division includes 51 banking offices operating primarily in the market areas of Maryland and southwestern central Pennsylvania, including Allegany, Anne Arundel, Baltimore, Carroll, Garrett, Harford, Howard, Washington, and Worcester counties and the City of Baltimore in Maryland, Berkeley County in West Virginia and Bedford and Franklin counties in Pennsylvania. The DV Division includes 60 banking offices operating primarily in the suburban Philadelphia, Pennsylvania and southern New Jersey market areas, including Philadelphia, Berks, Chester, Delaware, Lehigh, Montgomery, and Northampton counties in Pennsylvania and Atlantic, Burlington, Camden, Cumberland, and Gloucester counties in New Jersey.

Susquehanna’s commercial bank provides a wide-range of retail banking services, including checking, savings and club accounts, check cards, debit cards, money market accounts, certificates of deposit, individual retirement accounts, home equity lines of credit, residential mortgage loans, home improvement loans, automobile loans, personal loans, and internet banking services. It also provides a wide-range of commercial banking services, including business checking accounts, cash management services, money market accounts, land acquisition and development loans, commercial loans, floor plan, equipment and working capital lines of credit, small business loans, and Internet banking services.

Non-Bank Subsidiaries. Susquehanna Trust & Investment Company and Valley Forge Asset Management Corp. operate primarily in the same market areas as Susquehanna Bank. The Addis Group, LLC operates primarily in southeastern Pennsylvania, southern New Jersey, and northern Delaware. Boston Service Company, Inc. (t/a Hann Financial Service Corp.) operates primarily in New Jersey, eastern Pennsylvania, and southeastern New York. Stratton Management Company operates throughout the continental United States.

Susquehanna’s non-bank subsidiaries offer a variety of financial services to complement its core banking operations, broaden its customer base, and diversify its revenue sources. The Addis Group, LLC provides commercial, property and casualty insurance, and risk management programs for medium-and large-sized companies. Susquehanna Trust & Investment Company, a subsidiary of Susquehanna Bank, provides traditional trust and custodial services, and acts as administrator, executor, guardian, and managing agent for individuals, businesses and non-profit entities. Valley Forge Asset Management Corp. offers investment advisory, asset management and brokerage services for institutional and high net worth individual clients, and retirement planning services. Stratton Management Company provides equity management of assets for institutions, pensions, endowments and high-net-worth individuals. Boston Service Company, Inc. (t/a Hann Financial Service Corp.) provides comprehensive consumer vehicle financing services.

As of December 31, 2010, Susquehanna had 2,836 full-time and 203 part-time employees.

LEGAL MATTERS

The legality of the Susquehanna common stock to be issued in connection with the merger will be passed upon by Morgan, Lewis & Bockius LLP. Certain legal matters will be passed upon for Abington by Elias, Matz, Tiernan & Herrick L.L.P. In addition, Morgan, Lewis & Bockius LLP, counsel for Susquehanna, has delivered an opinion to Susquehanna concerning various federal income tax consequences of the merger, and Elias, Matz, Tiernan & Herrick L.L.P., counsel for Abington, has delivered an opinion to Abington concerning various federal income tax consequences of the merger. Please see “The Merger—Material Federal Income Tax Consequences” on pages 52 through 54 for more information.

EXPERTS

Abington

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Abington Bancorp, Inc. incorporated in this Joint Proxy Statement/Prospectus by reference to Abington’s Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of ParenteBeard LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Susquehanna

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Joint Proxy Statement/Prospectus by reference to Susquehanna’s Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

Abington

Abington intends to hold a 2011 annual meeting of shareholders only if the merger agreement is terminated. In the event the merger does not occur, Abington will hold an annual meeting of shareholders during 2011 and will provide notice thereof in accordance with applicable law and regulations. For a shareholder proposal to be considered at Abington’s 2011 annual meeting of shareholders (in the event it is held), notice was required to be given to Abington of any such proposals by December 17, 2010. No notices were received by such date.

Susquehanna

Shareholder proposals that are intended to be presented at Susquehanna’s Annual Meeting must have been received on or prior to July 22, 2010 to be eligible for inclusion in this Joint Proxy Statement/Prospectus and form of proxy to be used in connection with the 2011 Annual Meeting. No notices were received by such date. Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by Susquehanna’s Corporate Secretary no later than November 17, 2011. These proposals must also meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in Susquehanna’s proxy statement for Susquehanna’s Annual Meeting. Proposals to be considered at next year’s annual meeting, that will not be included in Susquehanna’s proxy statement and proxy card for such meeting, must be received by Susquehanna’s Corporate Secretary no later than January 7, 2012 and must comply with all applicable requirements of Susquehanna’s Bylaws.

WHERE YOU CAN FIND MORE INFORMATION

Susquehanna and Abington file annual, quarterly and special reports, proxy and other information statements with the SEC. You may read and copy any reports, statements or other information that Susquehanna and Abington file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1850, Washington, D.C. 20549. Please call 1-800-732-0330 for further information on the public reference room. These SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov. Our reference to the SEC’s Internet site is intended to be an inactive textual reference only. You may also obtain filed documents from commercial document retrieval services (some of which also provide online delivery).

Susquehanna has filed with the SEC a Registration Statement on Form S-4 under the Securities Act, with respect to the Susquehanna common stock to be issued in the merger. This document is part of that Registration Statement and constitutes a prospectus of Susquehanna. This document does not contain all of the information discussed in the Registration Statement or the exhibits to the Registration Statement, parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, you should refer to the Registration Statement, copies of which may be obtained from the SEC as set forth above.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this document and information that we file later with the SEC will automatically update and supersede this information.

This document incorporates by reference the documents set forth below that Susquehanna and Abington have previously filed with the SEC, and any future filings that Susquehanna and Abington make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the merger or the termination of the merger agreement. These documents contain important information about Susquehanna and Abington and their respective businesses and financial condition.

Any statements contained in this document concerning the provisions of any document filed with the SEC are not necessarily complete, and, in each instance, you should refer to the document in its entirety for complete information.

Documents incorporated by reference are available from Susquehanna or Abington without charge by first class mail or equally prompt means within one business day of receipt of your request, excluding exhibits unless the exhibit has been specifically incorporated by reference into the information that this document incorporates. If you want to receive a copy of any document incorporated by reference, please request it in writing or by telephone from the appropriate company at the following address:

Abington Bancorp, Inc.

180 Old York Road

Jenkintown, Pennsylvania 19046

Attn: Frank Kovalcheck

(215) 886-8280

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

Attn: Abram G. Koser

(717) 626-4721

Additionally, Susquehanna will promptly provide a separate copy of this Joint Proxy Statement/Prospectus and the Susquehanna 2010 Annual Report to any Susquehanna shareholder residing at a shared address with one or more other Susquehanna shareholders to which a single copy of the document was delivered.

Abington’s SEC filings for incorporation by reference

•	Abington’s Annual Report on Form 10-K for the year ended December 31, 2010.

Susquehanna’s SEC filings for incorporation by reference

•	Susquehanna’s Current Report on Form 8-K, as filed with the SEC on March 2, 2011;

•	Susquehanna’s Annual Report on Form 10-K for the year ended December 31, 2010; and

•

The description of Susquehanna common stock set forth in its Registration Statement on Form S-14, as filed with the SEC on February 3, 1982 and amended on April 25, 1983 and referred to in a Form 8-K filed with the SEC on September 20, 1982, relating to the initial registration of Susquehanna as a successor filer to Farmers First Bank.

If you would like to request documents from Abington or Susquehanna, please do so by May 1, 2011 to receive them before Susquehanna’s Annual Meeting or Abington’s Special Meeting, as applicable.

You should rely only on the information contained or incorporated by reference in this document in connection with deciding your vote upon the approval of the merger. Neither Abington nor Susquehanna has authorized anyone to provide you with information different from what is contained in this document. This document is dated March 18, 2011. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to shareholders nor the issuance of Susquehanna common stock in the merger shall create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

Between

SUSQUEHANNA BANCSHARES, INC.

and

ABINGTON BANCORP, INC.

Dated as of January 26, 2011

A-i

A-ii

(continued)

A-iii

(continued)

A-iv

(continued)

A-v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 26, 2011, is entered into between Susquehanna Bancshares, Inc., a Pennsylvania corporation (“Parent”), and Abington Bancorp, Inc., a Pennsylvania corporation (the “Company”). Parent and the Company are sometimes collectively referred to herein as the “Constituent Corporations.”

WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge (the “Merger”) with and into Parent;

WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Susquehanna Bank, a bank and trust company organized under the Pennsylvania Banking Code of 1965 and a wholly-owned subsidiary of Parent (the “Parent Bank”), and Abington Savings Bank, a savings bank organized under the Pennsylvania Banking Code of 1965 and a wholly-owned subsidiary of the Company (the “Company Bank”), will enter into an Agreement and Plan of Merger (the “Bank Merger Agreement”), pursuant to which the Company Bank shall merge with and into the Parent Bank (the “Bank Merger”), with the Parent Bank constituting the surviving bank (the “Surviving Bank”), and it is intended that the Bank Merger be consummated immediately following the consummation of the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law (the “PBCL”), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. The name of the Surviving Corporation shall continue to be Susquehanna Bancshares, Inc. Upon consummation of the Merger, the separate corporate existence of the Company shall cease.

1.2 Effective Time. Subject to the provisions of this Agreement, articles of merger complying with the PBCL (the “Articles of Merger”) shall be duly prepared, executed and delivered for filing with the Department of State of the Commonwealth of Pennsylvania (the “Department”), in each case on the Closing Date (as defined in Section 10.1 hereof). The Merger shall become effective at such time as the Articles of Merger are filed by the Department or at such later time as may be specified in the Articles of Merger (such time being the “Effective Time”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1929 of the PBCL.

1.4 Conversion of Company Common Stock.

(a) At the Effective Time, subject to the other provisions of this Article I, and Sections 2.2(e) and Section 9.1(g) hereof, each share of the common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(c) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive the Per Share Stock Consideration (as defined below). The Per Share Stock Consideration is also referred to herein as the “Merger Consideration.”

For purposes of this Agreement:

“Per Share Stock Consideration” shall mean a number of shares of common stock, par value $2.00 per share, of Parent (“Parent Common Stock”) equal to the Exchange Ratio.

“Exchange Ratio” shall mean 1.32.

All of the shares of Company Common Stock converted into the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of Company Common Stock or owner of a book entry previously representing a non-certificated share of Company Common Stock (a “Book-Entry Share”) shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.2(b) hereof, and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.2(e) hereof.

If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Per Share Stock Consideration. In the event that Parent enters into an agreement pursuant to which shares of Parent Common Stock would be converted, prior to the Effective Time, into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement, so that each Company shareholder shall be entitled to receive at the Effective Time such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the consummation of such conversion.

(b) At the Effective Time, all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties, including all shares of Company Common Stock held in connection with the Company Bank’s employee stock ownership plan (such plan and the trust related thereto, the “ESOP”), the Company’s Amended and Restated 2005 Recognition and Retention Plan and Trust Agreement (“2005 RRP”) and 2007 Recognition and Retention Plan and Trust Agreement (“2007 RRP”) and the Amended and Restated Trust Agreement for Deferred Compensation and Retirement Plans of Abington Bank (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as “Trust Account Shares”) and (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, being referred to herein as “DPC Shares”)) shall be cancelled and shall cease to exist, and no stock of Parent, cash or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

1.5 Option Plans; Stock Options.

(a) At the Effective Time, each unexercised stock option outstanding to purchase shares of Company Common Stock (each, a “Company Option”) under the Company’s Amended and Restated 2005 Stock Option Plan (the “2005 Option Plan”) or 2007 Stock Option Plan (“2007 Option Plan,” and together with the 2005 Option Plan, the “Company Option Plans”), and each Company Option Plan, shall be assumed by Parent in a transaction described in Section 424(a) of the Code. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Company Option immediately prior to the Effective Time, except that (i) each Company Option will be exercisable for that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon the exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. As soon as practicable after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deliver to the holders of Company Options, notices describing the conversion of such Company Options (as modified by this Section 1.5(a)), and the agreements evidencing the Company Options shall continue in effect on the same terms and conditions (as modified by this Section 1.5(a)). Parent shall comply with the terms of all such Company Options. Prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock necessary to satisfy Parent’s obligations under this Section 1.5(a). As soon as practicable after the Effective Time, Parent shall file a registration statement or statements on Form S-8 or Form S-3 (or any successor form) with respect to the shares of Parent Common Stock subject to Company Options assumed by Parent pursuant to this Agreement.

(b) Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any acquisitions of Parent equity securities (including derivative securities with respect to any Parent equity securities) and dispositions of Company equity securities (including derivative securities with respect to any Company equity securities) resulting from the transactions contemplated by this Agreement by each individual who is anticipated to be subject to the reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), with respect to Parent or who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

1.6 Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.4 hereof, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.7 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

1.8 Bylaws. At the Effective Time, the Bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9 Directors and Officers.

(a) At and after the Effective Time, the directors of Parent shall consist of all of the directors of Parent serving immediately prior to the Effective Time and the additional persons who shall become directors of Parent in accordance with Section 7.11 hereof, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.10 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement shall constitute a plan of reorganization for the purposes of Section 368 of the Code and the Treasury Regulations thereunder.

ARTICLE II

EXCHANGE OF SHARES

2.1 Parent to Make Shares and Cash Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Parent) (the “Exchange Agent”) selected by Parent and reasonably satisfactory to the Company, for the benefit of the holders of Certificates and Book-Entry Shares, for exchange in accordance with this Article II, (i) certificates representing the shares of Parent Common Stock to be issued pursuant to Section 1.4 and Section 2.2(a) in exchange for outstanding shares of Company Common Stock, and (ii) the cash in lieu of fractional shares to be paid in accordance with Section 2.2(e) hereof. Such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund.”

2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record of Certificates or Book-Entry Shares, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. Upon surrender of a Certificate or Book-Entry Share for exchange and cancellation to the Exchange Agent, together with a properly executed letter of transmittal, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock which such holder of Company Common Stock became entitled to receive pursuant to the provisions of Article I hereof and/or (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of Article I, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares or the unpaid dividends and distributions, if any, payable to holders of Certificates or Book-Entry Shares.

(b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares until the holder thereof shall surrender such Certificate or Book-Entry Shares in accordance with this Article II. After the surrender of a Certificate or Book-Entry Shares in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate or Book-Entry Shares.

(c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate or Book-Entry Shares surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate or Book-Entry Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate or Book-Entry Shares surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock or cash or both, as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the average of the closing sale prices of Parent Common Stock on the NASDAQ Stock Market as reported by The Wall Street Journal for the five trading days immediately preceding the date on which the Effective Time shall occur by (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for 12 months after the Effective Time shall be returned to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration, the cash in lieu of fractional shares and/or the unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

DISCLOSURE SCHEDULES

Prior to the execution and delivery of this Agreement, the Company has delivered to Parent, and Parent has delivered to the Company, a schedule (in the case of the Company, the “Company Disclosure Schedule,” and in the case of Parent, the “Parent Disclosure Schedule”) setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Parent, or to one or more of such party’s covenants contained in Articles VI or VII.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Article III, the Company hereby represents and warrants to Parent as follows:

4.1 Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect (as defined below) on the Company. The Company is duly registered as a savings and loan holding company under the Home Owners Loan Act, as amended. The Articles of Incorporation and Bylaws of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to be materially adverse to (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (t) the announcement or pendency of the transactions contemplated by this Agreement, (u) any legal claims asserted or other actions initiated by any holder of shares of Company Common Stock or Parent Common Stock arising out of or related to this Agreement, (v) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (w) any change in accounting principles generally accepted in the United States (“GAAP”) or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (x) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, (y) any action or omission of the Company or Parent or any Subsidiary of either of them taken in accordance with the terms of this Agreement or with the prior written consent of the other party hereto, or (z) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby.

(b) The Company Bank is a savings bank duly organized, validly existing and in good standing under the laws of Commonwealth of Pennsylvania. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company’s other Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company’s Subsidiaries has the corporate (or equivalent) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect on such Subsidiary. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the word “Subsidiary” when used with respect to any party means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

(c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate (or equivalent) actions held or taken from December 31, 2007 through December 22, 2010 of their respective shareholders, members or partners, as the case may be, and Boards of Directors or similar governing authority (including committees thereof).

4.2 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 80,000,000 shares of Company Common Stock and 20,000,000 shares of serial preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”). As of the date of this Agreement, there were 20,168,842 shares of Company Common Stock issued and outstanding and no shares of Company Preferred Stock were issued or outstanding. As of the date of this Agreement, there were no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 2,364,586 shares of Company Common Stock reserved pursuant to the Company Option Plans. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 4.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. As of the date of this Agreement, the names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date and the price at which each such option may be exercised under the Company Option Plans are set forth in Section 4.2(a) of the Company Disclosure Schedule. Each Company Option has been granted with an exercise price of not less than the fair market value of a share of Company Common Stock as of the date such Company Option was granted.

(b) Section 4.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or other equity interests of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary.

4.3 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval and adoption at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite vote of the Company’s shareholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Except as may be set forth in Section 4.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of the Company or the articles of incorporation, bylaws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective material properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective material properties or assets may be bound or affected.

4.4 Consents and Approvals. Except for (a) the filing with the SEC of a joint proxy statement in definitive form relating to the meeting of the Company’s shareholders and Parent’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”), (b) the approval and adoption of this Agreement by the requisite vote of the shareholders of the Company, and (c) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are required to be made by the Company in connection with (1) the execution and delivery by the Company of this Agreement and (2) the consummation by the Company of the Merger and the other transactions contemplated hereby.

4.5 SEC Reports. The Company has previously made available to Parent a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2007 by the Company with the SEC pursuant to the Securities Act, or the Exchange Act (the “Company Reports”) and (b) communication mailed by the Company to its shareholders since December 31, 2007, and no such Company Report (either when filed or at its effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act since December 31, 2007, and, as of their respective dates, all Company Reports complied with the published rules and regulations of the SEC with respect thereto.

4.6 Regulatory Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2007 with (i) the Office of Thrift Supervision, (ii) the FDIC, and (iii) the Pennsylvania Department of Banking or any other state bank regulatory authority (collectively, the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, and except as may be set forth in Section 4.6 of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2007. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

4.7 Financial Statements. The Company has previously made available to Parent copies of (a) the consolidated statement of financial condition of the Company and its Subsidiaries as of December 31 for the fiscal year 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years 2008 and 2009, accompanied by the audit report of ParenteBeard LLC, independent public accountants with respect to the Company (the “2009 Audited Financial Statements”) and (b) the unaudited consolidated statement of financial condition of the Company and its Subsidiaries as of December 31, 2010, and the related consolidated statements of operations and stockholders’ equity for the year then ended (the “2010 Unaudited Financial Statements”)(for the purposes of this Section 4.7, references to the 2010 Unaudited Financial Statements shall be deemed to be exclusive of any related notes thereto). Each of the December 31, 2009 and December 31, 2010 consolidated statements of financial condition of the Company (including the related notes, where applicable) fairly present the consolidated financial position of the Company and its Subsidiaries as of the date of such balance sheet, and the other financial statements referred to in this Section 4.7 (including the related notes, where applicable) fairly present, and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of each of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

4.8 Broker’s Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc. (“KBW”) in accordance with the terms of a letter agreement dated October 6, 2010, between KBW and the Company a true and correct copy of which has been previously made available by the Company to Parent.

4.9 Absence of Certain Changes or Events. (a) Except as may be set forth in Section 4.9(a) of the Company Disclosure Schedule, or as disclosed in the 2009 Audited Financial Statements or the 2010 Unaudited Financial Statements (together the “Financial Statements”) or any Company Report (as defined in Section 4.5) filed with the SEC prior to the date of this Agreement, since December 31, 2009 there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect (as defined herein) on the Company.

(b) Except as may be set forth in Section 4.9(b) of the Company Disclosure Schedule or as disclosed in the Financial Statements or any Company Report filed with the SEC prior to the date of this Agreement, since December 31, 2009 the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

(c) Except as may be set forth in Section 4.9(c) of the Company Disclosure Schedule, since December 31, 2009 neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2009 (other than increases in wages or salaries with respect to any such individual equaling less than 10%), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for bonus payments and severance or termination payments made in the ordinary course of business consistent with past practices), (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

4.10 Legal Proceedings. (a) Except as may be set forth in Section 4.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries including any such proceeding challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as may be set forth in Section 4.10(b) of the Company Disclosure Schedule, there is no injunction, order, judgment or decree imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

4.11 Taxes. (a) Except as may be set forth in Section 4.11(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and all such Tax Returns are true and correct in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined) required to be paid by them, whether or not shown to be due on such Tax Returns. Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, as of the date hereof (i) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (ii) with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service (“IRS”) or appropriate state tax authorities through December 31, 2004 or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, and (iii) there are no claims, audits or assessments pending against the Company or any of its Subsidiaries for any alleged deficiency in Taxes, and the Company has not been notified in writing of any proposed Tax claims, audits or assessments against the Company or any of its Subsidiaries (other than, in each case, claims, audits or assessments for which adequate reserves in the financial statements of the Company have been established). There are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than liens for current Taxes not yet due and payable. All Taxes required to be withheld, collected or deposited by or with respect to the Company and its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method. Except with respect to the affiliated group of corporations of which the Company is the common parent (as defined by Section 1504(a) of the Code), neither the Company nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement or otherwise has any liability for the Taxes of any person (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), or (iv) otherwise. Neither the Company nor any of its Subsidiaries has entered into any transaction that is either a “listed transaction” or that the Company believes in good faith is a “reportable transaction” (both as defined in Treas. Reg. Section 1.6011-4, as modified by periodically updated Revenue Procedures and other applicable published Internal Revenue Service guidance). Neither the Company nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) For the purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, unclaimed property, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

4.12 Employees. (a) Section 4.12(a) of the Company Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any employee or former employee, director or consultant of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any liability or obligation, contingent or otherwise (the “Plans”).

(b) The Company has heretofore made available to Parent with respect to each of the Plans true and correct copies of each of the following documents, if applicable: (i) the Plan document and any amendment thereto (or if there is no Plan document, a summary of the material terms of the Plan); (ii) any related trust or other funding vehicle; (iii) the actuarial report and annual report for such Plan for the most recent two years for which such reports are available; (iv) the most recent determination letter from the IRS for such Plan; and (v) the most recent summary plan description and related summaries of material modifications.

(c) Except as may be set forth in Section 4.12(c) of the Company Disclosure Schedule: each of the Plans has been established and has at all times been operated and administered in material compliance with its terms and applicable law, including the Code and ERISA; there is no material liability relating to the Plans (with materiality determined with respect to the Plans in the aggregate) that has not been disclosed on the Company’s financial statements in accordance with GAAP and any other applicable legal and accounting requirements, as described in Section 4.7, and such liability with respect to any Plan will not materially increase as a result of the Merger; each of the Plans intended to be “qualified” within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS, and, to the Company’s knowledge, no event has occurred that would reasonably be expected to affect such determination; each of the Plans has been timely amended to comply with current law and regulations; no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither the Company nor any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Plan pursuant to Title IV of ERISA (other than liability for premiums due the Pension Benefit Guaranty Corporation (the “PBGC”) (which premiums have been paid when due)); to the knowledge of the Company, no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; no “reportable event,” as such term is defined in section 4043(c) of ERISA, has occurred with respect to any Plan (other than a reportable event with respect to which the thirty day notice period has been waived); no non-exempt “prohibited transaction” (within the meaning of section 4975 of the Code or section 406 of ERISA) or breach of any fiduciary duty described in section 404 of ERISA has occurred that could result in any liability, direct or indirect, for the Company or an ERISA Affiliate or any shareholder, officer, director or employee of the Company or an ERISA Affiliate; neither the Company nor any of its Subsidiaries has any liability with respect to post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries; each Plan that is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies, and in each and every case has complied, with all of the requirements of ERISA and section 4980B of the Code; no condition exists that presents a material risk to the Company of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA (other than liability for premiums due the PBGC); all amounts that the Company and its ERISA Affiliates are required to pay as contributions to the Plans as of the last day of the most recent fiscal year of each of the Plans have been paid; all benefits accrued under any funded or unfunded Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP; all monies withheld from employee paychecks with respect to Plans have been transferred to the appropriate Plan in a timely manner as required by applicable law; no contract, Plan or arrangement (written or otherwise) (including provisions that become operative by virtue of this Agreement) covering any employee or former employee of the Company or any of its Subsidiaries provides for payments that would not be deductible under Section 162(m) of the Code; no contract, Plan or arrangement (written or otherwise) (including provisions that become operative by virtue of this Agreement) covering any disqualified individual (within the meaning of section 280G(c) of the Code) of the Company or any of its Subsidiaries provides for payments (including but not limited to liability associated with any gross-up payment under any such contract, Plan or arrangement) that will result in any nondeductible compensation under section 280G(a) of the Code or will result in an excise tax payable by such disqualified individuals under section 4999 of the Code; no Plan is a multiemployer plan (within the meaning of section 4001(a)(3) of ERISA) and no Plan is a multiple employer plan as defined in section 413 of the Code; there are no pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto; each Plan that is deemed to constitute a nonqualified deferred compensation plan subject to section 409A of the Code has been operated between January 1, 2005 and December 31, 2008 in good faith compliance with section 409A of the Code and the applicable notices and proposed regulations thereunder, and since January 1, 2009 has been operated in accordance with, and is in documentary compliance with, the final regulations under section 409A of the Code; each such plan has been amended to comply with section 409A of the Code, and no Plan subject to section 409A of the Code triggers the imposition of penalty taxes under section 409A of the Code; neither the Company nor any Subsidiary has any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under section 409A of Code; all Plans may be amended or terminated without penalty by the Company or a Subsidiary at any time on or after the Closing; all persons classified by the Company or its ERISA Affiliates as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; the Company and its ERISA Affiliates have fully and accurately reported the compensation of their independent contractors on IRS Forms 1099 when required to do so; the Company and its ERISA Affiliates have no obligations to provide benefits with respect to such persons under Plans or otherwise; and no individuals are currently providing, or have ever provided, services to the Company or its ERISA Affiliates pursuant to a leasing agreement or similar type of arrangement, nor has the Company or its ERISA Affiliates entered into any arrangement whereby such services will be provided.

4.13 Company Information. The information relating to the Company and its Subsidiaries which is provided to Parent by the Company for inclusion in the Proxy Statement and the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement will be included as a prospectus, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate to Parent or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

4.14 Compliance with Applicable Law. The Company and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied, in all material respects, with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received notice of any violations of any of the above.

4.15 Certain Contracts. (a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) (i) with respect to the service of any directors, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any officer, director or consultant of the Company or any of its Subsidiaries, (iii) as of the date of this Agreement which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $50,000 per annum in the case of any one such agreement or $100,000 in total payments in the case of any one such agreement, or (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries. Each contract of the type described in clause (iii) of this Section 4.15(a), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract.” The Company has previously delivered or made available to Parent true and correct copies of each contract of the type described in this Section 4.15(a).

(b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Contract, and (iv) no other party to any Company Contract is, to the knowledge of the Company, in default in any respect thereunder.

4.16 Agreements with Regulatory Agencies. Except as may be set forth in Section 4.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is or since December 31, 2007 has been subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolution at the request of (each, whether or not set forth on Section 4.16 of the Company Disclosure Schedule, a “Regulatory Agreement”), any Regulatory Agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any Regulatory Agreement.

4.17 Environmental Matters. Except as may be set forth in Section 4.17 of the Company Disclosure Schedule:

(a) To the knowledge of the Company, each of the Company and its Subsidiaries, and each of the Participation Facilities and the Loan Properties (each as hereinafter defined), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace (“Environmental Laws”);

(b) There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company or any of its Subsidiaries, or, to the knowledge of the Company, any Participation Facility or any Loan Property, has been or may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property; and

(c) To the knowledge of the Company, during the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property in a manner that requires remediation under any Environmental Law. To the knowledge of the Company, prior to the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property in a manner than requires remediation under any Environmental Law.

The following definitions apply for purposes of this Section 4.17: (x) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) “Participation Facility” means any facility in which the Company or any of its Subsidiaries operates or participates in the management and, where required by the context, said term means the owner or operator of such facility.

4.18 Opinion. Prior to the execution of this Agreement, the Company has received an opinion from KBW to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the shareholders of the Company is fair to such shareholders from a financial point of view.

4.19 Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained.

4.20 Loan Portfolio. (a) Except as may be set forth in Section 4.20(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), (x) the unpaid principal balance of which exceeds $100,000, and under the terms of which the obligor was, as of September 30, 2010, over 90 days delinquent in payment of principal or interest or (y) to the knowledge of the Company, the unpaid principal balance of which exceeds $200,000 and which the obligor is in material default of any other provision under such Loan (for purposes of this clause (y), the failure of a borrower to deliver financial and other data on a timely basis to the Company as required by the relevant loan agreement shall not deemed a material default), or (ii) Loan with any director, executive officer or five percent or greater shareholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.20(a) of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $100,000 of the Company or any of its Subsidiaries that as of September 30, 2010, were classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of September 30, 2010, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Company that as of September 30, 2010, was classified as “Other Real Estate Owned” and the book value thereof.

(b) To the knowledge of the Company, each Loan in original principal amount in excess of $100,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.21 Property. Each of the Company and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated balance sheet of the Company as of December 31, 2009 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions of or encumbrances on such properties or assets in the ordinary course of business, (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business, (vi) liens securing obligations that are reflected in such consolidated balance sheet or (vii) the lessor’s interest in any such property that is leased. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in default thereunder.

4.22 Reorganization. As of the date of this Agreement, the Company has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

4.23 State Takeover Laws and Charter Provisions. Assuming the accuracy of the representations and warranties of Parent set forth in Section 5.16 hereof, the Company has taken all necessary action to exempt the transactions contemplated by this Agreement from all applicable state takeover laws and any comparable provisions in the Articles of Incorporation or Bylaws of the Company or any “Rights Agreement,” “Poison Pill” or similar anti-takeover agreement or plan to which the Company or any Subsidiary is a party.

4.24 Insurance. The Company and its Subsidiaries have policies of insurance to which the Company or its Subsidiaries are parties or that provide coverage to the Company and its Subsidiaries and all such policies: are valid and enforceable; are issued by insurers that are financially sound and reputable; taken together, provide adequate insurance coverage for the assets and the operations of the Company and its Subsidiaries for all risks normally insured against by a person carrying on the same business or businesses as the Company and its Subsidiaries; and are sufficient for compliance with all legal requirements. Neither the Company nor any Subsidiary has received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (b) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Article III, Parent hereby represents and warrants to the Company as follows:

5.1 Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualify would not have a Material Adverse Effect on the Parent. Parent is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Articles of Incorporation and Bylaws of Parent, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

(b) Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary of Parent has the corporate (or equivalent) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to be licensed or qualified would not have a Material Adverse Effect on the Subsidiary of Parent. The deposit accounts of each Subsidiary of Parent that is a bank are insured by the FDIC through the Federal Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. The charter documents and bylaws of each Subsidiary of Parent that is a “Significant Subsidiary” (within the meaning of Rule 1-02 of Regulation S-X of the SEC), copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

5.2 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent preferred stock, with 300,000 of the 5,000,000 shares of Parent preferred stock designated as fixed rate cumulative perpetual preferred stock, Series A, no par value per share. As of December 31, 2010, there were 129,965,635 shares of Parent Common

Stock issued and outstanding and no shares of Parent Common Stock held in Parent’s treasury. As of the date of this Agreement, there were no shares of Parent preferred stock issued and outstanding. As of the date of this Agreement, no shares of Parent Common Stock were reserved for issuance, except that an aggregate of 1,215,324 shares of Parent Common Stock were either (i) reserved for issuance upon the exercise of stock options pursuant to Parent’s equity compensation plans or (ii) issuable to former shareholders of banks that have been acquired by Parent who have yet to present their former shares for exchange. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 5.2(a) of the Parent Disclosure Schedule, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Section 5.2(b) of the Parent Disclosure Schedule sets forth a true and correct list of all of the Parent Subsidiaries as of the date of this Agreement. Except as may be set forth in Section 5.2(b) of the Parent Disclosure Schedule, as of the date of this Agreement, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries of Parent, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary.

5.3 Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has directed that this Agreement and the transactions contemplated hereby be submitted to Parent’s shareholders for approval and adoption at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite vote of Parent’s shareholders, no other corporate proceedings on the part of Parent are necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership and similar laws affecting creditors’ rights and remedies generally.

(b) Except as may be set forth in Section 5.3(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Parent, or the articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHC Act and the Bank Merger Act, and approval of such applications and notices, (b) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (c) the approval and adoption of this Agreement and the issuance of shares of Parent Common Stock pursuant to this Agreement by the requisite vote of the shareholders of Parent, (d) the filing of the Articles of Merger with the Department, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (f) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Stock Market, (g) approval of the transactions contemplated by this Agreement by the Pennsylvania Department of Banking and/or filings in connection therewith pursuant to the Pennsylvania Banking Code, as amended, and (h) such filings, authorizations or approvals as may be set forth in Section 5.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are required to be made by Parent in connection with (1) the execution and delivery by Parent of this Agreement and (2) the consummation by Parent of the Merger and the other transactions contemplated hereby.

5.5 SEC Reports. Parent has previously made available to the Company a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2007 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) and (b) communication mailed by Parent to its shareholders since December 31, 2007, and no such Parent Report (when filed and at its respective effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act since December 31, 2007, and, as of their respective dates, all Parent Reports complied with the published rules and regulations of the SEC with respect thereto.

5.6 Regulatory Reports. The Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2007 with any Regulatory Agency (for the purposes of this Agreement, the term “Regulatory Agency”, when used with respect to Parent, shall include the Board of Governors of the Federal Reserve System), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Parent and its Subsidiaries, and except as may be set forth in Section 5.6 of the Parent Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 2007. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

5.7 Financial Statements. Parent has previously made available to the Company copies of (a) the consolidated balance sheet of the Parent and its Subsidiaries as of December 31 for the fiscal year 2009, and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years 2008 and 2009, accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants with respect to the Parent (the “2009 Parent Audited Financial Statements”) and (b) the consolidated balance sheet of the Parent and its Subsidiaries as of December, 31, 2010, and the related consolidated statements of income and shareholders’ equity for the year then ended (the “2010 Parent Unaudited Financial Statements”) (for the purposes of this Section 5.7, references to the 2010 Parent Unaudited Financial Statements shall be deemed to be exclusive of any related notes thereto). Each of the December 31, 2009 and December 31, 2010 consolidated balance sheets of the Parent (including the related notes, where applicable) fairly present the consolidated financial position of the Parent and its Subsidiaries as of the date of such balance sheet, and the other financial statements referred to in this Section 5.7 (including the related notes, where applicable) fairly present, and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of each of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC. The books and records of the Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

5.8 Broker’s Fees. Neither Parent nor any Subsidiary of Parent, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to, J.P. Morgan (“JPM”).

5.9 Absence of Certain Changes or Events. Except as may be set forth in Section 5.9 of the Parent Disclosure Schedule, or as disclosed in the 2009 Parent Audited Financial Statements or the 2010 Parent Unaudited Financial Statements or any Parent Report (as defined in Section 5.7) filed with the SEC prior to the date of this Agreement, since December 31, 2009 there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Parent.

5.10 Legal Proceedings. (a) Except as may be set forth in Section 5.10(a) of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the Parent’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Parent or any of its Subsidiaries including any such proceeding challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as may be set forth in Section 5.10(b) of the Parent Disclosure Schedule, there is no material injunction, order, judgment or decree imposed upon the Parent, any of its Subsidiaries or the assets of the Parent or any of its Subsidiaries.

5.11 Employees. Except as may be set forth in Section 5.11 of the Parent Disclosure Schedule: each of the Parent Plans has been established and has at all times been operated and administered in material compliance with its terms and applicable law, including the Code and ERISA; there is no material liability relating to the Parent Plans (with materiality determined with respect to the Parent Plans in the aggregate) that has not been disclosed on Parent’s financial statements in accordance with GAAP and any other applicable legal and accounting requirements. For the purposes of this Agreement, “Parent Plans” means the following: each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Parent, or any of its ERISA Affiliates, all of which together with the Parent would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any employee or former employee, director or consultant of Parent or any Subsidiary or with respect to which Parent or any Subsidiary has any liability or obligation, contingent or otherwise.

5.12 Taxes. Except as may be set forth in Section 5.12 of the Parent Disclosure Schedule, each of the Parent and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns required to be filed at or prior to the Effective Time, and all such Tax Returns are true and correct in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Parent (in accordance with GAAP) for all Taxes required to be paid by them, whether or not shown to be due on such Tax Returns. Except as set forth in Section 5.12 of the Parent Disclosure Schedule, as of the date hereof (i) neither the Parent nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (ii) with respect to each taxable period of the Parent and its Subsidiaries, the federal and state income Tax Returns of Parent and its Subsidiaries have been audited by the IRS or appropriate state tax authorities through December 31, 2004 or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review and (iii) there are no claims, audits or assessments pending against the Parent or any of its Subsidiaries for any alleged deficiency in Taxes, and the Parent has not been notified in writing of any proposed Tax claims, audits or assessments against the Parent or any of its Subsidiaries (other than, in each case, claims, audits or assessments for which adequate reserves in the financial statements of the Parent have been established). There are no material liens for Taxes upon the assets of the Parent or any of its Subsidiaries, other than liens for current Taxes not yet due and payable. All Taxes required to be withheld, collected or deposited by or with respect to the Parent and its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority. Neither the Parent nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method.

5.13 Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

5.14 Compliance with Applicable Law. The Parent and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied, in all material respects, with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Parent or any of its Subsidiaries, and neither the Parent nor any of its Subsidiaries has received notice of any violations of any of the above.

5.15 Agreements with Regulatory Agencies. Except as may be set forth in Section 5.15 of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries is or since December 31, 2007 has been subject to any cease-and-desist or other order issued by, or is a party to any Regulatory Agreement whether or not set forth on Section 5.15 of the Parent Disclosure Schedule, any Regulatory Agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Parent or any of its Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any Regulatory Agreement.

5.16 Ownership of Company Common Stock; Affiliates and Associations.

(a) Neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company (other than Trust Account Shares or DPC shares); and

(b) Neither Parent nor any of its Subsidiaries is an “interested shareholder” of the Company (as such terms are defined in Section  2553 of the PBCL).

5.17 Opinion. Prior to the execution of this Agreement, Parent has received an opinion from JPM to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent.

5.18 Approvals. As of the date of this Agreement, Parent knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including the Merger) should not be obtained.

5.19 Reorganization. As of the date of this Agreement, Parent has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent, which consent shall not be unreasonably withheld, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of the Company or a Subsidiary which is not a wholly-owned Subsidiary, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends on the Company’s Common Stock not in excess of $0.06 per share;

(b)(i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(c) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clause (iii), for the issuance of Company Common Stock upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements;

(c) amend its Articles of Incorporation, Bylaws or other similar governing documents;

(d) make any capital expenditures other than those which are (i) made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) not in excess of $500,000 in the aggregate;

(e) enter into any new line of business;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

(g) take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c)) or take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(h) change its methods of accounting in effect at December 31, 2010, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent auditors, or make any Tax election or enter into any agreement or arrangement with respect to Taxes;

(i)(i) except as set forth in Sections 7.7, 7.16 or 7.17 hereof, as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan (including any Plan) or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees (including without limitation any retention, stay bonus, severance or change-of-control agreement, arrangement, plan or policy), except that the Company may make the bonus payments described in Section 6.1(i) of the Company Disclosure Schedule, or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(j) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

(k) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, engage in any repurchase transactions or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l) change its existing deposit policy other than changes made in the ordinary course of business consistent with past practice with respect to interest rates paid on deposits, incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice, or accept any brokered deposit having a maturity longer than 365 days;

(m) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file any application pertaining to such action with any Regulatory Agency;

(n) change any of its commercial or consumer loan policies, including credit underwriting criteria, or make any material exceptions thereto;

(o) purchase any mortgage loan servicing rights;

(p) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for property or services to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

(q) take, cause to be taken or omit to take any action which would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(r) agree to do any of the foregoing.

6.2 Covenants of Parent. Except as set forth in Section 6.2 of the Parent Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

(a) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(b) take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c));

(c) take, cause to be taken or omit to take any action which would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(d) agree to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Regulatory Matters. (a) The Company and Parent shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent shall thereafter mail the Proxy Statement to its respective shareholders. Parent shall also use its reasonable best efforts to obtain as promptly as practicable all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

7.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information furnished by either party to the other pursuant to Section 7.2(a) shall be subject to, and the receiving party shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreements, dated November 4, 2010 and December 23, 2010 (the “Confidentiality Agreements”), between Parent and the Company.

(c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

7.3 Certain Actions. (a) Except with respect to this Agreement and the transactions contemplated hereby and except as otherwise permitted in this Section 7.3, the Company will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate (including by way of furnishing information) any Acquisition Proposal (as defined below) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal, (v) fail to make, withdraw or modify in a manner adverse to Parent its recommendation to its shareholders referred to in Section 7.4 hereof, or (vi) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company.

(b) Notwithstanding anything herein to the contrary, the Company and its Board of Directors shall be permitted (i) to comply with requirements under Rule 14d-9 and Rule 14e-2 promulgated under the Exchange

Act with regard to an Acquisition Proposal (provided that the Board of Directors of the Company shall not withdraw or modify in an adverse manner its approval recommendation referred to in Section 7.4 hereof except as set forth below), (ii) to engage in any discussions or negotiations with, or provide any information to, any person in response to a Superior Proposal (as defined below) by any such person, if and only to the extent that (x) the Company’s Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so would constitute a breach of its fiduciary duties to the Company’s shareholders under applicable law, (y) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, the Company’s Board of Directors receives from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreements (a copy of which executed confidentiality agreement shall have been provided to Parent for informational purposes), and (z) at least 72 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, the Company notifies Parent in writing promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers, and (iii) to withdraw or modify in a manner adverse to Parent its recommendation to its shareholders referred to in Section 7.4 hereof in order to accept a Superior Proposal. The Company will promptly (and in any event within 24 hours) notify Parent in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.

(c) The Company agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

(d) For purposes of this Section 7.3:

(i) The term “Acquisition Proposal” means any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the Company or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries.

(ii) The term “Superior Proposal” means, with respect to the Company, any bona-fide, unsolicited written Acquisition Proposal made by a person other than Parent which is on terms which the Board of Directors of the Company in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all break-up fees, expense reimbursement provisions and conditions to consummation and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (A) is more favorable to its shareholders (in their capacities as shareholders) than the transactions contemplated by this Agreement and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company, and (B) is reasonably capable of being completed.

(e) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) business days following such Payment Event, a fee of Eleven Million Dollars ($11,000,000) (the “Break-up Fee”).

“Payment Event” means (x) the termination of this Agreement by Parent pursuant to Section 9.1(f) (as a result of a breach by the Company of any of its covenants under Section 7.3(a) or (c), or Section 7.4) or pursuant to Section 9.1(h), or (y) the occurrence of any of the following events within twelve (12) months of the termination of this Agreement pursuant to Section 9.1(c), provided that an Acquisition Proposal shall have been made after the date hereof and prior to such termination (which shall not have been withdrawn in good faith prior to such termination): (i) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (ii) a Third Party, directly or indirectly acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (iii) a Third Party, directly or indirectly, acquires more than

50% of the outstanding Company Common Stock; or (iv) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Company Common Stock or an extraordinary dividend relating to more than 50% of the outstanding Company Common Stock or 50% of the assets of the Company and its Subsidiaries, taken as a whole. As used herein, “Third Party” means any person as defined in Section 13(d) of the Exchange Act (other than Parent or its affiliates).

(f) The Company acknowledges that the agreements contained in Section 7.3(e) are an integral part of the transactions contemplated in this Agreement and that without these agreements Parent would not enter into this Agreement. Accordingly, in the event the Company fails to pay to Parent the Break-up Fee, promptly when due, the Company shall, in addition thereto, pay to Parent all costs and expenses (including attorney’s fees and disbursements) incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee (or any unpaid portion thereof), from the date such payment was due until the date such payment is received by Parent, accrued at the fluctuating prime rate (as quoted in The Wall Street Journal) as in effect from time to time during the period.

7.4 Shareholder Meetings. The Company and Parent each shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its respective shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement and the transactions contemplated hereby. Subject, in the case of the Company, to the right of the Company and its Board of Directors to take action permitted by Section 7.3(b) with respect to a Superior Proposal, the Company and Parent each will, through its respective Board of Directors, recommend to its respective shareholders approval and adoption of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement. The Company and Parent shall coordinate and cooperate with respect to the foregoing matters, with a view towards, among other things, holding the respective meetings of each party’s shareholders on the same day.

7.5 Legal Conditions to Merger. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

7.6 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Stock Market, subject to official notice of issuance, as of the Effective Time.

7.7 Employee Benefit Plans; Existing Agreements. (a) Prior to the Effective Time, Parent shall take all reasonable action so that employees of the Company and its Subsidiaries who become employees of Parent or its Subsidiaries (“Continuing Employees”) shall be eligible to participate, effective as soon as administratively practicable following the Effective Time, in each of the Parent Plans in which similarly situated employees of Parent or its Subsidiaries participate, to the same extent that similarly situated employees of Parent or its Subsidiaries participate; provided, however, that, in the case of all benefits then provided to the Continuing Employees, until the first anniversary of the Effective Time, Parent may instead provide such employees with participation in the employee benefit plans of the Company in which they participated immediately prior to the Effective Time, provided that the result is the provision of benefits to Continuing Employees that are substantially similar in the aggregate to the benefits provided to the employees of Parent and its Subsidiaries generally (it being understood that inclusion of Continuing Employees in Parent’s employee benefit plans may occur at different times with respect to different plans). From and after the Effective Time, Parent may elect not to provide to the Continuing Employees any benefits which are not then provided by Parent and its Subsidiaries to their employees notwithstanding that such benefits were provided by the Company and its Subsidiaries to their employees immediately prior to the Effective Time.

(b) With respect to each Parent Plan for which length of service is taken into account for any purpose, service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations, if permitted by the Parent Plan. If permitted by the Parent Plan and subject to the requirements of applicable law, each Parent Plan shall waive pre-existing condition limitations to the extent such conditions are covered under the applicable Company Plan, and Continuing Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan. In the event of a termination or consolidation of any health plan of the Company or its Subsidiaries, terminated employees of the Company and its Subsidiaries and qualified beneficiaries shall have the right to continued coverage under group health plans of Parent and its Subsidiaries in accordance with COBRA.

(c) As of the Effective Time, Parent shall assume and honor and shall cause the appropriate Subsidiaries of Parent to assume and to honor in accordance with their terms all the Plans, to the extent the Plans are in effect as of the Effective Time. Parent acknowledges and agrees that the Merger will constitute a “change in control” of the Company for all purposes to the extent applicable under the Plans.

7.8 Indemnification. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Subsidiaries of the Company or any of their respective predecessors or affiliates or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent provided in the bylaws of the Company, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld),

(4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law, and (5) Parent shall have no obligation hereunder to any Indemnified Party in respect of any such loss, claim, damage, liability, cost, expense, judgment or amount paid in settlements which arose out of or resulted from the gross negligence, criminal activity, willful misconduct or recklessness of the Indemnified Party. Any Indemnified Party wishing to claim Indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 7.8 except to the extent such failure to notify materially prejudices Parent. Parent’s obligations under this Section 7.8 shall continue in full force and effect without time limit from and after the Effective Time. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to vary, limit or otherwise restrict any rights or indemnification protections afforded to any Indemnified Party by the bylaws of the Company as in effect prior to the Effective Time.

(b) Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

(c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 7.8.

(d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

7.10 Coordination of Dividends. After the date of this Agreement each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of the Parent Common Stock and the Company Common Stock and the record dates and payments dates relating thereto, it being the intention of the parties that the holders of Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

7.11 Appointment of Director. Effective as of the Effective Time, Parent shall appoint Robert W. White to fill one of the open vacancies on Parent’s Board of Directors. If Mr. White does not become a director of Parent because of death, disability or otherwise, Parent agrees, after consultation with the members of the Company’s Board of Directors, to cause a member of the Board of Directors of the Company as of the date hereof who is mutually agreeable to Parent and the Company to be elected or appointed to the Board of Directors of Parent as the new Parent director. Nothing in this Section 7.11 shall require the election or appointment of any individual whose election or appointment is prohibited or advised against by any Regulatory Agency.

7.12 Execution and Authorization of Bank Merger Agreement.

(a) As soon as reasonably practicable after the date of this Agreement, (a) Parent shall (i) cause the Board of Directors of the Parent Bank to approve and adopt the Bank Merger Agreement, (ii) cause the Parent Bank to execute and deliver the Bank Merger Agreement, and (iii) approve and adopt the Bank Merger Agreement as the sole shareholder of the Parent Bank, and (b) the Company shall (i) cause the Board of Directors of the Company Bank to approve and adopt the Bank Merger Agreement, (ii) cause the Company Bank to execute and deliver the Bank Merger Agreement, and (iii) approve and adopt the Bank Merger Agreement as the sole shareholder of the Company Bank.

(b) The Bank Merger Agreement shall provide that effective as of the effective time of the Bank Merger, the Surviving Bank and its Board of Directors shall appoint Mr. White as a director of the Parent Bank, to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified (and Parent hereby covenants to vote in favor of such appointment to the extent necessary). The Bank Merger Agreement shall contain other terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement.

(c) If Mr. White does not become a director of the Surviving Bank because of death, disability or otherwise, Parent agrees, after consultation with the members of the Company’s Board of Directors, to cause a member of the Board of Directors of the Company as of the date hereof who is mutually agreeable to Parent and the Company to be elected or appointed to the Board of Directors of the Surviving Bank as the replacement director.

7.13 Outplacement Services for Company Employees. From and after the Effective Time, Parent shall permit all employees of the Company and its Subsidiaries whose employment is terminated as of the Effective Time, as well as all Continuing Employees whose employment is terminated in the six (6) month period following the Effective Time, to participate in Parent’s outplacement services plan for employees of Parent and its Subsidiaries, which outplacement services shall be provided for a period of not less than six months following the termination of employment by an outplacement agency selected by Parent. Parent shall honor the Company Bank Severance Policy with respect to all Continuing Employees whose employment is terminated within one year following the Effective Time.

7.14 Dividend Reinvestment. The Company shall take all such necessary action to terminate the Company’s Dividend Reinvestment Plan (the “DRIP”) effective promptly after the date of this Agreement (taking into account any Company dividends that have been declared but not yet paid as of the date hereof). In addition, upon the effective termination of the DRIP, the Company shall distribute all shares of Company Common Stock and the value of all cash held in participant’s plan accounts in accordance with the terms of the DRIP.

7.15 New Employment Agreements. Concurrently with the execution of this Agreement, Parent shall enter into employment agreements with Robert W. White and Thomas J. Wasekanes which will be effective as of the Effective Time and will be substantially in the forms attached hereto as Exhibit A and Exhibit B, respectively.

7.16 ESOP Matters. (a) The Company Bank Employee Stock Ownership Plan (the “ESOP”) shall terminate in accordance with its terms effective as of the Effective Time. The accounts of all participants and beneficiaries in the ESOP as of the Effective Time shall become fully vested as of the Effective Time. As of or immediately prior to the Effective Time, the Company and the trustees of the ESOP shall (a) use the cash plus the shares of Company Common Stock held in the ESOP suspense account which are not committed to be released to repay the outstanding principal balance of the ESOP loan plus the accrued interest thereon to the fullest extent possible, with such shares to be converted into treasury stock of the Company, and (b) forgive any remaining outstanding balance of principal and accrued interest on the ESOP loan that is not covered by the fair market value of the shares serving as collateral for the ESOP loan. Any shares of Company Common Stock remaining in the ESOP suspense account after giving effect to the repayment of the ESOP loan shall be converted into the Merger Consideration and shall be allocated as earnings to the accounts of ESOP participants who have account balances in the ESOP in accordance with the applicable provisions of the ESOP. As soon as practicable after the date hereof, the Company Bank shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ESOP as of the Effective Time, with a copy to be provided to the Parent and its counsel. Prior to the Effective Time, the Company Bank and, following the Effective Time, the Parent shall use their respective reasonable best efforts to obtain such favorable determination letter (including, but not limited to, adopting such amendments to the ESOP as may be requested by the IRS as a condition to its issuance of a favorable determination letter). As soon as practicable following the later of the Effective Time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Parent agrees to permit Continuing Employees to rollover the cash portion of their account balances in the ESOP to the Parent 401(k) Plan.

(b) As promptly as practicable following the execution of this Agreement, the Company shall take whatever actions are necessary to engage the services of an independent third-party advisor to the trustee(s) of the ESOP to assist and advise the trustee(s) of the ESOP in the (i) review of the terms and conditions of the transactions contemplated by this Agreement, (ii) determination of whether the Merger is in the best interests of the ESOP participants, (iii) pass-through vote pursuant to which ESOP participants will direct the trustee(s) of the ESOP regarding the voting of shares of Company Common Stock allocated to ESOP participants accounts and (iv) voting all shares of Company Common Stock held by the ESOP at any meeting called or held for the purpose of taking action in connection with the Merger and the transactions contemplated by this Agreement.

7.17 401(k) Plan Matters. The Company Bank shall take all actions necessary to terminate its 401(k) Plan (the “401(k) Plan”) effective as of or immediately prior to the Effective Time. The accounts of all participants and beneficiaries in the 401(k) Plan as of the Effective Time shall become fully vested upon termination of the 401(k) Plan. As soon as practicable after the date hereof, the Company Bank shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the 401(k) Plan as of or immediately prior to the Effective Time, with a copy to be provided to the Parent and its counsel. Prior to the Effective Time, the Company Bank and, following the Effective Time, the Parent shall use their respective reasonable best efforts to obtain such favorable determination letter (including, but not limited to, adopting such amendments to the 401(k) Plan as may be requested by the IRS as a condition to its issuance of a favorable determination letter. As soon as practicable following the later of the Effective Time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the 401(k) Plan upon its termination, the account balances in the 401(k) Plan shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Parent agrees to permit Continuing Employees to rollover their account balances in the 401(k) Plan to the Parent 401(k) Plan.

7.18 Re tention Bonuses. The Company desires to pay retention bonuses to selected employees of the Company and its Subsidiaries who remain employed by the Company and its Subsidiaries through the Effective Time. Subject to prior consent of Parent (which shall not be unreasonably withheld), the Company will select which employees of the Company and its Subsidiaries will be eligible to receive a retention bonus and the amount of each such retention bonus. The aggregate amount of such retention bonuses will not exceed $250,000, unless otherwise agreed in writing by Parent.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite votes of the holders of the outstanding shares of Company Common Stock and Parent Common Stock under applicable law and the rules of the NASDAQ Stock Market.

(b) Listing of Shares. The shares of Parent Common Stock which shall be issued to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance.

(c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d) S-4. The S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger (an “Injunction”) shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

8.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) this Agreement (other than the representations and warranties set forth in Sections 4.2(a) and 4.9(a)) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date and though made on and as of the Closing Date, provided, however, that notwithstanding anything herein to the contrary, this Section 8.2(a)(i) shall be deemed to have been satisfied even if such representations and warranties are not true and correct (exclusive of any exceptions in such representations and warranties relating to materiality or Material Adverse Effect) unless the failure of the representations or warranties to be so true and correct would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) Section 4.2(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date and (iii) Section 4.9(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(d) Federal Tax Opinion. Parent shall have received an opinion from Morgan, Lewis & Bockius LLP, counsel to Parent (“Parent’s Counsel”), in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Parent’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in (i) this Agreement (other than the representations and warranties set forth in Sections 5.2(a) and 5.9) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that notwithstanding anything herein to the contrary, this Section 8.3(a) shall be deemed to have been satisfied even if such representations and warranties are not true and correct (exclusive of any exceptions in such representations and warranties relating to materiality or Material Adverse Effect) unless the failure of the representations or warranties to be so true and correct would have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (ii) Section 5.2(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date and (iii) Section 5.9 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date and though made as of the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(d) Federal Tax Opinion. The Company shall have received an opinion from Elias, Matz, Tiernan & Herrick L.L.P. (the “Company’s Counsel”), in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the Company’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1 T ermination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of both the Company and Parent:

(a) by mutual consent of the Company and Parent in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b) by either Parent or the Company upon written notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity (provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein) or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(c) by either Parent or the Company if the Merger shall not have been consummated on or before October 31, 2011, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or the Company, provided that such party is not then in material breach of any of its obligations under Section 7.4, if any approval of the shareholders of either of the Company or Parent required for the consummation of the Merger in accordance with this Agreement shall not have been obtained by reason of the failure to obtain, after the use of all reasonable efforts, the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing (as hereinafter defined); provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of representation or warranty by Parent);

(f) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; or

(g) by the Company at any time during the three-day period following the Determination Date (as defined below), if both of the following conditions (1) and (2) are satisfied:

(1) the Average Closing Price (as defined below) shall be less than the product of 0.800 and the Starting Price; and

(2)(i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Parent Ratio”) shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.200 from such quotient (such number being referred to herein as the “Index Ratio”);

subject to the following. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Parent; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. During the period commencing with its receipt of such notice and ending at the Effective Time, Parent shall have the option of increasing the Exchange Ratio in a manner such, and to the extent required, so that the condition set forth in either clause (1) or (2) above shall be deemed not to exist.

For purposes hereof, the condition set forth in clause (1) above shall be deemed not to exist if:

the Exchange Ratio is increased so that the Per Share Consideration (calculated by using the Average Closing Price, as provided in the definition of “Per Share Consideration”) after such increase is not less than 80% of the Per Share Consideration calculated by using the Starting Price in lieu of the Average Closing Price.

For purposes hereof, the condition set forth in clause (2) above shall be deemed not to exist if:

the Exchange Ratio is increased so that the Adjusted Parent Ratio is not less than the Index Ratio.

If Parent makes this election, within such period, it shall give prompt written notice to Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio, and derivatively the Per Share Stock Consideration, shall have been so modified), and any references in this Agreement to “Exchange Ratio” and “Per Share Stock Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Per Share Stock Consideration after giving effect to any adjustment made pursuant to this Section 9.1(g). For purposes of this Section 9.1(g), the following terms shall have the meanings indicated:

“Adjusted Parent Ratio” means the number obtained by dividing (x) the sum of (A) the Average Closing Price plus (B) the quotient obtained by dividing the aggregate increase in transaction value resulting from an increase in the Exchange Ratio by the total number of shares of Company Common Stock outstanding multiplied by the initial Exchange Ratio, on the Determination Date, by (y) the Starting Price. For purposes of calculating the increase in transaction value, the price per share of Parent Common Stock shall be deemed to be the Average Closing Price.

“Average Closing Price” means the average of the last reported sale prices per share of Parent Common Stock as reported on the NASDAQ Stock Market (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the Determination Date.

“Determination Date” shall mean the fifth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the NASDAQ Stock Market, then the trading day immediately preceding such calendar day.

“Index Price” on a given date means the closing price of the NASDAQ Bank Index.

“Per Share Consideration” means the product of the Per Share Stock Consideration times the Average Closing Price.

“Starting Date” means the trading day on the NASDAQ Stock Market preceding the day on which the parties publicly announce the signing of this Agreement.

“Starting Price” means $9.88.

If Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of Parent shall be appropriately adjusted for the purposes of applying this Section 9.1(g).

(h) by Parent, if (i) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its recommendation to its shareholders referred to in Section 7.4 hereof in order to accept a Superior Proposal, or (ii) prior to acceptance for payment of the Company Common Stock any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than the Parent or its Subsidiaries) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of the outstanding Company Common Stock.

9.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) Sections 7.2(b), 7.3(e), 9.2 and 10.3 shall survive any termination of this Agreement and (ii) that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement, the Merger and other transactions contemplated hereby, by the shareholders of either the Company or Parent; provided, however, that after any approval and adoption of the transactions contemplated by this Agreement by the Company’s shareholders, there may not be, without further approval and adoption of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4 Extensions; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Parent at 10:00 a.m., or such other place and time as may be agreed to by the parties hereto, and on such date as the parties hereto shall mutually agree, provided that such date may not be later than 15 business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the “Closing Date”).

10.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.3 Expenses. Except as otherwise specified in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent, to:

Susquehanna Bancshares, Inc.
26 North Cedar Street
Lititz, PA 17543
Attention: Chief Executive Officer

with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Joanne R. Soslow, Esq. and

(b)	if to the Company, to:

Abington Bancorp, Inc.
180 Old York Road
Jenkintown, Pennsylvania 19046
Attention: Chief Executive Officer

with a copy to:

Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W.
11th Floor
Washington, D.C. 20005
Attention: Raymond A. Tiernan, Esq.

10.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to January 26, 2011. No provision of this Agreement shall be construed to require the Company, Parent or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.

10.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreements between Parent and the Company.

10.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law.

10.9 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in 7.2(b) of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 7.2(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.11 Publicity. Except as expressly permitted by this Agreement or otherwise required by law or the rules of the NASDAQ Stock Market, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

10.12 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.13 Alter native Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the Merger and/or the Bank Merger subject to the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) there are no adverse tax consequences to the shareholders of the Company as a result of such modification, (iii) there are no adverse tax consequences to Parent or the Company as a result of such modification and (iv) such modification will not jeopardize or materially delay receipt of any required approvals of Governmental Authorities or otherwise impede or materially delay consummation of the Merger.

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PARENT

SUSQUEHANNA BANCSHARES, INC.

By:	/s/ William J. Reuter
Name: William J. Reuter
Title: Chairman, President and Chief Executive Officer

COMPANY

ABINGTON BANCORP, INC.

By:	/s/ Robert W. White
Name: Robert W. White
Title: Chairman, President and Chief Executive Officer

The schedules to this agreement are being omitted because they do not contain information which is material to an investment decision. The registrant hereby agrees to furnish supplementally a copy of such schedules to the Commission upon request.

Exhibit A

Employment Agreement of Robert W. White

The text of this employment agreement is being omitted because it does not contain information which is material to an investment decision. The registrant hereby agrees to furnish supplementally a copy of such agreement to the Commission upon request.

Exhibit B

Employment Agreement of Thomas J. Wasekanes

The text of this employment agreement is being omitted because it does not contain information which is material to an investment decision. The registrant hereby agrees to furnish supplementally a copy of such agreement to the Commission upon request.

Annex B

January 25, 2011

The Board of Directors

Abington Bancorp, Inc.

180 Old York Road

Jenkintown, PA 19046

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Abington Bancorp, Inc. (“Abington”) of the exchange ratio in the proposed merger (the “Merger”) of Abington Bancorp, Inc. with and into Susquehanna Bancshares, Inc. (“Susquehanna”) pursuant to the Agreement and Plan of Merger, dated as of January 26, 2011, between Abington and Susquehanna (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.01 per share, of Abington (the “Common Shares”) will be converted into 1.320 shares of common stock, par value $2.00 per share, of Susquehanna.

Keefe, Bruyette & Woods, Inc., has acted as financial advisor to Abington. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may from time to time purchase securities from, and sell securities to, Abington and Susquehanna, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Abington and Susquehanna for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Abington. We have acted exclusively for the Board of Directors of Abington in rendering this fairness opinion and will receive a fee from Abington for our services. A portion of our fee is contingent upon the successful completion of the Merger.

During the past two years we acted as bookrunner to Susquehanna for a Follow-on Offering and an issuance of Trust Preferred Securities. In addition, we have been engaged to perform sell-side advisory duties for Abington in connection with this transaction.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Abington and Susquehanna and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2009 of Abington and Susquehanna; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Abington and Susquehanna and certain other communications from Abington and Susquehanna to their respective stockholders; and (v) other financial information concerning the businesses and operations of Abington and Susquehanna furnished to us by Abington and Susquehanna for purposes of our analysis. We have also held discussions with senior management of

Keefe, Bruyette & Woods • 10 South Wacker Drive, Suite 3400 • Chicago, IL 60606

312.423.8200 • 800.929.6113 • Fax 312.423.8232

Abington and Susquehanna regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Abington and Susquehanna with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of Abington and Susquehanna as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent that the aggregate allowances for loan and lease losses for Abington and Susquehanna are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Abington or Susquehanna, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Abington and Susquehanna; (ii) the assets and liabilities of Abington and Susquehanna; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of Abington to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Abington.

We are not expressing any opinion about the fairness of the amount or nature of the compensation to any of Abington’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of Abington.

Keefe, Bruyette & Woods • 10 South Wacker Drive, Suite 3400 • Chicago, IL 60606

312.423.8200 • 800.929.6113 • Fax 312.423.8232

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 2290 of the NASD Rules of the Financial Institutions Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the exchange ratio in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods • 10 South Wacker Drive, Suite 3400 • Chicago, IL 60606

312.423.8200 • 800.929.6113 • Fax 312.423.8232

Annex C

January 26 , 2011

The Board of Directors

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Susquehanna Bancshares, Inc. (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of the Company and Abington Bancorp, Inc. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger proposed to be entered into by and between the Company and the Merger Partner (the “Agreement”), the Merger Partner will merge with and into the Company, with the Company surviving the merger, and each outstanding share of common stock, par value $0.01 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock held in treasury or owned by the Company, the Merger Partner or any of their respective subsidiaries (except for shares held in trust accounts, in a fiduciary capacity or the like, and except for shares held in respect of debts previously contracted), will be converted into the right to receive 1.3200 shares (the “Exchange Ratio”) of the Company’s common stock, par value $2.00 per share (the “Company Common Stock”).

In connection with preparing our opinion, we have (i) reviewed a draft dated January 25, 2011, of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared or approved by the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected by the Company to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, any review of any credit files of the Company or the Merger Partner, or any assessment of the adequacy of any loan loss reserves, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived

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therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all ways material to our analysis, and that there will be no adjustment to the Exchange Ratio under Section 9.1(g) of the Agreement. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner of the Company’s offerings of its common stock and trust preferred securities in March 2010. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/    J.P. MORGAN SECURITIES LLC

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Annex D

2011 SUSQUEHANNA BANCSHARES, INC.

EMPLOYEE STOCK PURCHASE PLAN

(Adopted January 19, 2011, Amended February 24, 2011,

contingent on Shareholder Approval)

1. Purpose.

The 2011 Susquehanna Bancshares, Inc. Employee Stock Purchase Plan is designed to provide all eligible employees of Susquehanna Bancshares, Inc., a Pennsylvania corporation (the “Company”), and those of its subsidiary corporations whose employees are eligible to participate in the Plan, an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Company’s common stock (the “Common Stock”). The Plan is intended to qualify as an “Employee Stock Purchase Plan” under Code Section 423. The provisions of the Plan will be construed to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2. Definitions.

(a) “Board” means the Board of Directors of the Company, as constituted from time to time.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means a committee established by the Board consisting of two or more persons, or, if no such committee has been established, the Board itself shall serve as the Committee for purposes of the Plan.

(d) “Company” means Susquehanna Bancshares, Inc., a Pennsylvania corporation, and any successor in interest to the business of the Company that agrees to adopt and maintain the Plan.

(e) “Disqualifying Disposition” means the sale of shares of the Company’s Common Stock by the Nominee on the Participant’s behalf prior to the expiration of the Holding Period.

(f) “Employer” means the Company and, to the extent designated by the Committee as an “Employer” for purposes of the Plan, (i) each of its wholly-owned subsidiaries, and (ii) any other corporation, 50% or more of the voting stock of which is owned directly or indirectly by the Company.

(g) “Employee” means any person, including an officer, whose wages and other salary is required to be reported by the Employer on Internal Revenue Service Form W-2 for federal income tax purposes.

(h) “Holding Period” means, with respect to any Share purchased hereunder, the two year period beginning on the date the option to purchase such Share is deemed to have been granted to the Participant for purposes of Code Section 423(a)(1).

(i) “Initial Offering Period” has the meaning set forth in Section 2(l), below.

(j) “Leave of Absence” means an absence from active employment (not involving a retirement, quit, discharge, resignation or layoff) which is not due to an authorized vacation, and shall include an absence due to illness, compensable or non-compensable injury, personal emergency, or approved personal leave of absence.

(k) “Market Price” means, as of any date, the closing price of the Common Stock during regular trading hours as reported on the principal national securities exchange on which the Common Stock is traded on such date, or if no Common Stock prices are reported on such date, the closing price of the Common Stock during regular trading hours on the immediately preceding date on which there were reported Common Stock prices; it being understood that, if the Common Stock is not traded on a national securities exchange, then the “Market

Price” shall be determined by the Board acting in its discretion, in accordance with the standards set forth in Treasury Regulation §1.421-1(e)(2).

(l) “Offering Period” means each of four periods starting on the first business day coincident with or next following January 1, April 1, July 1 and October 1 of each Plan Year and ending on the last business day on or prior to the 15th day of March, June, September and December; provided, however that for the first Plan Year, the first Offering Period (the “Initial Offering Period”) shall commence on the first business day coincident with or next following March 1 and shall end on the last business day on or prior to June 15; and the remaining two Offering Periods for the first Plan Year shall begin and end on the dates set forth herein or such other dates as may be established by the Committee.

(m) “Option Price” means an amount equal to ninety-five percent (95%) of the Market Price determined on the Purchase Date; provided, however, that with respect to the Initial Offering Period, the “Option Price” means eighty-five percent (85%) of the Market Price determined on the first day of the Initial Offering Period or on the Purchase Date, whichever is less.

(n) “Participant” means an Employee who has met the requirements of Sections 3 and 4 and enrolled in the Plan.

(o) “Plan” means the 2011 Susquehanna Bancshares, Inc. Employee Stock Purchase Plan, as in effect from time to time.

(p) “Plan Year” means the calendar year.

(q) “Purchase Date” means the last day of each Offering Period. Notwithstanding the foregoing, the Committee may establish a special Purchase Date pursuant to Section 15.

(r) “Share” means a share of Susquehanna Bancshares, Inc. common stock, $2.00 par value per share.

3. Eligibility.

(a) Each Employee will be eligible to participate in the Plan immediately for each Offering Period.

(b) For purposes of participation in the Plan, a person on authorized Leave of Absence will be deemed to be an Employee for the first ninety (90) days of such authorized Leave of Absence and such Employee’s employment will be deemed to have terminated at the close of business on the 90th day of such Leave of Absence unless such Employee has returned to regular full-time or part-time employment (as the case may be) prior to the close of business on such 90th day or as otherwise required by law or by applicable Treasury Regulations. Termination by the Company of any Employee’s authorized Leave of Absence, other than termination of such authorized Leave of Absence on return to employment, will terminate an Employee’s employment for all purposes of the Plan and will terminate such Employee’s participation in the Plan and right to exercise any option. The Company will pay to the Participant any balance in his account without interest within forty-five (45) days after the date of termination. Notwithstanding the foregoing, an Employee who is absent by reason of a leave under the provisions of the Family and Medical Leave Act (FMLA Leave), or who ceases to be an Employee because of a reduction in hours caused by an intermittent FMLA Leave, shall continue to be a Participant throughout the FMLA Leave, and shall terminate participation only if the Employee does not return to work or resume Employee status at the expiration of the FMLA Leave.

(c) Notwithstanding any provisions of the Plan to the contrary, no Employee will be granted an option hereunder to the extent that:

(i) immediately after the grant, such Employee would own shares, and/or hold outstanding options to purchase shares, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company; or

(ii) such option would permit that Employee to purchase Shares under all employee stock purchase plans of the Company and its subsidiaries worth more than $25,000 (based on the fair market value of those Shares at the time such option is granted) in any calendar year.

4. Commencement of Participation.

An Employee who has met the eligibility requirements of Section 3 shall become a Participant in the Plan by completing an authorization for a payroll deduction on a form provided by the Company and filing that form with the designated Human Resource Officer of his Employer. Such Employee’s participation in the Plan will commence on the first payroll period beginning after the Employee has met the eligibility requirements of Section 3 and the form is received by the Human Resource Officer, or as soon thereafter as is administratively practicable. Once a Participant has authorized payroll deductions, payroll deductions will occur on each payday until terminated by the Participant as provided in Section 8 or as otherwise provided under the terms of the Plan or by reason of the termination of the Plan.

5. Offering Periods and Contributions Towards Purchases under the Plan.

(a) In general, each Participant shall be permitted to make contributions towards the purchase of Shares under the Plan with respect to a particular Offering Period by means of authorizing withholding from compensation otherwise payable to such Participant and will be permitted to authorize withholding of up to five percent (5%) of such compensation. In addition, the Committee may establish rules and regulations that it deems necessary or appropriate for the orderly administration of the Plan. In addition, while payroll withholding may be used as a means for a Participant to make contributions toward purchases of Shares under the Plan, the Committee may, at its discretion, permit any Employee who is eligible to participate in the Plan to make other arrangements to pay for his or her purchases of Shares under the Plan, which may include permitting a Participant to pay an amount to the Company to be credited and used for the purchase of Shares on the next occurring Purchase Date; provided, however, that all such arrangements regarding participation in the Plan shall be made available to all eligible Employees and shall be subject to such rules and regulations as the Committee may establish for such arrangements, including rules regarding the time or times at which such payments may be made and limitations on the amount that may be paid pursuant to such arrangements.

(b) If a Participant has authorized the deduction of contributions from his or her pay to be used for purchases of Shares under the Plan, such authorization may be modified or revoked by the Participant (subject to such rules and regulations as may be established by the Committee regarding such actions). Any amounts contributed or otherwise accumulated for a Participant with regard to an Offering Period will be used to make purchases of Shares on the Purchase Date as provided under the terms of the Plan and any conditions established for such Offering Period and may not be withdrawn from the Plan by the Participant, even if the Participant has stopped making contributions for that Offering Period as permitted under this Section 5(b).

(c) The Committee shall take appropriate steps to limit the amounts that any Participant contributes for the purchase of Shares with respect to a particular Offering Period so as to ensure compliance with the limitations imposed under Code Section 423(b)(8) (prohibiting any Participant from having rights to purchase Shares under the Plan that accrue at a rate in excess of $25,000 of fair market value of such Shares for any calendar year), so that, for example, consistent with having four Offering Periods in a Plan Year, the Committee shall establish rules that limit purchases by any one Participant for any one of such Offering Periods to $6,250 worth of Shares (determined as of the Purchase Date). In addition, and notwithstanding the foregoing, with respect to the Initial Offering Period, no Participant shall have the right to purchase more than $6,250 worth of Shares (determined as of the first day of the Initial Offering Period).

6. Granting of Option.

Each Participant will automatically be granted an option on the Purchase Date to purchase as many whole and fractional shares of the Company’s Common Stock as can be purchased with the amounts then credited to his or her account based on the Option Price determined on that Purchase Date, subject to such limitations as are imposed on such purchases under the Plan or by rules or regulations established by the Committee with respect to such Offering Period, and such option shall then automatically be exercised as set forth in Section 7, below. Notwithstanding the foregoing, with respect to the Initial Offering Period, each Participant will automatically be granted an option on the first day of the Initial Offering Period to purchase up to $6,250 worth of Shares (determined as of the first day of the Initial Offering Period), subject to such limitations as are imposed on such purchases under the Plan or by rules or regulations established by the Committee with respect to the Initial Offering Period, and such option shall then be automatically exercised as described in Section 7, below.

7. Exercise of Option.

(a) Subject to the limitations described in the remainder of this Section 7, and subject to such other limitations as are imposed on such purchases under the Plan or by rules or regulations established by the Committee with respect to the Offering Period, a Participant will be deemed to have exercised on a Purchase Date such Participant’s option to purchase a number of whole and fractional Shares determined by dividing the amount then credited to that Participant’s account by the Option Price applicable to that Offering Period. On such Purchase Date, each Participant’s account will be debited by the amount of the purchase.

(b) In the event the aggregate number of Shares that would be purchased on a Purchase Date by all Participants, as determined under Section 7(a), would exceed the number of Shares available for purchases under the Plan, the number of Shares with respect to which each Participant will be deemed to have exercised options will be reduced on a prorated basis so that the total number of Shares for which all Participants will be deemed to have exercised options will approximate, as closely as possible, but will not exceed, the number of Shares then available for purchase under the Plan. Any amounts remaining as a credit to the account of each Participant shall be distributed as soon as practicable after such Purchase Date.

(c) Shares purchased hereunder shall be registered in the name of a broker (the “Nominee”) as custodian for the participating Employees.

(d) Participation or failure to participate in an Offering Period will not bar an Employee from participating in any subsequent Offering Period. Payroll deductions will be made to the extent authorized by the Participant, subject to the maximum and minimum limitations imposed by this Plan. Except as provided above with regard to the Purchase Date as of which all shares available for purchase under the Plan have been used, any unused balance in a Participant’s account at a Purchase Date after the exercise of options (as a result of any other limitation on such exercise) will be distributed to the Participant as soon as reasonably practicable following the Purchase Date.

(e) From time to time, during any Offering Period, the Committee may, at its discretion, take the following action with regard to any Participant who is otherwise eligible to participate in the Plan but who is not actively contributing to make purchases with respect to that Offering Period: If the Participant has fewer that five (5) Shares acquired pursuant to the Plan and currently held by the Nominee in an account for such Participant, the Committee may direct the Nominee to cause such Participant’s whole Shares to be certificated (if the Company issues certificates) or directly registered in book-entry form in the name of the Participant, and to liquidate and pay, in cash, the value of any fractional Shares in such Participant’s account, and, in such a situation, the Committee shall also cause the amount credited to such Participant’s Plan account (by reason of such amount not having been used to purchase Shares in a prior Offering Period) to be distributed in a cash payment to such Participant as soon as practicable following such action.

8. Termination of Employment.

If a Participant’s employment is terminated (or if his participation is terminated as the result of a Leave of Absence) for any reason, no payroll deduction will be made from any amounts owing to him or her at or after the time of termination and the Company will pay to the Participant (or the Participant’s estate, as the case may be) the balance, if any, in his account within forty-five (45) days after such termination. If a Participant does not elect to have any or all of his or her Shares sold by the Nominee, the Participant may transfer or dispose of his Shares or may instruct the Nominee to make arrangements to move the Participant’s Shares to another account or accounts of the Participant. If the Participant is credited with a fractional Share as of the date of his or her termination of employment, the Participant shall receive a cash payment for such fractional Share.

9. Interest.

Under no circumstances will any interest be credited to any Participant’s account regardless of whether the funds therein are used to exercise options or are withdrawn. If the Plan is not approved by the Company’s shareholders at the next regularly scheduled meeting of shareholders after the adoption of the Plan, each Participant shall receive a distribution of the amount credited to his or her account under the Plan as soon as practicable thereafter.

10. Shares.

(a) The Shares to be sold to Participants under this Plan may be authorized and unissued shares of the Company’s Common Stock or issued but not outstanding shares of the Company’s Common Stock. The maximum number of Shares available for sale under this Plan will be one million (1,000,000), subject to adjustment as provided in Section 13.

(b) In general, all Shares issued to a Participant as a result of purchases made under the Plan will be held in a custodial account in the name of the Nominee, but all rights accruing to an owner of record of such Shares (including voting rights) shall belong to the Participant for whose account such shares are held. At any time, a Participant may request to have some or all of the whole Shares held in his or her Nominee account registered in the name of such Participant.

(c) Shares to be delivered to a Participant under this Plan will be registered in the name of the Participant, or if so directed by written notice to the Nominee, in the names of the Participant and one other person as joint tenant, with right of survivorship as such Participant may designate, to the extent permitted by applicable law, or in the name of a registered broker-dealer.

(d) If, at any time, the Participant disposes of all or any portion of his or her Shares acquired under the Plan in a disposition that constitutes a Disqualifying Disposition, the Participant shall notify the Company that a Disqualifying Disposition has occurred.

11. Administration.

The Committee will be vested with full authority to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan will be final, conclusive, and binding upon all Participants and any and all persons claiming under or through any Participant. By way of example, and not limitation, the Committee shall have the following powers:

(a) To exercise discretion regarding the terms and conditions of Offering Periods and purchases made in connection therewith, as permitted under the Plan;

(b) To designate, from time to time, which subsidiaries of the Company shall be eligible to participate in the Plan;

(c) To construe and interpret the Plan and to establish, amend and revoke rules and regulations for the orderly administration of the Plan, and to correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective and consistent with its intended purposes;

(d) To exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its subsidiaries and to carry out the intent that the Plan be treated as an employee stock purchase plan that meets all of the requirements of Code Section 423; and

(e) To take any other actions, which may include modification of the terms and conditions of the Plan or of any Offering Period, that the Committee deems to be necessary or appropriate in light of any and all facts and circumstances as the Committee, acting in good faith, determines to be relevant to the Plan, the Company and the intended purpose of the Plan, except to the extent that such action or actions are expressly prohibited by or directly conflict with express terms of the Plan.

12. Transferability.

No right to purchase Shares hereunder may be assigned, transferred, pledged, or otherwise disposed of in any way.

13. Adjustments upon Changes in Securities; Corporate Transactions.

(a) If any change is made in the Shares subject to the Plan, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split or reverse split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan and the number of Shares available for purchases under the Plan shall automatically be adjusted consistent with such change and the terms of any then current Offering Period shall also be automatically adjusted to the extent necessary to preserve the Participants’ rights with respect to such Offering Period. If necessary, the Board shall make appropriate adjustments that are consistent with the purposes of the Plan if the automatic adjustments provided for hereunder are deemed not to be adequate at the Board’s discretion. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company.”

(b) In the event there is a Corporate Transaction (as hereinafter defined), then: (i) any surviving or acquiring corporation may continue or assume the Plan and the terms of any then current Offering Period, or may substitute similar rights (including a right to acquire the same consideration paid to shareholders in the Corporate Transaction) for those outstanding under the Plan, or (ii) if any surviving or acquiring corporation does not continue or assume the Plan and any then current Offering Period, then, the Plan shall be considered to have terminated and each Participant shall be entitled to receive the amount credited to his or her account under the Plan prior to or as soon as practicable after the consummation of the Corporate Transaction.

(c) For these purposes, a “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale, lease, license or other disposition of all or substantially all of the assets of the Company;

(ii) a sale or other disposition of more than fifty percent (50%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but where the shareholders of the Company immediately prior to the merger, consolidation or similar transaction, will not beneficially own, immediately after the merger, consolidation or similar transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors.

14. Use of Funds.

All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company will not be obligated to segregate any payroll deduction.

15. Amendment or Termination.

(a) The Board has complete power and authority to terminate or amend the Plan; except, however, that the Board cannot, without the approval of the Company’s shareholders, (i) increase the maximum number of shares available for issuance under the Plan (except pursuant to Section 13) or (ii) amend the requirements as to the class of Employees eligible to purchase stock under the Plan.

(b) If the Plan is terminated by the Board prior to the scheduled end of any Offering Period, the Committee may, in its discretion, either: (i) cause all amounts then held in Participant accounts to be distributed to Participants, or (ii) designate a special Purchase Date on which all amounts then held in Participant accounts will be applied to one final purchase under the Plan in accordance with Section 7.

16. Effective Date.

The Plan is effective as of January 19, 2011, subject to approval of the Plan (including with respect to the number of shares to be issued hereunder and the class of Employees eligible for options hereunder) by the holders of the majority of the Company’s common stock present and represented at a special or annual meeting of the shareholders held within one year of its adoption by the Board.

17. No Employment Rights.

The Plan does not, directly or indirectly, create in any employee or class of employees any right with respect to continuation of employment by the Company and will not interfere in any way with the Company’s right to terminate or otherwise modify the terms of an Employee’s employment at any time.

18. Effect of Plan.

The provisions of the Plan will, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant, including without limitation, such Participant’s estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of such Participant.

19. Governing Law.

The laws of the Commonwealth of Pennsylvania will govern all matters relating to this Plan.

Annex E

Susquehanna Bancshares, Inc.

Short-Term Incentive Plan

January 2011

OUR VISION

- People are our most valuable asset

- Customers are our highest priority

- Information is our competitive edge

- Performance is our key to winning

Susquehanna Bancshares, Inc. Short-Term Incentive Plan

Introduction

Susquehanna Bancshares, Inc. (the “Company”) has adopted this Short-Term Incentive Plan (the “Plan”) to provide a vehicle to reward eligible employee’s for their contributions to the Company’s financial success.

Effective Date

The Plan is effective January 1, 2011. Each January 1 to December 31 period will be the “Plan Year.” The Plan will be reviewed annually by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) to ensure proper alignment with the Company’s business objectives. The Compensation Committee retains the rights, as described below, to amend or modify the Plan at any time.

Purpose

The Plan’s objectives are to:

•	Align executives, management and employees with the Company’s strategic plan and critical performance goals.

•	Encourage teamwork and collaboration across all areas of the Company - the collective contributions from all our contributions will drive improved business results.

•	Motivate and reward the achievement of core performance objectives.

•	Provide payouts commensurate with Company, affiliate, region, function, unit and/or employee performance – as defined by each participating role.

•	Provide competitive total compensation opportunities

•	Enable the Company to attract, motivate and retain talented employees.

•	Ensure our incentives are appropriately risk-balanced (i.e. do not unintentionally motivate inappropriate risk taking).

•	Create a program that is simple and easy to understand and administer.

The Plan is intended to meet the requirements for “qualified performance-based compensation” under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the named executive officers of the Company.

Plan Administration

The Plan has been approved by the Compensation Committee and the Compensation Committee will administer the Plan. The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration of the Plan. The Compensation Committee will make all final determinations regarding cash compensation paid to named executive officers under the Plan which for purposes of the Plan include all executive officers of the Company. Except as required by applicable law, final determinations for other employees will be made by senior management. Any determination by the Compensation Committee with respect to the named executive officers and/or senior management with respect to all other employees will be final and binding.

Participation and Eligibility

Selected employees are eligible to participate in the Plan. Employees will be nominated by senior management to be eligible to participate and will be approved by the Compensation Committee.

Other criteria for participation include:

•

An employee must be employed by October 31 of the Plan Year to be eligible to participate in the Plan for the Plan Year. An employee hired after October 31 of the Plan Year must wait until the next applicable Plan Year to be eligible to participate in the Plan.

•

An employee must receive a minimum performance rating of “satisfactory” (or such equivalent) or better for the year and remain in good standing throughout the Plan Year. If an employee is placed on probation during the Plan Year, any Award earned will be prorated to reflect the time on probation.

•	An employee must be an active employee as of the Award payout date to receive an Award.

For purposes of the Plan “employee” shall mean an employee of the Company (including an officer or director who is also an employee), but excluding any individual (a) employed in a casual or temporary capacity (i.e., those hired for a specific job of limited duration), (b) whose terms of employment are governed by a collective bargaining agreement that does not provide for participation in the Plan, (c) any individual characterized as a “leased employee” within the meaning of section 414(n) of the Code, or (d) classified by the Company as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by any court or government agency shall have no effect upon the classification of an individual as an employee for purposes of the Plan, unless the Compensation Committee determines otherwise. Whether an employee is exempt or non-exempt shall be determined by the Company’s Human Resource Department based on the employee’s status as of the end of the Plan Year for which an Award is earned. Unless otherwise specified herein, all references to employee in the Plan shall include both exempt and non-exempt employees.

Performance Period

The performance period for the Plan is the Plan Year.

Incentive Targets

Each eligible employee will have a specified target annual cash incentive award (the “Target Award”), based on his or her role at the Company. Except as required by applicable law, the Target Award is determined by the Compensation Committee for named executive officers and by senior management for all other eligible employees in their sole discretion. Target Awards are based on competitive practices and reflect the amount of the Award to be paid for meeting predefined performance goals at the 100% level. Target Awards will be defined as a percentage of base earnings. Base earnings mean the amount of base salary actually earned by an eligible employee for a Plan Year, determined as of the last day of the Plan Year. This allows for an automatic conversion for part-time employees, employees who receive salary increases during the year, and employees who are employed after the start of the year.

Actual awards (“Awards”) can range from 0% to 200% of target depending on performance and may be based on achievement of threshold (i.e. baseline), target and stretch (i.e. superior) performance which will be determined by the Compensation Committee or such other cap or limitation as the Compensation Committee may set for a Plan Year; provided that for Awards intended to qualify as “qualified performance-based compensation” for purposes of section 162(m) of the Code the maximum amount payable to any employee under the Plan is 200% of base earnings. Performance below threshold will result in no payout.

If an employee changes his/her role or is promoted during the Plan Year, and that promotion results in a higher Target Award opportunity, he/she will be eligible for the new role’s Target Award opportunity on a pro rata basis.

In the event of an approved leave of absence, the Target Award opportunity level for the year will be adjusted to reflect the time in active status.

Performance Goals

For each Plan Year, each eligible employee will have predefined performance goals and weights that will determine his or her Award.

There will be two categories of performance goals for each eligible employee:

•	Corporate/Company Goals; and

•	Unit /Individual (defined for each role).

To the extent Awards are intended to qualify as “qualified performance based compensation” for purposes of section 162(m) of the Code, performance goals will be set by the Compensation Committee no later than the earlier of (i) 90 days after the beginning of the Plan Year or (ii) the date on which 25% of the Plan Year has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code and may be based on earnings or earnings growth (including but not limited to earnings per share or net income); economic profit, stockholder value added or economic value added; return on equity, assets or investment; revenues; expenses; stock price or total stockholder return; regulatory compliance; satisfactory internal or external audits; improvement of financial or credit ratings; achievement of asset quality objectives; achievement of balance sheet or income statement objectives, including, without limitation, capital and expense management; efficiency ratio; non-interest income to total revenue ratio; net interest margin; credit quality measures (including non-performing asset ratio, net charge-off ratio, and reserve coverage of non-performing loans); net operating profit; loan growth; deposit growth; non-interest income growth; market share; productivity ratios; achievement of risk management objectives; or any other objective goals established by the Compensation Committee. Such performance goals may also be particular to an eligible employee or the division, department, branch, line of business, subsidiary or other unit in which the employee works, or may be based on attaining a specified absolute level of the performance goal, or a percentage increase or decrease in the performance goal compared to a pre-established target, previous years’ results, or a designated market index or comparison group, all as determined by the Compensation Committee.

Performance targets and ranges for each performance goal will be set by management and approved by the Compensation Committee. Target Awards may provide for differing amounts to be paid based on differing thresholds of performance. The Company will notify each eligible employee of the employee’s Target Award and the applicable performance goals for the Plan Year. The specific allocation of goals, including how the performance goals are weighted, will be determined at the discretion of the Compensation Committee and may be based on the eligible employee’s role, key area of contribution or such other factor as determined by the Compensation Committee.

For Awards intended to meet the requirements for “qualified performance-based compensation” under section 162(m) of Code, the Compensation Committee will specify in the minutes (i) each employee’s Target Award, (ii) the performance goals for each eligible employee, and (iii) how the financial calculations for the performance goals will be made, including what, if any, adjustments will be made in accordance with the Plan. The maximum dollar amount that may be paid to an eligible employee for a Plan Year is 200% of base earnings. For decisions with respect to Awards not intended to be “qualified performance-based compensation” the Compensation Committee will have flexibility in establishing the Target Award opportunity, performance goals and Award level for each eligible employee under the Plan.

Award Levels

At the end of the Plan Year (December 31st), or as soon as practical thereafter, performance is assessed against the specific goals established at the start of the Plan Year. An eligible employee will earn an Award for the Plan Year based on the level of achievement of the performance goals established by the Compensation Committee for the Plan Year; provided that the Compensation Committee may reduce (but not increase) an Award below the level determined based on the Performance Goals. Unless the Compensation Committee determines otherwise, Awards will be interpolated based on performance between the applicable performance levels.

Payout for each goal is determined independently in arriving at the overall incentive payout. As a result, an eligible employee may not achieve baseline (threshold) performance on one goal but may still receive an Award based upon the level of attainment of other performance goals (assuming the eligible employee maintains a minimum performance rating of “satisfactory” (or such equivalent) or better).

Awards under the Plan are based on the performance results for the Plan Year. Achieving higher levels of performance above target up to stretch will increase the Plan payouts to the eligible employee. Similarly, achieving less than target performance will reduce the Plan payouts.

Adjustment to Target Awards and Performance goals

Except with respect to Awards to named executive officers that are structured to satisfy the requirements for “qualified performance based compensation” under section 162(m) of the Code, the Compensation Committee may at any time prior to the final determination of Awards change the Target Award opportunity of any eligible employee or assign a different Target Award opportunity to an eligible employee to reflect any change in the employee’s responsibility level or position during the course of the performance period.

In addition, the Compensation Committee may, but only to the extent consistent with the requirements of section 162(m) of the Code for Awards intended to meet the requirements for “qualified performance-based compensation,” at any time prior to the financial determination of Awards, change the performance goals to reflect a change in corporate capitalization, such as a stock split or stock dividend, or a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation, or to equitably reflect the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or shares, or any other change of a similar nature.

Application of Section 162(m) of the Internal Revenue Code

Awards structured to satisfy the requirements for “qualified performance based compensation” under section 162(m) of the Code will be based on performance goals, including the requirement that the achievement of the performance goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. An Award that is designated as “qualified performance based compensation” under section 162(m) of the Code may not be awarded as an alternative to any other award that is not designated as “qualified performance based compensation,” but instead must be separate and apart from all other awards made. The Compensation Committee is authorized to reduce an Award for the Plan Year based upon its assessment of personal performance or other factors, but not to increase the Award beyond the amount determined based on achievement of the performance goals for that employee. Any reduction of an eligible employee’s Award will not result in an increase in any other eligible employee’s Award.

Incentive Award Payments

For Awards structured to satisfy the requirements for “qualified performance based compensation” under section 162(m) of the Code and for Awards to named executive officers, the Compensation Committee will certify the performance goals for the Plan Year and the Awards that will be paid by the Company to each employee following the final determination of the Company’s financial results for the Plan Year. Except as required by applicable law, all other Awards will be approved by senior management based on the achievement of the performance goals by the employee.

Except as provided below, employees who terminate during the Plan Year will not be eligible to receive an Award for that Plan Year. Further, to encourage employees to remain in the employment of the Company, except as set forth herein, an employee must be an active employee of the Company on the date the applicable portion of the Award is paid in accordance with the payment schedule set forth below.

Unless the Compensation Committee determines otherwise, Awards will be paid out to exempt employees out in three installments following the end of the Plan Year; provided that the employee remains employed through the applicable payment date as follows: 50% of the Award will be paid out within two and one half months following the end of the Plan Year (i.e. no later than March 15) (such actual date the “Payment Date”), 25% of the Award will be paid out on the first anniversary of the Payment Date and the remaining 25% of the Award will be paid out on the second anniversary of the Payment Date. All Awards to non-exempt employees will be paid as a single lump sum cash payment on the Payment Date.

If an employee ceases to be employed by the Company prior to the Plan Year for which an Award may be earned due to death, disability (within the meaning of section 22(e)(3) of the Code) or on account of an early or normal retirement (as defined by Susquehanna Bancshares, Inc. Cash Balance Pension Plan), his/her Award under the Plan will be pro-rated based on actual performance for the applicable Plan Year. Such pro-rated amount will be calculated by multiplying the amount of the Award that the employee would have received had he remained employed through the end of the Plan Year by a fraction, the numerator of which is the number of completed calendar months during which the employee was employed by the Company during the Plan Year and the denominator of which is 12. Any Award owed to the employee will be paid to the employee, or the employee’s estate, as applicable, in a lump sum on the Payment Date at the time Awards earned for the applicable Plan Year are paid under the Plan to other employees, but in any event not later than March 15 of the Plan Year following the Plan Year for which the Award was earned.

If an exempt employee ceases to be employed by the Company due to death, disability or on account of an early or normal retirement, at any time following the Payment Date but prior to one or both of the subsequent payment dates on the first or second anniversary of the Payment Date, the remaining amount of the Award not yet paid will be paid in full within 30 days following the date of the exempt employee’s death, termination due to disability or early or normal retirement, as applicable.

Awards will be considered taxable income to employees in the year paid and will be subject to withholding for required income and other applicable taxes.

Discretionary Awards

In addition to Awards that are designated “qualified performance-based compensation” under section 162(m) of the Code, as described above, the Compensation Committee may grant to employees such other incentive awards as the Compensation Committee deems appropriate, which may be based on Unit/Individual goals, Corporate/Company goals or such other criteria as the Compensation Committee determines. Decisions with respect to such incentive awards will be made separate and apart from the Awards intended to be “qualified performance-based compensation.”

Taxes

The Company is authorized to withhold from any payment under the Plan, amounts of withholding and other taxes due in connection with a payment made under the Plan, and to take such other action as the Compensation Committee may deem advisable to enable the Company and employees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payment

Application of Section 409A of the Internal Revenue Code

The Plan is intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A of the Code or an exception thereto. Notwithstanding anything in the Plan to the contrary, payments may only be made upon an event and in a manner permitted by section 409A of the Code or an exception thereto. If a payment is not made by the designated payment date under the Plan, the payment shall be made by December 31 of the calendar year in which the designated date occurs. For purposes of section 409A of the Code, all payments to be made upon an employee ceasing to be employed by, or providing service to, the Company may only be made upon the employee’s “separation from service” (within the meaning of such term under section 409A of the Code).

Notwithstanding anything in the Plan to the contrary, if an employee is a “key employee” under section 409A of the Code and payment of any amount under the Plan is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amount will be delayed as required by section 409A of the Code and will be paid within 10 days after the end of the six-month period. If the employee dies during such six-month period, the amounts withheld on account of section 409A of the Code will be paid to the personal representative of the employee’s estate within 60 days after the date of the employee’s death.

Limitations on Rights Conferred under Plan

Nothing contained in the Plan or in any documents related to the Plan will confer upon any employee any right to continue as an employee or in the employ of the Company or constitute any contract or agreement of employment, or interfere in any way with the right of the Company to reduce such person’s compensation, to change the position held by such person or to terminate the employment of such employee, with or without cause, but nothing contained in this Plan or any document related thereto will affect any other contractual right of any employee. No benefit payable under, or interest in, this Plan will be transferable by an employee except by will or the laws of descent and distribution or otherwise be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge.

Program Changes or Discontinuance

The Compensation Committee may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time; provided, however, that the Compensation Committee will not amend the Plan without shareholder approval if such approval is required by section 162(m) of the Code. The Plan must be re-approved by the Company’s shareholders no later than the first shareholders’ meeting that occurs in the fifth year following the year in which the shareholders previously approved the Plan, if additional Awards are to be paid under the Plan and if required by section 162(m) of the Code or the regulations thereunder.

Ethics, Interpretation and Clawback

If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Company’s interpretation expressed by the Compensation Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by this Plan to which the employee would otherwise be entitled will be revoked.

All Awards under the Plan will be subject to any compensation, clawback and recoupment policies that may be applicable to the employees of the Company, as in effect from time to time and as approved by the Board of Directors or a duly authorized committee thereof, whether or not approved before or after the effective date of the Plan.

Severability

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions will not, in any way, be affected or impaired thereby.

Successors and Assigns

The provisions of the Plan will be binding upon the Company and its successors and upon the employees and their legal representatives.

Governing Law

The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any payment made under the Plan will be determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws, and applicable Federal law.